    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 RED HAT, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    7375                                   06-1364380
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of incorporation or organization)            Classification Code Number)                  Identification Number)

                         ------------------------------

                             2600 MERIDIAN PARKWAY
                               DURHAM, N.C. 27713
                                 (919) 547-0012
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 MATTHEW SZULIK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 RED HAT, INC.
                             2600 MERIDIAN PARKWAY
                                DURHAM, NC 27713
                                 (919) 547-0012
(Name, address including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

       WILLIAM J. SCHNOOR, JR., ESQ.                    MARK G. BORDEN, ESQ.
           GREGG A. GRINER, ESQ.                      PATRICK J. RONDEAU, ESQ.
      Testa, Hurwitz & Thibeault, LLP                     Hale and Dorr LLP
              125 High Street                              60 State Street
        Boston, Massachusetts 02110                  Boston, Massachusetts 02109
         Telephone: (617) 248-7000                    Telephone: (617) 526-6000
         Telecopy: (617) 248-7100                     Telecopy: (617) 526-5000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED
                                                                          MAXIMUM             PROPOSED
                                                                         AGGREGATE             MAXIMUM             AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO BE      OFFERING PRICE PER        AGGREGATE          REGISTRATION
         SECURITIES TO BE REGISTERED             REGISTERED (1)            SHARE         OFFERING PRICE (2)           FEE
Common Stock, $.0001 par value...............       4,600,000            $124.345           $571,984,700           $151,004

(1) Includes 600,000 shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average high and low prices of the Registrant's common stock on January 7, 2000, as reported by Nasdaq.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION. DATED JANUARY 14, 2000.
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                4,000,000 Shares

                                     [LOGO]

                                  Common Stock
                                ----------------

    Red Hat, Inc. is offering 2,750,000 of the shares of common stock to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 1,250,000 shares of common stock. Red Hat will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

    The common stock is quoted on the Nasdaq National Market under the symbol "RHAT". The last reported sale price of the common stock on January 13, 2000 was $131.3125 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                Per Share                Total
                                                                ----------            -----------
Initial price to public..................................         $                   $
Underwriting discount....................................         $                   $
Proceeds, before expenses, to Red Hat....................         $                   $
Proceeds, before expenses, to the selling stockholders...         $                   $

    If the underwriters sell more than 4,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 600,000 shares from Red Hat at the initial price to public less the underwriting discount.

                            ------------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on       , 2000.

GOLDMAN, SACHS & CO.

              CHASE H&Q

                    THOMAS WEISEL PARTNERS LLC

                                                               J.P. MORGAN & CO.

                                ----------------

                         Prospectus dated       , 2000.

                       DESCRIPTION OF INSIDE FRONT COVER:
                             [Graphic Description]

    This inside front cover contains the following:

    A picture of the shrink-wrapped Official Red Hat Linux 6.1 operating system package. This picture is surrounded by an all black background.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                    RED HAT

                                  OUR BUSINESS

    We are a leading global developer and provider of open source software and solutions. Unlike proprietary software, open source software has publicly available source code and can be copied, modified and distributed with minimal restrictions. Our software and solutions are provided for a variety of computing systems, ranging from desktops, workstations and servers to special-purpose computing devices such as wireless telephones, personal digital assistants, routers and phone switches. Our principal product, Red Hat Linux, represented approximately 56% of new license shipments of Linux-based server operating systems in the U.S. in 1998 and was the most popular Linux-based system, preferred by 68% of U.S. users, according to International Data Corporation.

    We offer professional services for the Red Hat Linux operating system, related tools and libraries and popular open source applications. Our services include technical support and maintenance, developer support, custom development, consulting, training and education and hardware certification.

    Our web site, REDHAT.COM, is a leading destination for open source software users and developers and serves as the primary delivery mechanism and customer interface for many of our solutions. REDHAT.COM also offers extensive news and content for the open source community, an important forum for open source software development, a commerce site and priority access for software downloads and upgrades.

    We are committed to serving the interests and needs of open source software users and developers and to sharing our product developments with the open source community. We generated, on a pooled basis with Cygnus Solutions, which we acquired in January 2000, approximately $29.6 million in revenue for the nine months ended November 30, 1999. Companies with which we have strategic relationships include Cisco, Compaq, Dell, Hewlett Packard, IBM, Intel, Nokia, Nortel, Oracle, SAP, Silicon Graphics and Sony Computer Entertainment.

                             OUR MARKET OPPORTUNITY

    We believe open source software offers many potential benefits for customers, users and vendors. Customers and users are able to acquire the software at little or no cost, install the software on as many computing devices as they wish, and customize the software to suit their particular needs. Vendors are able to leverage the community of open source developers, allowing them to reduce development costs and decrease their time to market. Vendors are also able to distribute their products freely over the internet, enabling them to create large global user bases quickly.

    We believe open source solutions are particularly well-suited for a new category of computing devices that provide low-cost, easy access to the internet. Open source solutions are flexible, modular, and robust, and can be tailored to fit within resource-constrained environments, while still taking advantage of common application programming interfaces from desktop programming environments. This new category of computing platforms includes mobile devices such as personal digital assistants, wireless telephones, television set top boxes, kiosks and game consoles, as well as special-purpose server devices such as routers, phone switches, and dedicated file and e-mail servers. The growth of the internet has generated significant demand for these devices. For example, IDC predicts that by 2002, there will be more than 55 million mobile computing devices and that by 2005, shipment of these devices will exceed shipment of personal computers.

    We believe there is a growing opportunity to provide extensive professional services relating to the development and use of open source products across computing platforms, particularly for the enterprise market. Furthermore, we believe that we are well positioned to realize this opportunity, given our comprehensive suite of open source offerings and the popularity of Linux-based solutions. Open source operating systems based on the Linux kernel are some of the better known open source products. Linux-based operating systems represented 17% of new license shipments of server operating systems in 1998, according to IDC. In addition, Linux-based operating systems are now the most commonly used operating systems for web servers, representing approximately 29% of all installations, according to the December 1999 Netcraft Web Server Survey.

                                  OUR STRATEGY

    We seek to enhance our position as a leading provider of open source software and solutions by:

    - increasing the adoption of open source software across all computing platforms from servers to mobile computing devices, particularly through technology alliances and through the sharing of our development efforts and resources with third-party developers;

    - expanding our presence in the enterprise market by increasing our professional services capabilities and providing comprehensive offerings of open source systems, tools and applications;

    - continuing to enhance and expand our web site to create the definitive online destination for the open source community;

    - continuing to pursue strategic acquisitions and alliances;

    - furthering our penetration into international markets; and

    - continuing to invest in the development of open source technology.

                              RECENT DEVELOPMENTS

    Since our initial public offering in August 1999 we have:

    - acquired Cygnus Solutions, Inc., a leading developer and provider of open source development tools and custom engineering services, which we believe positions us to be the open source leader in both operating systems and development tools;

    - acquired Hell's Kitchen Systems, Inc., a leading developer of Linux- and UNIX- based credit card processing software;

    - enhanced our REDHAT.COM web site by launching "Wide Open News", a news site, and our "Developer Network," a collection of technical and business resources for developing software that runs on Red Hat Linux;

    - released Red Hat Linux 6.1 in October 1999, including localized versions for the German, French and Japanese markets; and

    - established subsidiaries in Japan and Australia.

                                  OUR HISTORY

    Red Hat, Inc. was incorporated in Connecticut in March 1993 as ACC
Corp., Inc. In September 1995, ACC Corp., Inc. changed its name to Red Hat Software, Inc. In September 1998, Red Hat Software, Inc. reincorporated in Delaware. In June 1999, Red Hat Software, Inc. changed its name to Red
Hat, Inc. We made an initial public offering of our common stock in August 1999. Unless the context otherwise requires, any reference to "Red Hat", "we", "our" and "us" in this prospectus refers to Red Hat, Inc., a Delaware corporation, and its subsidiaries and predecessors; all references to "Cygnus" in this prospectus refer to Cygnus Solutions, Inc., a wholly-owned subsidiary of Red Hat; and all references to "HKS" in this prospectus refer to

Hell's Kitchen Systems, Inc., a wholly-owned subsidiary of Red Hat. Our principal executive offices are located at 2600 Meridian Parkway, Durham, N.C. 27713. Our telephone number is (919) 547-0012.

    "Red Hat", the Red Hat "Shadow Man" logo, "RPM", "PowerTools", "Red Hat Certified Engineer", "RHCE", "Wide Open", "Always Open", "Red Hat Ready" and the "Red Hat Ready" logo are trademarks or service marks of Red Hat. "Cygnus Solutions", "GNUPro", "eCos", "eCosystem", "Source Navigator", "EL/IX" and "Cygwin" are trademarks or service marks of Cygnus. Other trademarks and tradenames in this prospectus are the property of their respective owners.

    Except as presented in the financial statements or as otherwise specified in this prospectus, all information in this prospectus:

    - assumes no exercise of the underwriters' over-allotment option;

    - gives effect to a two-for-one stock split effected on January 7, 2000; and

    - gives effect to our acquisitions of Cygnus and HKS, including our issuance of common stock and assumption of options in connection with the Cygnus acquisition.

                                  THE OFFERING


Shares offered by Red Hat...................      2,750,000 shares

Shares offered by the selling                     1,250,000 shares
stockholders................................

Shares to be outstanding after the                151,683,572 shares
offering....................................

Use of proceeds.............................      To provide working capital and for other
                                                  general corporate purposes including
                                                  geographic expansion and possible strategic
                                                  acquisitions or alliances. See "Use of
                                                  Proceeds".

Nasdaq National Market symbol...............      RHAT

    The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding on December 31, 1999. This number includes 11,345,970 shares issued in connection with our acquisitions of Cygnus and HKS. This number does not include 12,827,622 shares of common stock issuable upon the exercise of stock options outstanding under Red Hat's stock plans on December 31, 1999 with a weighted average exercise price of $8.15 per share and 2,412,737 shares of common stock issuable upon exercise of options outstanding under Cygnus's stock plans on December 31, 1999 with a weighted average exercise price of $2.87 per share, or 4,814,900 shares of common stock issuable upon exercise of warrants outstanding on December 31, 1999 with an exercise price of $0.0001 per share. This number also does not include an aggregate of 13,224,110 shares reserved as of December 31, 1999 for future stock option grants and purchases under Red Hat's equity compensation plans. See "Management Employee Benefit Plans" and note 11 of notes to Red Hat's historical financial statements.

                             SUMMARY FINANCIAL DATA

    The following table summarizes the historical financial data of our business and supplementary pooled financial data reflecting our acquisition of Cygnus in January 2000 in a merger accounted for using the pooling of interests method of accounting. You should read this information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements included elsewhere in this prospectus.

                                           YEAR ENDED FEBRUARY 28,
                             ----------------------------------------------------
                               1995     1996(1)      1997       1998       1999
                             --------   --------   --------   --------   --------

                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenue....................   $  482     $  930     $2,603     $5,156    $10,790
Net income (loss)..........     (128)      (155)        33          8        (91)
Net income (loss) available
  to common stockholders...     (128)      (155)        33          8       (130)
Earnings (loss) per common
  share:
  Basic....................   $ 0.00     $ 0.00      $0.00      $0.00     $(0.01)
  Diluted..................     0.00       0.00       0.00       0.00      (0.01)
Weighted average common
  shares outstanding:
  Basic....................   24,000     45,252     47,000     47,000     47,100
  Diluted..................   24,000     45,252     54,465     69,157     47,100
Pro forma earnings (loss)
  per common share (2):
  Basic....................   $ 0.00     $ 0.00     $ 0.00     $ 0.00      $0.00
  Diluted..................     0.00       0.00       0.00       0.00       0.00
Pro forma weighted average
  common shares
  outstanding (2):
  Basic....................   24,000     45,252     47,000     61,684     87,860
  Diluted..................   24,000     45,252     54,465     61,684     87,860

                                                                        SUPPLEMENTAL
                                                                           POOLED
                              SUPPLEMENTAL        NINE MONTHS            NINE MONTHS
                                 POOLED              ENDED                  ENDED
                               YEAR ENDED        NOVEMBER 30,           NOVEMBER 30,
                              FEBRUARY 28,    -------------------   ---------------------
                                  1999          1998       1999       1998        1999
                             --------------   --------   --------   ---------   ---------
                                                  (UNAUDITED)            (UNAUDITED)
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenue....................    $  33,032      $  7,113   $ 12,596   $  23,590   $  29,612
Net income (loss)..........       (5,788)          200     (8,776)     (4,564)    (15,233)
Net income (loss) available
  to common stockholders...       (5,827)          184     (8,859)     (4,580)    (15,315)
Earnings (loss) per common
  share:
  Basic....................       $(0.12)        $0.01     $(0.11)     $(0.10)  $   (0.18)
  Diluted..................        (0.12)         0.00     $(0.11)      (0.10)  $   (0.18)
Weighted average common
  shares outstanding:
  Basic....................       47,628        47,052     84,355      47,438      85,692
  Diluted..................       47,628        89,502     84,355      47,438      85,692
Pro forma earnings (loss)
  per common share (2):
  Basic....................       $(0.07)        $0.00     $(0.06)     $(0.05)     $(0.12)
  Diluted..................        (0.07)         0.00       0.06       (0.05)      (0.12)
Pro forma weighted average
  common shares
  outstanding (2):
  Basic....................       88,388        81,577    151,880      81,984     127,048
  Diluted..................       88,388        89,502    151,880      81,984     127,048

------------------------------

(1) Red Hat's fiscal year ended on February 29, 1996.

(2) These numbers are presented on a pro forma basis to reflect the conversion of all of our outstanding preferred stock into our common stock at the beginning of the period indicated or the date of issuance of the preferred stock, if later.

    The following table presents a summary of our unaudited balance sheet at November 30, 1999:

    - on an actual basis;

    - on a pooled pro forma basis to reflect the consummation of our acquisitions of Cygnus and HKS; and

    - on a pooled pro forma as adjusted basis to reflect the sale by us of 2,750,000 shares of common stock in this offering at an estimated public offering price of $131.3125 per share after deducting the estimated underwriting discount and estimated offering expenses.

                                                                        NOVEMBER 30, 1999
                                                              --------------------------------------
                                                                                         PRO FORMA
                                                               ACTUAL      PRO FORMA    AS ADJUSTED
                                                              ---------   -----------   ------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 11,997      $21,453       $364,812
Working capital.............................................    15,195       19,361        362,720
Total assets................................................   110,298      185,339        528,698
Long-term liabilities.......................................       203          835            835
Total stockholders' equity..................................    98,535      162,395        505,754

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARES OF COMMON STOCK.

          RISKS RELATED TO OUR LINUX-BASED OPEN SOURCE BUSINESS MODEL

OUR BUSINESS MAY NOT SUCCEED BECAUSE OPEN SOURCE SOFTWARE BUSINESS MODELS ARE
  UNPROVEN

    We have not demonstrated the success of our open source business model, which gives our customers the right freely to copy and distribute our software. No other company has built a successful open source business. Few open source software products have gained widespread commercial acceptance partly due to the lack of viable open source industry participants to offer adequate service and support on a long term basis. In addition, open source vendors are not able to provide industry standard warranties and indemnities for their products, since these products have been developed largely by independent parties over whom open source vendors exercise no control or supervision. If open source software should fail to gain widespread commercial acceptance, we would not be able to sustain our revenue growth and our business could fail.

OUR RELIANCE ON THE SUPPORT OF LINUS TORVALDS AND OTHER PROMINENT LINUX
  DEVELOPERS COULD IMPAIR OUR ABILITY TO RELEASE MAJOR PRODUCT UPGRADES AND MAINTAIN MARKET SHARE

    We may not be able to release major product upgrades of Red Hat Linux on a timely basis because the core of Red Hat Linux, the Linux kernel, is maintained by third parties. Linus Torvalds, the original developer of the Linux kernel and a small group of independent engineers are primarily responsible for the development and evolution of the Linux kernel. If this group of developers fails to further develop the Linux kernel or if Mr. Torvalds or other prominent Linux developers, such as Alan Cox, David Miller or Stephen Tweedie, were to join one of our competitors or no longer work on the Linux kernel, we would have to either rely on another party to further develop the kernel or develop it ourselves. We cannot predict whether enhancements to the kernel would be available from reliable alternative sources. We could be forced to rely to a greater extent on our own development efforts, which would increase our development expenses and may delay our product release and upgrade schedules. In addition, any failure on the part of the kernel developers to further develop and enhance the kernel could stifle the development of additional Linux-based applications.

WE MAY NOT BE ABLE TO EFFECTIVELY ASSEMBLE AND TEST OUR SOFTWARE BECAUSE IT
  CONSISTS LARGELY OF CODE DEVELOPED BY INDEPENDENT THIRD PARTIES OVER WHOM WE EXERCISE NO CONTROL, WHICH COULD RESULT IN UNRELIABLE PRODUCTS AND DAMAGE TO OUR REPUTATION

    Red Hat Linux, in compressed form, consists of approximately 546 megabytes of code. Of that total, approximately 500 megabytes have been developed by independent third parties, including approximately 10 megabytes of code contained in the Linux kernel. Included within the 546 megabytes of code are over 700 distinct software components developed by thousands of individual programmers which we must assemble and test before we can release a new version of Red Hat Linux. If these components are not reliable, Red Hat Linux could fail, resulting in serious damage to our reputation and potential litigation. Although we attempt to assemble only the best available components, we cannot be sure that we will be able to identify the highest quality and most reliable components or to successfully assemble and test them. In addition, if these components were no longer available, we would have to develop them ourselves, which would significantly increase our development expenses.

THE SCARCITY OF SOFTWARE APPLICATIONS FOR LINUX-BASED OPERATING SYSTEMS COULD
  PREVENT COMMERCIAL ADOPTION OF OUR PRODUCTS

    Our products will not gain widespread commercial adoption until there are more third-party software applications designed to operate on Linux-based operating systems. These applications include word processors, databases, accounting packages, spreadsheets, e-mail programs, internet browsers, presentation and graphics software and personal productivity applications. We intend to encourage the development of additional applications that operate on Linux-based operating systems by attracting third-party developers to the Linux platform, by providing open source tools to create these applications and by maintaining our existing developer relationships through marketing and technical support for third-party developers. If we are not successful in achieving these goals, however, our products will not gain widespread commercial acceptance and we will not be able to maintain our product sales growth.

WE MAY NOT BE ABLE TO GENERATE REVENUE FROM SALES OF OFFICIAL RED HAT LINUX IF
  USERS CAN MORE QUICKLY DOWNLOAD IT FROM THE INTERNET

    Anyone can download a free copy of Red Hat Linux from the internet. However, because this download can take up to 36 hours using a standard telephone connection, many of our users choose to buy the shrink-wrapped version of Official Red Hat Linux. If hardware and data transmission technology advances in the future to the point where increased bandwidth allows users to more quickly download our products from the internet, users may no longer choose to purchase Official Red Hat Linux. This could lead to a significant loss of product revenue.

WE MAY NOT SUCCEED IN SHIFTING OUR BUSINESS FOCUS FROM TRADITIONAL SHRINK-
  WRAPPED SOFTWARE SALES TO OFFERING SUBSCRIPTION-BASED PRODUCT AND SERVICES OFFERINGS

    While we have historically relied solely on sales of shrink-wrapped software, we continue to focus our sales and marketing efforts on providing subscription-based products and services. This change has required us to expend significant financial and managerial resources and may ultimately not prove successful. The failure to successfully implement this transition of our sales model could materially adversely affect our operating results.

OUR CUSTOMERS MAY FIND IT DIFFICULT TO INSTALL AND IMPLEMENT RED HAT LINUX,
  WHICH COULD LEAD TO CUSTOMER DISSATISFACTION AND DAMAGE OUR REPUTATION

    Installation and implementation of Red Hat Linux often involves a significant commitment of resources, financial and otherwise, by our customers. This process can be lengthy due to the size and complexity of our products and the need to purchase and install new applications. The failure by us to attract and retain services personnel to support our customers, the failure of companies with which we have strategic alliances to commit sufficient resources towards the installation and implementation of our products, or a delay in implementation for any other reason could result in dissatisfied customers. This could damage our reputation and the Red Hat brand, resulting in decreased revenue.

WE MAY BE UNABLE TO PREDICT THE FUTURE COURSE OF OPEN SOURCE TECHNOLOGY
  DEVELOPMENT, WHICH COULD REDUCE THE MARKET APPEAL OF OUR PRODUCTS AND DAMAGE OUR REPUTATION

    We do not exercise control over many aspects of the development of open source technology. Historically at times different groups of open source software programmers have competed with each other to develop new technology. Typically one of those groups develops the technology that becomes more widely used than that developed by others. If we adopt new technology and incorporate it into our products, and competing technology becomes more widely used, the market appeal of our products may be reduced, which could harm our reputation, diminish the Red Hat brand and result in decreased revenue.

NEGATIVE REACTION WITHIN THE OPEN SOURCE COMMUNITY TO OUR BUSINESS STRATEGY
  COULD HARM OUR REPUTATION AND BUSINESS

    Some members of the open source software community have criticized the expansion of our strategic focus in online chat rooms, electronic bulletin boards and articles posted on the web. These critics argue that our strategy could fragment the Linux community into a variety of competing factions, resulting in a less cohesive and cooperative development process. Others have suggested that by expanding our focus, we are trying to dominate the market for Linux-based operating systems and the open source community in the same way that some companies have been able to dominate the traditional software markets. This type of negative reaction, if widely shared by our customers, developers or the rest of the open source community, could harm our reputation, diminish the Red Hat brand and result in decreased revenue.

              RISKS RELATED TO OUR FINANCIAL RESULTS AND CONDITION

OUR LIMITED OPERATING HISTORY IN THE DEVELOPING MARKET FOR OPEN SOURCE PRODUCTS
  AND SERVICES MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS

    Red Hat was formed in March 1993. We began offering Red Hat Linux in October 1994. Our limited operating history makes it difficult to evaluate the risks and uncertainties that we face. Our failure to address these risks and uncertainties could cause our business results to suffer and result in the loss of all or part of your investment.

WE HAVE NO COMBINED OPERATING HISTORY WITH CYGNUS AND MAY HAVE DIFFICULTY
  INTEGRATING THIS BUSINESS

    The successful integration of the operations, products, services and personnel of Red Hat and Cygnus is important to the future financial performance of the combined enterprise. The anticipated benefits of this acquisition may not be achieved unless, among other things, the operations, products, services and personnel of Cygnus are successfully combined with those of Red Hat in a timely and efficient manner. Integration of these companies' operations, products, services and personnel may be hampered because, among other things:

    - the products and services offered by Red Hat and Cygnus are highly complex and have been developed independently;

    - integration of Red Hat and Cygnus product lines will require the coordination of separate development and engineering teams from each company; and

    - Red Hat, which is headquartered in Durham, North Carolina, and Cygnus, which is headquartered in Sunnyvale, California, are located in disparate geographic regions.

In addition, the costs associated with integrating these operations, products, services and personnel may be substantial and could include, among other things:

    - employee redeployment or relocation; and

    - the combination of research and development teams and processes.

    Any of these difficulties and costs encountered in the transition process could divert the attention of management, and could have an adverse impact on the revenue and operating results of the combined enterprise. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE EXPECT TO INCUR SUBSTANTIAL LOSSES FOR THE FORESEEABLE FUTURE

    We have incurred operating losses in four of our previous five fiscal years, including our most recent fiscal year ended February 28, 1999, as well as in the nine months ended November 30, 1999. We expect to incur significant losses for the foreseeable future, as we substantially increase our sales and marketing, research and development and administrative expenses. In addition, we are investing considerable resources in our web initiatives and to expand our professional services offerings. As a result, we cannot be certain when or if we will achieve sustained profitability. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview", "--Results of Operations" and "--Liquidity and Capital Resources".

YOU SHOULD NOT RELY ON OUR QUARTERLY RESULTS OF OPERATIONS AS AN INDICATION OF
  OUR FUTURE RESULTS BECAUSE THEY FLUCTUATE SIGNIFICANTLY AND ARE DIFFICULT TO FORECAST

    Due to our limited combined operating history and the unpredictability of our business, our revenue and operating results may fluctuate significantly from quarter to quarter and are difficult to forecast. We base our current and projected future expense levels in part on our estimates of future revenue. Our expenses are to a large extent fixed in the short term. We may not be able to adjust our spending quickly if our revenue falls short of our expectations. Accordingly, a revenue shortfall in a particular quarter would have a disproportionate adverse effect on our operating results for that quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. Our future operating results may fall below expectations of securities analysts or investors, which would likely cause the market price of our common stock to decline significantly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations".

WE MAY NOT BE ABLE TO EFFECTIVELY ATTRACT ADDITIONAL ENTERPRISE CUSTOMERS AND
  PRESERVE RELATIONSHIPS WITH CURRENT ENTERPRISE CUSTOMERS, WHICH COULD ADVERSELY AFFECT REVENUE

    Historically, we focused our sales and marketing efforts on product sales to individuals. We have recently, however, begun to focus our efforts on expanding our enterprise customer base. To this end, we have invested extensively to attract enterprise customers. In addition, we have gained a significant number of enterprise customers through our acquisition of Cygnus. These enterprise customers expect diverse and extensive service offerings. If we are unable to continue to successfully expand and enhance our service offerings, we may not be able to meet these customers' needs or attract new customers, and, consequently, our revenue would suffer.

OUR FAILURE TO UPDATE AND MODERNIZE OUR INTERNAL SYSTEMS, PROCEDURES AND
  CONTROLS MAY PREVENT THE IMPLEMENTATION OF OUR BUSINESS STRATEGIES IN A RAPIDLY EVOLVING MARKET AND MAY RETARD OUR FUTURE GROWTH

    During this fiscal year, from March 1, 1999 to December 31, 1999, we have substantially increased the number of our employees and corporate offices. To accommodate this growth, we have evaluated our financial and operational systems, procedures and controls. Although we have revised and updated most of them, if we continue our rapid growth, we may not be able to improve our transaction processing and reporting systems and procedures, or expand and train our expanding workforce quickly enough to maintain a competitive position in our markets. In addition, failure to quickly replace obsolete systems, procedures and controls could impede our management's decision-making abilities. This, in turn, may impair our ability to pursue business opportunities and may hamper future growth.

WE INTEND TO RECORD THE EXPENSES OF THE ACQUISITION OF CYGNUS AS A CURRENT
  CHARGE WHICH WILL NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS FOR THE PERIOD IN WHICH THE MERGER CLOSES

    Because our merger with Cygnus will be accounted for under the pooling of interests method, we intend to record all of the expenses of the merger, which are expected to be substantial, in the fiscal quarter ending February 29, 2000. The reporting of expenses of the merger as a current charge will have a significant adverse impact on the combined results of operations of Red Hat and Cygnus and may cause the market price of our common stock to decline significantly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

BECAUSE OUR HEADQUARTERS ARE NOT LOCATED IN A MAJOR METROPOLITAN AREA, WE MAY
  NOT BE ABLE TO RECRUIT AND RETAIN QUALIFIED PROFESSIONALS, WHO ARE CURRENTLY IN HIGH DEMAND AND WHOSE NUMBERS ARE LIMITED

    We compete intensely with other software companies nationwide to recruit and hire from a limited pool of qualified personnel. Because our headquarters are not located in a major metropolitan area, many qualified candidates may be unwilling to relocate to North Carolina and work for Red Hat. If we cannot attract and hire additional qualified sales and marketing, professional services and software engineering and development personnel, our business results will suffer.

WE MAY NOT BE ABLE TO GENERATE ENOUGH ADDITIONAL REVENUE FROM OUR PLANNED
  INTERNATIONAL EXPANSION TO OFFSET THE COSTS ASSOCIATED WITH ESTABLISHING AND MAINTAINING FOREIGN OPERATIONS

    A key component of our growth strategy is to expand our presence in foreign markets. We have recently established subsidiaries or offices in Ireland, the UK, Germany, Japan and Australia, and are considering further expansion worldwide. We may also enter other markets as opportunities arise. It will be costly to establish international facilities and operations, promote our brand internationally, and develop localized web sites and other systems. Revenue from international activities may not offset the expense of establishing and maintaining these foreign operations. In addition, because we have little experience in marketing and distributing products or services for these markets, we may not benefit from any first-to-market advantages.

OUR MANAGEMENT TEAM MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS
  STRATEGIES BECAUSE IT HAS ONLY RECENTLY BEGUN TO WORK TOGETHER

    Our business is highly dependent on the ability of our management to work together effectively to meet the demands of our growth. Several members of our senior management, including our Chief Executive Officer and President, Matthew Szulik, our Chief Operating Officer, Tim Buckley and our Chief Marketing Officer, Tom Butta, have been employed by us for a relatively short period of time. In addition, the members of our management team who have been with us since 1997 or earlier have had only limited experience managing a rapidly growing company on either a public or private basis. The failure of our management team to work together effectively could prevent efficient decision-making by our executive team, affecting product development and sales and marketing efforts, which would negatively impact our operating results.

WE COULD LOSE ROBERT YOUNG, MATTHEW SZULIK AND TIM BUCKLEY OR OTHER KEY
  PERSONNEL, WHICH COULD PREVENT US FROM EXECUTING OUR BUSINESS STRATEGIES

    Our future success depends on the continued services of a number of key directors and officers, including our Chairman, Robert Young, our Chief Executive Officer and President, Matthew Szulik, and our Chief Operating Officer, Tim Buckley. The loss of the technical knowledge and industry expertise of any of these people could seriously impede our success. Moreover, the loss of one or a group of our key employees, particularly to a competitor, and any resulting loss of customers could reduce our market share and diminish the Red Hat brand.

WE MAY LACK THE FINANCIAL AND OPERATIONAL RESOURCES NEEDED TO INCREASE OUR
  MARKET SHARE AND COMPETE EFFECTIVELY WITH MICROSOFT, OTHER ESTABLISHED OPERATING SYSTEMS DEVELOPERS, SOFTWARE DEVELOPMENT TOOLS DEVELOPERS AND OTHER SERVICE AND SUPPORT PROVIDERS

    In the market for operating systems, we face significant competition from larger companies with greater financial resources and name recognition than we have. These competitors, which offer hardware-independent multi-user operating systems for Intel platforms and/or UNIX-based operating systems, include AT&T, Compaq, Hewlett-Packard, IBM, Microsoft, Novell, Olivetti, The Santa Cruz Operation, Sun Microsystems and Unisys. Some of these competitors currently, or may in the future, produce and market open source operating systems.

    With our acquisition of Cygnus, we now face competition in the market for software development tools and operating systems for special-purpose computing. Our competitors in this market, some of which have greater market share than we do, include Wind River Systems, Integrated Systems Incorporated, Green Hills Software, and the Metrowerks subsidiary of Motorola. Some of these companies currently produce or use open source software as part of their product offerings. We may not be able to compete effectively in this market if customers choose proprietary solutions. If the demand for open source solutions in this market expands, however, we could lose market share as existing competitors reposition or new companies emerge to address the opportunity.

    As we increase our services offerings, we may face competition from larger and more capable companies that currently service and support other operating systems, particularly UNIX-based operating systems, due to the fact that Linux- and UNIX-based operating systems share many common features. These companies may be able to leverage their existing service organizations and provide higher levels of support on a more cost-effective basis than we can. We may not be able to compete successfully with these current or potential competitors. See "Business--Competition".

WE MAY NOT BE ABLE TO MATCH THE PROMOTIONAL ACTIVITIES AND PRICING POLICIES
  OFFERED BY OTHER SUPPLIERS OF LINUX-BASED AND OTHER OPEN SOURCE OPERATING SYSTEMS, WHICH COULD RESULT IN A LOSS OF MARKET SHARE

    In the new and rapidly-evolving market for Linux-based operating systems, we face intense competition from a number of other suppliers of Linux-based operating systems. We also face competition to a lesser extent from developers of non-Linux-based open source operating systems such as BSD-based operating systems. BSD-based operating systems such as FreeBSD, NetBSD and OpenBSD are open source operating systems produced by communities of developers working together via the internet, and which are published and distributed by Walnut Creek CD-ROM, among others. We expect competition in broader open source operating systems and the Linux-based operating systems markets to intensify. In addition, companies like Sun Microsystems and Corel, which are more established and have larger customer bases than we do, have indicated a growing interest in the market for Linux-based operating systems. These companies may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies, and offer more attractive terms to their customers than we can. Furthermore, because Linux-based operating systems can be downloaded from the internet for free or purchased at a nominal cost and modified and re-sold with few restrictions, traditional barriers to entry are minimal. Accordingly, it is possible that new competitors or alliances among existing competitors may emerge and rapidly acquire significant market share. See "Business--Competition".

IF WE FAIL TO ESTABLISH AND MAINTAIN STRATEGIC DISTRIBUTION AND OTHER
  COLLABORATIVE RELATIONSHIPS WITH INDUSTRY-LEADING COMPANIES, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN A LARGER CUSTOMER BASE

    Our success depends on our ability to continue to establish and maintain strategic distribution and other collaborative relationships with industry-leading hardware manufacturers, distributors, software vendors and enterprise solutions providers. These relationships allow us to offer our products and services to a much larger customer base than we would otherwise be able to through our direct sales and marketing efforts. We may not be able to maintain these relationships or replace them on attractive terms.

    In addition, our existing strategic relationships do not, and any future strategic relationships may not, afford us any exclusive marketing or distribution rights. As a result, the companies with which we have strategic alliances are free to pursue alternative technologies and to develop alternative products and services in addition to or in lieu of our products and services, either on their own or in collaboration with others, including our competitors. Moreover, we cannot guarantee that the companies with which we have strategic relationships will market our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support. See "Business--Sales, Marketing and Distribution".

ANY DISRUPTION IN OUR RELATIONSHIPS WITH OUR TWO LARGEST DISTRIBUTORS, ON WHOM
  WE RELY FOR A SIGNIFICANT PERCENTAGE OF OUR PRODUCT REVENUE, COULD CAUSE OUR REVENUE TO DECLINE

    We are highly dependent on revenue from sales to our two largest distributors, Frank Kasper & Associates and Ingram Micro, who together accounted for a significant percent of our total revenue for the fiscal year ended February 28, 1999 and for the nine months ended November 30, 1999. These distributors are not obligated to purchase products from us and the loss of one or both of these distributors, or a reduction in the amount of product sales generated by them, could significantly reduce our product revenue. See "Business--Sales, Marketing and Distribution".

WE MAY NOT BE ABLE TO MEET THE OPERATIONAL AND FINANCIAL CHALLENGES THAT WE WILL
  ENCOUNTER AS OUR INTERNATIONAL OPERATIONS EXPAND

    As we expand our international operations, we will face a number of additional challenges associated with the conduct of business overseas. For example:

    - we may have difficulty managing and administering a globally-dispersed business;

    - fluctuations in exchange rates may negatively affect our operating results;

    - we may not be able to repatriate the earnings of our foreign operations;

    - we have to comply with a wide variety of foreign laws with which we are not familiar;

    - we may not be able to adequately protect our trademarks overseas due to the uncertainty of laws and enforcement in certain countries relating to the protection of intellectual property rights;

    - reductions in business activity during the summer months in Europe and certain other parts of the world could negatively impact the operating results of our foreign operations;

    - export controls could prevent us from shipping our products into and from some markets;

    - multiple and possibly overlapping tax structures could significantly reduce the financial performance of our foreign operations;

    - changes in import/export duties and quotas could affect the competitive pricing of our products and services and reduce our market share in some countries; and

    - economic or political instability in some international markets could result in the forfeiture of some foreign assets and the loss of sums spent developing and marketing those assets.

EXPANDING OUR SERVICES BUSINESS WILL BE COSTLY AND MAY NOT RESULT IN ANY BENEFIT
  TO US

    We have recently expanded our strategic focus to place additional emphasis on technical support and maintenance, developer support, custom development, consulting, training and education or hardware certification services, from which we have historically derived an insignificant amount of revenue. We cannot be certain that our customers will engage our professional services organization to assist with any of these services. We also cannot be certain that we can attract or retain a sufficient number of the highly qualified services personnel that the expansion of our services business will need. In addition, this expansion has required, and will continue to require, significant additional expenses and development, financial and operational resources. The need for these additional resources will place further strain on our management, financial and operational resources and may make it more difficult for us to achieve and maintain profitability.

ATTEMPTS TO EXPAND BY MEANS OF BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES MAY
  NOT BE SUCCESSFUL AND MAY HARM OUR OPERATIONAL EFFICIENCY, FINANCIAL PERFORMANCE AND RELATIONSHIPS WITH EMPLOYEES AND THIRD PARTIES

    We may continue to expand our operations or market presence by entering into additional business combinations, investments, joint ventures or other strategic alliances with hardware manufacturers, software vendors, internet companies, open source software developers or other companies both in the United States and internationally. Our ability to expand in this way may be limited due to the many financial and operational risks accompanying these transactions. For example:

    - we may have difficulty assimilating the operations, technology and personnel of the combined companies;

    - our business may be disrupted by the allocation of resources to consummate these transactions;

    - we may have problems retaining key technical and managerial personnel from acquired companies;

    - we may experience one-time in-process research and development charges and ongoing expenses associated with amortization of goodwill and other purchased intangible assets;

    - our stockholders will suffer dilution if we issue equity to fund these transactions;

    - acquired businesses may initially be unprofitable resulting in our assumption of operating losses and increased expenses;

    - our reputation may be harmed if the open source development community does not approve of these transactions; and

    - our relationships with existing employees, customers and business partners may be weakened or terminated as a result of these transactions.

                     RISKS RELATED TO OUR INTERNET STRATEGY

WE MAY FAIL TO PROMOTE AND ENHANCE OUR WEB SITE EFFECTIVELY, WHICH MAY PREVENT
  US FROM ATTRACTING NEW VISITORS, ELECTRONIC COMMERCE PARTNERS OR ADVERTISERS TO OUR WEB SITE AND FROM DELIVERING OUR SOLUTIONS THROUGH OUR WEB SITE

    Enhancing the REDHAT.COM web site is critical to our ability to increase our revenue. In order to attract and retain internet users, electronic commerce partners and advertisers, we intend to substantially increase our expenditures for enhancing and further developing our web site. Our success in promoting and enhancing the REDHAT.COM web site will also depend on our ability to provide high quality content, features and functionality. If we fail to promote our web site successfully or if visitors to our web site, electronic commerce partners or advertisers do not perceive our services to be useful, current or of high quality, our ability to generate revenue from our web site will be significantly impaired.

VISITORS TO OUR WEB SITE COULD EXPERIENCE DELAYS AND DECREASED PERFORMANCE
  DURING PERIODS OF HEAVY TRAFFIC, WHICH COULD RESULT IN DISSATISFACTION WITH OUR WEB SITE AND DAMAGE TO OUR REPUTATION

    Our web site must accommodate a high volume of traffic and deliver frequently updated information. Our web site has in the past experienced slower response times or decreased traffic for a variety of reasons. These occurrences have not had a material impact on our business. These types of occurrences in the future, however, could materially adversely affect our reputation and brand name and could cause users to perceive our web site as not functioning properly. Under these circumstances, our users might choose another web site or other methods to obtain Linux-based operating systems or Linux-related information.

BECAUSE THERE IS NO INDUSTRY STANDARD FOR THE MEASUREMENT OF THE EFFECTIVENESS
  OF INTERNET ADVERTISING, ADVERTISERS MAY NOT INCREASE OR EVEN MAINTAIN THEIR CURRENT LEVELS OF INTERNET ADVERTISING, WHICH WOULD PREVENT US FROM GENERATING A SIGNIFICANT AMOUNT OF REVENUE FROM OUR WEB SITE

    As we execute our internet strategy, we expect to derive an increasing percentage of our total revenue from sponsorships and advertising on our web site. We may not generate this revenue if advertisers do not maintain or increase their current levels of internet advertising. As there is no industry standard for the measurement of the effectiveness of internet advertising, advertisers that currently advertise on the internet may reduce or eliminate this form of advertising and advertisers that have traditionally relied upon other advertising media may be reluctant to begin to advertise on the internet. Moreover, widespread adoption of currently available software programs that limit or prevent advertisements from being delivered to an internet user's computer would negatively affect the commercial viability of internet advertising and would further deter advertisers from increasing or maintaining current levels of internet advertising. Our ability to successfully execute our internet strategy will be adversely affected if the market for internet advertising fails to develop or develops more slowly than expected.

WE MAY NOT BE ABLE TO RESPOND QUICKLY TO NEW PRICING MODELS FOR ADVERTISING,
  WHICH COULD PREVENT US FROM ATTRACTING QUALITY SPONSORS TO OUR WEB SITE

    Different pricing models are used to sell advertising on the internet. It is difficult to predict which, if any, will emerge as the industry standard. If we cannot quickly and successfully respond to changes in pricing models for internet advertising, or identify and adopt any industry standards that may emerge, we will not be able to attract a sufficient number of quality sponsors and our internet advertising strategy will fail.

WE MAY BE UNABLE TO ADEQUATELY MEASURE THE DEMOGRAPHICS OF VISITORS TO OUR WEB
  SITE, WHICH IS CRITICAL TO OUR ABILITY TO ATTRACT ADVERTISING REVENUE

    We expect that it will be important to our advertisers that we accurately measure the demographics of the visitors to our web site. While we have not committed significant resources to the measurement of demographics to date, we are currently implementing systems designed to record demographic data on our web site's visitors. This implementation may be costly, and if not done effectively, may not permit us to accurately measure the demographic characteristics of our web site's visitors. Until these new systems are functional, we will continue to rely on third parties to provide some of these measurement services. If these parties were unable to provide these services, we would need to obtain them from other providers, which might not be readily available. Companies may choose not to advertise on our web site or may pay less for advertising if they do not perceive our measurements or measurements made by third parties to be reliable.

OUR INTERNET STRATEGY WILL FAIL IF THE INFRASTRUCTURE OF THE INTERNET IS NOT
  CONTINUALLY DEVELOPED AND MAINTAINED

    The success of our internet strategy will depend in large part on the continued development and maintenance of the infrastructure of the internet. Because global commerce and the online exchange of information is new and evolving, we cannot predict with any certainty that the internet will be a viable commercial marketplace in the long term. The internet has experienced, and we expect it to continue to experience, significant growth in the number of users and amount of traffic. If the internet continues to experience an increased number of users, frequency of use or increased bandwidth requirements of users, it may not be able to support the demands placed upon it by this growth, and its performance and reliability may suffer. Furthermore, the internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face similar outages and delays in the future. Any outage or delay could affect the level of internet usage, as well as the volume of traffic on our web site. In addition, the internet could lose its viability due to increased governmental regulation and delays in the development or adoption of new standards and protocols to handle increased levels of activity. If the necessary infrastructure, standards or protocols or complementary products, services or facilities are not developed, or if the internet does not become a viable commercial marketplace, our internet strategy will not succeed.

WE ARE VULNERABLE TO UNEXPECTED NETWORK INTERRUPTIONS CAUSED BY SYSTEM FAILURES,
  WHICH MAY RESULT IN REDUCED VISITOR TRAFFIC ON OUR WEB SITE, DECREASED REVENUE AND HARM TO OUR REPUTATION

    Substantially all of our communications hardware and other hardware related to our web site is located at our facilities, although we have back-up and co-location hardware for our web site located at third-party facitilies. Fire, floods, hurricanes, tornadoes, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. In addition, although we have implemented network security measures, our servers are vulnerable to computer viruses, electronic break-ins, human error and other similar disruptive problems which could adversely affect our systems and web site. Although we try to prevent unauthorized access to our systems, we cannot eliminate this risk entirely. We could lose revenue and suffer damage to our reputation if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to failures or interruptions in our systems. We do not presently have a formal disaster recovery plan.

                       RISKS RELATED TO LEGAL UNCERTAINTY

WE COULD BE PREVENTED FROM SELLING OR DEVELOPING OUR PRODUCTS IF THE GNU GENERAL
  PUBLIC LICENSE AND SIMILAR LICENSES UNDER WHICH OUR PRODUCTS ARE DEVELOPED AND LICENSED ARE NOT ENFORCEABLE

    The Linux kernel, the Red Hat Linux operating system and our other open source products have been developed and licensed under the GNU General Public License and similar licenses. These licenses state that any program licensed under them may be liberally copied, modified and distributed. We know of no circumstance under which these licenses have been challenged or interpreted in court. Accordingly, it is possible that a court would hold these licenses to be unenforceable in the event that someone were to file a claim asserting proprietary rights in a program developed and distributed under them. Any ruling by a court that these licenses are not enforceable, or that Linux-based operating systems, or significant portions of them, may not be liberally copied, modified or distributed, would have the effect of preventing us from selling or developing our products.

OUR PRODUCTS MAY CONTAIN DEFECTS THAT MAY BE COSTLY TO CORRECT, DELAY MARKET
  ACCEPTANCE OF OUR PRODUCTS AND EXPOSE US TO LITIGATION

    Despite testing by us and our customers, errors may be found in our products after commencement of commercial shipments. This risk is exacerbated by the fact that most of the code in our products is developed by independent parties over whom we exercise no supervision or control. If errors are discovered, we may have to make significant expenditures of capital to eliminate them and yet may not be able to successfully correct them in a timely manner or at all. Errors and failures in our products could result in a loss of, or delay in, market acceptance of our products and could damage our reputation and our ability to convince commercial users of the benefits of Linux-based operating systems and other open source software products.

    In addition, failures in our products could cause system failures for our customers who may assert warranty and other claims for substantial damages against us. Although our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective or enforceable under the laws of some jurisdictions. Our insurance policies may not adequately limit our exposure to this type of claim. These claims, even if unsuccessful, could be costly and time consuming to defend.

WE ARE VULNERABLE TO CLAIMS THAT OUR PRODUCTS INFRINGE THIRD-PARTY INTELLECTUAL
  PROPERTY RIGHTS PARTICULARLY BECAUSE OUR PRODUCTS ARE COMPRISED OF MANY DISTINCT SOFTWARE COMPONENTS DEVELOPED BY THOUSANDS OF INDEPENDENT PARTIES

    We may be exposed to future litigation based on claims that our products infringe the intellectual property rights of others. This risk is exacerbated by the fact that most of the code in our products is developed by independent parties over whom we exercise no supervision or control. Claims of infringement could require us to reengineer our products or seek to obtain licenses from third parties in order to continue offering our products. In addition, an adverse legal decision affecting our intellectual property, or the use of significant resources to defend against this type of claim, could place a significant strain on our financial resources and harm our reputation.

OUR EFFORTS TO PROTECT OUR TRADEMARKS MAY NOT BE ADEQUATE TO PREVENT THIRD
  PARTIES FROM MISAPPROPRIATING OUR INTELLECTUAL PROPERTY RIGHTS

    Our most valuable intellectual property is our collection of trademarks. The protective steps we have taken in the past have been, and may in the future continue to be, inadequate to deter misappropriation of our trademark rights. Although we do not believe that we have suffered any material harm from misappropriation to date, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our trademark rights. We have registered some of our trademarks in the United States, Europe and Australia and have other trademark applications pending in the United States, Europe, Australia, Canada, Europe, Japan and many other countries. Effective trademark protection may not be available in every country in which we offer or intend to offer our products and services. Failure to adequately protect our trademark rights could damage or even destroy the Red Hat brand and impair our ability to compete effectively. Furthermore, defending or enforcing our trademark rights could result in the expenditure of significant financial and managerial resources. See "Business--Intellectual Property".

WE MAY BE SUED AS A RESULT OF INFORMATION PUBLISHED OR POSTED ON OR ACCESSIBLE
  FROM OUR REDHAT.COM WEB SITE

    We may be subjected to claims for defamation, negligence, copyright or trademark infringement or other claims relating to the information we publish on our web site. These types of claims have been brought, sometimes successfully, against online services in the past, and can be costly to defend. We may also be subjected to claims based on content that is accessible from our web site through links to other web sites or through content and materials that may be posted by visitors to our web site. We believe that the scope and amount of our commercial and general liability insurance is appropriate, given our current financial position. However, this insurance may not adequately protect us against these types of claims. We have not been a party to any lawsuit of this type to date.

OUR SOFTWARE PRODUCTS, AS WELL AS THOSE OF OUR CUSTOMERS AND SUPPLIERS, COULD
  FAIL AS A RESULT OF THE YEAR 2000 PROBLEM

    We have conducted a review of Red Hat Linux and our internal systems to identify functions that need correction to be "Year 2000 compliant". We have not, however, tested our other products and have not tested or sought certifications from third parties bundling software applications and components with Official Red Hat Linux. Although we have not experienced any failures to date, any failure by our products or third-party software bundled with our products to function in the Year 2000 may decrease the value of our products, give rise to warranty claims and tarnish the Red Hat brand. Additionally, the Year 2000 problem may affect us by causing disruptions in the business operations of, or delay technology purchases by, companies with which we do business, such as customers and suppliers, causing a decrease in our product revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance".

                         RISKS RELATED TO THIS OFFERING

CONCENTRATION OF OWNERSHIP WILL LIMIT YOUR ABILITY TO INFLUENCE CORPORATE
  MATTERS

    Immediately following this offering, our directors, executive officers and their affiliates will beneficially own approximately 48.8% of our outstanding common stock. These stockholders could determine the outcome of actions taken by us that require stockholder approval. For example, these stockholders could elect all of our directors, delay or prevent a transaction in which stockholders might receive a premium over the prevailing market price for their shares and control changes in management.

PROVISIONS OF OUR CHARTER AND BY-LAWS MAY DELAY OR PREVENT TRANSACTIONS THAT
  MANY STOCKHOLDERS MAY FAVOR

    Provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. Some provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions and Anti-Takeover Effects".

OUR STOCK PRICE HAS BEEN EXTREMELY VOLATILE AND YOU MAY NOT BE ABLE TO RESELL
  YOUR SHARES AT OR ABOVE THE OFFERING PRICE

    The trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

    - actual or anticipated variations in quarterly operating results;

    - new products or services offered by Red Hat or our competitors;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the internet, Linux and software industries;

    - changes in the economic performance and/or market valuations of other internet, Linux and software industries;

    - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - sales of common stock; and

    - other events or factors, many of which are beyond our control.

    In addition, the stock market in general, and the Nasdaq National Market and the market for internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks, including our common stock, are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustained. In addition, broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would materially adversely affect our business, financial condition and operating results.

A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK COULD BE SOLD INTO THE PUBLIC
  MARKET SOON AFTER THIS OFFERING, WHICH COULD DEPRESS OUR STOCK PRICE

    Sales of significant amounts of our common stock in the public market after this offering or the perception that such sales will occur could materially adversely affect the market price of the common stock or our future ability to raise capital through an offering of our equity securities.

    Upon the completion of this offering, we will have outstanding 151,683,572 shares of common stock, based on the number of shares of common stock outstanding as of December 31, 1999 and assuming no exercise of the underwriters' overallotment option, no exercise of outstanding options or warrants and the consummation of the Cygnus and HKS acquisitions. Of these shares, the 6,900,000 shares sold in our initial public offering in August 1999, the 4,000,000 shares sold in this offering and approximately 3,409,039 of the shares issued to stockholders of Cygnus will be freely tradable without restriction and 3,980,000 shares will be tradeable under Rule 144(k) under the Securities Act, unless any of such shares are purchased by an existing affiliate of Red Hat as that term is defined in Rule 144 under the Securities Act. The remaining 133,394,533 shares of common stock are restricted securities in that they may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act or Rule 144, or Rule 701 as promulgated under the Securities Act. In addition, as of December 31, 1999, assuming the consummation of the Cygnus and HKS acquisitions had been completed at such time, an additional 20,055,259 shares of common stock may be issued upon exercise of warrants and exercisable options. Of these shares, the 4,814,900 shares issuable upon exercise of these warrants will be restricted securities. The 15,240,359 shares issuable upon exercise of these options will be freely tradeable.

    More than 120,000,000 shares, or thirty times the number of shares sold in this offering, are subject to transfer restrictions imposed by the underwriters in connection with our initial public offering, which restrictions expire on February 7, 2000. Of these shares, approximately 75,129,906 shares held by our executive officers, directors and certain other stockholders are subject to additional transfer restrictions imposed by contracts executed in connection with the acquisition of Cygnus and approximately 46,361,648 shares are subject to transfer restrictions imposed by the underwriters in connection with this offering. The contractual restrictions imposed in connection with this offering will expire 90 days after the effective date of the registration statement of which this prospectus is a part. The contractual restrictions imposed in connection with the acquisition of Cygnus will lapse two days after the announcement of financial results covering 30 days of combined operations of Red Hat and Cygnus. Upon expiration of these contractual obligations, these shares will become eligible for resale in the public market in reliance on Rule 144 at various dates.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR
  INVESTMENT

    Investors purchasing shares of common stock in this offering will incur immediate and substantial dilution in the amount of $128.36 per share, based on an estimated public offering price of $131.3125 per share. In the event that we issue additional common stock in the future, including shares that may be issued as consideration for acquisitions or upon exercise of warrants and options and other rights granted under our employee benefit plans, purchasers of common stock in this offering may experience further dilution.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

                                USE OF PROCEEDS

We estimate the net proceeds to us from the sale of 2,750,000 shares of common stock in this offering to be approximately $343,359,000 at the estimated public offering price of $131.3125 per share and after deducting the underwriting discount and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate net proceeds will be $418,602,000.

    We will not receive any proceeds from the sale of shares being sold by the selling stockholders.

    The principal purposes of this offering are to increase our capitalization and financial flexibility.

    We expect to use the net proceeds for working capital and other general corporate purposes, including geographic expansion. A portion of the net proceeds may be used for possible future acquisitions of businesses, products and technologies that are complementary to our own, or for strategic alliances. We have not allocated any specific portion of the net proceeds to any particular purpose, and our management will have the ability to allocate the proceeds at its discretion. The net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities until allocated for specific use.

                        PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on The Nasdaq National Market under the symbol "RHAT". As of December 31, 1999, there were approximately 614 registered holders of common stock. The following table sets forth, for the periods indicated, the high and low split-adjusted sales prices per share as reported by Nasdaq.

    The last reported sales price of our common stock on the Nasdaq National Market on January 13, 2000 was $131.3125 per share.

                                                          HIGH         LOW
                                                        ---------   ---------
FISCAL YEAR ENDING FEBRUARY 29, 2000
  Second Fiscal Quarter (commencing August 11,
    1999).............................................  $ 42.625    $ 26.032
  Third Fiscal Quarter................................   105.000      37.594
  Fourth Fiscal Quarter (through January 13, 2000)....   143.125     100.500

                                DIVIDEND POLICY

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

The following table sets forth the capitalization of Red Hat as of November 30, 1999:

    - on an actual basis which reflects the two-for-one stock split as if it had been in effect on November 30, 1999;

    - on a pro forma basis to reflect the acquisitions of Cygnus and HKS in January 2000 and the conversion of all Cygnus preferred stock into Cygnus common stock and subsequently our common stock in connection with the Cygnus acquisition; and

    - on an as adjusted basis to reflect the sale of the 2,750,000 shares of common stock offered by us in this offering at the estimated public offering price of $131.3125 per share after deducting the estimated underwriting discount and estimated offering expenses.

    The outstanding share information excludes 12,493,976 shares of common stock issuable upon the exercise of stock options outstanding on November 30, 1999, 4,814,900 shares of common stock issuable upon the exercise of warrants outstanding on November 30, 1999 and 13,662,200 shares reserved as of November 30, 1999 for future stock option grants and purchases under Red Hat's equity compensation plans. See "Management--Employee Benefit Plans" and note 11 to notes to the Red Hat financial statements. The pro forma and as adjusted outstanding share information excludes 2,412,737 shares of common stock issuable upon the exercise of options assumed by Red Hat in connection with our acquisition of Cygnus.

    You should read this information together with Red Hat's financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                     NOVEMBER 30, 1999
                                                             ----------------------------------
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                             --------   ---------   -----------
                                                                       (IN THOUSANDS)
Long-term obligations......................................  $   203    $    835     $    835
Stockholders' equity (deficit):
  Preferred stock, par value $.0001; 5,000,000 shares
    authorized and no shares issued or outstanding (actual,
    pro forma and pro forma as adjusted)...................       --          --           --
  Common stock, par value $.0001; 225,000,000 shares
    authorized, 137,589,208 shares issued and outstanding
    (actual); 225,000,000 shares authorized, 148,935,188
    shares issued and outstanding (pro forma); 225,000,000
    shares authorized, 151,685,188 shares issued and
    outstanding (pro forma as adjusted)....................       14          15           15
Additional paid-in capital.................................  115,143     226,728      570,087
Shareholder receivable.....................................       --      (2,828)      (2,828)
Deferred compensation......................................   (7,116)    (37,310)     (37,310)
Accumulated deficit........................................   (9,294)    (23,998)     (23,998)
Accumulated other comprehensive loss.......................     (212)       (212)        (212)
                                                             -------    --------     --------
Total stockholders' equity (deficit).......................   98,535     162,395      505,754
                                                             -------    --------     --------
Total capitalization.......................................  $98,738    $163,230     $506,589
                                                             =======    ========     ========

                       SELECTED HISTORICAL FINANCIAL DATA

The statement of operations data presented below for the fiscal years ended February 28, 1997, February 28, 1998 and February 28, 1999, and the balance sheet data as of February 28, 1998 and February 28, 1999, have been derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the nine months ended November 30, 1998 and November 30, 1999 and the balance sheet data as of November 30, 1999 have been derived from our unaudited financial statements included elsewhere in this prospectus. In our opinion, these unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of financial position, results of operations and cash flows. The balance sheet data as of February 28, 1997 have been derived from our audited financial statements which are not included in this prospectus. The statement of operations data for the fiscal years ended February 28, 1995 and February 29, 1996, and the balance sheet data as of February 28, 1995 and February 29, 1996 have been derived from our unaudited financial statements which are not included in this prospectus. You should read the data presented below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to those statements appearing elsewhere in this prospectus.

                                                                                                             NINE MONTHS ENDED
                                                                  YEAR ENDED FEBRUARY 28,                       NOVEMBER 30,
                                                    ----------------------------------------------------   ----------------------
                                                      1995     1996(2)      1997       1998       1999       1998        1999
                                                    --------   --------   --------   --------   --------   --------   -----------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Software and related products...................   $  482     $  930     $2,603     $5,132    $10,013    $ 6,505     $  8,559
  Web.............................................       --         --         --         --         --         --          626
  Services and other..............................       --         --         --         24        777        608        3,410
                                                     ------     ------     ------     ------    -------    -------     --------
Total revenue.....................................      482        930      2,603      5,156     10,790      7,113       12,596
                                                     ------     ------     ------     ------    -------    -------     --------
Cost of revenue:
  Software and related products...................      352        432      1,205      2,211      4,013      2,647        4,738
  Web.............................................       --         --         --         --         --         --          627
  Services and other..............................       --         --         --         --         28         --        2,049
                                                     ------     ------     ------     ------    -------    -------     --------
Total cost of revenue.............................      352        432      1,205      2,211      4,041      2,647        7,414
                                                     ------     ------     ------     ------    -------    -------     --------
Gross profit......................................      130        498      1,398      2,945      6,749      4,466        5,182
                                                     ------     ------     ------     ------    -------    -------     --------
Operating expense:
  Sales and marketing.............................      133        241        491      1,252      3,083      1,645        7,609
  Research and development........................       80        250        325        903      2,220      1,422        4,158
  General and administrative......................       44        140        526        799      1,484      1,046        2,871
  Stock-based compensation........................       --         --         --         --         --         --        1,009
  Mergers and acquisitions........................       --         --         --         --         --         --          124
                                                     ------     ------     ------     ------    -------    -------     --------
Total operating expenses..........................      257        631      1,342      2,954      6,787      4,113       15,771
                                                     ------     ------     ------     ------    -------    -------     --------
Income (loss) from operations.....................     (127)      (133)        56         (9)       (38)       353      (10,589)
Other income (expense), net.......................       (1)       (22)       (23)        22        162         62        1,813
                                                     ------     ------     ------     ------    -------    -------     --------
Income (loss) before income taxes.................     (128)      (155)        33         13        124        415       (8,776)
Provision for income taxes........................       --         --         --          5        215        215           --
                                                     ------     ------     ------     ------    -------    -------     --------
Net income (loss).................................     (128)      (155)        33          8        (91)       200       (8,776)
Accretion on mandatorily redeemable preferred
  stock...........................................       --         --         --         --        (39)       (16)         (83)
                                                     ------     ------     ------     ------    -------    -------     --------
Net income (loss) available to common
  stockholders....................................   $ (128)    $ (155)    $   33     $    8    $  (130)   $   184     $ (8,859)
                                                     ======     ======     ======     ======    =======    =======     ========
Earnings (loss) per common share (1):
  Basic...........................................   $(0.00)    $(0.00)    $ 0.00     $ 0.00    $ (0.01)   $  0.00     $  (0.11)
  Diluted.........................................     0.00       0.00       0.00       0.00      (0.01)      0.00        (0.11)
Weighted average common shares outstanding:
  Basic...........................................   24,000     45,252     47,000     47,000     47,100     47,052       84,355
  Diluted.........................................   24,000     45,252     54,465     69,157     47,100     89,502       84,355
Pro forma net income (loss) per common share (1):
  Basic...........................................   $ 0.00     $ 0.00     $ 0.00     $ 0.00    $  0.00    $  0.00     $   0.06
  Diluted.........................................     0.00       0.00       0.00       0.00       0.00       0.00         0.06
Shares of common stock used in computing pro forma
  net income (loss) per common share:
  Basic...........................................   24,000     45,252     47,000     61,684     87,860     81,577      151,880
  Diluted.........................................   24,000     45,252     54,465     69,157     87,860     89,502      151,880

                                                                                FEBRUARY 28,                        NOVEMBER 30,
                                                            ----------------------------------------------------   --------------
                                                              1995     1996(2)      1997       1998       1999          1999
                                                            --------   --------   --------   --------   --------        ----
                                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................................    $ --       $ --      $  --      $1,293    $10,055       $11,997
Working capital (deficit).................................    (129)      (160)      (324)      1,541     11,100        15,195
Total assets..............................................     106        245        670       3,131     15,276       110,298
Long term liabilities.....................................      --         30        145          65        420           203
Mandatorily redeemable preferred stock....................      --         --         --       1,983     12,107            --
Total stockholders' equity (deficit)......................     (42)       (79)       (46)        (38)        (5)       98,535

------------------------------
(1) See note 2 to notes to Red Hat's historical financial statements.
(2) Red Hat's fiscal year ended on February 29, 1996.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The unaudited pro forma combined balance sheet as of November 30, 1999 and the unaudited pro forma combined statements of operations for the year ended February 28, 1999 and the nine months ended November 30, 1999 combine the pooled balance sheet and supplemental pooled statements of operations of Red Hat and the historical balance sheets and historical statements of operations of HKS as if the acquisition of HKS, which occurred on January 7, 2000, had been completed on November 30, 1999 for purposes of the presentation of the unaudited pro forma combined balance sheet and as of March 1, 1998 and March 1, 1999 for purposes of the presentation of the unaudited pro forma statements of operations.

    We purchased all of the outstanding common stock of HKS on January 6, 2000 in exchange for the issuance of up to a maximum of 796,670 shares of our common stock. The total purchase price of the HKS acquisition was approximately
$57.9 million and has been accounted for using the purchase method of accounting. At closing, we issued 478,004 shares of our common stock with a fair value of approximately $57.7 million to the stockholders of HKS. We committed to issue up to 239,000 shares to certain HKS stockholders over a three-year period contingent upon their continued employment with us. Up to an additional 79,666 shares will be issued upon the achievement by the HKS business of certain performance targets which shares are not reflected in these pro forma combined financial statements due to uncertainty of whether they will be issued. The unaudited pro forma combined financial statements should be read together with the supplemental pooled consolidated financial statements including the notes to these statements of Red Hat and the historical financial statements of HKS and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this prospectus.

    The pro forma adjustments reflecting the consummation of the HKS acquisition are based on the purchase method of accounting, available financial information and certain estimates and assumptions set forth in the notes to the unaudited pro forma combined financial data. The unaudited pro forma combined financial statements reflects our best estimates; however, the final purchase price allocation and the actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to various factors, including, without limitation, access to additional financial information and changes in value. The pro forma adjustments do not reflect any operating efficiencies or cost savings that may be achievable with respect to the combined businesses of Red Hat and HKS.

    The unaudited pro forma financial statements as of and for the year ended February 28, 1999 and as of and for the nine months ended November 30, 1999, do not purport to represent what the actual financial condition or results of operations of the combined businesses would have been if the acquisition of HKS had occurred on the dates indicated in these pro forma combined financial statements nor does this information purport to project our results for any future period.

                        PRO FORMA COMBINED CONSOLIDATED
                                 BALANCE SHEET
                               NOVEMBER 30, 1999

                                               RED HAT
                                             SUPPLEMENTAL
                                                POOLED            HKS
                                             NOVEMBER 30,    SEPTEMBER 30,                      PRO FORMA
                                                 1999             1999          COMBINED       ADJUSTMENTS      PRO FORMA
                                            --------------   --------------   -------------   -------------   -------------
                                             (UNAUDITED)      (UNAUDITED)      (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
Current assets:
  Cash and cash equivalents...............   $ 21,389,709       $ 62,988      $ 21,452,697                    $  21,452,697
  Short-term investments..................      7,630,705             --         7,630,705                        7,630,705
  Accounts receivable, net................      8,993,322             --         8,993,322                        8,993,322
  Inventory...............................      1,853,711             --         1,853,711                        1,853,711
  Prepaids and other current assets.......      1,530,827          8,585         1,539,412                        1,539,412
                                             ------------       --------      ------------    ------------    -------------
    Total current assets..................     41,398,274         71,573        41,469,847                       41,469,847
Property and equipment, net...............      7,640,897         28,150         7,669,047                        7,669,047
Other Assets..............................      1,823,789             --         1,823,789                        1,823,789
Goodwill and other intangibles............             --        575,721           575,721    $   (575,721)(c)    57,743,278
                                                                                                57,743,278 (a)
Investments...............................     76,633,119             --        76,633,119                       76,633,119
                                             ------------       --------      ------------    ------------    -------------
    Total assets..........................   $127,496,079       $675,444      $128,171,523    $ 57,167,557    $ 185,339,080
                                             ============       ========      ============    ============    =============
Current liabilities
  Accounts payable........................   $  5,500,110       $108,322      $  5,608,432                    $   5,608,432
  Royalties Payable.......................        221,343             --           221,343                          221,343
  Accrued Expenses........................      5,640,631         48,131         5,688,762                        5,688,762
  Deferred revenue........................      9,583,002         10,977         9,593,979                        9,593,979
  Short-term notes payable................        504,968             --           504,968                          504,968
  Current portion of capital lease
    obligation............................        490,072          1,267           491,339                          491,339
                                             ------------       --------      ------------    ------------    -------------
    Total current liabilities.............     21,940,126        168,697        22,108,823                       22,108,823
Long-term liabilities
  Long-term notes payable.................        583,333             --           583,333                          583,333
  Long-term capital lease obligations.....        246,002          5,878           251,880                          251,880
                                             ------------       --------      ------------    ------------    -------------
    Total long-term liabilities...........        829,335          5,878           835,213                          835,213
Mandatorily redeemable preferred stock....      6,252,000             --         6,252,000                        6,252,000
Stockholders' equity:
  Preferred stock.........................     12,746,234             --        12,746,234                       12,746,234
  Common stock............................         13,909        962,233           976,142        (962,233)(d)        13,957
                                                                                                        48 (a)
  Additional paid in capital..............    121,224,328             --       121,224,328      57,670,644 (a)   207,730,813
                                                                                                28,835,350 (b)
  Shareholder receivable..................     (2,824,908)        (2,757)       (2,827,665)                      (2,827,665)
  Deferred compensation...................     (8,474,657)            --        (8,474,657)    (28,835,350)(b)   (37,310,007)
  Accumulated other comprehensive loss....       (212,289)            --          (212,289)                        (212,289)
  Accumulated deficit.....................    (23,997,999)      (458,607)      (24,456,606)        458,607 (d)   (23,997,999)
                                             ------------       --------      ------------    ------------    -------------
    Total stockholders'
      equity (deficit)....................     98,474,618        500,869        98,975,487      57,167,557      156,143,044
                                             ------------       --------      ------------    ------------    -------------
    Total liabilities and stockholders'
      equity (deficit)....................   $127,496,079       $675,444      $128,171,523    $ 57,167,557    $ 185,339,080
                                             ============       ========      ============    ============    =============

------------------------------

(a) Reflects the value of the 478,004 shares of our common stock issued to acquire HKS on January 6, 2000, based on the average closing price of our common stock of $120.65 for the three day period immediately preceding and following the date of our announcement of the acquisition of HKS. The following is a calculation of the goodwill and other intangibles recorded in the HKS acquisition:

Market Value of Shares Issued                                 $57,671,183
Net liabilities assumed                                            72,095
                                                              -----------
  Goodwill and other intangibles                              $57,743,278

(b) Reflects the value of the 239,000 shares of our common stock to be issued to certain HKS stockholders contingent on their continued employment with us for a period of three years after the date of the acquisition.

(c) Reflects the elimination of the existing goodwill on the books of HKS.

(d) Reflects the elimination of the stockholders' equity balances of HKS as this acquisition is being accounted for using the purchase method of accounting.

                        PRO FORMA COMBINED CONSOLIDATED
                       UNAUDITED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED FEBRUARY 28, 1999

                                      RED HAT
                                    SUPPLEMENTAL
                                       POOLED               HKS
                                     YEAR ENDED         YEAR ENDED
                                    FEBRUARY 28,       DECEMBER 31,                       PRO FORMA      PRO FORMA
                                        1999               1998             COMBINED     ADJUSTMENTS      COMBINED
                                   --------------   -------------------   ------------   ------------   ------------
                                                         (AUDITED)        (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Revenue:
Software and related products....   $11,140,391          $  33,694        $ 11,174,085                  $ 11,174,085
Web..............................            --                 --                  --                            --
Services and other...............    21,891,291              2,443          21,893,734                    21,893,734
                                                                                    --                            --
                                    -----------          ---------        ------------   ------------   ------------
    Total revenue................    33,031,682             36,137          33,067,819                    33,067,819
                                    -----------          ---------        ------------   ------------   ------------
Cost of Revenue
  Software and related
    products.....................     4,104,903             23,364           4,128,267                     4,128,267
  Web............................            --                 --                  --                            --
  Services and other.............     8,610,686             21,238           8,631,924                     8,631,924
                                    -----------          ---------        ------------   ------------   ------------
    Total cost of revenue........    12,715,589             44,602          12,760,191                    12,760,191
                                    -----------          ---------        ------------   ------------   ------------
Gross profit (loss)..............    20,316,093             (8,465)         20,307,628                    20,307,628
                                    -----------          ---------        ------------   ------------   ------------
Operating expense:
  Sales and marketing............    11,051,549             28,048          11,079,597                    11,079,597
  Research and development.......     8,477,818            114,155           8,591,973                     8,591,973
  General and administrative.....     5,664,561            143,992           5,808,553                     5,808,553
  Stock-based compensation.......       227,261                 --             227,261   $ 9,611,783 (b)    9,839,044
  Mergers and acquisitions.......            --                 --                  --                            --
  Purchased in process research
    and development..............            --                 --                  --                            --
Amortization of goodwill.........            --                 --                  --    19,247,759(a)   19,247,759
                                    -----------          ---------        ------------   ------------   ------------
    Total operating expenses.....    25,421,189            286,195          25,707,384    28,859,543      54,566,927
                                    -----------          ---------        ------------   ------------   ------------
Income (loss) from operations....    (5,105,096)          (294,660)         (5,399,756)  (28,859,543)    (34,259,299)
                                    -----------          ---------        ------------   ------------   ------------
Other income (expense)
  Interest income................       376,039                 --             376,039                       376,039
  Interest expense...............      (336,672)                --            (336,672)                     (336,672)
                                    -----------          ---------        ------------   ------------   ------------
    Other income (expense), net..        39,367                 --              39,367                        39,367
                                    -----------          ---------        ------------   ------------   ------------
Income (loss) before income
  taxes..........................    (5,065,729)          (294,660)         (5,360,389)  (28,859,543)    (34,219,932)
Provision for (benefit from)
  income taxes...................       722,216                 --             722,216                       722,216
                                    -----------          ---------        ------------   ------------   ------------
Net loss.........................    (5,787,945)          (294,660)         (6,082,605)  (28,859,543)    (34,942,148)
Accretion on mandatorily
  redeemable preferred stock.....       (39,356)                --             (39,356)                      (39,356)
                                    -----------          ---------        ------------   ------------   ------------
Net loss available to common
  stockholders...................   $(5,827,301)         $(294,660)       $ (6,121,961)  $(28,859,543)  $(34,981,504)
                                    ===========          =========        ============   ============   ============
Pro forma combined loss per share
  basic and diluted..............                                                                       $      (0.39)
                                                                                                        ============
Pro forma combined weighted
  average shares outstanding.....                                                                       $ 88,865,644
                                                                                                        ============

------------------------------

(a) Reflects amortization of goodwill and intangible assets recorded in the HKS acquisition using a three year life assuming the acquisition occurred on March 1, 1998.

(b) Reflects amortization of deferred compensation recorded as part of the HKS acquisition over the required employment period of three years assuming the acquisition occurred on March 1, 1998.

                        PRO FORMA COMBINED CONSOLIDATED
                     UNAUDITED STATEMENT OF OPERATIONS DATA
                  FOR THE NINE MONTHS ENDED NOVEMBER 30, 1999

                                                            HKS
                                           RED HAT        PERIOD           HKS
                                        SUPPLEMENTAL       FROM        PERIOD FROM
                                           POOLED       JANUARY 1,      MARCH 10,
                                         NINE MONTHS       1999            1999
                                            ENDED           TO              TO
                                        NOVEMBER 30,     MARCH 9,     SEPTEMBER 30,                    PRO FORMA      PRO FORMA
                                            1999           1999            1999          COMBINED     ADJUSTMENTS      COMBINED
                                        -------------   -----------   --------------   ------------   ------------   ------------
                                         (UNAUDITED)     (AUDITED)      (AUDITED)      (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Revenue:
Software and related products.........  $  9,735,698     $ 11,714       $  84,578      $  9,831,990                  $  9,831,990
Web...................................       626,384           --              --           626,384                       626,384
Services and other....................    19,249,449        5,858           4,669        19,259,976                    19,259,976
                                        ------------     --------       ---------      ------------   ------------   ------------
    Total revenue.....................    29,611,531       17,572          89,247        29,718,350                    29,718,350
                                        ------------     --------       ---------      ------------   ------------   ------------
Cost of Revenue
  Software and related products.......     4,843,580        8,872          25,354         4,877,806                     4,877,806
  Web.................................       626,756           --          15,025           641,781                       641,781
  Services and other..................    10,559,114        5,258              --        10,564,372                    10,564,372
                                        ------------     --------       ---------      ------------   ------------   ------------
    Total cost of revenue.............    16,029,450       14,130          40,379        16,083,959                    16,083,959
                                        ------------     --------       ---------      ------------   ------------   ------------
Gross profit..........................    13,582,081        3,442          48,868        13,634,391                    13,634,391
                                        ------------     --------       ---------      ------------   ------------   ------------
Operating expense:
  Sales and marketing.................    15,353,663           --          23,362        15,377,025                    15,377,025
  Research and development............     7,894,877       29,703          87,826         8,012,406                     8,012,406
  General and administrative..........     5,628,311       43,462         395,755         6,067,528                     6,067,528
  Stock-based compensation............     1,641,507           --              --         1,641,507     7,208,838(b)    8,850,345
  Mergers and acquisitions............       123,887           --              --           123,887                       123,887
  Purchased in process research and
    development.......................            --                           --                --                            --
    Amortization of Goodwill..........            --           --              --                --    14,435,819(a)   14,435,819
                                        ------------     --------       ---------      ------------   ------------   ------------
    Total operating expenses..........    30,642,245       73,165         506,943        31,222,353    21,644,657      52,867,010
                                        ------------     --------       ---------      ------------   ------------   ------------
Income (loss) from operations.........   (17,060,164)     (69,723)       (458,075)      (17,587,962)  (21,644,657)    (39,232,619)
                                        ------------     --------       ---------      ------------   ------------   ------------
Other income (expense)
  Interest income.....................     2,508,166           --              --         2,508,166                     2,508,166
  Interest expense....................      (439,908)        (105)           (532)         (440,545)                     (440,545)
                                        ------------     --------       ---------      ------------   ------------   ------------
    Other income (expense), net.......     2,068,258         (105)           (532)        2,067,621                     2,067,621
                                        ------------     --------       ---------      ------------   ------------   ------------
Income (loss) before income taxes.....   (14,991,906)     (69,828)       (458,607)      (15,520,341)  (20,470,499)    (37,164,988)
Provision for (benefit from) income
  taxes...............................       240,981           --              --           240,981                       240,981
                                        ------------     --------       ---------      ------------   ------------   ------------
Net loss..............................   (15,232,887)     (69,828)       (458,607)      (15,761,322)  (20,470,499)    (36,924,017)
Accretion on mandatorily redeemable
  preferred stock.....................       (82,473)          --              --           (82,473)                      (82,473)
                                        ------------     --------       ---------      ------------   ------------   ------------
Net loss available to common
  stockholders........................  $(15,315,360)    $(69,828)      $(458,607)     $(15,843,795)  $(20,470,499)  $(37,006,490)
                                        ============     ========       =========      ============   ============   ============
Pro forma combined loss per share--
  basic and diluted                                                                                                  $      (0.29)
                                                                                                                     ============
Pro forma combined weighted average
  shares outstanding..................                                                                                127,525,798
                                                                                                                     ============

------------------------------

(a) Reflects amortization of goodwill and intangible assets recorded in the HKS acquisition using a three year life assuming the acquisition occurred on March 1, 1999.

(b) Reflects amortization of deferred compensation recorded as part of the HKS acquisition over the required employment period of three years assuming the acquisition occurred on March 1, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH RED HAT'S FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS".

                                    OVERVIEW

    We are a leading global developer and provider of open source software and solutions, and have built a comprehensive web site dedicated to the open source software community. We were incorporated in Connecticut in March 1993 as ACC Corp., Inc. In September 1995, we changed our name to Red Hat Software, Inc. In September 1998, we reincorporated in Delaware. In June 1999, we changed our name to Red Hat, Inc. We have financed our activities to date through proceeds from the sale of equity securities and cash flow from operations.

    In January 2000, we acquired Cygnus in a transaction accounted for as a pooling of interests. As a result of this acquisition, our historical financial statements will be restated, commencing with our first publication of financial statements covering a period in which the acquisition was consummated (the period ending February 29, 2000), to include the results of operations and accounts of Cygnus for all periods presented. In January 2000, we acquired HKS in a transaction accounted for in accordance with the purchase method of accounting. As a result, our results of operations will include the results of operations of HKS from the date of the acquisition. The discussion and analysis which follows covers both:

    - Red Hat's historical financial statements, without giving effect to the pooling of interests with Cygnus, as those financial statements remain our financial statements until we report results of operations for the period ending February 29, 2000; and

    - Red Hat's pooled financial statements, which give effect to the acquisition of Cygnus, and which will become Red Hat's historical financial statements at the time we report results of operations for the period ending February 29, 2000.

    Sales of Official Red Hat Linux have historically represented our principal source of revenue. We derive our software and related products revenue primarily from the sale of software products:

    - through distributors to enterprise and retail accounts;

    - directly to individual users and enterprises through our REDHAT.COM web site and our call center; and

    - from original equipment manufacturers which license our software directly.

    We recognize revenue from software product sales to distributors and original equipment manufacturers for which no technical support is provided at the time our products are shipped, net of a reserve for estimated sales returns. This reserve is recognized based on our historical experience with these distributors' rates of sell-through to the end user. Revenue from the sale of software products to individual users and enterprises for which no technical support is provided is recognized on the date we ship the software products. Upon the release of Version 6.0 of Red Hat Linux in May 1999, we began selling Official Red Hat Linux and Red Hat Secure Web Server with 30 days of free telephone technical support, 90 days of free e-mail technical support and 180 days of subscription services. In accordance with the provisions of Statement of Opinion No. 97-2 ``Software Revenue Recognition", we are recognizing all of the revenue from the sale of Versions 6.0 and 6.1 of Official Red Hat Linux ratably over the period that the technical support and subscription services are provided in proportion to the costs incurred to provide such technical support and subscription services as compared to estimated total costs to be incurred.

    Cygnus recognized revenue on the sale of its software products at the date such products were shipped to the distributor or customer net of a reserve for estimated sales returns. This reserve was recognized based on each individual distributor's right of return under the distribution agreement and Cygnus's historical experience of sales returns of its software products. Cygnus used the same method of revenue recognition for product sales for which no technical support is provided as we do, and we intend to continue to use this method for these sales.

    We have recently added new features to our REDHAT.COM web site and intend to develop additional features which we believe will result in an increase in both the number of visitors who access our web site and in revenue generated through our web site, including through

    - the sale of our own software and solutions;

    - the sale of third-party products;

    - the sale of products co-branded or bundled with third-party products; and

    - the sale of advertising.

    Web revenue is currently derived principally from short-term advertising contracts in which we typically guarantee a minimum number of impressions to be delivered to users over a specified period of time for a fixed fee. Advertising rates are typically measured on a cost per thousand impressions basis. Advertising revenue is recognized ratably in the period in which the advertisement is displayed, provided that we have no significant remaining obligations, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight line basis over the term of the contract. If we do not meet minimum guaranteed impressions requirements, we defer recognition of the corresponding revenue until the minimum number of guaranteed impressions is achieved. We did not generate revenue from the sale of advertising on our web site until the first quarter of the fiscal year ending February 29, 2000.

    Prior to March 1999, we provided only minimal service offerings to our customers. In March 1999, we developed and expanded our service offerings to include comprehensive technical support and maintenance, developer support, custom development, consulting, training and education and hardware certification services. Although these services generated only an insignificant amount of revenue through February 28, 1999, we earned $3.4 million in service revenue during the nine months ended November 30, 1999. We believe that the expansion of our service offerings will cause our services revenue to continue to increase significantly as a percentage of total revenue in the fiscal year ending February 29, 2000. Revenue from technical support and maintenance arrangements is deferred and recognized ratably over the term of the related agreement, which is typically one year. Revenue from custom development, consulting, training and education services, developer support and hardware certification services, is recognized as the services are provided.

    Cygnus provides custom development services for integrated device manufacturers and also provides engineering services and developer support services for microprocessor and product manufacturing companies. Cygnus recognized revenue on its service arrangements on the percentage of completion method over the term of the related development agreement. These custom development arrangements generally have a term of three to six months. Support and maintenance arrangements typically have terms of three months to two years. Revenue from ongoing technical support and maintenance services was recognized ratably over the term of the related technical support and maintenance agreement. We intend to continue to use this method of revenue recognition for these services.

    Our software products are sold worldwide. For the fiscal year ended February 28, 1999, all of our revenue came from North America, except for less than $50,000 in royalties received from international sources. In August 1999, we established international operations, and we expect total revenue derived from sales outside of North America to increase in the fiscal year ending February 29, 2000 as we expand these operations.

    We have historically experienced fluctuations in our results of operations related to the release of new versions of Red Hat Linux. We believe our customers' anticipation of the release of these new versions has historically resulted in, and will continue to result in, a decline in sales for several months prior to the release and an increase in sales immediately following the release. Prior to our release of Version 6.0 of Official Red Hat Linux in May 1999 and of Version 6.1 of Official Red Hat Linux in October 1999, software product sales decreased, but after each release we experienced an immediate significant increase in both the volume and dollar amount of software product sales. In addition, we believe that revenue from the sale of Official Red Hat Linux and related products will decline as a percentage of total revenue in the future as we continue to expand our services offerings and execute our web initiatives.

    Sales of software products to distributors comprised $0.7 million or 26.1% of total historical software and related products revenue in the fiscal year ended February 28, 1997, $0.9 million or 17.3% of total historical software and related products revenue in the fiscal year ended February 28, 1998, $5.9 million or 58.2% of total historical software and related products revenue in the fiscal year ended February 28, 1999 and $6.3 million or 73.7% of total historical software and related products revenue for the nine months ended November 30, 1999. Sales of software products to end users through our REDHAT.COM web site and call center comprised $1.9 million or 73.9% of total historical software and related products revenue in the fiscal year ended February 28, 1997, $3.0 million or 58.8% of total historical software and related products revenue in the fiscal year ended February 28, 1998, $3.2 million or 29.6% of total historical software and related products revenue in the fiscal year ended February 28, 1999 and $1.8 million or 20.5% of total historical software and related products revenue for the nine months ended November 30, 1999.

    We plan to expand sales through distributors as well as direct sales through our web site. We continue to expand our original equipment manufacturer relationships and expect related revenue for the fiscal year ending
February 29, 2000 to increase as a percentage of total revenue as compared to the fiscal year ended February 28, 1999.

    Sales to Frank Kasper & Associates, one of our primary distributors, constituted approximately 16.0% of total historical revenue in the fiscal year ended February 28, 1997, and 26.0% of total historical revenue in the fiscal year ended February 28, 1998. Sales to Frank Kasper & Associates and to Ingram Micro, our two largest distributors in fiscal 1999, comprised 54.0% of total historical revenue in the fiscal year ended February 28, 1999 and 62.0% of total historical revenue in the nine months ended November 30, 1999. We provide our distributors an advertising allowance on a quarterly basis, determined upon our approval of the distributors' advertising plans. Distributors must then submit to us a detailed list of expenses incurred by us. We pay all approved expenses and recognize these costs as a component of sales and marketing expense as such expenses are incurred.

    We employed 233 people at December 31, 1999, compared to 103 at March 1, 1999. This increase in headcount resulted primarily from:

    - an increase in services personnel associated with our efforts to develop our services organization;

    - an increase in research and development personnel;

    - the commencement of international operations; and

    - an increase in administrative personnel as we recruited our management team.

In addition, our acquisitions of Cygnus and HKS in January 2000 added approximately 185 employees, resulting in total headcount in excess of 400 employees. We expect to continue to increase expenses associated with our sales and marketing, research and development and general and administrative groups in anticipation of continued growth and expansion. Given the expected increase in headcount, we anticipate that we will need to either expand our existing offices or lease additional office space at a separate location within the next 12 months. We believe that this expansion will result in an increase in total facilities costs.

                        HISTORICAL RESULTS OF OPERATIONS

    The following table sets forth the historical results of operations for Red Hat expressed as a percentage of total revenue. These historical results are not necessarily indicative of results to be expected for any future period.

                                                                                               NINE MONTHS ENDED
                                                              YEAR ENDED FEBRUARY 28,            NOVEMBER 30,
                                                           ------------------------------   -----------------------
                                                             1997       1998       1999        1998         1999
                                                           --------   --------   --------   ----------   ----------
                                                                                                  (UNAUDITED)
Revenue:
  Software and related products..........................   100.0%      99.5%      92.8%       91.5%        68.0%
  Web....................................................     0.0        0.0        0.0         0.0          5.0
  Services and other.....................................     0.0        0.5        7.2         8.5         27.0
                                                            -----      -----      -----       -----        -----
Total revenue............................................   100.0      100.0      100.0       100.0        100.0
                                                            -----      -----      -----       -----        -----

Cost of revenue:
  Software and related products..........................    46.3       42.9       37.2        37.2         37.6
  Web....................................................     0.0        0.0        0.0         0.0          5.0
  Services and other.....................................     0.0        0.0        0.2         0.0         16.3
                                                            -----      -----      -----       -----        -----
Total cost of revenue....................................    46.3       42.9       37.4        37.2         58.9
                                                            -----      -----      -----       -----        -----
Gross profit.............................................    53.7       57.1       62.6        62.8         41.1
                                                            -----      -----      -----       -----        -----

Operating expense:
  Sales and marketing....................................    18.8       24.3       28.6        23.1         60.4
  Research and development...............................    12.5       17.5       20.6        20.0         33.0
  General and administrative.............................    20.2       15.5       13.7        14.7         22.8
  Stock-based compensation...............................     0.0        0.0        0.0         0.0          8.0
  Mergers and acquisitions...............................     0.0        0.0        0.0         0.0          1.0
                                                            -----      -----      -----       -----        -----
Total operating expense..................................    51.5       57.3       62.9        57.8        125.2
                                                            -----      -----      -----       -----        -----

Income (loss) from operations............................     2.2       (0.2)      (0.3)        5.0        (84.1)
Other income (expense), net..............................    (0.9)       0.4        1.5         0.8         14.4
                                                            -----      -----      -----       -----        -----
Income (loss) before income taxes........................     1.3        0.2        1.2         5.8        (69.7)
Provision for income taxes...............................     0.0        0.1        2.0         3.0          0.0
                                                            -----      -----      -----       -----        -----

Net income (loss)........................................     1.3        0.1       (0.8)        2.8        (69.7)
Accretion on mandatorily redeemable preferred stock......     0.0        0.0       (0.4)       (0.2)        (0.7)
                                                            -----      -----      -----       -----        -----
Net income (loss) available to common stockholders.......     1.3%       0.1%      (1.2)%       2.6%       (70.4)%
                                                            =====      =====      =====       =====        =====

NINE MONTHS ENDED NOVEMBER 30, 1999 AND 1998

TOTAL REVENUE

    Total revenue increased to $12.6 million in the nine months ended
November 30, 1999 from $7.1 million in the nine months ended November 30, 1998. The majority of our revenue in the nine months ended November 30, 1999 came from customers located in the United States. However, in August 1999, we established international operations that began to generate revenue in the fiscal quarter ended November 30, 1999. Our international revenue totalled $1.0 million in the nine months ended November 30, 1999 as compared to less than $50,000 in the nine months ended November 30, 1998, which consisted entirely of royalty revenue. We expect that our revenue from international sources will increase in the future.

    SOFTWARE AND RELATED PRODUCTS REVENUE

    Software and related products revenue is comprised primarily of revenue from sales of Official Red Hat Linux and related software products and sales of publications about Linux-based operating systems. Software and related products revenue increased to $8.6 million in the nine months ended November 30, 1999 from $6.5 million in the nine months ended November 30, 1998. In addition, we generated software and related products revenue of $0.5 million from our international operations in the nine months ended November 30, 1999 as compared to zero in the nine months ended November 30, 1998. The increase in software and related products revenue is primarily due to the release of Version 6.0 of Official Red Hat Linux in May 1999 and the release of Version 6.1 of Official Red Hat Linux in October 1999. As a percentage of total revenue, software and related products revenue decreased to 68.0% in the nine months ended
November 30, 1999 from 91.5% in the nine months ended November 30, 1998. This decrease was due to the increase in web revenue and services and other revenue. Software and related products revenue was comprised almost entirely of revenue from sale of software products in the nine months ended November 30, 1999.

    WEB REVENUE

    Web revenue is comprised primarily of fees generated from short-term contracts with advertisers to display advertisements on our web site. Web revenue increased to $0.6 million in the nine months ended November 30, 1999 from zero in the nine months ended November 30, 1998. As a percentage of total revenue, web revenue increased to 5.0% in the nine months ended November 30, 1999. These increases were due to the commencement of our web initiatives during the fiscal year ending February 29, 2000. We expect web revenue to increase as a percentage of revenue in the future as advertising revenue and revenue from the sale of third-party products and products co-branded or bundled with third-party products continue to grow.

    SERVICES AND OTHER REVENUE

    Services and other revenue is primarily comprised of technical support and maintenance fees, custom development fees, training and education fees and royalties received from licensing our trademarks. Services and other revenue increased to $3.4 million in the nine months ended November 30, 1999 from $0.6 in the nine months ended November 30, 1998. As a percentage of total revenue, services and other revenue increased to 27.0% in the nine months ended
November 30, 1999 from 8.5% in the nine months ended November 30, 1998. These increases resulted primarily from an increase in training and education revenue earned in the nine months ended November 30, 1999 as we expanded our course offerings, and, to a lesser extent, from an increase in technical support and maintenance revenue as we began to sell technical support and maintenance services during the second quarter of the fiscal year ending February 29, 2000. In addition, we generated services and other revenue of $0.5 million from our international operations in the nine months ended November 30, 1999 as compared to zero in the nine months ended November 30, 1998.

COST OF REVENUE

    COST OF SOFTWARE AND RELATED PRODUCTS

    Cost of software and related products primarily consists of expenses we incur to manufacture, package and distribute our products and related documentation. These costs include expenses for physical media, literature and packaging, fulfillment and shipping. Also included are royalties we paid for licensing third-party applications included in our software products. Cost of software and related products increased to $4.7 million in the nine months ended November 30, 1999 from $2.6 million in the nine months ended November 30, 1998. The increase in cost of software and related products was directly related to the increase in sales of software and related products. As a percentage of software and related products revenue, cost of software and related products increased to 55.4% in the nine months ended November 30, 1999 from 40.7% in the nine months ended November 30, 1998. This increase was due to the offering of technical support and subscription services with the sale of Version 6.0 of Offical Red Hat Linux in May 1999 and Version 6.1 of Official Red Hat Linux in October 1999. This increase was also due to higher costs associated with the initiation of product sales by our international operations in the fiscal quarter ended November 30, 1999. We expect the cost of software and related products revenue of our international operations to decrease as a percentage of revenue in the future as sales volumes increase.

    WEB COSTS

    Web costs include the costs of developing advertising and supporting our web site. Web costs increased to $0.6 million in the nine months ended November 30, 1999 from zero in the nine months ended November 30, 1998. As a percentage of web revenue, web costs were 100.1% in the nine months ended November 30, 1999. These increases were due to the development of our web advertising group and our offering of web advertising for the first time during the fiscal year ending February 29, 2000. We expect web costs to decrease as a percentage of web revenue as this business becomes more established.

    COST OF SERVICES AND OTHER

    Cost of services and other was primarily comprised of salaries and other related costs incurred for technical support and maintenance, custom development, training and education and hardware certification services. We incur no direct costs related to royalties received from the licensing of our trademarks to third parties. Cost of services and other increased to $2.0 million in the nine months ended November 30, 1999 from zero in the nine months ended November 30, 1998. As a percentage of services and other revenue, cost of services and other was 60.1% in the nine months ended November 30, 1999. These increases were due to the addition of personnel to provide training and education and hardware certification courses and the development of our services organization.

    We expect cost of services and other to continue to increase as we further expand our service offerings and develop our services organization. Cost of services and other as a percentage of services and other revenue is expected to vary significantly from period to period depending upon:

    - the mix of services we provide;

    - whether such services are provided by us or third-party contractors; and

    - the overall utilization rate of our services staff.

GROSS PROFIT

    Gross profit increased to $5.2 million in the nine months ended
November 30, 1999 from $4.5 million in the nine months ended November 30, 1998. As a percentage of total revenue, gross profit decreased to 41.1% in the nine months ended November 30, 1999 from 62.8% in the nine months ended November 30, 1998. The increase in gross profit was due to the increased sales of our software products, which were primarily the result of the release of Version 6.0 of Official Red Hat Linux in May 1999 and Version 6.1 of Official Red Hat Linux in October 1999. The decrease in gross profit as a percentage of revenue was the result of the increase in costs related to the expansion, development and marketing of our service offerings during the fiscal year ending February 29, 2000 and higher costs associated with our international operations which were established in August 1999.

OPERATING EXPENSE

    SALES AND MARKETING

    Sales and marketing expense consists primarily of salaries and other related costs for sales and marketing personnel, sales commissions, travel, public relations and marketing materials and tradeshows. Sales and marketing expense increased to $7.6 million in the nine months ended November 30, 1999 from $1.6 million in the nine months ended November 30, 1998. As a percentage of total revenue, sales and marketing expense increased to 60.4% in the nine months ended November 30, 1999 from 23.1% in the nine months ended November 30, 1998. These increases were due to higher advertising and promotional costs incurred to promote the release of Versions 6.0 and 6.1 of Official Red Hat Linux during the nine months ended November 30, 1999 and to promote REDHAT.COM and our service offerings. In addition, we incurred a significant amount of sales and marketing expense in the nine months ended November 30, 1999 related to our international operations, which were established in August 1999. These increases were also due to higher costs resulting from joint marketing arrangements with distributors. We expect sales and marketing expense to continue to increase in dollar amount as we promote the expansion of our services offerings and web site and expand our international operations.

    RESEARCH AND DEVELOPMENT

    Research and development expense consists primarily of personnel and related costs for development of our software products and web site. Research and development expense increased to $4.2 million in the nine months ended
November 30, 1999 from $1.4 million in the nine months ended November 30, 1998. As a percentage of total revenue, research and development expense increased to 33.0% in the nine months ended November 30, 1999 from 20.0% in the nine months ended November 30, 1998. These increases resulted from increased spending related to the development of our web initiatives and costs incurred to complete the development of Versions 6.0 and 6.1 of Official Red Hat Linux. We expect research and development expenses to continue to increase in dollar amount in the future as we continue to develop our web site and create additional features for Red Hat Linux.

    GENERAL AND ADMINISTRATIVE

    General and administrative expense consists primarily of personnel and related costs for general corporate functions, including finance, accounting, legal, human resources, facilities and information systems expenses. General and administrative expense increased to $2.9 million in the nine months ended November 30, 1999 from $1.0 million in the nine months ended November 30, 1998. As a percentage of total revenue, general and administrative expense increased to 22.8% in the nine months ended November 30, 1999 from 14.7% in the nine months ended November 30, 1998. These increases resulted from:

    - an increase in payroll costs due to an increase in the number of general and administrative personnel to support the growth of our business;

    - an increase in legal and accounting costs due to our initial public offering and our geographic expansion; and

    - an increase in insurance costs as a result of our becoming a public company.

    We expect general and administrative expense to continue to increase in dollar amount as we add administrative personnel to support our business expansion.

    STOCK-BASED COMPENSATION

    Stock-based compensation expense consists of the amortization of deferred compensation related to stock options granted to employees, primarily new members of our management team that were recruited immediately prior to our initial public offering in August 1999, with an exercise price below the fair market value of our common stock at the date of grant. Deferred compensation is amortized over the vesting period of the related stock options, which is generally four years. Stock-based compensation expense increased to $1.0 million in the nine months ended November 30, 1999 from zero in the nine months ended November 30, 1998. As a percentage of total revenue, stock based compensation expense increased to 8.0% in the nine months ended November 30, 1999. Stock-based compensation is expected to be approximately $2.3 million on an annual basis through 2003.

    MERGERS AND ACQUISITIONS

    Mergers and acquistions expense consists of costs incurred in connection with investigating potential acquisitions and acquisitions accounted for using the pooling of interests method of accounting. Mergers and acquisitions expense increased to $0.1 million in the nine months ended November 30, 1999 from zero in the nine months ended November 30, 1998. As a percentage of total revenue, mergers and acquisitions expense increased to 1.0% in the nine months ended November 30, 1999. At November 30, 1999, we deferred $0.2 million in costs related to the acquisition of Cygnus which will be expensed in the fiscal quarter ending February 29, 2000.

OTHER INCOME (EXPENSE), NET

    Other income (expense) consists of interest income earned on cash deposited in money market accounts and other short-term investments, net of interest expense incurred on capital leases. Other income (expense), net increased to income of $1.8 million in the nine months ended November 30, 1999 from income of $62,000 in the nine months ended November 30, 1998. As a percentage of total revenue, other income (expense), net increased to 14.4% in the nine months ended November 30, 1999 from 0.8% in the nine months ended November 30, 1998. These increases resulted from higher average cash and investment balances in the nine months ended November 30, 1999 as compared to the nine months ended
November 30, 1998 due to the receipt of proceeds from the sale of preferred stock in September 1998 and in February, March and April 1999, and proceeds from the sale of our common stock in our initial public offering in August 1999.

PROVISION FOR INCOME TAXES

    Provision for income taxes decreased to zero for the nine months ended November 30, 1999 from $0.2 million in the nine months ended November 30, 1998. This decrease resulted from the decrease in our taxable income in the nine months ended November 30, 1999 as compared to the nine months ended
November 30, 1998.

ACCRETION OF MANDATORILY REDEEMABLE PREFERRED STOCK

    The increase in the accretion from mandatorily redeemable preferred stock to $82,000 in the nine months ended November 30, 1999 from $16,000 for the nine months ended November 30, 1998 was due to the fact that prior to September 1998 we had no outstanding mandatorily redeemable preferred stock. Accretion of mandatorily redeemable preferred stock ceased with the completion of our initial public offering in August 1999 when all outstanding mandatorily redeemable preferred stock converted to common stock.

FISCAL YEARS ENDED FEBRUARY 28, 1999 AND 1998

TOTAL REVENUE

    Total revenue increased 109.3% to $10.8 million in the fiscal year ended February 28, 1999 from $5.2 million in the fiscal year ended February 28, 1998.

    SOFTWARE AND RELATED PRODUCTS REVENUE

    Software and related products revenue increased 95.1% to $10.0 million, or 92.8% of total revenue, in the fiscal year ended February 28, 1999 from $5.1 million, or 99.5% of total revenue, in the fiscal year ended February 28, 1998. The decrease in software and related products revenue as a percentage of total revenue was due to the increase in services and other revenue.

    Software products revenue increased to $9.0 million during the fiscal year ended February 28, 1999 from $3.9 million for the fiscal year ended
February 28, 1998. The increase in software products revenue was due to higher sales of Official Red Hat Linux. We met the higher demand for Official Red Hat Linux by establishing a relationship with a major distributor in November 1998 and subsequently adding prominent national computer and software retailers.

    Related products revenue decreased to $1.0 million during the fiscal year ended February 28, 1999 compared to $1.2 million in the fiscal year ended February 28, 1998. During the fiscal year ended February 28, 1999, we reduced the number of publications that we published and distributed to focus our efforts on our software products.

    SERVICES AND OTHER REVENUE

    Services and other revenue increased to $0.8 million in the fiscal year ended February 28, 1999 from $24,000 in the fiscal year ended February 28, 1998. As a percentage of total revenue, services and other revenue increased to 7.2% in the fiscal year ended February 28, 1999 from 0.5% in the fiscal year ended February 28, 1998.

    Services and other revenue was comprised of $0.1 million in services revenue and $0.7 million in royalties for the fiscal year ended February 28, 1999 compared to no services revenue and $24,000 in royalties for the fiscal year ended February 28, 1998. The increase in services revenue resulted from the introduction of our training and education and hardware certification program in February 1999.

    The increase in royalties resulted from the licensing of some of our trademarks to third parties, nationally and internationally, as a way of increasing our market share in markets or geographic locations important to our business plan. This strategy allowed us to have a local presence without incurring the costs associated with establishing separate operations in each of these markets or geographic locations. During the fiscal year ended
February 28, 1999, we licensed some of our trademarks to publishers, who paid us a royalty based on their sales.

COST OF REVENUE

    COST OF SOFTWARE AND RELATED PRODUCTS

    Cost of software and related products increased 81.5% to $4.0 million in the fiscal year ended February 28, 1999 from $2.2 million in the fiscal year ended February 28, 1998. The increase in cost of software and related products was directly related to the increase in sales of software and related products. As a percentage of software and related products revenue, cost of software and related products decreased to 40.1% in the fiscal year ended February 28, 1999 from 43.1% in the fiscal year ended February 28, 1998. This decrease was due to the decline in royalties paid to third parties because of the reduction in the number of third-party applications included in our software products.

    COST OF SERVICES AND OTHER

    Cost of services for the fiscal year ended February 28, 1999 was primarily comprised of salaries and other related costs incurred for our training and education and hardware certification services which commenced in February 1999. Cost of services and other increased to $28,000 in the fiscal year ended February 28, 1999 from zero in the fiscal year ended February 28, 1998. As a percentage of services and other revenue, cost of services and other increased to 3.6% in the fiscal year ended February 28, 1999 from zero percent in the fiscal year ended February 28, 1998. These increases were due to greater costs associated with our preparation to expand our service offerings through the hiring of additional personnel.

GROSS PROFIT

    Gross profit increased 129.2% to $6.7 million in the fiscal year ended February 28, 1999 from $2.9 million in the fiscal year ended February 28, 1998. As a percentage of total revenue, gross profit increased to 62.6% in the fiscal year ended February 28, 1999 from 57.1% in the fiscal year ended February 28, 1998. These increases were primarily due to an increase in royalties received for licensing our trademarks to third parties of $0.7 million in the fiscal year ended February 28, 1999 for which we incurred no direct costs.

OPERATING EXPENSE

    SALES AND MARKETING

    Sales and marketing expense increased 146.2% to $3.1 million in the fiscal year ended February 28, 1999 from $1.3 million in the fiscal year ended
February 28, 1998. Costs associated with joint marketing arrangements with distributors totaled $0.1 million in the fiscal year ended February 28, 1999, as compared to zero in the fiscal year ended February 28, 1998. As a percentage of total revenue, sales and marketing expense increased to 28.6% in the fiscal year ended February 28, 1999 from 24.3% in the fiscal year ended February 28, 1998. These increases were due to greater costs attributable to cooperative marketing arrangements with distributors, which were approximately $0.1 million in the fiscal year ended February 28, 1999 and were zero in the fiscal year ended February 28, 1998, and extensive public relations activities in the fiscal year ended February 28, 1999 to promote our brand.

    RESEARCH AND DEVELOPMENT

    Research and development expense increased 145.9% to $2.2 million in the fiscal year ended February 28, 1999 from $0.9 million in the fiscal year ended February 28, 1998. As a percentage of total revenue, research and development expense increased to 20.6% in the fiscal year ended February 28, 1999 from 17.5% in the fiscal year ended February 28, 1998. These increases resulted from an increase in the number of research and development personnel necessary to support both expanded functionality and ease of use of Official Red Hat Linux, costs of personnel involved in the GNOME graphical user interface project, and increases in quality assurance and technical documentation projects.

    GENERAL AND ADMINISTRATIVE

    General and administrative expense increased 85.8% to $1.5 million in the fiscal year ended February 28, 1999 from $0.8 million in the fiscal year ended February 28, 1998. This increase resulted from:

    - an increase in payroll costs of $0.3 million due to the increase in the number of general and administrative personnel to 14 at February 28, 1999 from 5 at February 28, 1998;

    - an increase in legal and accounting costs of $0.4 million in the fiscal year ended February 28, 1999 incurred in connection with establishment of new business activities; and

    - to a lesser extent, due to approximately $60,000 in costs incurred associated with relocating our offices in January 1999.

    As a percentage of total revenue, general and administrative expense decreased to 13.7% in the fiscal year ended February 28, 1999 from 15.5% in the fiscal year ended February 28, 1998. This decrease was due primarily to revenue increasing at a higher rate than general and administrative expense.

    OTHER INCOME (EXPENSE), NET

    Other income (expense), net increased 656.6% to income of $0.2 million in the fiscal year ended February 28, 1999 from income of $20,000 in the fiscal year ended February 28, 1998. As a percentage of total revenue, other income (expense), net increased to 1.5% in the fiscal year ended February 28, 1999 from 0.4% in the fiscal year ended February 28, 1998. These increases resulted from higher average cash and cash equivalents and short-term investment balances in the fiscal year ended February 28, 1999 compared to fiscal 1998 due to receipt of proceeds from the sale of preferred stock in September 1998 and the repayment of outstanding notes payable during the fiscal year ended February 28, 1998.

    PROVISION FOR INCOME TAXES

    Provision for income taxes increased to $0.2 million in the fiscal year ended February 28, 1999 from $5,000 in the fiscal year ended February 28, 1998. Our effective tax rate increased to 173.6% of income before income taxes for the fiscal year ended February 28, 1999 from 38.7% of income for the fiscal year ended February 28, 1998. These increases resulted from the growth in our taxable income and an increase in the valuation allowance on our net deferred tax assets due to uncertainty of realization.

    ACCRETION OF MANDATORILY REDEEMABLE PREFERRED STOCK

    Accretion of mandatorily redeemable preferred stock of $39,000 in the fiscal year ended February 28, 1999 was a result of the issuance of mandatorily redeemable preferred stock in September 1998. Accretion of mandatorily redeemable preferred stock ceased with the completion of our initial public offering in August 1999 when all outstanding mandatorily redeemable preferred stock converted to common stock.

FISCAL YEARS ENDED FEBRUARY 28, 1998 AND 1997

TOTAL REVENUE

    Total revenue increased 98.1% to $5.1 million in the fiscal year ended February 28, 1998 from $2.6 million in the fiscal year ended February 28, 1997.

    SOFTWARE AND RELATED PRODUCTS REVENUE

    Software and related products revenue increased by 97.1% to $5.1 million in the fiscal year ended February 28, 1998 from $2.6 million in the fiscal year ended February 28, 1997. The increase in software and related products revenue resulted from increasing acceptance of Official Red Hat Linux by technical users as a viable operating system.

    SERVICES AND OTHER REVENUE

    Services and other revenue increased to $24,000 in the fiscal year ended February 28, 1998 from zero in the fiscal year ended February 28, 1997. This increase resulted from royalty payments received from international publishers of products bearing our trademarks in the fiscal year ended February 28, 1998.

COST OF REVENUE

    COST OF SOFTWARE AND RELATED PRODUCTS

    Cost of software and related products increased 83.5% to $2.2 million in the fiscal year ended February 28, 1998 from $1.2 million in the fiscal year ended February 28, 1997. The increase in cost of software and related products resulted from increased sales of our software and related products. As a percentage of software and related products revenue, cost of software and related products decreased to 42.9% in the fiscal year ended February 28, 1998 from 46.3% in the fiscal year ended February 28, 1997. This decrease was due to growing sales and declining costs on a per unit basis.

GROSS PROFIT

    Gross profit increased 110.6% to $2.9 million in the fiscal year ended February 28, 1998 from $1.4 million in the fiscal year ended February 28, 1997. As a percentage of total revenue, gross profit increased to 57.1% in the fiscal year ended February 28, 1998 from 53.7% in the fiscal year ended February 28, 1997.

OPERATING EXPENSES

    SALES AND MARKETING EXPENSE

    Sales and marketing expense increased 154.8% to $1.3 million in the fiscal year ended February 28, 1998 from $0.5 million in the fiscal year ended
February 28, 1997. As a percentage of total revenue, sales and marketing expense increased to 24.3% in the fiscal year ended February 28, 1998 from 18.8% in the fiscal year ended February 28, 1997. These increases resulted from additional expense incurred due to the growth in the number of sales and marketing personnel, increased costs attributable to cooperative marketing arrangements with distributors, and higher advertising and tradeshows costs.

    RESEARCH AND DEVELOPMENT EXPENSE

    Research and development expense increased 177.6% to $0.9 million in the year ended February 28, 1998 from $0.3 million in the year ended February 28, 1997. As a percentage of total revenue, research and development expense increased to 17.5% in the fiscal year ended February 28, 1998 from 12.5% in the fiscal year ended February 28, 1997. These increases in research and development expense were primarily due to the addition of software engineering and development personnel in the fiscal year ended February 28, 1998.

    GENERAL AND ADMINISTRATIVE EXPENSE

    General and administrative expense increased 51.8% to $0.8 million in the fiscal year ended February 28, 1998 from $0.5 million in the fiscal year ended February 28, 1997. The increase in general and administrative expense resulted from the growth in the number of general and administrative personnel. As a percentage of total revenue, general and administrative expense decreased to 15.5% in the fiscal year ended February 28, 1998 from 20.2% in the fiscal year ended February 28, 1997. This decrease was due to total revenue increasing at a higher rate than general and administrative expense.

    OTHER INCOME (EXPENSE), NET

    Other income (expense), net increased to income of $22,000 in the fiscal year ended February 28, 1998 from expense of $23,000 in the fiscal year ended February 28, 1997. This increase in other income (expense), net was due to an increase in interest income resulting from higher average balances of cash and cash equivalents and short-term investments and lower interest expense on our notes payable which were repaid during the fiscal year ended February 28, 1997.

    PROVISION FOR INCOME TAXES

    Provision for income taxes increased to a provision of $5,000 in the fiscal year ended February 28, 1998 from zero in the fiscal year ended February 28, 1997. For fiscal years ended February 28, 1998 and 1997, a full valuation allowance was provided against net deferred tax assets due to uncertainty of realization.

                          POOLED RESULTS OF OPERATIONS

    The following table sets forth the pooled results of operations for Red Hat and Cygnus expressed as a percentage of total revenue as if they had been combined since March 1, 1997. These pooled results are not necessarily indicative of results to be expected for any future period. This table should be read together with the pooled consolidated financial statements appearing elsewhere in this prospectus.

                                                                                                  NINE MONTHS
                                                               YEAR ENDED FEBRUARY 28,        ENDED NOVEMBER 30,
                                                             ---------------------------   -------------------------
                                                                 1998           1999          1998          1999
                                                             ------------   ------------   -----------   -----------
Revenue:
  Software and related products............................      22.7%          33.7%          31.7%         32.9%
  Web......................................................       0.0            0.0            0.0           2.1
  Services and other.......................................      77.3           66.3           68.3          65.0
                                                                -----          -----          -----         -----

Total revenue..............................................     100.0          100.0          100.0         100.0
                                                                -----          -----          -----         -----

Cost of revenue:
  Software and related products............................       9.8           12.4           11.5          16.4
  Web......................................................       0.0            0.0            0.0           2.1
  Services and other.......................................      27.5           26.1           26.5          35.6
                                                                -----          -----          -----         -----
Total cost of revenue......................................      37.3           38.5           38.0          54.1
                                                                -----          -----          -----         -----

Gross profit...............................................      62.7           61.5           62.0          45.9

Operating expense:
  Sales and marketing......................................      39.8           33.5           31.9          51.9
  Research and development.................................      20.4           25.7           27.1          26.7
  General and administrative...............................      16.2           17.1           19.3          19.0
  Stock-based compensation.................................       0.0            0.7            0.7           5.5
  Mergers and acquisitions.................................       0.0            0.0            0.0           0.4
                                                                -----          -----          -----         -----
Total operating expense....................................      76.5           77.0           79.0         103.5
                                                                -----          -----          -----         -----

Income (loss) from operations..............................     (13.8)         (15.5)         (16.8)        (57.6)
Other income (expense), net................................       1.6            0.1            0.2           7.0
                                                                -----          -----          -----         -----
Income (loss) before income taxes..........................     (12.1)         (15.3)         (16.8)        (50.6)
Provision for income taxes.................................       1.0            2.2            2.5           0.8
                                                                -----          -----          -----         -----

Net income (loss)..........................................     (13.1)         (17.5)         (19.3)        (51.4)
Accretion on mandatorily redeemable preferred stock........       0.0           (0.1)          (0.1)         (0.3)
                                                                -----          -----          -----         -----

Net income (loss) available to common stockholders.........     (13.1)%        (17.6)%        (19.4)%       (51.7)%
                                                                =====          =====          =====         =====

NINE MONTHS ENDED NOVEMBER 30, 1999 AND 1998

TOTAL REVENUE

    Total revenue increased 25.5% to $29.6 million in the nine months ended November 30, 1999 from $23.6 million in the nine months ended November 30, 1998. Revenue from international operations totaled $13.1 million during the nine months ended November 30, 1999. Prior to October 1999, our international revenue was limited to revenue generated from custom development services performed for international customers.

    SOFTWARE AND RELATED PRODUCTS REVENUE

    Software and related products revenue is comprised primarily of revenue from sales of Official Red Hat Linux and related software products, sales of publications about Linux-based operating systems and sales of software development tools for use. Software and related products revenue increased 30.4% to $9.7 million in the nine months ended November 30, 1999 from $7.5 million in the nine months ended November 30, 1998. As a percentage of total revenue, software and related products revenue increased to 32.9% in the nine months ended November 30, 1999 from 31.7% in the nine months ended November 30, 1998. These increases were primarily due to the release of Version 6.0 of Official Red Hat Linux in May 1999, the release of Version 6.1 of Official Red Hat Linux in October 1999 and, to a lesser extent, to the initial release of our software development tools in July 1999. In addition, we generated $0.5 million in revenue from sales of Official Red Hat Linux and related products by our international operations in the nine months ended November 30, 1999 as compared to zero in the nine months ended November 30, 1998. Software and related products revenue was comprised almost entirely of revenue from sales of software products in the nine months ended November 30, 1999.

    WEB REVENUE

    Web revenue is comprised primarily of fees generated from short-term contracts with advertisers to display advertisements on our web site. Web revenue increased to $0.6 million in the nine months ended November 30, 1999 from zero in the nine months ended November 30, 1998. As a percentage of total revenue, web revenue increased to 2.1% in the nine months ended November 30, 1999. These increases were due to the commencement of our web initiatives during the fiscal year ending February 29, 2000. We expect web revenue to increase as a percentage of revenue in the future as advertising revenue and revenue from the sale of third-party products and products co-branded or bundled with third-party products continues to grow.

    SERVICES AND OTHER REVENUE

    Services and other revenue is primarily comprised of custom development fees, technical support and maintenance fees, training and education fees and royalties received from licensing our trademarks. Services and other revenue increased to $19.3 million in the nine months ended November 30, 1999 from $16.1 in the nine months ended November 30, 1998. The increase in services and other revenue resulted primarily from an increase in custom development revenue due to an increase in the number, size and scope of custom development contracts, an increase in training and education revenue as we began offering these services in the first quarter of the fiscal year ended February 28, 1999 and an increase in technical support and maintenance revenue as we began to sell technical support and maintenance services for Official Red Hat Linux and related software products in the nine months ended November 30, 1999. The increase in training and education revenue was a result of the expansion of our course offerings in the nine months ended November 30, 1999. As a percentage of total revenue, services and other revenue decreased to 65.0% in the nine months ended
November 30, 1999 from 68.3% in the nine months ended November 30, 1998. The decrease in services and other revenue as a percentage of total revenue is primarily the result of the increase in software and related products revenue.

COST OF REVENUE

    COST OF SOFTWARE AND RELATED PRODUCTS

    Cost of software and related products primarily consists of expenses we incur to manufacture, package and distribute our products and related documentation. These costs include expenses for physical media, literature and packaging, fulfillment and shipping. Also included are royalties we paid for licensing third-party applications included in our software products. Cost of software and related products increased to $4.8 million in the nine months ended November 30, 1999 from $2.7 million in the nine months ended November 30, 1998. The increase in cost of software and related products was directly related to the increase in sales of software and related products. As a percentage of software and related products revenue, cost of software and related products increased to 49.7% in the nine months ended November 30, 1999 from 36.5% in the nine months ended November 30, 1998. This increase was due to the offering of technical support and subscription services with the sale of Version 6.0 of Official Red Hat Linux released in May 1999 and Version 6.1 of Official Red Hat Linux released in October 1999. This increase was also due to higher costs associated with the initiation of product sales by our international operations in the fiscal quarter ended November 30, 1999. We expect the costs of software and related products of our international operations to decrease as a percentage of revenue in the future as sales volumes increase.

    WEB COSTS

    Web costs include the cost of developing advertising and supporting our web site. Web costs increased to $0.6 million in the nine months ended November 30, 1999 from zero in the nine months ended November 30, 1998. As a percentage of web revenue, web costs were 100.1% in the nine months ended November 30, 1999. These increases were due to the development of our web advertising group and our offering of web advertising for the first time during the fiscal year ending February 29, 2000. We expect web costs to decrease as a percentage of revenue as this business becomes more established.

    COST OF SERVICES AND OTHER

    Cost of services and other was primarily comprised of salaries and related costs incurred for technical support and maintenance, custom development, training and education and hardware certification services. We incur no direct costs related to royalties received from the licensing of our trademarks to third parties. Cost of services and other increased to $10.6 million in the nine months ended November 30, 1999 from $6.2 million in the nine months ended November 30, 1998. As a percentage of services and other revenue, cost of services and other increased to 54.9% in the nine months ended November 30, 1999 from 38.7% in the nine months ended November 30, 1998. These increases are due to the addition of personnel to provide custom development, training and education and hardware certification services and the development of our services organization.

    We expect cost of services and other to continue to increase as we further expand our service offerings. Cost of services and other as a percentage of services and other revenue is expected to vary significantly from period to period depending upon:

    - the mix of services we provide;

    - the number and scope of custom development contracts;

    - whether such services are provided by us or third-party contractors; and

    - the overall utilization rate of our services staff.

GROSS PROFIT

    Gross profit decreased to $13.6 million in the nine months ended
November 30, 1999 from $14.6 million in the nine months ended November 30, 1998. As a percentage of total revenue, gross profit decreased to 45.9% in the nine months ended November 30, 1999 from 62.0% in the nine months ended

November 30, 1998. These decreases were the result of the increase in costs related to our custom development services, the expansion, development and marketing of our technical support and maintenance offerings during the fiscal year ending February 29, 2000 and higher costs associated with our international software product revenue. These cost increases were partially offset by increased sales of our software products, which were primarily a result of the release of Version 6.0 in May 1999 and Version 6.1 of Official Red Hat Linux in October 1999, and, to a lesser extent, increased revenue from sales of software development tools.

OPERATING EXPENSE

    SALES AND MARKETING

    Sales and marketing expense consists primarily of salaries and other related costs for sales and marketing personnel, sales commissions, travel, public relations and marketing materials and tradeshows. Sales and marketing expense increased to $15.4 million in the nine months ended November 30, 1999 from $7.5 million in the nine months ended November 30, 1998. As a percentage of total revenue, sales and marketing expense increased to 51.9% in the nine months ended November 30, 1999 from 31.9% in the nine months ended November 30, 1998. These increases were due to higher advertising and promotional costs incurred to promote the release of Versions 6.0 and 6.1 of Official Red Hat Linux, our web advertising and service offerings and, to a lesser extent, our new software development tools. In addition, we incurred a significant amount of sales and marketing expense related to our international operations which were established in August 1999 and international promotion of Version 6.1 of Official Red Hat Linux in the nine months ended November 30, 1999. These increases were also due to higher costs resulting from joint marketing arrangements with distributors. We expect sales and marketing expense to continue to increase in dollar amount as we promote the expansion of our services offerings and web site and expand our international operations.

    RESEARCH AND DEVELOPMENT

    Research and development expense consists primarily of personnel and related costs for development of our software products and web site. Research and development expense increased to $7.9 million in the nine months ended
November 30, 1999 from $6.4 million in the nine months ended November 30, 1998. As a percentage of total revenue, research and development expense decreased to 26.7% in the nine months ended November 30, 1999 from 27.1% in the nine months ended November 30, 1998. The increase in research and development expense resulted from increased spending related to the development of our web initiatives and costs incurred to complete the development of Versions 6.0 and
6.1 of Official Red Hat Linux, partially offset by a decrease in spending related to the development of software development tools as these products were completed during the nine months ended November 30, 1999. The decrease in research and development expense as a percentage of revenue is primarily due to the fact that revenue has increased at a faster rate than research and development expense. We expect research and development expense to continue to increase in dollar amount as we continue to develop our web site and create additional features for Red Hat Linux.

    GENERAL AND ADMINISTRATIVE

    General and administrative expense consists primarily of personnel and related costs for general corporate functions, including finance, accounting, legal, human resources, facilities and information systems expenses. General and administrative expense increased to $5.6 million in the nine months ended November 30, 1999 from $4.5 million in the nine months ended November 30, 1998. As a percentage of total revenue, general and administrative expense increased to 21.0% in the nine months ended November 30, 1999 from 20.0% in the nine months ended November 30, 1998. These increases resulted from:

    - an increase in payroll costs due to an increase in the number of general and administrative personnel to support the growth of our business;

    - an increase in legal and accounting costs due to our initial public offering and our geographic expansion; and

    - an increase in insurance costs as a result of our becoming a public company.

    We expect general and administrative expense to continue to increase in dollar amount as we add administrative personnel to support our business expansion.

    STOCK-BASED COMPENSATION

    Stock-based compensation expense consists of the amortization of deferred compensation related to stock options granted to employees, primarily new members of our management team that were recruited immediately prior to our initial public offering in August 1999, with an exercise price below the fair market value of our common stock at the date of grant. Deferred compensation is amortized over the vesting period of the related stock options, which is generally four years. Stock-based compensation expense increased to $1.6 million in the nine months ended November 30, 1999 from $0.2 million in the nine months ended November 30, 1998. As a percentage of total revenue, stock based compensation expense increased to 8.0% in the nine months ended
November 30, 1999. Stock-based compensation is expected to be approximately
$2.3 million on an annual basis through 2003.

    MERGERS AND ACQUISITIONS

    Mergers and acquisitions expense consists of costs incurred in connection with investigating potential acquisitions and acquisitions accounted for using the pooling of interests method of accounting. Mergers and acquisitions expense increased to $0.1 million in the nine months ended November 30, 1999 from zero in the nine months ended November 30, 1998. As a percentage of total revenue, mergers and acquisitions expense increased to 1.0% in the nine months ended November 30, 1999. We expect to incur approximately $10.0 million in merger and acquisitions expense related to the acquisition of Cygnus, which includes
$0.2 million in costs related to this acquisition which were deferred at November 30, 1999. These costs will be recognized in the fiscal quarter ending February 29, 2000.

OTHER INCOME (EXPENSE), NET

    Other income (expense) consists of interest income earned on cash deposited in money market accounts and other short-term investments, net of interest expense incurred on capital leases. Other income (expense), net increased to income of $2.1 million in the nine months ended November 30, 1999 from income of $42,000 in the nine months ended November 30, 1998. As a percentage of total revenue, other income (expense), net increased to 7.0% in the nine months ended November 30, 1999 from 0.2% in the nine months ended November 30, 1998. These increases resulted from higher average cash and investment balances in the nine months ended November 30, 1999 as compared to the nine months ended
November 30, 1998 due primarily to the receipt of proceeds from the sale of preferred stock in September 1998 and in February, March, April and May 1999, and proceeds from the sale of our common stock in our initial public offering in August 1999.

PROVISION FOR INCOME TAXES

    Provision for income taxes decreased to $0.2 million for the nine months ended November 30, 1999 from $0.5 million in the nine months ended November 30, 1998. This decrease resulted from the decrease in our taxable income in the nine months ended November 30, 1999 as compared to the nine months ended
November 30, 1998.

ACCRETION OF MANDATORILY REDEEMABLE PREFERRED STOCK

    The increase in the accretion from mandatorily redeemable preferred stock to $82,000 in the nine months ended November 30, 1999 from $16,000 for the nine months ended November 30, 1998 was due to the fact that prior to September 1998 we had no outstanding mandatorily redeemable preferred stock. Accretion of mandatorily redeemable preferred stock ceased with the completion of our initial public offering in August 1999 when all outstanding mandatorily redeemable preferred stock converted to common stock.

FISCAL YEARS ENDED FEBRUARY 28, 1999 AND 1998

    TOTAL REVENUE

    Total revenue increased 46.0% to $33.0 million in the fiscal year ended February 28, 1999 from $22.6 million in the fiscal year ended February 28, 1998. Our international revenue totaled $10.6 million in the fiscal year ended February 28, 1999.

    SOFTWARE AND RELATED PRODUCTS REVENUE

    Software and related products revenue increased 117% to $11.1 million, or 33.7% of total revenue, in the fiscal year ended February 28, 1999 from $5.1 million, or 22.7% of total revenue, in the fiscal year ended February 28, 1998.

    Software products revenue increased to $10.1 million during the fiscal year ended February 28, 1999 from $3.9 million for the fiscal year ended
February 28, 1998. The increase in software products revenue was due to higher sales of Official Red Hat Linux and, to a lesser extent, to the initial release of our software development tools. We met the higher demand for Official Red Hat Linux by establishing a relationship with a major distributor in November 1998 and subsequently adding prominent national computer and software retailers.

    Related products revenue decreased to $1.0 million during the fiscal year ended February 28, 1999 compared to $1.2 million in the fiscal year ended February 28, 1998. During the fiscal year ended February 28, 1999, we reduced the number of publications that we published and distributed to focus our efforts on our software products.

    SERVICES AND OTHER REVENUE

    Services and other revenue increased to $21.9 million in the fiscal year ended February 28, 1999 from $17.5 million in the fiscal year ended
February 28, 1998. This increase was the result of an increase in the number, size and scope of our custom development arrangements and an increase in technical support and maintenance revenue on custom development projects. As a percentage of total revenue, services and other revenue decreased to 66.3% in the fiscal year ended February 28, 1999 from 77.3% in the fiscal year ended February 28, 1998. The decrease in services and other revenue as a percentage of total revenue is primarily the result of the increase in software and related products revenue.

COST OF REVENUE

    COST OF SOFTWARE AND RELATED PRODUCTS

    Cost of software and related products increased 85.7% to $4.1 million in the fiscal year ended February 28, 1999 from $2.2 million in the fiscal year ended February 28, 1998. The increase in cost of software and related products was directly related to the increase in sales of software and related products. As a percentage of software and related products revenue, cost of software and related products decreased to 36.8% in the fiscal year ended February 28, 1999 from 43.1% in the fiscal year ended February 28, 1998. This decrease was due to the decline in royalties paid to third parties because of the reduction in the number of third-party applications included in our software products.

    COST OF SERVICES AND OTHER

    Cost of services for the fiscal year ended February 28, 1999 was primarily comprised of salaries and other related costs incurred for our technical support and maintenance, custom development, training and education and hardware certification services. Cost of services and other increased to $8.6 million in the fiscal year ended February 28, 1999 from $6.2 million in the fiscal year ended February 28, 1998. This increase was due to greater costs associated with the expansion of our service offerings through the hiring of additional personnel and to increased costs related to our custom development and technical support and maintenance services. As a percentage of services and other revenue, cost of services and other decreased to 27.0% in the fiscal year ended
February 28, 1999
from 35.6% in the fiscal year ended February 28, 1998. This decrease was primarily due to services and other revenue increasing at a higher rate than the cost of services and other.

GROSS PROFIT

    Gross profit increased 43.1% to $20.3 million in the fiscal year ended February 28, 1999 from $14.2 million in the fiscal year ended February 28, 1998. This increase was primarily due to increased revenue from custom development and technical support and maintenance services and an increase in royalties received for licensing our trademarks to third parties of $0.7 million in the fiscal year ended February 28, 1999 for which we incurred no direct costs. As a percentage of total revenue, gross profit decreased to 61.5% in the fiscal year ended February 28, 1999 from 62.7% in the fiscal year ended February 28, 1998. This decrease was primarily the result of a decrease in gross profit on services and other revenue.

OPERATING EXPENSE

    SALES AND MARKETING

    Sales and marketing expense increased 22.6% to $11.1 million in the fiscal year ended February 28, 1999 from $9.0 million in the fiscal year ended
February 28, 1998. This increase was due to extensive public relations activities in the fiscal year ended February 28, 1999 to promote our brand and software products, costs of marketing our software development tools and greater costs attributable to cooperative marketing arrangements with distributors. As a percentage of total revenue, sales and marketing expense decreased to 33.5% in the fiscal year ended February 28, 1999 from 39.8% in the fiscal year ended February 28, 1998. This decrease was primarily due to a significant increase in total revenue.

    RESEARCH AND DEVELOPMENT

    Research and development expense increased 83.4% to $8.5 million in the fiscal year ended February 28, 1999 from $4.6 million in the fiscal year ended February 28, 1998. As a percentage of total revenue, research and development expense increased to 25.7% in the fiscal year ended February 28, 1999 from 20.4% in the fiscal year ended February 28, 1998. These increases resulted from expenditures incurred in the development of a software emulation product that began in the fiscal year ended February 28, 1999, an increase in the number of research and development personnel necessary to support both expanded functionality and ease of use of Official Red Hat Linux, costs of personnel involved in the GNOME graphical user interface project, and increases in quality assurance and technical documentation projects.

    GENERAL AND ADMINISTRATIVE

    General and administrative expense increased 54.3% to $5.7 million in the fiscal year ended February 28, 1999 from $3.7 million in the fiscal year ended February 28, 1998. As a percentage of total revenue, general and administrative expense increased to 17.1% in the fiscal year ended February 28, 1999 from 16.2% in the fiscal year ended February 28, 1998. These increases resulted from:

    - an increase in payroll costs due to an increase in the number of general and administrative personnel at February 28, 1999 as compared to February 28, 1998;

    - an increase in legal and accounting costs in the fiscal year ended February 28, 1999 incurred in connection with establishment of new business activities; and

    - to a lesser extent, due to costs incurred associated with relocating our offices in January 1999.

    STOCK-BASED COMPENSATION

    Stock-based compensation expense increased to $0.2 million in the nine months ended November 30, 1999 from zero in the nine months ended November 30, 1998. As a percentage of total revenue, stock based compensation expense increased to 0.7% in the nine months ended November 30, 1999 from zero in the nine months ended November 30, 1998.

OTHER INCOME (EXPENSE), NET

    Other income (expense), net decreased to income of $40,000 in the fiscal year ended February 28, 1999 from income of $0.4 million in the fiscal year ended February 28, 1998. As a percentage of total revenue, other income (expense), net decreased to 0.1% in the fiscal year ended February 28, 1999 from 1.6% in the fiscal year ended February 28, 1998. These decreases resulted from increased interest expense on our line of credit due to a higher average outstanding balance in the fiscal year ended February 28, 1999 as compared to the fiscal year ended February 28, 1998. This was partially offset by an increase in interest income as a result of higher average cash and cash equivalents and short term investment balances in the fiscal year ended
February 28, 1999 compared to the fiscal year ended February 28, 1998 due to receipt of proceeds from the sale of preferred stock and the repayment of outstanding notes payable during the fiscal year ended February 28, 1998.

PROVISION FOR INCOME TAXES

    Provision for income taxes increased to $0.7 million in the fiscal year ended February 28, 1999 from $0.2 million in the fiscal year ended February 28, 1998. This increase resulted from the growth in our taxable income in the United States and withholding taxes on our foreign source income.

ACCRETION OF MANDATORILY REDEEMABLE PREFERRED STOCK

    Accretion of mandatorily redeemable preferred stock of $39,000 in the fiscal year ended February 28, 1999 was a result of the issuance of mandatorily redeemable preferred stock in September 1998. Accretion of mandatorily redeemable preferred stock ceased with the completion of our initial public offering in August 1999 when all outstanding mandatorily redeemable preferred shares converted into common stock.

                        QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth Red Hat's unaudited historical quarterly statement of operations data for each of the five fiscal quarters since
August 31, 1998 and an unaudited pooled quarterly statement of operations data for the fiscal quarter ended November 30, 1999 to reflect our acquisition of Cygnus. The historical quarterly information has been derived from unaudited interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the financial statements contained elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with the financial statements and notes to those statements included elsewhere in this prospectus.

                                                                                                          POOLED
                                                                                                       THREE MONTHS
                                                                THREE MONTHS ENDED                        ENDED
                                               NOV. 30,   FEB. 28,   MAY 31,    AUG. 31,   NOV. 30,      NOV. 30,
                                                 1998       1999       1999       1999       1999          1999
                                               --------   --------   --------   --------   --------   --------------
                                                            (IN THOUSANDS, UNAUDITED)
Revenue:
Software and related products................   $2,964     $3,508    $ 1,936    $ 3,255    $ 3,369       $  3,671
Web..........................................       --         --         80        105        441            441
Services and other...........................      360        169        781      1,010      1,619          6,438
                                                ------     ------    -------    -------    -------       --------

Total revenue................................    3,324      3,677      2,797      4,370      5,429         10,550
                                                ------     ------    -------    -------    -------       --------
Cost of revenue:
Software and related products................    1,179      1,366      1,181      1,519      2,038          2,083
Web..........................................       --         --        123        203        301            301
Services and other...........................       --         28        443        914        692          3,844
                                                ------     ------    -------    -------    -------       --------
Total cost of revenue........................    1,179      1,394      1,747      2,636      3,031          6,288
                                                ------     ------    -------    -------    -------       --------

Gross profit.................................    2,145      2,283      1,050      1,734      2,398          4,322
                                                ------     ------    -------    -------    -------       --------
Operating expense:
Sales and marketing..........................      781      1,438      1,629      2,331      3,650          6,390
Research and development.....................      624        797        826      1,511      1,821          2,819
General and administrative...................      502        437        824        959      1,187          2,094
Stock-based compensation.....................       --         --         --        377        532            580
Mergers and acquisitions.....................       --         --         --         --        124            124
                                                ------     ------    -------    -------    -------       --------
Total operating expense......................    1,907      2,672      3,279      5,178      7,314         12,007
                                                ------     ------    -------    -------    -------       --------

Income (loss) from operations................      238       (389)    (2,229)    (3,444)    (4,916)        (7,685)

Other income (expense), net..................       34        100        140        336      1,337          1,426
                                                ------     ------    -------    -------    -------       --------

Income (loss) before income taxes............      272       (289)    (2,089)    (3,108)    (3,579)        (6,259)
Provision for income taxes...................      153         --         --         --         --             39
                                                ------     ------    -------    -------    -------       --------
Net income (loss)............................      119       (289)    (2,089)    (3,108)    (3,579)        (6,298)
Accretion on mandatorily redeemable preferred
  stock......................................      (16)       (23)       (43)       (39)        --             --
                                                ------     ------    -------    -------    -------       --------
Net income (loss) available to common
  stockholders...............................   $  103     $ (312)   $(2,132)   $ 3,147    $(3,579)      $ (6,298)
                                                ======     ======    =======    =======    =======       ========

    The operating results for any quarter are not necessarily indicative of the operating results for any future period. In particular, due to our limited operating history and the unpredictability of our industry, our revenue and net income may fluctuate significantly from quarter to quarter and are difficult to forecast. We base our current and future expense levels in part on our estimates of future revenue. Our expenses are to a large extent fixed in the short term. We may not be able to adjust our spending quickly if our revenue falls short of our expectations. Accordingly, a revenue shortfall in a particular quarter would have a disproportionate adverse effect on our net income for that quarter. Furthermore, we may make pricing, purchasing, service, marketing, acquisition or financing decisions that could adversely affect our business, operating results and financial condition.

    Our quarterly operating results will fluctuate for many reasons, including:

    - our ability to retain existing customers, attract new customers and satisfy customer demand;

    - changes in gross margins of our current and future products and services;

    - the timing of our release of upgrade versions of our products;

    - introduction of new products and services by us or our competitors;

    - changes in the market acceptance of our open source solutions;

    - changes in the usage of the internet and online services;

    - timing of upgrades and developments in the Linux kernel and other open source software products;

    - the effects of acquisitions and other business combinations, including one-time charges, goodwill amortization and integration expenses or difficulties; and

    - technical difficulties or system downtime affecting the internet or our web site.

    For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance. Our future operating results may fall below expectations of securities analysts or investors, which would likely cause the trading price of our common stock to decline significantly.

                   HISTORICAL LIQUIDITY AND CAPITAL RESOURCES

    We have historically derived a significant portion of our liquidity and operating capital from the sale of equity securities, including private sales of preferred stock and the sale of common stock in our initial public offering, and from cash flows from operations.

    At November 30, 1999, cash and cash equivalents totaled $12.0 million, an increase of $1.9 million as compared to February 28, 1999. The increase in cash and cash equivalents resulted from the receipt of $88.5 million in net proceeds from our initial public offering in August 1999, $3.2 million in proceeds from issuance of preferred stock in March and April 1999 and $2.8 million in proceeds from exercise of stock options and warrants. This was partially offset by purchase of net investments in debt securities of $82.5 million, cash used by operations of $5.6 million and $4.3 million for the purchase of office and computer equipment.

    Cash used by operations of $5.6 million in the nine months ended
November 30, 1999, represented the net loss of $8.8 million, an increase in accounts receivable of $3.5 million, an increase in inventories of $1.5 million and an increase in other assets of $1.7 million, partially offset by an increase in accounts payable of $2.5 million and an increase in deferred revenue of $4.1 million. The increase in accounts receivable, accounts payable, accrued expenses and deferred revenue resulted from the release of Versions 6.0 of Official Red Hat Linux to our distributors in late April 1999 and Version 6.1 of Official Red Hat Linux in early October 1999. These releases resulted in increased sales which resulted in higher amounts of accounts receivable from distributors at November 30, 1999.

    Cash used in investing activities was comprised of the purchase of investments in debt securities, net of maturities, of $82.5 million and purchases of office and computer equipment totaling $4.3 million.

    Cash from financing activities of $94.3 million for the nine months ended November 30, 1999 was comprised of $3.2 million in net proceeds from the sale of our preferred stock, $2.8 million in proceeds from the exercise of stock options and warrants and $88.5 million in net proceeds from the sale of our common stock in our initial public offering in August 1999.

    At February 28, 1999, cash and cash equivalents totaled $10.0 million, an increase of $8.7 million as compared to February 28, 1998. The increase in cash and cash equivalents resulted primarily from $1.2 million in cash generated by operations and $10.1 million of net proceeds from issuance of preferred stock during the fiscal year ended February 28, 1999. These amounts were partially offset by $1.9 million of cash used to purchase short-term debt securities, net of maturities, and $0.7 million of additions to property and equipment.

    Cash generated by operations of $1.2 million for the fiscal year ended February 28, 1999 resulted primarily from an increase in accounts payable and accrued liabilities of $1.5 million and net noncash charges to income of $0.6 million partially offset by our net loss of $0.1 million and an increase in accounts receivable of $0.6 million.

    Cash used in investing activities of $2.6 million was used to purchase $1.9 million of short-term debt securities, net of maturities, and office and computer equipment totaling $0.7 million.

    Cash from financing activities totaled $10.1 million in the fiscal year ended February 28, 1999 as a result of $6.9 million in net proceeds received from sales of preferred stock in September 1998 and $3.2 million in net proceeds received from sales of preferred stock in February 1999. We received an additional $3.2 million in net proceeds from the sale of preferred stock subsequent to February 28, 1999.

    We have experienced a substantial increase in our operating expenses since our inception in connection with the growth of our operations and staffing and the expansion of our services operation and web initiatives. Our capital requirements during the fiscal year ending February 29, 2000 depend on numerous factors including the amount of resources we devote to:

    - fund our domestic and international expansion;

    - enhance our REDHAT.COM web site;

    - improve and extend our service offerings;

    - pursue strategic acquisitions and alliances;

    - make possible investments in businesses, products and technologies; and

    - expand our sales and marketing programs and conduct more aggressive brand promotions.

    We believe that the net proceeds from our initial public offering of common stock in August 1999, together with the net proceeds from this offering and our cash flow from operations, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 to 18 months. We may need to raise additional funds, however, in order to fund more rapid expansion. We may seek to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or debt securities, if convertible, could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot guarantee that financing will be available in amounts or on terms acceptable to us, if at all.

                        RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ``Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Statement of Financial Accounting Standards No. 133 as amended by Statement of Financial Accounting Standards No. 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. We do not currently nor do we intend in the future to use derivative instruments and therefore do not expect that the adoption of Statement of Financial Accounting Standards No. 133 will have any impact on our financial position or results of operations.

    In December 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-9, "Modification of Statement of Position No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions". Statement of Position
No. 98-9 amends Statement of Position No. 97-2 to require recognition of revenue using the ``residual method" in circumstances outlined in Statement of Position No. 98-9. Under the residual method, revenue is recognized as follows:

    - the total fair value of undelivered elements, as indicated by vendor specific objective evidence is deferred and subsequently recognized in accordance with the relevant sections of Statement of Position No. 97-2; and

    - the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

    Statement of Position No. 98-9 is effective for transactions entered into in fiscal years beginning after March 15, 1999. Also, the provisions of Statement of Position No. 97-2 that were deferred by Statement of Position No. 98-4 will continue to be deferred until the date Statement of Position No. 98-9 becomes effective. We do not expect that the adoption of Statement of Position No. 98-9 will have any impact on our financial position or results of operations.

                              YEAR 2000 COMPLIANCE

    The "Year 2000 Issue" refers generally to the problems that some software may have in determining the correct century for the year. For example, software and computer systems with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

    We have defined "Year 2000 compliant" as the ability to:

    - correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

    - function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;

    - where appropriate, respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner;

    - if the date elements in interfaces and data storage specify the century, store and provide output of date information in ways that are unambiguous as to century; and

    - recognize the year 2000 as a leap year.

    In November 1998, we formed a committee consisting of our Chief Financial Officer, our controller, a financial analyst and a systems administrator, as part of our effort to perform a coordinated audit of:

    - our products;

    - the software components and applications with which our products are bundled; and

    - the systems upon which we rely for our internal operations.

PRODUCTS

    The committee tested Version 4.2 and later versions of Red Hat Linux by accelerating the date within these software programs to December 31, 1999 and observed which software components failed as the date changed to January 1, 2000. These tests revealed that all of these versions of Red Hat Linux were Year 2000 compliant. In addition, in June 1999 we hired an independent contractor to test Versions 5.2 and 6.0 of Red Hat Linux for Year 2000 readiness. The independent contractor certified these products as Year 2000 compliant. In light of the testing results

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and certification, we do not plan to generate a contingency plan if either of these products is later found not to be Year 2000 compliant. We have not tested, however, and do not plan to test any products other than Red Hat Linux.

    To date, we are aware of no Year 2000 problems with any of our products. If it is later determined that products that we have not tested are not Year 2000 compliant, we believe that we have the resources, either in-house or within the open source community, to quickly remedy any non-compliant products. If it is necessary to remedy problems related to the Year 2000 issue, such efforts could otherwise divert our resources from pursuing our business strategy. In addition, known or unknown errors or defects in our products could result in the delay or loss of revenue, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could materially adversely affect our business, operating results or financial condition. Furthermore, some commentators have predicted significant litigation regarding Year 2000 compliance issues, and we are aware of such claims and actions against other software vendors. Because of the unprecedented nature of this litigation, it is uncertain whether or to what extent we may be affected by it.

THIRD-PARTY PRODUCTS

    We bundle third-party applications and software components with Official Red Hat Linux. To date, the committee has made no assessment of and has no knowledge of third-party Year 2000 readiness. We have not experienced any Year 2000 problems with these third-party applications to date, and we intend to remedy any problems on a case-by-case basis if they arise. Because we believe that the costs associated with the failure of third-party products will not be material to our business, results of operations or financial condition, we do not intend to expend resources to seek out and correct problems before they arise. Accordingly, although our customers have not reported any Year 2000 problems to date, it is possible that some of our customers may yet experience difficulties related to third-party software, which may affect the performance of our products and may lead to adverse results such as an unusually high number of calls to our technical support department or other unusual requests for information or assistance. Responding to these requests may divert resources away from the execution of our business strategy. Moreover, failure of applications bundled with our software may reduce the value of our products, decrease or delay revenue, diminish our brand, give rise to breach of warranty claims or divert resources, any of which could materially adversely affect our business, results of operations and financial condition.

INTERNAL SYSTEMS

    In August 1999, we evaluated our mission-critical internal systems for Year 2000 compliance, including computer hardware, software, web server, and other related equipment and systems, such as phone systems and networking security systems. Based on certifications from our information systems, telecommunications and information technology vendors, such as Oracle, Sun Microsystems, Veritas, Lucent, and Cisco regarding these systems, we believe that their level of Year 2000 preparedness is sufficient to permit us to proceed without any major disruptions to our internal equipment and systems. Additionally, the majority of our computer hardware, telecommunications systems, software, and networking hardware and software is new and all major systems are covered under manufacturer service warranties and on-support contracts. We have experienced no Year 2000 problems with our internal systems to date.

    The lessor of our corporate headquarters has indicated that our offices are Year 2000 compliant. We currently house substantially all of our communications hardware and our other computer operations related to our web site on site at our facilities, although we have back-up and co-location hardware for our web site located at third-party facilities. The owners of facilities we plan to use for that purpose have also certified to us that all of their systems and facilities are Year 2000 compliant.

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    Since we have just recently opened offices in Ireland, the United Kingdom,
Germany, Italy and Japan and may open additional offices in the future, the Year 2000 committee has begun to examine the global impact of Year 2000 issues, such as telecommunications and networking interfaces with vendors in foreign countries. Although we have tried to maintain a centralized approach to the management of distributed computing by establishing a sole-source vendor supplier policy worldwide, certain localizations and in-country implementations of our communications systems may require piece-by-piece testing for Year 2000 compliance. Our international offices have not experienced any significant Year 2000 problems to date, and we intend to remedy any problems on a case-by-case basis if they arise.

    Based upon the foregoing, we do not believe that the costs involved in continuing to make our internal information technology and non-information technology systems Year 2000 compliant will be material, nor do we expect to incur material costs to upgrade or replace any non-compliant systems.

WORST CASE SCENARIO

    We have not tested any of our products other than Red Hat Linux and have not tested software provided by, nor sought certifications from, third-parties bundling software with Official Red Hat Linux. Our reasonably likely worst case Year 2000 scenario would be that these products and bundled software from third-parties fail in the year 2000, resulting in a decreased demand for our products and damage to the Red Hat brand. In the event of a Year 2000 failure we would devote resources to correct it. Because we have skilled in-house developers and relationships with the open source community and third-parties whose software we bundle with Red Hat Linux, we believe we will be able to respond promptly to any failures that occur. The costs of such response and the diversion of resources, however, could have a material adverse effect on our business, results of operation and financial condition.

YEAR 2000 COMPLIANCE EXPENSES

    To date, we have not expended a material amount of capital resources on Year 2000 compliance and do not anticipate future expenditures to be material to our business, results of operations or financial condition. We have not hired additional personnel to specifically address our Year 2000 compliance issues, and presently, we do not expect to do so. Through December 31, 1999, we have incurred approximately $300,000 in costs to make our internal systems Year 2000 compliant. These costs were primarily incurred to update our accounting and financial management software and systems. The product and testing expenditures to date relate primarily to on-going salary costs of personnel, including committee members, participating at various levels in our compliance efforts, as well as payments of approximately $30,000 to the independent contractor that tested Versions 5.2 and 6.0 of Red Hat Linux. All costs related to achieving Year 2000 readiness have been expensed as incurred, unless they related to the cost of new software or hardware for our internal systems.

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
                                    BUSINESS

                                    RED HAT

    We are a leading global developer and provider of open source software and solutions. Our software and solutions are provided for a variety of computing systems, ranging from desktops, workstations and servers to special-purpose computing devices such as wireless telephones, personal digital assistants, routers and phone switches. We offer a wide range of professional services for the Red Hat Linux operating system, related tools and libraries and popular open source applications. Our services include technical support and maintenance, developer support, custom development, consulting, training and education and hardware certification. Our web site, REDHAT.COM, is a leading destination for open source software users and developers and serves as the primary delivery mechanism and customer interface for many of our offerings. REDHAT.COM also offers extensive news and information for the open source community, an important forum for open source software development, a commerce site and priority access for software downloads and upgrades. We are committed to serving the interests and needs of open source software users and developers and to sharing our product developments with the open source community.

                              INDUSTRY BACKGROUND

GROWTH OF OPEN SOURCE SOFTWARE

    The internet has accelerated the development of open source software. Open source software has its origins in the academic and research environments and is based on an open, collaborative approach to the development and distribution of software, whereby multiple groups of developers collaborate on specific projects from remote locations around the globe. Developers can write code alone or in groups, make their code available over the internet, give and receive comments on other developers' code and modify it accordingly. The growth of the internet has greatly increased the scale and efficiency of open source development through the availability of collaborative technologies such as e-mail lists, news groups and web sites. These technologies have enabled increasingly large communities of independent developers to collaborate on more complex open source projects.

    Open source software has emerged as a viable alternative to traditional proprietary software. Under the proprietary model of software development, a software developer generally licenses to the user only the object, or binary code. Binary code consists of the 1's and 0's that only computers understand. By contrast, under the open source development model, the software developer provides the user with access to both the binary code and the source code. Source code is the language used by the developers. As compared to the proprietary model, the open source model:

    - allows a company's in-house development team to collaborate with a global community of independent developers;

    - provides the user access to both binary and source code, and the rights to copy, modify, alter and redistribute the software; and

    - permits the user ongoing access to improvements made to the software by others.

    We believe open source software offers many potential benefits for software customers, users and vendors. Customers and users are able to acquire the software at little or no cost, install the software on as many computing devices as they wish, and customize the software to suit their particular needs. In addition, customers and users can obtain software updates, improvements and support from multiple vendors, reducing reliance on any single vendor. Vendors are able to leverage the community of open source developers, allowing them to reduce development costs and decrease their time to market. Vendors are also able to distribute

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their products freely over the internet, enabling them to create large global user bases quickly.

    Participants in open source development can generate revenue in a variety of ways, including:

    - making their own open source products widely available, and then offering technical support, custom development, and related services to customers;

    - meeting consumer demand for convenience and quality by selling their open source products to customers in shrink-wrapped packaging accompanied by user manuals and other related documentation and access to services and technical support offerings;

    - using open source products as a means of attracting visitors to their web sites, which in turn can result in the sale of other products, services, and advertising; and

    - developing brand loyalty and a reputation for quality by providing technically superior open source software products, which they can leverage to sell additional products and services to customers.

    Just as the open source model has benefited from the success of the internet, it has also greatly contributed to the internet's success. Open source software comprises much of the internet's infrastructure, from domain name server software to web servers and e-mail router software. Open source software is particularly well-suited to the internet. With access to the source code, system administrators and developers can collaborate to debug, fix and optimally configure their software on a real-time basis. This enables them to improve performance and keep data flowing continually across the internet, minimizing the disruptions and downtime common with proprietary software.

    One of the better known open source products is the Linux kernel, the engine of Linux-based operating systems. An operating system is the software that allows a computer and its various hardware and software components to interact. Operating systems based on the Linux kernel are robust and dynamic. Thousands of developers worldwide continually collaborate on improving Linux-based operating systems and update them on a regular basis.

    Some of the benefits enjoyed by users of Linux-based operating systems include:

    - reduced licensing costs;

    - flexibility resulting from access to and legal right to modify source code;

    - stability and high performance;

    - comprehensive internet support;

    - compliance with standards; and

    - multi-platform capability.

    Since 1991, the use of Linux-based operating systems has grown rapidly. According to IDC, Linux-based operating systems represented 17% of all new license shipments of server operating systems in 1998. Linux-based operating systems are now the most commonly used operating system for web servers, representing approximately 29% of all installations, according to the December 1999 Netcraft Web Server Survey.

OPEN SOURCE OPPORTUNITIES BEYOND SERVERS AND DESKTOP COMPUTERS

    The growth of the internet, together with the reduction in cost and increase in performance of computing platforms, has also stimulated the demand for computing devices that provide low-cost, easy access to the internet. These devices include mobile computing devices, such as personal digital assistants, wireless telephones, television set-top boxes, kiosks and game consoles, as well as special-purpose server devices such as routers, switches and dedicated file and e-mail servers. According to IDC, whereas in 1997 personal computers accounted for 96% of internet access devices shipped in the U.S., by 2002 mobile computing devices are expected to account for nearly 50% of unit shipments in the U.S. In addition, IDC predicts that from

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1998 through 2002 shipments of these devices will increase 76% annually, that by
2002 there will be more than 55 million mobile computing devices, and that by 2005, shipment of these devices will exceed shipment of personal computers.

    Manufacturers of mobile computing devices and other special-purpose server devices need flexible, robust and sophisticated operating systems to power these devices to take advantage of common application interfaces from desktop computing environments. Many of these manufacturers have, therefore, turned to open source solutions. In addition, many software developers rely upon open source tools, such as libraries, compilers and debuggers, to create software for these devices. Microprocessor vendors also use open source development tools and real time operating systems to design reference platforms for integrated device manufacturers.

CHALLENGES TO THE WIDESPREAD ADOPTION OF OPEN SOURCE

    Despite a strong initial market acceptance of Linux-based operating systems and other open source products, there exists a number of obstacles to widespread adoption within the enterprise, including:

    - lack of service and support;

    - scarcity of applications supporting Linux-based operating systems; and

    - lack of well-financed, viable open source industry participants.

    The ability of a Linux-based operating system to penetrate large businesses on an enterprise-wide basis and to gain widespread acceptance as a viable alternative to operating systems developed under the proprietary software model, depends, in large part, on the emergence of a proven leader in the open source community. This open source leader must demonstrate to the business enterprise, as well as to the community of application developers upon whom the business enterprise relies, a successful business model and the ability to support and service its products at a consistently high level.

                              THE RED HAT SOLUTION

    To address the challenges facing the open source software market, our products and services offer the following features and benefits:

SUPERIOR PRODUCT OFFERINGS

    We engineer what we believe to be the most technically advanced open source operating system, Red Hat Linux. Red Hat Linux is comprised of more than 700 separate software packages, including compilers and web servers, e-mail servers, file transfer protocol servers and file servers. Red Hat Linux is:

    - flexible and scalable--capable of running a single desktop machine or the entire network of a large business enterprise;

    - functional--able to handle discrete or multiple applications accessed by multiple users;

    - modular--allowing the user to install only those applications that are desired by the user;

    - adaptable--allowing the user to modify the software to meet particular needs and requirements; and

    - reliable--constantly monitored and fine-tuned by thousands of developers worldwide.

    As a result, Red Hat accounted for 56% of new license shipments of Linux-based server operating systems in the U.S. in 1998 and was the most popular system, preferred by 68% of U.S. users, according to IDC. In addition, Red Hat Linux has won numerous awards, including "Operating System Product of the Year" by InfoWorld Magazine in 1996, 1997 and 1998.

    We also engineer superior software development tools. Our GNUPro and Code Fusion software development tools are based

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on the leading open source GNU standards, and feature a compiler, debugger, various additional libraries and utilities, including advanced source code browsing and editing technology. We believe that Cygnus has been responsible for over 75% of the changes in GNU compiler source code over the past two years. We make regular, supported releases of our GNUPro software across a broad range of computing platforms that support all significant operating system environments. Consequently, these tools have won numerous awards including "Show Favorite" at the August 1999, Linux World show and Linux Journal's 1999 award for "Best New Application--Software Development".

COMPREHENSIVE OPEN SOURCE SOLUTIONS

    Our market leadership in open source operating systems and development tools enables us to deliver end-to-end solutions for software developers and enterprise customers from servers to mobile computing devices. We employ many of the top contributors to the development and maintenance of the Linux kernel and GNU tools. With this expertise, we are better able to encourage software developers to rapidly develop applications across a broad range of computing platforms and port these applications for use on the Red Hat Linux operating system. We are also positioned to attract enterprise customers and expand the adoption of open source solutions within these companies.

EXTENSIVE PROFESSIONAL SERVICES

    We also offer a broad range of professional services relating to the development and use of open source products. These services include technical support and maintenance, developer support, custom development, consulting, training and education and hardware certification. We provide our customers and the open source community with a respected and reliable technology partner, one that is available to help with the purchase, deployment, customization and maintenance of open source solutions. We also provide custom solutions for key integrated device manufacturers and develop new technologies that meet their business objectives. We provide engineering services and developer support to microprocessor and product manufacturing partners to ensure that our development tools provide functionality and flexibility that we believe are unmatched by any proprietary tools vendor. We believe that providing these services and establishing ourselves as our customers' technology development partner will allow us to facilitate the widespread adoption of Red Hat Linux and other open source solutions as full scale enterprise solutions.

LEADING ONLINE DESTINATION FOR THE OPEN SOURCE COMMUNITY

    We are dedicated to serving the interests and needs of open source software users and developers online. REDHAT.COM serves as our primary customer interface and delivery mechanism for many of our solutions. REDHAT.COM also serves as a comprehensive resource for the latest information related to open source initiatives. It contains news of interest to open source users and developers, features for the open source community, a commerce site and priority access for software downloads and upgrades. Visitors to our site can organize and participate in user groups, make available bug fixes and incremental code improvements and share knowledge regarding the use and development of open source software.

    We estimate, based on our internal data, that our web site had approximately 959,000 unique visitors in November 1999 and approximately 34.8 million page views in the fiscal quarter ended November 30, 1999. A unique visitor is an individual visitor to our REDHAT.COM web site. We calculate unique visitors by tracking the number of unique internet protocol addresses that access our web site. Page views are the total number of complete pages retrieved and viewed by visitors to REDHAT.COM. We calculate page views as the total successful requests to access our web site pages less requests to view images.

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    By acting as a clearinghouse of open source and Linux-related information and by facilitating the interaction of developers, businesses and technology enthusiasts, our web site has become a community center for the open source movement.

COMMITMENT TO THE OPEN SOURCE MODEL

    Red Hat has fully embraced the open source model. Whereas others have incorporated certain aspects of this model into their businesses while retaining various features of the proprietary model, our product offerings are true open source offerings. We share our improvements to the Linux kernel and other open source products with the development community. In this way, we benefit independent developers by making our products more useful for them in their own development projects. We have also sponsored the creation of the Red Hat Center for Open Source, Inc., a non-profit foundation dedicated to the promotion of open source activities and ideals. Furthermore, in addition to the open source software we develop ourselves, we help fund a broad range of open source software projects and organizations, including the XFree86 group, the linuxconf open source software product and the Free Software Foundation.

STRATEGIC RELATIONSHIPS

    In an effort to increase the market acceptance of open source software in general, and the Red Hat Linux operating system in particular, we have established development, marketing or distribution relationships with leading technology companies, including Cisco, Compaq, Dell, Hewlett-Packard, IBM, Intel, Nokia, Nortel, Oracle, SAP, Silicon Graphics and Sony Computer Entertainment. Further, with our acquisition of Cygnus, we are positioned to partner with many of the world's leading microprocessor companies to provide open source software technologies on the latest computing platforms. In addition, we share our development efforts with and commit resources to third party developers and vendors in order to expand the number of applications available for Linux-based and other open-source based operating systems. By establishing and maintaining these relationships, we are able to increase market awareness of open source software, gather industry support for our products and penetrate new markets. See "--Sales, Marketing and Distribution".

                                    STRATEGY

    Our objective is to enhance our position as a leading worldwide developer and provider of advanced, open source software and solutions, via both traditional channels and the internet. The key elements of our strategy are:

INCREASE THE ADOPTION OF OPEN SOURCE SOFTWARE ACROSS ALL COMPUTING PLATFORMS

    Although recent years have seen a substantial increase in the market acceptance of Linux-based operating systems and other open source software, we intend to promote further acceptance of open source software through a variety of means, including strengthening our existing alliances with other information technology companies, establishing new alliances and sharing our development efforts with third-party developers. The strength of these relationships is crucial to the expansion of the open source community, the technical advancement and widespread distribution of open source products and the development of third-party applications suitable for Linux-based operating systems.

    By aligning ourselves with companies widely regarded as producing high quality and highly reliable software developed under the traditional software development model, we expect to bridge the gap between the open source community and those customers who are currently skeptical or unaware of the benefits of open source software.

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    Our acquisition of Cygnus has broadened the market for our open source products and solutions by permitting us to forge relationships with manufacturers of mobile computing devices such as wireless phones and digital personal organizers and special purpose server devices, such as routers and phone switches. With our broad selection of open source products and our comprehensive array of professional services, we believe that we can quickly and effectively penetrate this market, expand our presence and increase the market acceptance for open source solutions within it.

    Additional means of increasing the market acceptance for Linux-based operating systems and other open source software include maintaining and improving our relationship with third-party developers and the open source community, encouraging the development of open source applications and publicizing success stories.

CONTINUE TO ENHANCE OUR WEB SITE

    We are continuing to enhance our web site in an effort to create the definitive online destination for open source software products, software updates, news, and other content related to Linux-based operating systems and other open source projects. At REDHAT.COM, people from around the world will be able to obtain updates to open source software, purchase a wide array of open source products and services, access and copy code for their own programming efforts, read news related to topics of interest to the community and interact with other community members. We have recently added such enhancements as software update notification and automatic software updating for those who want it. New features we anticipate adding to our web site include:

    - registries and hosting of open source web sites and projects;

    - open source classifieds (including products for sale and employment listings);

    - event calendars; and

    - virtual trade shows.

    By adding these features to our web site, we believe that our visitors will continue to visit on a regular basis, and that we will attract an increasing number of new visitors. In addition, we believe that these new features and offerings will keep visitors on our site for longer periods of time.

EXPAND OUR PRESENCE IN THE ENTERPRISE MARKET

    Historically, enterprise customers had to obtain open source operating systems from one source and application development tools from another source. With our acquisition of Cygnus, we are now positioned to provide comprehensive open source solutions. We intend to expand our service offerings, including training, consulting, custom development and web-based services that customers have come to expect from information technology providers, which will increase their confidence in open source products and providers. We are currently expanding our professional services organization to enhance our ability to provide such services. Between March 1, 1999 and December 31, 1999 we added 39 people to our professional services organization. With our acquisition of Cygnus, we now have 90 people in our professional services organization. We believe that as our user base grows, more of our customers, particularly our larger customers, will look to us to help them customize their operating systems and our development tools to perform optimally within their particular computing environments across all of their computing platforms. We also expect that more of our services will be provided as subscription services accessed through our web site. We expect that many of our larger customers will also expect us to assume the role of their technology partner and perform on-site consulting services such as large-scale system assessments and enterprise-wide system enhancements. We believe that by increasing our capacity to offer such services, we will be able to significantly increase our services revenue and establish

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ourselves as the premier open source service provider.

CONTINUE TO PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES

    We intend to pursue a selective acquisition strategy as opportunities arise to complement our product offerings, extend our service capabilities and expand the features on our web site. We also intend to create strategic alliances where it is beneficial to our business model. Our acquisition of Cygnus in January 2000 allows us to expand the market for our products and foster the rapid development of open source applications. In addition, we believe that our strategic relationships with Cygnus's large corporate customers will encourage the wide-spread acceptance of open source operating systems beyond the traditional workstation and desktop computing environments. Our purchase of HKS in January 2000 will help us expand our web site and provide open source e-commerce solutions to our business partners.

INCREASE OUR PENETRATION INTO INTERNATIONAL MARKETS

    We have only recently commenced operations in Europe, Asia and Australia, but we are rapidly expanding worldwide. Since August 1999, we have established subsidiaries in Japan and Australia. While we have a significant installed base of international users, we intend to increase our overseas presence in the near future by establishing additional foreign offices or subsidiaries. We offer Red Hat Linux in English, French, German, Italian, and Japanese, and plan to introduce it in other languages in the future.

CONTINUE TO INVEST IN THE DEVELOPMENT OF OPEN SOURCE TECHNOLOGY

    We intend to continue to invest significant resources in the development of new open source technology, capitalizing on our extensive experience working within the open source model. We expect this continued investment to take the form of increased expenditures on internal development efforts, including our Red Hat Advanced Development Laboratory, as well as continued funding of third-party open source projects. We also plan to continue our financial support of the development efforts of many of the top-tier engineers in the open source community. This support will be directed towards an array of projects, ranging from:

    - the development of ease-of-use features, which we believe will take Red Hat Linux from the server to the desktop;

    - the development of open source embedded operating systems and software, which we believe will take Red Hat Linux from the personal computer to the mobile computing device; and

    - the design of new networking and scalability features, which are expected to make Red Hat Linux more attractive as a server operating system.

In particular, we are going to sponsor a foundation which promotes open source projects and ideals. We expect that, through our continued efforts, we will be able not only to foster the advancement of open source technology, but also to enhance our relationship with the open source community.

                             PRODUCTS AND SERVICES

    We are a leading provider of open source software products and services. Our product offerings include Red Hat Linux and related tools, open source software applications, documentation, manuals and general merchandise. Our professional services offerings, principally directed towards our larger corporate customers and strategic partners, include technical support and maintenance, custom development, consulting, training and education, developer support and hardware certification.

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    Our shrink-wrapped products come with a limited subscription service. Users of these services are entitled to priority downloads of products, access to developer pages on our web site and are e-mailed news relating to developments within the open source community.

RED HAT LINUX AND RELATED SOFTWARE

    OFFICIAL RED HAT LINUX 6.1. Official Red Hat Linux is our principal product. We first released Official Red Hat Linux in October 1994, and began shipping the latest release, Version 6.1, in October 1999. Official Red Hat Linux is available for the Intel, Sun SPARC and Compaq Alpha platforms. We offer the product in three versions:

    - Standard--the basic collection of Red Hat Linux software includes a printed user manual, limited installation technical support, and priority access to software updates;

    - Deluxe--includes the components of Standard, plus additional software applications we license from third parties, an additional printed manual, and limited telephone technical support; and

    - Professional--includes the components of Deluxe, plus additional software applications and technical support, and cryptography software we license from RSA Data Security, Inc. used to create a secure web server suitable for conducting secure transactions via the Internet. This is a successor to our product previously known as the Red Hat Secure Web Server.

    Official Red Hat Linux provides everything the user needs to perform a wide variety of server functions, including setting-up a web, e-mail, file or print server as well as using a computer as a general purpose desktop workstation to perform virtually any computing function. Examples of the components included within Red Hat Linux 6.1 are:

COMPONENT                                                        FUNCTION
---------                                                        --------
Linux Kernel (Version 2.2)...................  Core of the operating system
X Windows System.............................  Graphical layer
GNOME........................................  Graphical desktop user interface
Gtk..........................................  Graphical development libraries
Netscape Communicator........................  Web browser
Apache.......................................  Web server
Sendmail.....................................  E-mail routing software
Perl.........................................  High-level programming language
Efax.........................................  Fax utility
Pilot Link...................................  Palm Pilot-Registered Trademark-
                                               synchronization
GNOME PIM....................................  Personal Information Manager
Howto Greek (and other languages)............  Help files translated into Greek (and other languages)
RPM..........................................  Manages the various software packages
All other components.........................  Libraries, tools, games and other integrated applications

    Other Red Hat products include:

    LINUX APPLICATIONS LIBRARY. The Linux Applications Library is a collection of applications developed by third parties that are designed to run on Red Hat Linux. These products do not include printed documentation or technical support.

    RED HAT ROUGH CUTS. Red Hat Rough Cuts is a collection of unofficial versions of Red Hat Linux designed to run on PowerPC, UltraSPARC, MIPS and M68K processors. This product does not include technical support or printed documentation.

    RMS LINUX. RMS Linux is a special collection of Red Hat Linux operating system and applications containing only open source software, and does not include technical support or printed documentation. Red Hat donates a portion of the proceeds from the sale of this product to the Free Software Foundation.

    CCVS. Credit Card Verification System (CCVS) is transaction processing software that is embeddable and portable to most UNIX and Linux systems. CCVS may be used for credit card authorization and settlement, as well as check verification. CCVS is certified with the major clearing house protocols and supports e-commerce applications ranging from a single web page or billing application, to a payment gateway server supporting thousands of merchants. We acquired this product with our acquisition of HKS.

SOFTWARE FOR SPECIAL-PURPOSE CLIENT AND SERVER DEVICES

    With our acquisition of Cygnus, we are now able to provide a wide array of products that enable application scalability and portability across a range of computing platforms. Cygnus engineers tools and operating systems which are used for applications development and deployment across a broad range of computing platforms. These products reduce the complexity of cross-platform application development and deployment by allowing a single body of source code to be developed on or targeted toward a wide range of computing platforms. These products include:

    GNUPRO TOOLSUITE. GNUPro Toolsuite is a collection of software development tools based on the popular GNU standard. We intend to sell GNUPro bundled with a subscription service that includes regular software upgrades and developer support services for rapid response and resolution of technical questions or problems.

    GNUPRO DEV KIT FOR LINUX. GNUPro Dev Kit for Linux features GNU development tools designed for users of Linux-based operating systems using computers based on the Intel architecture. Unlike GNUPro Toolsuite, GNU Pro Dev Kit for Linux does not come bundled with any support packages.

    CODE FUSION. Code Fusion is an integrated development environment, or IDE, for Linux developers. Code Fusion IDE enables developers familiar with UNIX or Windows programming to quickly become productive in developing for Linux. This complete Linux IDE tightly integrates the C, C++, and Java programming languages with a robust graphical user interface to enhance developer productivity and reduce software product time-to-market.

    ECOS. eCos, the "embedded Cygnus operating system", is an application-specific operating system targeted at special-purpose client device environments such as consumer electronics, wireless telephones, set top boxes, and internet appliances. This highly configurable and scalable product is currently bundled with host tools that allow for rapid operating system configuration.

    EL/IX. EL/IX brings a consistent application programming interface to developers who wish to target Linux as a host operating system, Linux as an embedded operating system, or eCos as a deeply embedded operating system. Use of EL/IX provides developers with the ease of developing Linux applications natively and redeploying them to a variety of targets and applications, including special-purpose server

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
and client applications that are running any EL/IX-compliant operating system.

    CYGWIN. Cygwin allows Linux/UNIX developers to compile their applications easily for the Windows platform, without any substantial rewriting of the source code.

    SOURCE-NAVIGATOR 4.5. Source-Navigator 4.5 is a tool for software developers, enabling them to quickly understand and re-engineer complex code.

PROFESSIONAL SERVICES

    With our acquisition of Cygnus, we have significantly expanded the scope of our service offerings and professional services staff, and currently offer the following services:

    TECHNICAL SUPPORT AND MAINTENANCE AND DEVELOPER SUPPORT. We offer technical support and maintenance to a broad range of customers ranging from individual users to large corporations. We deliver installation, incident-based and developer support via our web site, e-mail and telephone. We have a highly-trained and skilled staff of technical support engineers to provide these services to our customers. In addition, we maintain relationships with several third-party support providers in order to enhance and expand our technical support and maintenance capabilities.

    CUSTOM DEVELOPMENT AND CONSULTING. We offer consulting and custom development services for enterprise customers seeking to deploy Red Hat Linux and open source applications. We also offer advanced assistance to third-party software developers working to develop applications that run on Red Hat Linux. In addition, we offer specific consulting and custom development services for key integrated device and microprocessor manufacturers seeking to utilize embedded open source operating systems on their devices.

    TRAINING AND EDUCATION. We provide training and educational programs to those customers who want to learn how to optimize their use of Red Hat Linux. The most popular of these programs is the "Red Hat Certified Engineer" course that we offer at sites around the world. We also conduct on-site training for customers. We work with third-party training and educational program providers to develop and offer additional training courses on a variety of topics related to Red Hat Linux, our open source tools and other open source software.

    HARDWARE CERTIFICATION. We perform testing and certification services for hardware vendors seeking to market their products to Red Hat Linux users. Hardware vendors submit their products to us and, in exchange for a fee, we test the hardware to determine whether it is compatible with Red Hat Linux. Products meeting our performance criteria are certified as Red Hat Linux compatible.

PRODUCTION AND FULFILLMENT

    We outsource the production, packaging and order fulfillment of our products to third parties when it is cost effective to do so. To the extent possible, we limit our internal production activities to such tasks as quality inspection and testing. We currently have production arrangements with JVC Disc America Co., Webcom, Inc. and Brightstar Services, and order fulfillment arrangements with JVC. We believe that our existing production arrangements are sufficient to accommodate potential increases in sales volume for the foreseeable future.

                                   REDHAT.COM

    Our web site, REDHAT.COM, serves as the primary delivery mechanism and customer interface for many of our offerings. We offer extensive resources for the open source community, software updates and downloads and a commerce site for our shrink-wrapped products and support offerings. REDHAT.COM also offers users access to broad and authoritative content on open source software including news, documentation, educational materials and case studies. Our web site serves the interests and needs of a wide spectrum of open source software users, from system administrators to developers to academics to mainstream technology users.

    The REDHAT.COM audience is highly focused and technically sophisticated, representing an attractive target market of computing professionals for advertisers and merchants. We offer a number of advertising and sponsorship programs to our partners and others seeking to reach this market.

    Since August 1999, significant enhancements include:

    - Red Hat Developer Network--The Red Hat Developer Network is a collection of technical and business resources for developing software that runs on Red Hat Linux. It includes news about recent open source software developments, guidance on how to develop new applications that will run optimally on Red Hat Linux, technical documentation and other resources, and links to other resources that may be of interest to software developers. It is targeted at a range of software developers, including third parties that develop their own software application products, enterprise developers, web application developers and open source software developers. We plan to expand the Developer Network to include a variety of partnership programs, co-marketing opportunities and specialized support service offerings.

    - Wide Open News--Wide Open News is a leading news and opinion forum for open source solutions. It includes both original news and editorial offerings, as well as content licensed from third parties, including Industry Standard, Salon.com and The Register.

    - Agent Update--We offer customers the ability to receive electronic notification of the release of new open source products or product upgrades. In addition, at their option, we can automatically download new or upgraded products to the customers' computers when released.

    - Red Hat Store--We intend to continue building the REDHAT.COM store into the most comprehensive open source shopping resource for corporate enterprise buyers. Offerings and upsell opportunities will be presented throughout the site in a context-relevant manner.

                           CUSTOMERS AND APPLICATIONS

CUSTOMERS

    Our customers range from individuals using our products for a wide variety of personal and professional purposes to multinational Fortune 500 companies, government agencies, and research and academic institutions. The following is a partial list of customers which have purchased products and services from us in the past, but which may not necessarily be ongoing customers. These customers have purchased products and services ranging from one-time purchases of approximately $2,000 to multi-year, multi-million dollar support, consulting and custom development contracts:

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
                                   CORPORATE

American Airlines                                 Inacom
America Online                                    Intel
AT&T                                              Lawrence Livermore National Laboratories
Autozone                                          Nokia
Burlington Industries                             Nortel
Cisco Systems                                     Oracle
Citrix                                            Racal
Compaq                                            Raytheon
Dell                                              Sandia National Laboratories
Dreamworks SKG                                    SAP
Fidelity Investments                              Siemens
Fujitsu (Amdahl)                                  Silicon Graphics, Inc.
Gateway                                           Sony Computer Entertainment
GTE                                               Sprint
Hewlett-Packard                                   Toshiba
IBM                                               US Vision

                              GOVERNMENT/ACADEMIC

Internal Revenue Service                       United States Department of the Army
Massachusetts Institute of Technology          United States Marine Corps
National Weather Service                       United States Postal Service
Navy Surface Warfare Center                    Woods Hole Oceanographic Institution

    The following case studies provide examples of the manner in which our products are used:

    - The Exploration Department of Amerada Hess, a Fortune 500 global oil company, was frustrated with the cost and difficulty of upgrading its supercomputing hardware. In 1998, the Exploration Department replaced approximately $2.5 million of its supercomputing hardware with a $420,000 cluster of more than 90 servers running Red Hat Linux. The department uses this cluster to identify potential offshore oil and gas reservoirs using three-dimensional modeling software.

    - Garden Grove, California, a city with a population of 153,000, runs its government and public services entirely on Red Hat Linux. Since 1994, Garden Grove has not had a computer-related interruption in service for any department, including its police department.

    - Kenwood, a world leader in car audio and mobile electronics, is leveraging Red Hat's affordability and flexibility to implement solutions for its retail outlet store operations. Kenwood uses Red Hat Linux for mail relay, print servers and file sharing. In addition, it serves as a firewall in its outlet stores and selected branch offices.

    - iCelebrate.com, an online provider of holiday and seasonal merchandise and resources, purchased Red Hat's on-site consulting services to help create its holiday shopping web site, quickly installing, integrating and tuning Red Hat Linux on Oracle database software and Dell systems.

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
THIRD-PARTY APPLICATIONS

    The following is a partial list of the third-party applications that are available today on Red Hat Linux:

      Adobe Acrobat reader                                 Lotus Domino
      Apache Group Apache Web Server                       Netscape Communicator
      Applix Applixware                                    Netscape Messaging Server
      Ardent UniData                                       Oracle Oracle8i
      Computer Associates Unicenter TNG                    Oracle Application Server
      Corel Word Perfect                                   Real Networks Real Server
      Hewlett Packard Openmail                             SAP R/3
      IBM DB2                                              Sendmail Sendmail
      IBM Viavoice                                         Sun Star Office
      IBM Visual Age for Java for Linux                    Sybase Adaptive Server
      IBM WebSphere

    The following is a partial list of the third-party applications that will be available on Red Hat Linux in the near future:

      American Power Conversion PowerChute                 Inprise C++Builder
        Plus
      Adobe Acrobat Creator                                Inprise Delphi
      Adobe Framemaker                                     Intershop Enterprise
      Allaire Cold Fusion                                  Intershop Hosting Product Line
      Ardent UniVerse                                      Intershop Enfinity
      BEA Systems Tuxedo                                   Knox Arkeia
      BEA Systems Weblogic                                 Netscape Directory Server
      Computer Associates ArcServeIT                       Netscape Enterprise Server
      Computer Associates InoculateIT                      Oracle Applications 11i
      Checkpoint Firewall-1                                Pervasive SQL
      Citrix ICA Client                                    Pervasive Tango
      Citrix MetaFrame                                     Progress AppServer
      Digital Creations Zope                               Progress DataServers
      EST BRU                                              Progress WebSpeed Messenger
      Hewlett Packard Openview                             Progress WebSpeed Transaction Server
      IBM MQ Series                                        Tivoli (all systems management
                                                           applications)
      Informix Dynamic Server 2000                         Tripwire Tripwire
      Inprise JBuilder

    The following represents a partial list of systems vendors that offer Red Hat Linux on their servers and other systems:

      SYSTEMS VENDOR                                  RED HAT LINUX OFFERINGS

      Cobalt                                          All of Cobalt's server appliances use an
                                                      optimized version of Red Hat Linux.

      Compaq                                          Offers Red Hat Linux on its ProLiant, Prosignia
                                                      and AlphaServer series of servers and
                                                      workstations. Compaq also offers Red Hat Linux
                                                      bundled on its Deskpro EN and EP series upon
                                                      request.

      Dell                                            Offers Red Hat Linux factory-installed across
                                                      its entire line of Power-Edge servers and on
                                                      selected configurations of its workstations and
                                                      desktop personal computers.

      Gateway                                         Offers Red Hat Linux as an option on its Gateway
                                                      ALR servers (ALR 7000, 8000 and 9000).

      Hewlett-Packard                                 Offers Red Hat Linux on high end work stations
                                                      for the electronic design automation market and
                                                      has certified their Enterprise-ready LPR servers
                                                      on Red Hat Linux.

      IBM                                             Offers Red Hat Linux on the RS/6000 UNIX
                                                      systems, Netfinity server series, Intellistation
                                                      workstation and ThinkPad 600E.

      Intel                                           Offers Red Hat Linux tuned for its original
                                                      equipment manufacturer internet server
                                                      platforms.

      Silicon Graphics                                Offers Red Hat Linux on the 1400L server
                                                      preloaded.

      Sun Microsystems                                Offers Red Hat Linux as an option on its Deluxe
                                                      Sparc servers.

      VA Linux                                        Offers Red Hat Linux on all of its systems.

                       SALES, MARKETING AND DISTRIBUTION

SOFTWARE PRODUCTS

    We sell our products worldwide through direct marketing, telesales campaigns and our web site, and indirectly through distributors, retailers, catalogs and original equipment manufacturers. Our direct sales force of 18 individuals as of December 31, 1999, is dedicated to increasing worldwide sales through our retail, distribution and original equipment manufacturer channels. As of December 31, 1999, our indirect distribution channel was composed of eight distributors, over 100 retailers with thousands of locations and 50 original equipment manufacturers. We have recently begun to focus our sales efforts more aggressively on the business enterprise market.

    Our two largest distributors are Ingram Micro and Frank Kasper & Associates. Ingram Micro, which began distributing our products during the fiscal year ended February 28, 1999, accounted for approximately 34% of our total historical revenue during that fiscal year.

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
Frank Kasper & Associates accounted for approximately 26% of our total historical revenue in the fiscal year ended February 28, 1998, 20% for the fiscal year ended February 28, 1999, and 12% in the nine months ended November 30, 1999. Ingram Micro accounted for approximately 30% of our total historical revenue in the nine months ended November 30, 1999.

    Our agreements with our distributors typically are not exclusive, have no stated minimum purchase or license obligations and may be terminated by either party without cause. We believe that in the event of the termination of our relationship with one or more of our indirect channel partners, we could enter into replacement agreements with new partners. However, the failure to replace these partners with distributors of equal marketing capabilities and reputation could have a material adverse effect on our business, operating results and financial condition.

    We permit original equipment manufacturers to distribute Red Hat Linux with their own hardware in exchange for royalty payments to us. We currently have original equipment manufacturer agreements in place with Dell, Silicon Graphics and others. These agreements are not exclusive, have no stated minimum purchase or license obligations, and generally may not be terminated prior to the expiration of their terms which, in the case of Dell, is one year and, in the case of Silicon Graphics, is an initial term of one year, renewable for two additional one-year terms.

SERVICES

    We sell our service offerings worldwide directly to individuals and companies through our sales force, direct marketing, telesales and our web site, and indirectly through joint marketing alliances with companies such as Compaq, IBM and Intel. Our direct sales force concentrates primarily on selling custom development and technical support and maintenance contracts to our enterprise customers worldwide. Our acquisition of Cygnus in January 2000 added 28 sales professionals to our direct sales organization.

    We have established joint marketing relationships with a number of leading technology companies including Compaq, Hewlett-Packard, IBM, Intel and Oracle. These agreements generally have one- or two-year terms and may be terminated prior to the expiration of their terms by either party with prior notice.

    Our direct marketing efforts support our sales and distribution efforts through participation in industry trade shows, targeted advertising, channel sales programs, public relations campaigns, retail promotions, customer surveys and the promotion of our products through our web site. In addition, we offer our software products for free download from REDHAT.COM and other internet sites worldwide.

REDHAT.COM

    We have a team of professionals dedicated to the development and maintenance of our web site.

                                  COMPETITION

    In the market for operating systems, we compete with a limited number of large and well-established companies that have significantly greater financial resources, larger development staffs and more extensive marketing and distribution capabilities. These competitors include Microsoft, Novell, IBM, Sun Microsystems and The Santa Cruz Operation, all of which offer hardware-independent multi-user operating systems for Intel platforms, and AT&T, Compaq, Hewlett-Packard, Olivetti and Unisys, each of which, together with IBM and Sun Microsystems, offers its own version of the UNIX operating system. Many of these competitors bundle competitive operating systems with their own hardware offerings, thereby making it more difficult for us to penetrate their customer bases.

    In the rapidly evolving open source- and Linux-based operating system market, we compete with a number of well-respected vendors and development projects. These competitors have established stable customer bases and continue to attract new customers. We also compete for services revenue with a number of companies that provide technical support and other professional services to users of Linux-based operating systems, including some original equipment manufacturers with which we have agreements. Many of these companies have larger and more experienced services organizations than we do currently. In addition, we face potential competition from several companies devoted to providing open source-based products and services, such as VA Linux Systems, a provider of hardware pre-installed with open source software, and Corel Corp., a developer of open source applications, each of which has indicated a growing interest in the Linux-based operating systems market.

    With our acquisition of Cygnus, we now face competition in the market for software development tools and operating systems for special-purpose computing. Our main competitors in this market include Wind River Systems, Integrated Systems Incorporated, Green Hills Software, and the Metrowerks subsidiary of Motorola. These companies are well established and have greater financial resources and a larger direct sales staff than we do. Some of these companies currently produce or use open source software as part of their product offerings.

    The open source solutions market is not characterized by the traditional barriers to entry that are found in most other markets, due to the nature of our products. For example, anyone can copy, modify and redistribute Red Hat Linux and most of our other open source products themselves. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

    We believe that the major factors affecting the competitive landscape for our products include:

    - name and reputation of vendor;

    - product performance, functionality and price;

    - strength of relationships in the open source community;

    - availability of user applications;

    - ease of use;

    - networking capability;

    - breadth of hardware compatibility;

    - quality of support and customer services;

    - distribution strength; and

    - alliances with industry partners.

    Although we believe that we compete favorably with many of our competitors in a number of respects, including product performance, functionality and price, networking capability, and breadth of hardware compatibility, we believe that many of our competitors have superior distribution capabilities and offer more extensive support services than we currently do. In addition, there are significantly more user applications available for competing operating systems, such as Windows NT and UNIX, than there are for Linux-based operating systems. An integral part of our strategy in the near future, however, is to address these shortcomings by, among other things, strengthening our existing strategic relationships and entering into new ones in an effort to expand our distribution capabilities, continuing to expand into the special-purpose computing device market and attracting more attention to the open source movement, which in turn should create additional incentives for software developers to write more applications for Red Hat Linux.

    In the market for advertising revenue, we will compete with other online content providers and traditional forms of media such as newspapers, magazines, radio and television. We believe that the principal competitive factors in attracting advertisers include the amount of traffic on REDHAT.COM, brand recognition, customer service and support, the demographics of our users and visitors, our ability to offer targeted audiences and the overall cost-effectiveness of the advertising medium that we offer.

                      SOFTWARE ENGINEERING AND DEVELOPMENT

    We have invested, and intend to continue to invest, significant resources in product and technology development. We focus and modify our product development efforts based on the needs of users and changes in the marketplace. We are currently focusing our development efforts on improving the Linux kernel, as well as commercializing our software innovations into new products and product enhancements that are easier to use and provide greater functionality. Our software engineers collaborate with open source software development teams working across the internet. This involvement enables us to remain abreast of and lead technical advances, plans for development of new features and timing of releases, as well as other information related to the development of the Linux kernel and other open source projects.

    Our software engineers have contributed to the development and maintenance of some of the most important components of the Red Hat Linux operating system, including the installation program and the package management program. The installation program provides users with a single method to install the hundreds of separate software programs that are included with Red Hat Linux so that from the user's perspective, the hundreds of programs appear as one. This simplified process sharply reduces the time and effort required to install a Linux-based operating system, as compared to the alternative of gathering the hundreds of programs one by one via the internet. The installation program provides default settings for the user depending upon whether the user wishes to use Red Hat Linux as a server operating system or as a workstation operating system. The installation also provides advanced users with the ability to customize the programs that are installed, allowing for significant flexibility and control over the operating system. The installation also automatically detects the type of hardware that comprises the user's computer, in order to ensure that all programs necessary for Red Hat Linux to work on the hardware are properly installed.

    Our software development engineers perform extensive testing of Red Hat Linux to ensure that it is properly assembled and works as a coherent whole from the user's perspective. We use industry standard methods of quality assurance testing to ensure that Red Hat Linux is solidly engineered and ready for use by our customers when shipped. We also operate an extensive beta testing program for Red Hat Linux. Under this beta testing program, we post a beta or test version of the operating system on the internet. Developers and users around the world then suggest improvements and identify bugs. Each suggestion is circulated over the internet in an attempt to encourage others to assist in the programming of a solution. In this way, Red Hat Linux users are treated as co-developers. Bug fixes and enhancements are tested by other users and our engineers, and when corrected, added to the next release. When the beta version is viewed as stable and complete, it becomes the next production version, and a new beta cycle begins.

    Our web development team consists of engineers with considerable experience in developing scalable web-based applications. We continue to develop applications on REDHAT.COM for user registration, commerce, and content management and publication. We rigorously test these programs and have built in the software necessary to ensure high quality visits to our web site.

    Most of our software engineering and development work takes place at our headquarters. As of December 31, 1999, we employed 84 individuals in our engineering group, consisting of 42 software engineers, including several of the top Linux kernel developers in the world, 30 web design and development professionals, 7 quality assurance engineers, 5 documentation specialists. With our acquisitions of Cygnus and HKS, we added 114 people to our engineering group.

                             INTELLECTUAL PROPERTY

    Red Hat Linux and our other open source products have been developed and made available for licensing under the GNU General Public License and similar licenses. These licenses generally permit anyone to copy, modify and distribute the software, subject only to the restriction that any resulting or derivative work is made available to the public under the same terms. Therefore, although we retain the copyrights to the code that we develop ourselves, due to the open source nature of our software products and the licenses under which we develop and distribute them, our most valuable intellectual property is our collection of trademarks. We rely primarily on a combination of trademarks and copyrights to protect our intellectual property. We also enter into confidentiality and nondisclosure agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information.

    We pursue registration of some of our trademarks in the United States and in other countries. We have registered the trademark "Red Hat" in the United States, Australia, and the European Union, and have registrations pending in many other countries, including Canada and Japan. We have registered the Red Hat "Shadow Man" logo in the U.S., European Union and Australia and have registrations pending for it in many other countries, including Canada and Japan. Other trademarks we have registered or have registrations pending in the United States include Red Hat Certified Engineer, RHCE, Wide Open, Always Open, Red Hat Ready and the Red Hat Ready logo. Other trademarks Cygnus registered or has registrations pending in the United States include Cygnus Solutions, GNUPro, Code Fusion, eCos, eCosystem, SourceNavigator and Cygwin.

    Despite our efforts to protect our trademark rights, unauthorized third parties have in the past attempted and in the future may attempt to misappropriate our trademark rights. We are currently investigating possible infringement claims against a third party in France whom we believe has misappropriated our tradename and trademarks. We cannot be certain that we will succeed in preventing the continued misappropriation of our tradename and trademarks in these circumstances or that we will be able to prevent this type of unauthorized use in the future. The laws of some foreign countries do not protect our trademark rights to the same extent as do the laws of the United States. In addition, policing unauthorized use of our trademark rights is difficult, expensive and time consuming. The loss of any material trademark or trade name could have a material adverse effect on our business, operating results and financial condition.

    Although we do not believe that our products infringe the rights of third parties, third parties have in the past asserted, and may in the future assert infringement claims against us which may result in costly litigation or require us to obtain a license to third-party intellectual rights. There can be no assurance that such licenses will be available on reasonable terms or at all, which could have a material adverse effect on our business, operating results and financial condition.

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
                                   EMPLOYEES

    As of December 31, 1999, we had a total of 233 employees. Of the total employees, 84 were in software engineering, 74 in sales and marketing, 45 in customer service and technical support and 30 in finance and administration. With our acquisitions of Cygnus and HKS, the number of employees in our software engineering and customer service and technical support departments has almost doubled. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time we also employ independent contractors to support our professional services, product development, sales, marketing and business development organizations. Our employees are not represented by any labor union and are not organized under a collective bargaining agreement, and we have never experienced a work stoppage. We believe our relations with our employees are good.

                                   FACILITIES

    Our headquarters are currently located in a leased facility in Durham, North Carolina, consisting of approximately 51,800 square feet under a five year lease that will expire on January 14, 2004. The annual rental expense under this lease is approximately $900,000. We also have major offices in Sunnyvale, California and in the United Kingdom. We believe that additional space will be required as our business expands and will be available on acceptable terms.

                               LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

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
                                   MANAGEMENT
                        EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the executive officers, directors and key employees of Red Hat, their ages and the positions held by them with Red Hat as of December 31, 1999:

NAME                                               AGE                         POSITION
----                                             --------                      --------
EXECUTIVE OFFICERS AND DIRECTORS
Robert F. Young..............................       45      Chairman of the Board of Directors
Matthew J. Szulik............................       43      Chief Executive Officer, President and
                                                            Director
Michael Tiemann..............................       35      Chief Technology Officer
Timothy J. Buckley...........................       48      Senior Vice President and Chief Operating
                                                            Officer
Manoj K. George..............................       32      Chief Financial Officer, Director of
                                                            Administration and Treasurer
Tom Butta....................................       43      Chief Marketing Officer
David G. Shumannfang.........................       31      Counsel and Secretary
Marc Ewing...................................       30      Director
Kevin Harvey (1)(2)..........................       35      Director
William S. Kaiser (1)(2).....................       44      Director
Eric Hahn (1)(2).............................       39      Director
Frank Battten, Jr. (3).......................       40      Director

KEY EMPLOYEES
Erik W. Troan................................       25      Director of Engineering, Red Hat Linux
Donald J. Barnes.............................       27      Director of Technical Projects
Dr. Charles A. Coleman, Jr...................       53      Director of Information Services
Matthew Butterick............................       29      Director of Internet Strategy
Carolyn Sparano..............................       37      Director of North American Services
Howard Jacobson..............................       39      Director of Corporate Development
Walter McCormack.............................       31      Director of Corporate Development
Lawrence J. Weidman..........................       46      Director of Business Development, e-Commerce
Paul F. McNamara.............................       38      Director of Sales, Enterprise Division
Don Langley..................................       40      Director of Sales, Embedded and Tools Division
Tom Barton...................................       36      Director of Global Services
Kim Knuttilla................................       42      Director of Engineering, Embedded Systems
Colin Tenwick................................       39      General Manager for European Operations
Masanobu Hirano..............................       47      General Manager for Japan Operations
Mark White...................................       31      General Manager for Asia/Pacific Operations

------------------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

(3) Resigned from the Board of Directors effective January 13, 2000.

    ROBERT F. YOUNG co-founded Red Hat and served as its President and a Director from its inception until November 1998. In November 1998, he was elected as Chief Executive Officer and Chairman of the Board of Directors. In November 1999, he resigned as Chief Executive Officer and currently serves as the Chairman of the Board of Directors.

    MATTHEW J. SZULIK has served as Chief Executive Officer of Red Hat since November 1999, as President since November 1998 and as a Director since
April 1999. Mr. Szulik also served as Chief Operating Officer of Red Hat from November 1998 to April 1999. Prior to joining Red Hat, from September 1997 to October 1998, Mr. Szulik served as President of Relativity Technologies, a computer software company. From February 1996 to May 1997, Mr. Szulik served as President of Sapiens International, a computer software company. Prior to that, from January 1993 to December 1995, he served as Senior Vice President in charge of sales and marketing for MapInfo Corp., a computer software company.

    MICHAEL TIEMANN has served as Red Hat's Chief Technology Officer since January 2000. Prior to joining Red Hat, he was a co-founder of Cygnus in 1989, and held various positions with Cygnus, including President, Director of Business Development and Director of Technical Marketing.

    TIMOTHY J. BUCKLEY has served as Senior Vice President and Chief Operating Officer of Red Hat since April 1999. Prior to joining Red Hat, from
October 1997 until April 1999, Mr. Buckley was Senior Vice President of Worldwide Sales at Visio Corp., a business software company. Mr. Buckley joined Visio in November 1993 and served as Visio's Vice President of Worldwide Sales until his promotion in October 1997.

    MANOJ K. GEORGE has served as Red Hat's Chief Financial Officer and Treasurer since May 1998. From May 1997 to the present, he has held the position of Director of Administration, and from May 1997 to May 1998 he served as Red Hat's Controller. From November 1994 to May 1997, Mr. George, a certified public accountant, served, first as a staff accountant, then as a senior accountant with a regional accounting firm.

    TOM BUTTA has served as Red Hat's Chief Marketing Officer since July 1999. Prior to joining Red Hat, from July 1996 to July 1999, Mr. Butta served as Chief Executive Officer of FGI, Inc., a marketing, consulting, research and interactive communications firm. From January 1995 until June 1996, he served as Chief Executive Officer of FGI New York, Inc., a marketing, consulting and communications firm. Prior to that, Mr. Butta was a founder and Chief Executive Officer of Christopher Vincent, Inc., an integrated and new media marketing firm, from January 1989 to December 1994.

    DAVID G. SHUMANNFANG has served as Counsel of Red Hat since October 1996 and Secretary of Red Hat since April 1997. From August 1993 to May 1996,
Mr. Shumannfang earned his Juris Doctor from the University of North Carolina at Chapel Hill School of Law. Mr. Shumannfang is a member of the North Carolina State Bar.

    MARC EWING co-founded Red Hat and has served as a Director of Red Hat since its inception. He also served as its Executive Vice President and Chief Technology Officer from inception until January 2000. Mr. Ewing participated in the design and development of Red Hat Linux and founded Red Hat Advanced Development Laboratories to develop open source graphical desktop applications for Linux in cooperation with the open source development community. Prior to founding Red Hat, for various periods from January 1991 to August 1992, Mr. Ewing worked as a systems programmer for IBM.

    KEVIN HARVEY has served as a Director of Red Hat since August 1999.
Mr. Harvey has been a Managing Member of the general partner of Benchmark Capital Partners, a venture capital firm, since January 1995. From July 1993 to January 1995, Mr. Harvey served as General Manager for Lotus Development Corporation, a software company. Mr. Harvey is also a director of Silicon Gaming, Inc., Critical Path, Inc. and several privately held companies.

    WILLIAM S. KAISER has served as a Director of Red Hat since September 1998. Mr. Kaiser has been employed by Greylock Management Corporation, a venture capital firm, since May 1986 and has been a general partner of the Greylock Limited Partnerships since January 1988. Mr. Kaiser is also a director of Open Market Inc., Clarus Corporation and Student Advantage, Inc.

    ERIC HAHN has served as a Director of Red Hat since April 1999. Mr. Hahn is a founding partner of Inventures Group, a leading "mentor investment" venture capital firm. He served as Executive Vice President and Chief Technology Officer of Netscape from November 1996 until June 1998. Prior to serving as Netscape's Chief Technology Officer, from November 1995 to November 1996, Mr. Hahn was general manager of Netscape's Server Products Division, overseeing product development for Netscape's enterprise, internet and extranet servers. Mr. Hahn joined Netscape following its acquisition of Collabra Software, Inc., which Mr. Hahn founded in February 1993.

    ERIK W. TROAN has served as Red Hat's Director of Engineering since
February 1999. Prior to that, between May 1995 and February 1999, he served as Chief Developer at Red Hat. He is the co-author of LINUX APPLICATION DEVELOPMENT, a book covering mid-level programming on the Linux operating system and from 1995 to 1996, was a regular columnist for the X Journal Magazine, covering free software topics.

    DONALD J. BARNES has served Red Hat as Director of Technical Projects since February 1999. From November 1997 to February 1999, he served as Red Hat's Development Manager of Quality Assurance and from May 1995 to November 1997 he served as a System's Engineer for Red Hat. From May 1994 to May 1995,
Mr. Barnes was a Systems Engineer for Northern Telecom Limited.

    CHARLES A. COLEMAN has served as Red Hat's Director of Information Services since April 1999. From February 1999 to March 1999, Mr. Coleman acted as a consultant to Red Hat in connection with systems vendor evaluation, selection and implementation. From April 1998 to January 1999, Mr. Coleman served as President and Chief Information Officer at Critical Information Technologies, LLC, a data modeling and systems integration firm. From September 1996 to April 1998 he was employed by Ellora Software, Inc., a clinical data management software developer, first as a consultant and then as a Vice President. From February 1994 to September 1996, Mr. Coleman was Senior Vice President of Inquiry Management and Database Systems for Computerworld, Inc. From
August 1983 to February 1994 he served as President and Chief Information Officer of Response Technologies, Inc., a business processing reengineering company.

    MATTHEW BUTTERICK has served as Red Hat's Director of Internet Business since May 1999. Prior to joining Red Hat, Mr. Butterick was founder and President of Atomic Vision, a web site development company, from September 1994 until May 1999.

    CAROLYN SPARANO has served as Red Hat's Business Unit Manager of Services since June 1999. Prior to joining Red Hat, Ms. Sparano served in several positions with INTERSOLV, including Vice President of Worldwide Training from March 1999 to May 1999; Director of Consulting Services from August 1998 to March 1999; Director of World Wide DataDirect Solutions from March 1997 to August 1998; Director of DataDirect Technical Support from August 1995 to March 1997; and Manager of Technical Support from January 1992 to August 1995.

    HOWARD JACOBSON has served as Red Hat's Director of Corporate Development since January 1999. Prior to joining Red Hat, Mr. Jacobson was an attorney at the law firm of Moore & Van Allen from August 1995 to January 1999. He was an attorney at Gibson, Dunn and Crutcher from 1988 to July 1995.

    WALTER MCCORMACK has served as Red Hat's Director of Corporate Development since September 1999. Prior to joining Red Hat, from August 1996 through September 1999, Mr. McCormack was an investment banker in the High Technology Group at Goldman, Sachs & Co. From August 1994 to 1996 he earned his Masters in Management from the J.L. Kellogg Graduate School of Management at Northwestern University.

    LAWRENCE J. WEIDMAN has served as Red Hat's Director of Business Development, eCommerce, since January 2000. Prior to joining Red Hat, from November 1998 to January 2000, Mr. Weidman served as President, Chief Executive Officer and a Director of HKS. From January 1997 to August 1998, he was President of 6DOS, Inc., a developer of web-based collaboration software. From April 1995 to January 1997, he was vice president of marketing at GALT Technologies. From June 1991 to February 1995, he was President and General Manager of Cisigraph Corporation.

    PAUL F. MCNAMARA has served as Director of Sales, Enterprise Division, since August 1999. From May 1998 to August 1999 he served as Red Hat's Vice President of Business Development. Prior to joining Red Hat, from September 1994 to May 1998, he was President and Chief Operating Officer of Asset Management Technologies, a computer software company.

    DON LANGLEY has served as Red Hat's Director of Sales, Embedded and Tools Division, since January 2000. Prior to joining Red Hat, from July 1998 to January 2000 Mr. Langley served as Vice President of North American Sales for Cygnus. From January 1998 to July 1998 he was Director of Sales for C-Cube Microsystems. From January 1997 to January 1998 he was Director and General Manager of the Mainstream and Removable Products Group at Adaptec. Prior to that, he served at SGS-Thomson as Managing Director, Data Storage Business Unit from March 1995 to January 1997 and as Director of Marketing, Computer Business Unit from February 1994 to March 1995.

    TOM BARTON has served as Red Hat's Director of Global Services since January 2000. Prior to joining Red Hat, Mr. Barton held several positions with Cygnus, including Senior Vice President and General Manager of Client Services from December 1998 to January 2000, Senior Vice President of Operations from July 1998 to December 1998, Acting Chief Executive Officer from December 1997 to
July 1998, Vice President and General Manager of Platform Products from
April 1997 to December 1997, Vice President of Business Development from
January 1997 to April 1997, and Director of Marketing from August 1996 to January 1997. From July 1993 to August 1996 Mr. Barton was an Associate and then an Engagement Manager with McKinsey & Co.

    KIM KNUTTILLA has served as Red Hat's Director of Engineering, Embedded Division, since January 2000. Prior to joining Red Hat, Mr. Knuttilla held several positions with Cygnus, including Vice President of Engineering from February 1999 to January 2000, Vice President of Client Services, Engineering from September 1998 to February 1999, Director of Client Services, Engineering from February 1998 to September 1998, Director of Engineering from October 1996 to February 1998, and GCC Engineer from May 1995 to October 1996. From
April 1994 to May 1995 he was Director of Engineering for Visible Decisions.

    COLIN TENWICK has served as Red Hat's General Manager for European Operations since June 1999. Prior to joining Red Hat, Mr. Tenwick held numerous positions with Sybase, including Vice President and General Manager, European Operations from October 1998 to June 1999; Vice President and Managing Director, U.K. Operations from November 1995 to October 1998; and Vice President, Marketing and Channel Sales, European Operations from April 1994 to
November 1995.

    MASANOBU HIRANO has served as Red Hat's General Manager for Japan Operations since August 1999. Prior to joining Red Hat, Mr. Hirano was President of Hyperion Japan from June 1998 until July 1999, an independent management consultant from June 1997 to June 1998, and held several positions with ASCII Corporation in Japan, including Director of Software Division from January 1995 to June 1995 and Vice President of Software Division from June 1995 to
May 1997.

    MARK WHITE has served as Red Hat's General Manager for Asia-Pacific Operations since November 1999. Prior to joining Red Hat, Mr. White served as Director of UNIX Marketing for Compaq Asia-Pacific from June 1998 through October 1999. From January 1997 through June 1998, he was Manager of UNIX & Telecomms Platforms for the Asia-Pacific Division of Tandem Computers Inc. and was UNIX Product Manager for the same firm from April 1995 to December 1996. From January 1994 through March 1995, Mr. White served as Projects Director for Pacific Star Communications Pty Ltd., a Bell Atlantic International joint venture company.

                       ELECTION OF OFFICERS AND DIRECTORS

    Red Hat's executive officers are elected by the Board of Directors on an annual basis and serve until their successors are duly elected and qualified. With the exception of Kevin Harvey, who was appointed to the Board in August 1999, all of the current Directors were selected as Directors of Red Hat under the First Amended and Restated Stockholder's Voting Agreement dated February 25, 1999, as amended, between Red Hat and some of its stockholders, which agreement terminated upon the closing of Red Hat's initial public offering. There are no family relationships among any of the executive officers or directors of Red Hat.

    Red Hat's Board of Directors is divided into three classes, with the members of each class of directors serving for staggered three-year terms.
Messrs. Ewing and Hahn serve in the class the term of which expires in 2000; Messrs. Szulik and Harvey serve in the class the term of which expires in 2001; and Messrs. Young and Kaiser serve in the class the term of which expires in 2002. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose term is then expiring. Red Hat's adoption of a classified Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions and Anti-Takeover Effects".

                      COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has appointed a Compensation Committee consisting of Messrs. Harvey, Kaiser and Hahn. The Compensation Committee reviews and evaluates the compensation and benefits of all of Red Hat's officers, reviews general policy matters relating to compensation and benefits of Red Hat's employees and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers Red Hat's stock option and stock purchase plans. See "Employee Benefit Plans".

    The Board of Directors has also appointed an Audit Committee consisting of Messrs. Harvey, Kaiser and Hahn. The Audit Committee reviews, with Red Hat's independent auditors, the scope and timing of the auditors' services, the auditors' report on Red Hat's financial statements following completion of the auditors' audit, and Red Hat's internal accounting and financial control policies and procedures. In addition, the Audit Committee will make annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year.

                             DIRECTOR COMPENSATION

    Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and for meetings of any committees of the Board of Directors on which they serve. Directors are also eligible to participate in Red Hat's 1999 Stock Option and Incentive Plan. In accordance with a policy approved by the Board of Directors in June 1999, upon initial election or appointment to the Board of Directors, new non-employee Directors will be granted non-qualified stock options to purchase 40,000 shares of common stock at a price at least equal to the fair market value of Red Hat's common stock on the date of grant. These options will vest 33 1/3% one year from grant date and 8 1/3% at the end of each three-month period thereafter. Upon re-election, non-employee directors will be granted non-qualified stock options to purchase 20,000 shares of common stock to vest 33 1/3% one year from the date of re-election and 8 1/3% at the end of each three-month period thereafter. Each year of a non-employee director's tenure, the director will be granted non-qualified stock options to purchase 10,000 shares of common stock which will be fully vested upon grant. In accordance with this policy, in August 1999, Frank Batten, who was re-elected as a director in August 1999 and resigned from the Board of Directors in January 2000, and Mr. Kaiser, who was re-elected as a director in August 1999, were granted non-qualified stock options to purchase 20,000 shares of common stock at the initial public offering price and on August 25, 1999, Mr. Harvey was granted non-qualified stock options to purchase 40,000 shares of common stock at a price of $36.75 per share. All of these options will vest as provided above, except for options held by Mr. Batten, which have been canceled. See "Employee Benefit Plans". In addition, in April 1999, Mr. Hahn was granted a non-qualified stock option under the 1998 Stock Option Plan to purchase 343,104 shares of common stock at an exercise price of $.78525 per share.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by Robert F. Young, Red Hat's Chief Executive Officer, and Red Hat's only other executive officer during the fiscal year ended February 28, 1999 whose salary and bonus exceeded $100,000 for such fiscal year for services rendered in all capacities to Red Hat during the fiscal year ended February 28, 1999. As of December 31, 1999, the annualized base salaries of Red Hat's executive officers not listed in the table below who, had they been employed by Red Hat for the full fiscal year ended February 28, 1999, would have earned in excess of $100,000, were: Matthew J. Szulik--$185,000; Timothy J. Buckley--$155,000; and Tom Butta--$175,000.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION            ALL OTHER
NAME AND PRINCIPAL                                       ANNUAL                  AWARDS            COMPENSATION ($)
POSITION                                              COMPENSATION        ---------------------   ------------------
------------------                                ---------------------   SECURITIES UNDERLYING
                                                  SALARY($)   BONUS($)         OPTIONS(#)
                                                  ---------   ---------   ---------------------
Robert F. Young(1)
  Chairman......................................   161,458     25,000               --                  41,141
Marc Ewing(1)
  Director......................................   145,125     20,000               --                      --

------------------------------

(1) During the fiscal year ended February 28, 1999, Mr. Young served as Red Hat's President and Chief Executive Officer and Mr. Ewing served as Red Hat's Executive Vice President and Chief Technology Officer.

    Red Hat has never granted any stock options to Mr. Young or Mr. Ewing.

                  SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

    Matthew Szulik, Red Hat's Chief Executive Officer and President, is a party to an incentive stock option agreement and a non-qualified stock option agreement, which both provide for the lapsing of Red Hat's repurchase right as to 33 1/3% of his option shares if he is terminated without cause on or before March 13, 2000 and for the lapsing in full of Red Hat's repurchase right as to any unvested option shares upon the termination of his employment, either by Red Hat's successor without cause or by Mr. Szulik for good reason, following a change in control of Red Hat.

    Tim Buckley, Red Hat's Senior Vice President and Chief Operating Officer, is a party to an incentive stock option agreement and a non-qualified stock option agreement, which both provide for the lapsing of Red Hat's repurchase right as to 33 1/3% of his option shares if he is terminated without cause on or before April 12, 2000 and for the lapsing in full of Red Hat's repurchase right as to any unvested option shares upon the termination of his employment, either by Red Hat's successor without cause or by Mr. Buckley for good reason, following a change in control of Red Hat.

    Tom Butta, Red Hat's Chief Marketing Officer, is a party to a non-qualified stock option agreement which provides for the lapsing of Red Hat's repurchase right as to 50% of his unvested option shares upon the termination of his employment by Red Hat without cause or by Mr. Butta for good reason. In addition, pursuant to the terms of his employment offer letter, upon the termination of Mr. Butta's employment by Red Hat without cause before July 20, 2000, Red Hat must pay Mr. Butta a severance amount equal to three month's salary.

                             EMPLOYEE BENEFIT PLANS

RED HAT'S 1998 STOCK OPTION PLAN, AS AMENDED

    Red Hat's 1998 Stock Option Plan, as amended, was adopted by the Board of Directors and approved by Red Hat's stockholders in August 1998, and was amended in November 1998, February 1999 and June 1999. In June 1999, the Board of Directors and the stockholders voted to terminate the 1998 Stock Option Plan effective upon the consummation of Red Hat's initial public offering of its common stock in August 1999. Under the 1998 Stock Option Plan, Red Hat granted incentive stock options and non-qualified stock options to employees, consultants, directors and officers of Red Hat. The 1998 Stock Option Plan is administered by the Board of Directors and the Compensation Committee. The 1998 Stock Option Plan provides that the Board of Directors and the Compensation Committee each has the authority to select the participants and determine the terms of the stock options, awards and purchase rights granted under the 1998 Stock Option Plan. Options granted under the 1998 Stock Option Plan are immediately exercisable. Red Hat has a right of repurchase over all exercised but unvested shares which lapses over a period of four years. An incentive stock option is not transferable by the recipient except by will or by the laws of descent and distribution. Non-qualified stock options and other awards are transferable only to the extent provided in the agreement relating to such option or award or in response to a valid domestic relations order. No incentive stock options may be exercised more than three months following termination of employment, and no stock option may be exercised following termination of employment for cause. However, in the event that termination is due to death or disability, the stock option is exercisable for a maximum of 180 days after such termination. As of December 31, 1999, Red Hat had outstanding under the 1998 Stock Option Plan stock options for 11,551,732 shares of common stock.

RED HAT'S 1999 STOCK OPTION AND INCENTIVE PLAN

    Red Hat's 1999 Stock Option and Incentive Plan was adopted by Red Hat's Board of Directors and approved by its stockholders in June 1999. The 1999 Stock Option and Incentive Plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to, Red Hat and its subsidiaries, including incentive stock options and non-qualified stock options and other equity-based awards. Incentive stock options may be granted only to employees of Red Hat. A total of 13,000,000 shares of common stock may be issued upon the exercise of options or other awards granted under the 1999 Stock Option and Incentive Plan. The maximum number of shares that may be granted to any employee under the 1999 Stock Option and Incentive Plan shall not exceed 6,500,000 shares of common stock during any calendar year.

    The 1999 Stock Option and Incentive Plan is administered by the Board of Directors and the Compensation Committee. The 1999 Stock Option and Incentive Plan provides that the Board of Directors and the Compensation Committee each has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock to be granted. Payment of the exercise price of an award may be made in cash, shares of common stock, a combination of cash or stock or by any other method approved by the Board of Directors or Compensation Committee, consistent with Section 422 of the Internal Revenue Code and Rule 16b-3 under the Exchange Act. Unless otherwise permitted by Red Hat, awards are not assignable or transferable except by will or the laws of descent and distribution.

    Each of the Board of Directors or Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 1999 Stock Option and Incentive Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. Each of the Board of Directors or Compensation Committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1999 Stock Option and Incentive Plan may be exercised. As of December 31, 1999, Red Hat had outstanding under the 1999 Stock Option and Incentive Plan stock options for 1,275,890 shares of common stock.

RED HAT'S 1999 EMPLOYEE STOCK PURCHASE PLAN

    The 1999 Employee Stock Purchase Plan was adopted by the Board of Directors and approved by the stockholders in June 1999. The 1999 Employee Stock Purchase Plan provides for the issuance of a maximum of 1,500,000 shares of common stock.

    The 1999 Employee Stock Purchase Plan is administered by the Board of Directors and the Compensation Committee. All employees of Red Hat whose customary employment is for more than 20 hours per week and for more than three months in any calendar year and who have completed more than 90 days of employment with Red Hat on or before the first day of any six-month payment period are eligible to participate in the 1999 Employee Stock Purchase Plan. Outside directors and employees who would own 5% or more of the total combined voting power of value of Red Hat's stock immediately after the grant may not participate in the 1999 Employee Stock Purchase Plan. To participate in the 1999 Employee Stock Purchase Plan, an employee must authorize Red Hat to deduct an amount not less than one percent nor more than 10 percent of a participant's total cash compensation from his or her pay during six-month payment periods. The first payment period commenced on October 1, 1999 and ends on March 31, 2000. Thereafter, the payment periods will commence on the first day of April and October, and end on the last day of the following March and September, respectively, of each year, but in no case shall an employee be entitled to purchase more than 2,000 shares in any one payment period. The exercise price for the option granted in each payment period is 85% of the lesser of the average market price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent. If an employee is not a participant on the last day of the payment period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the 1999 Employee Stock Purchase Plan may not be transferred or assigned. An employee's rights under the 1999 Employee Stock Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 1999 Employee Stock Purchase Plan.

CYGNUS STOCK OPTION PLANS

    In connection with the acquisition of Cygnus in January 1999, Red Hat assumed all of Cygnus' obligations under the Cygnus 1995 Stock Plan, the Cygnus 1997 Stock Plan and the Cygnus 1998 Executive Stock Plan, and all options granted thereunder are exercisable for Red Hat common stock. Upon the consummation of the acquisition of Cygnus, all of these plans were terminated and no further options may be granted under these plans. The Cygnus Stock Plans shall be administered by Red Hat's Board of Directors and Compensation Committee. Payment of the exercise price of an option under these Plans may be made in cash, shares of common stock, promissory note or any combination of the foregoing or any other method approved by the Board of Directors or the Compensation Committee consistent with applicable law. Options under the Cygnus Plans are not assignable or transferable except by will or the laws of descent and distribution. Red Hat may, however, at any time and at its discretion offer to repurchase any option previously granted under these plans on terms determined by the Board of Directors or the Compensation Committee.

    As of December 31, 1999 (giving effect to the Cygnus acquisition, which closed on January 7, 2000), Red Hat had outstanding under the Cygnus stock plans stock options for 2,412,737 shares of common stock.

401(K) PLAN

    Red Hat has a Section 401(k) Profit Sharing Plan. The 401(k) plan is a tax-qualified plan covering all full-time Red Hat employees who are over 21 years of age and who have completed three months of service with Red Hat. If, however, an employee was employed by Red Hat prior to February 1999, the 401(k) plan covers such employee regardless of age or length of service with Red Hat. Under the 401(k) plan, participants may elect to defer a portion of their compensation. In addition, at the discretion of the Board of Directors, Red Hat may make matching contributions into the 401(k) plan for all eligible employees. Red Hat has not made any contributions to the 401(k) plan to date.

    Employees of Cygnus after the acquisition will continue to participate in the Cygnus 401(k) plan. This plan is a tax-qualified plan covering all Cygnus employees who are over 21 years of age and who have completed one month of service with Cygnus. If, however, an employee was employed by Cygnus prior to October 1, 1996, the 401(k) plan covers such employee regardless of age. Under this plan, participants may elect to defer a portion of their compensation. There is no provision for matching contributions.

     LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Red Hat's Third Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide that the directors and officers of Red Hat shall be indemnified by Red Hat to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of Red Hat. In addition, the Third Amended and Restated Certificate of Incorporation provides that the directors of Red Hat will not be personally liable for monetary damages to Red Hat for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to Red Hat or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. Red Hat has obtained insurance which insures the directors and officers of Red Hat against certain losses and which insures Red Hat against its obligations to indemnify the directors and officers.

                          TRANSACTIONS WITH AFFILIATES

    On August 15, 1997, Red Hat sold 6,801,400 shares of its Series A preferred stock to Frank Batten, Jr., Frank Batten, Louis F. Ryan as trustees under a trust agreement dated April 11, 1988, as amended in a private financing at a price of $.294057 per share. The trust is a 5% stockholder of Red Hat.

    On September 29, 1998, Red Hat sold an aggregate of 8,116,550 shares of its Series B preferred stock in a private financing at a price of $.857 per share. Among the purchasers in this financing were Frank Batten, Jr., Frank Batten, Louis F. Ryan as trustees under a trust agreement dated April 11, 1988, as amended, Intel Corporation, Greylock IX Limited Partnership and Benchmark Capital Partners II, L.P., each a 5% stockholder of Red Hat.

    From February 25, 1999 through April 1, 1999, Red Hat sold an aggregate of 2,054,776 shares of its Series C preferred stock in a private financing at a price of $3,141 per share. Among the purchasers in this financing were Frank Batten, Jr., Frank Batten, Louis F. Ryan as trustees under a trust agreement dated April 11, 1988, as amended, Intel Corporation, Greylock IX Limited Partnership and Benchmark Capital Partners II L.P., each a 5% stockholder of Red Hat.

    In January 2000, in connection with our acquisition of Cygnus, we issued Greylock IX Limited Partnership, a stockholder of Cygnus and a 5% stockholder of Red Hat, an aggregate of 621,013 shares of common stock and Greylock Equity Limited Partnership, a stockholder of Cygnus, an aggregate of 621,010 shares of common stock. William Kaiser, a general partner of the general partner of Greylock IX Limited Partnership and a general partner of the general partner of Greylock Equity Limited Partnership, is a director of Red Hat. Mr. Kaiser abstained from voting with respect to the approval by Red Hat's Board of Directors of the Cygnus acquisition.

    Red Hat believes that all transactions set forth above were made on terms no less favorable to it than would have been obtained from unaffiliated third parties. Red Hat has adopted a policy providing that all future transactions between Red Hat and any of its officers, directors and affiliates will be on terms no less favorable to Red Hat than could be obtained from unaffiliated thirds parties and will be approved by a majority of the disinterested members of Red Hat's Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information known to Red Hat regarding beneficial ownership of Red Hat's common stock at December 31, 1999 (giving effect to the stock split effected in January 2000 and the issuance of shares in conncetion with our acquisitions of Cygnus and HKS in January 2000) and as adjusted to reflect the sale of the shares of common stock in this offering by:

    - each person known by Red Hat to be the beneficial owner of more than 5% of Red Hat's common stock;

    - Red Hat's Chief Executive Officer;

    - each of Red Hat's directors;

    - all other selling stockholders; and

    - all executive officers and directors as a group.

    Unless otherwise indicated, to the knowledge of Red Hat, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person's spouse.

    The number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised within 60 days after December 31, 1999. For purposes of calculating each person's or group's percentage ownership, stock options exercisable within 60 days after December 31, 1999 and warrants are included for that person or group but not the stock options and warrants of any other person or group.

                                          SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                                 OWNED             SHARES TO             OWNED
                                          BEFORE THE OFFERING       BE SOLD        AFTER THE OFFERING
         NAME AND ADDRESS OF            ------------------------   ----------   ------------------------
         BENEFICIAL OWNER (1)             NUMBER     PERCENTAGE                   NUMBER     PERCENTAGE
         --------------------           ----------   -----------                ----------   -----------
5% STOCKHOLDERS
Greylock IX Limited Partnership.......  18,689,755      12.6%             --    18,689,755      12.2%
  One Federal Street
    Boston, MA 02110
Benchmark Capital Partners II, L.P....  11,631,820       7.8              --    11,631,820       7.6
  2840 Sand Hill Road, Suite 2000
    Menlo Park, CA 94025
EXECUTIVE OFFICERS AND DIRECTORS
Robert F. Young (2)...................  18,163,652      12.2         321,502    17,842,150      11.9
Marc Ewing (3)........................  18,176,952      12.2         331,745    17,845,207      11.9
Matthew Szulik (4)....................   5,472,496       3.6          38,826     5,433,670       3.5
Frank Batten, Jr. (5).................  30,011,776      20.2         547,739    29,464,037      19.6
  c/o Landmark Communications
    150 W. Brambleton Avenue
    Norfolk, VA 23510-2075
William S. Kaiser (6).................  18,689,755      12.6              --    18,689,755      12.2
  c/o Greylock IX Limited Partnership
    One Federal Street
    Boston, MA 02110
Eric Hahn.............................     343,104         *              --       343,104         *
  c/o Inventures Group
    465 Melville Avenue
    Palo Alto, CA 94301
Kevin Harvey (7)......................  11,631,820       7.8              --    11,631,820       7.6
  c/o Benchmark Capital Partner II,
    L.P.
    2840 Sand Hill Road, Suite 2000
    Menlo Park, CA 94025
Manoj K. George (8)...................     478,204         *           7,998       470,206         *
David G. Shumannfang (9)..............     160,000         *           2.190       157,810         *
All executive officers and directors
  as a group (11 persons) (10)........  77,953,223      49.7       1,250,000    76,703,223      48.8

--------------------------

* Represents beneficial ownership of less than one percent of outstanding common stock.

(1) Unless otherwise indicated, the address for each beneficial owner is c/o Red Hat, Inc., 2600 Meridian Parkway, Durham, N.C. 27713.

(2) Shares beneficially owned includes 6,445,492 shares held of record by Nancy Young, Mr. Young's wife, 600,000 held by the Nancy R. Young GRAT dated
    April 28, 1999, 400,000 shares held of record by the Young Family Trust dated April 28, 1999 and 2,836,320 shares held of record by trusts for the benefit of Mr. Young's children. Mr. Young disclaims beneficial ownership of these shares. Also includes 600,000 shares held of record by the Robert F. Young GRAT dated April 28, 1999. Of the shares to be sold by Mr. Young, 160,751 shares will be sold by Mr. Young and 160,751 shares will be sold by Nancy Young.

(3) Shares beneficially owned includes 400,000 shares held of record by the Ewing Family Trust dated April 28, 1999 and 2,025,440 shares held of record by trusts for the benefit of Mr. Ewing's children. Mr. Ewing disclaims beneficial ownership of these shares. Also includes 1,200,000 shares held of record by the Marc Ewing GRAT dated April 28, 1999.

(4) Shares beneficially owned includes 72,000 shares held of record by trusts for the benefit of Mr. Szulik's children. Mr. Szulik disclaims beneficial ownership of these shares. Also includes 55,356 shares held of record by the Matthew J. Szulik GRAT dated May 26, 1999. Also includes 3,345,140 shares of common stock issuable upon exercise of stock options.

(5) Shares beneficially owned includes 2,515,753 shares held of record by the 1988 Batten Trust, 26,973,284 shares held of record by the 1998 Frank Batten, Jr. Grantor Annuity Trust and 522,739 shares held of record by the Aimee and Frank Batten, Jr. Foundation. Of the shares to be sold by Mr. Batten, 25,000 shares will be sold by the 1998 Frank Batten, Jr. Grantor Annuity Trust and 522,739 shares will be sold by the Aimee and Frank Batten, Jr. Foundation.

(6) Shares beneficially owned includes shares held of record by Greylock IX Limited Partnership and 621,010 shares held of record by Greylock Equity Limited Partnership. Mr. Kaiser is a general partner of the general partner of each of Greylock IX Limited Partnership and Greylock Equity Limited Partnership. Mr. Kaiser disclaims beneficial ownership of all of these shares. Also includes 20,000 shares of common stock issuable upon exercise of stock options.

(7) Shares beneficially owned includes shares held by Benchmark Capital Partners II, L.P. Mr. Harvey is a managing member of Benchmark Capital Management Co. II, L.L.C., the general partner of Benchmark Capital Partners II, L.P.
    Mr. Harvey disclaims beneficial ownership of these shares.

(8) Shares beneficially owned includes 40,000 shares of common stock issuable upon exercise of stock options.

(9) Shares beneficially owned includes 40,000 shares of common stock issuable upon exercise of stock options.

(10) Shares beneficially owned includes 6,762,380 shares of common stock issuable upon exercise of stock options.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of Red Hat consists of 225,000,000 shares of common stock, par value $.0001 per share, and 5,000,000 shares of preferred stock, par value $.0001 per share.

    The following summary description of Red Hat's capital stock is not intended to be complete and is qualified by reference to the provisions of applicable law and to Red Hat's Third Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, filed as exhibits to the registration statement of which this prospectus is a part.

                                  COMMON STOCK

    As of December 31, 1999, giving effect to the stock split effected in January 2000 and the issuance of shares in connection with our acquisitions of Cygnus and HKS in January 2000, there were 148,933,572 shares of common stock outstanding held by approximately 775 stockholders of record. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 2,750,000 shares of common stock offered by Red Hat in this offering, there will be 151,683,572 shares of common stock outstanding upon the closing of this offering. In addition, as of December 31, 1999, giving effect to stock split effected in January 2000 and the assumption of options in connection with our acquisitions of Cygnus and HKS in January 2000, there were outstanding stock options for the purchase of 15,240,359 shares of common stock and outstanding warrants for the purchase of 4,814,900 shares of common stock.

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, after provision has been made for any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Red Hat, the holders of common stock are entitled to receive ratably the net assets of Red Hat available after the payment of all debts and other liabilities of Red Hat, and after the satisfaction of the rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by Red Hat in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Red Hat may designate and issue in the future.

                                PREFERRED STOCK

    The Board of Directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

    The stockholders of Red Hat have granted the Board of Directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subordinate to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of the outstanding voting stock of Red Hat. Red Hat has not, to date, issued any shares of such preferred stock and has no present plans to issue any shares of preferred stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS AND ANTI-TAKEOVER EFFECTS

    The provisions of Section 203 of the General Corporation Law of Delaware prohibit Red Hat from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is defined as a person who, at the time of determination whether a person is an interested stockholder,

    - beneficially owns 15% or more of Red Hat's common stock; or

    - is an affiliate or associate of Red Hat and beneficially owned 15% or more of Red Hat's common stock at any time within three years of the date of determination.

    Red Hat's Third Amended and Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management--Election of Officers and Directors". In addition, Red Hat's Third Amended and Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of 75% of the shares of capital stock of Red Hat entitled to vote. Under Red Hat's Third Amended and Restated Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The likely effect of the classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of the Board of Directors. For example, because only two directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the Board of Directors will need at least two annual meetings of stockholders to effect this change.

    Red Hat's Third Amended and Restated Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of Red Hat at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Red Hat's Amended and Restated By-laws provide that special meetings of the stockholders may only be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President of Red Hat. Red Hat's Amended and Restated By-laws further provide that in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to Red Hat. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of Red Hat. These provisions may also discourage another person or entity from making a tender offer for Red Hat's common stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of Red Hat, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

    The General Corporation Law of Delaware provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Red Hat's Third Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the shares of capital stock of Red Hat issued and outstanding and entitled to vote to amend or repeal any of the foregoing provisions of the Restated Certificate of Incorporation. Red Hat's Amended and Restated By-laws may be amended or repealed by a majority vote of the Board of Directors except for provisions relating to the Board of Directors which may only be amended or repealed by the affirmative vote of the holders of at least 75% of the shares of capital stock issued and outstanding and entitled to vote. The Amended and Restated By-laws may also be amended or repealed by the affirmative vote of the holders of at least 75% of the shares of capital stock of Red Hat issued and outstanding and entitled to vote. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required in accordance with the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

                          TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, LLC.

                                 LEGAL MATTERS

    The validity of the shares of common stock to be issued in this offering will be passed upon for Red Hat by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts. A partner and three associates of Testa, Hurwitz & Thibeault, LLP own an aggregate of 4,200 shares of Red Hat's common stock.

                                    EXPERTS

    The financial statements of Red Hat as of February 28, 1998 and 1999 and for each of the three years in the period ended February 28, 1999 and the supplemental pooled financial statements of Red Hat as of February 28, 1998 and 1999 and for each of the three years in the period ended February 28, 1999 included in this prospectus have been so included in reliance upon the report (which contains an explanatory paragraph relating to the merger of Red Hat with Cygnus) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Hell's Kitchen Systems as of December 31, 1998, March 9, 1999 and September 30, 1999 and for the year ended December 31, 1998, the period from January 1, 1999 to March 9, 1999, and the period from March 10, 1999 to September 30, 1999 included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    In addition, the supplementary pooled financial statements of Red Hat as of February 28, 1998 and 1999 and for each of the three years in the period ended February 28, 1999, included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Red Hat files reports and other information with the Securities and Exchange Commission. Investors may inspect these reports and other information at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees. You may call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms and you can request copies of the documents upon payment of a duplicating fee, by writing to the Commission. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including Red Hat) that file electronically with the Commission which can be accessed at http://www.sec.gov.

    In addition, Red Hat has filed with the Commission a registration statement on Form S-1 under the Securities Act relating to the common stock to be sold in this offering. As permitted by the rules and regulations of the Commission, this prospectus omits certain information contained in the registration statement and the exhibits and schedules filed as a part of the registration statement. For further information concerning Red Hat and the common stock to be sold in this offering, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of the agreement filed as an exhibit to the registration statement each statement being qualified by this reference. The registration statement, including the exhibits and schedules filed as a part of the registration statement, as well as other documents filed by Red Hat with the Commission, may be inspected by investors as provided above.

                                  UNDERWRITING

    Red Hat, the selling stockholders and the underwriters named below have entered into an underwriting agreement concerning the shares being offered. Each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Hambrecht & Quist LLC, Thomas Weisel Partners LLC and J.P. Morgan Securities Inc. are the representatives of the underwriters.

                                                               Number of
                                                                Shares
Underwriters                                                  -----------
Goldman, Sachs & Co.........................................
Hambrecht & Quist LLC.......................................
Thomas Weisel Partners LLC..................................
J.P. Morgan Securities Inc..................................
                                                               ---------

Total:......................................................   4,000,000
                                                               ---------

    If the underwriters sell more shares than the total number presented in the table above, the underwriters have an option to buy up to an additional 600,000 shares from Red Hat to cover such sales. They may exercise that option for 30 days. If any shares are purchased upon exercise of this option, the underwriters will severally purchase shares in approximately the same proportion as presented in the table above.

    The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Red Hat and by the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 600,000 additional shares.

                                      Paid by Red Hat
                                      ---------------
                                                               No Exercise    Full Exercise
                                                              -------------   -------------
Per Share...................................................    $               $
Total.......................................................    $               $

                             Paid by the selling stockholders
                             --------------------------------
                                                               No Exercise    Full Exercise
                                                              -------------   -------------
Per Share...................................................    $               $
Total.......................................................    $               $

    Shares sold by the underwriters to the public will initially be offered at the initial price to public presented on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial price to public. Any of these
securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $      per share from
the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

    Red Hat, its officers and directors, the selling stockholders and certain other stockholders have agreed with the underwriters not to dispose of or hedge shares of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except
(i) for an aggregate of 850,000 shares held by officers, directors, selling shareholders and other stockholders as a group, or (ii) with the prior written consent of Goldman, Sachs & Co. The 850,000 shares are, however, subject to transfer restrictions, which will lapse two days after the announcement of financial results for the quarter ending February 29, 2000, imposed in connection with the acquisition of Cygnus.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager of 106 filed public offerings of equity securities, of which 79 have been completed, and has acted as a syndicate member in an additional 54 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with Red Hat or any of our officers, directors or other controlling persons, except for its contractual relationship with Red Hat under the terms of the underwriting agreement entered into in connection with this offering.

    In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    Red Hat estimates that its share of the total expenses of the offering,
excluding underwriting commissions, will be approximately $      .

    Red Hat and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
RED HAT, INC. HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Accountants.........................     F-2
  Consolidated Balance Sheets at February 28, 1998 and 1999
    and November 30, 1999 (unaudited).......................     F-3
  Consolidated Statements of Operations for the years ended
    February 28, 1997, 1998 and 1999 and the nine months
    ended November 30, 1998 and 1999 (unaudited)............     F-4
  Consolidated Statements of Stockholders' Equity (Deficit)
    for the years ended February 28, 1997, 1998 and 1999 and
    the nine months ended November 30, 1999.................     F-5
  Consolidated Statements of Cash Flows for the years ended
    February 28, 1997, 1998 and 1999 and the nine months
    ended November 30, 1998 and 1999........................     F-6
  Notes to Consolidated Financial Statements................     F-7

RED HAT, INC. SUPPLEMENTAL POOLED FINANCIAL STATEMENTS
  Consolidated Balance Sheets at February 28, 1998 and 1999
    and November 30, 1999 (unaudited).......................    F-26
  Supplemental Pooled Consolidated Statements of Operations
    for the years ended February 28, 1997, 1998 and 1999 and
    the nine months ended November 30, 1998 and 1999
    (unaudited).............................................    F-27
  Supplemental Pooled Consolidated Statements of
    Stockholders' Equity (Deficit) for the years ended
    February 28, 1997, 1998 and 1999 and the nine months
    ended November 30, 1999.................................    F-28
  Supplemental Pooled Consolidated Statements of Cash Flows
    for the years ended February 28, 1997, 1998 and 1999 and
    the nine months ended November 30, 1998 and 1999........    F-29
  Notes to Supplemental Pooled Consolidated Financial
    Statements..............................................    F-30

HELL'S KITCHEN SYSTEMS, INC. FINANCIAL STATEMENTS
  Report of Independent Accountants.........................    F-54
  Consolidated Balance Sheets at February 28, 1998 and 1999
    and November 30, 1999 (unaudited).......................    F-55
  Consolidated Statements of Operations for the years ended
    February 28, 1997, 1998 and 1999 and the nine months
    ended November 30, 1998 and 1999 (unaudited)............    F-56
  Consolidated Statements of Stockholders' Equity (Deficit)
    for the years ended February 28, 1997, 1998 and 1999 and
    the nine months ended November 30, 1999.................    F-57
  Consolidated Statements of Cash Flows for the years ended
    February 28, 1997, 1998 and 1999 and the nine months
    ended November 30, 1998 and 1999........................    F-58
  Notes to Consolidated Financial Statements................    F-59

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders of Red Hat, Inc.:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit), and of cash flows present fairly, in all material respects, the consolidated financial position of Red Hat, Inc. and subsidiaries at February 28, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As described in Note 15, on January 7, 2000, Red Hat merged with Cygnus Solutions in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect of the merger of Red Hat with Cygnus. Accounting principles generally accepted in the United States proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Red Hat and its subsidiaries after financial statements covering the date of consummation of the business combination are issued.

    In our opinion, based upon our audits, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Red Hat and its subsidiaries at February 28, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
April 30, 1999, except as to
Note 14 to the financial statements which is as of January 7, 2000, and the pooling of interests with Cygnus which is as of January 7, 2000

                                 RED HAT, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                             FEBRUARY 28,
                                                              ------------------------------------------
                                                                                          NOVEMBER 30,
                                                                 1998         1999            1999
                                                              ----------   -----------   ---------------
                                                                                           (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $1,292,562   $10,055,227    $ 11,997,157
  Short-term investments....................................     100,000     2,037,992       7,630,705
  Accounts receivable, net..................................     744,551     1,241,338       4,536,431
  Inventory.................................................     141,176       345,630       1,853,711
  Prepaid expenses..........................................     383,830       173,730         736,580
                                                              ----------   -----------    ------------
      Total current assets..................................   2,662,119    13,853,917      26,754,584
Property and equipment, net.................................     337,327     1,270,576       5,095,166
Other assets, net...........................................      81,188       151,310       1,814,781
Investments.................................................      50,000            --      76,633,119
                                                              ----------   -----------    ------------
      Total assets..........................................  $3,130,634   $15,275,803    $110,297,650
                                                              ==========   ===========    ============
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $  773,936   $ 2,087,305    $  4,589,370
  Royalties payable.........................................     247,323       144,074         221,343
  Accrued expenses..........................................      50,334       379,757       2,167,704
  Deferred revenue..........................................      26,207        33,352       4,123,853
  Current portion of capital lease obligations..............      22,797       108,897         457,581
                                                              ----------   -----------    ------------
      Total current liabilities.............................   1,120,597     2,753,385      11,559,851
  Capital lease obligations.................................      65,032       419,778         203,012
  Commitments and contingencies (Note 12)...................
Mandatorily redeemable preferred stock:
  Series A, 6,801,400, 6,801,400 and 0 shares authorized,
    issued and outstanding at February 28, 1998, February
    28, 1999 and November 30, 1999, respectively............   1,983,209     1,992,184              --
  Series B, 0, 8,116,550 and 0, shares authorized, issued
    and outstanding at February 28, 1998, February 28, 1999
    and November 30, 1999, respectively.....................          --     6,919,644              --
  Series C, 0, 1,797,929 and 0 shares authorized at February
    28, 1998, February 28, 1999 and November 30, 1999,
    respectively; 0, 1,027,388 and 0 shares issued and
    outstanding at February 28, 1998, February 28, 1999 and
    November 30, 1999, respectively.........................          --     3,195,591              --
Stockholders' equity (deficit):
  Preferred stock, 5,000,000 shares authorized, none
    outstanding                                                       --            --              --
  Common stock, $.0001 par value, 225,000,000 shares
    authorized; 47,000,000, 47,705,900 and 137,589,208
    shares issued and outstanding at February 28, 1998,
    February 28, 1999 and November 30, 1999, respectively...       4,700         4,770          13,758
  Additional paid-in capital................................     261,300       425,079     115,142,628
  Deferred compensation.....................................          --            --      (7,115,756)
  Accumulated deficit.......................................    (304,204)     (434,628)     (9,293,554)
  Accumulated other comprehensive loss......................          --            --        (212,289)
                                                              ----------   -----------    ------------
      Total stockholders' equity (deficit)..................     (38,204)       (4,779)     98,534,787
                                                              ----------   -----------    ------------
      Total liabilities and stockholders' equity
        (deficit)...........................................  $3,130,634   $15,275,803    $110,297,650
                                                              ==========   ===========    ============

   The accompanying notes are an integral part of these financial statements.

                                 RED HAT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                               NINE MONTHS
                                                     YEAR ENDED FEBRUARY 28,               ENDED NOVEMBER 30,
                                             ---------------------------------------   ---------------------------
                                                1997          1998          1999          1998           1999
                                             -----------   -----------   -----------   -----------   -------------
                                                                                               (UNAUDITED)
Revenue:
    Software and related products..........  $ 2,603,131   $ 5,131,623   $10,012,923   $ 6,505,082       8,559,330
    Web....................................           --            --            --            --         626,384
    Services and other.....................           --        24,000       776,996       607,985       3,409,967
                                             -----------   -----------   -----------   -----------   -------------
      Total revenue........................    2,603,131     5,155,623    10,789,919     7,113,067      12,595,681
                                             -----------   -----------   -----------   -----------   -------------
Cost of revenue:
    Software and related products..........    1,204,721     2,210,538     4,012,685     2,647,025       4,738,312
    Web....................................           --            --            --            --         626,756
    Services and other.....................           --            --        28,148            --       2,048,770
                                             -----------   -----------   -----------   -----------   -------------
      Total cost of revenue................    1,204,721     2,210,538     4,040,833     2,647,025       7,413,838
                                             -----------   -----------   -----------   -----------   -------------
Gross profit...............................    1,398,410     2,945,085     6,749,086     4,466,042       5,181,843
                                             -----------   -----------   -----------   -----------   -------------
Operating expense:
    Sales and marketing....................      491,473     1,252,362     3,083,162     1,644,838       7,609,146
    Research and development...............      325,244       902,826     2,220,115     1,422,469       4,157,907
    General and administrative.............      525,978       798,592     1,483,909     1,046,279       2,870,778
    Stock-based compensation...............           --            --            --            --       1,009,503
    Mergers and acquisitions...............           --            --            --            --         123,887
                                             -----------   -----------   -----------   -----------   -------------
      Total operating expense..............    1,342,695     2,953,780     6,787,186     4,113,586      15,771,221
                                             -----------   -----------   -----------   -----------   -------------
Income (loss) from operations..............       55,715        (8,695)      (38,100)      352,456     (10,589,378)
                                             -----------   -----------   -----------   -----------   -------------
Other income (expense):
    Interest income........................          200        34,410       171,181        68,208       1,828,065
    Interest expense.......................      (23,304)      (13,036)       (9,463)       (6,396)        (15,140)
                                             -----------   -----------   -----------   -----------   -------------
      Other income (expense), net..........      (23,104)       21,374       161,718        61,812       1,812,925
                                             -----------   -----------   -----------   -----------   -------------
Income (loss) before income taxes..........       32,611        12,679       123,618       414,268      (8,776,453)
Provision for income taxes.................           --         4,906       214,686       214,686              --
                                             -----------   -----------   -----------   -----------   -------------
Net income (loss)..........................       32,611         7,773       (91,068)      199,582      (8,776,453)
Accretion on mandatorily redeemable
  preferred stock..........................           --            --       (39,356)      (16,000)        (82,473)
                                             -----------   -----------   -----------   -----------   -------------
Net income (loss) available to common
  stockholders.............................  $    32,611   $     7,773   $  (130,424)  $   183,582   $  (8,858,926)
                                             ===========   ===========   ===========   ===========   =============
Net income (loss) per common share:
    Basic..................................  $    0.0007   $    0.0002   $   (0.0028)  $    0.0039   $     (0.1050)
    Diluted................................  $    0.0006   $    0.0001   $   (0.0028)  $    0.0021   $     (0.1050)
Weighted average common shares outstanding:
    Basic..................................   47,000,000    47,000,000    47,100,101    47,052,080      84,354,922
    Diluted................................   54,465,040    69,156,554    47,100,101    89,502,057      84,354,922
Pro forma net income (loss) per common
  share (unaudited):
    Basic..................................                              $   (0.0010)  $    0.0025   $     (0.0578)
    Diluted................................                              $   (0.0010)  $    0.0022   $     (0.0578)
Pro forma weighted average common shares
  outstanding (unaudited):
    Basic..................................                               87,859,649    81,577,332     151,879,702
    Diluted................................                               87,859,649    89,502,057     151,879,702

   The accompanying notes are an integral part of these financial statements.

                                 RED HAT, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                    ACCUMULATED
                             COMMON STOCK         ADDITIONAL                                           OTHER             TOTAL
                        ----------------------      PAID-IN         DEFERRED       ACCUMULATED     COMPREHENSIVE     STOCKHOLDERS'
                          SHARES       AMOUNT       CAPITAL       COMPENSATION       DEFICIT       INCOME (LOSS)    EQUITY (DEFICIT)
                        -----------   --------   -------------   --------------   -------------   ---------------   ----------------
Balance at February
  29, 1996............   47,000,000   $ 4,700    $    261,300     $        --      $  (344,588)      $      --        $   (78,588)
Net income............           --        --              --              --           32,611              --             32,611
                        -----------   -------    ------------     -----------      -----------       ---------        -----------
Balance at February
  28, 1997............   47,000,000     4,700         261,300              --         (311,977)             --            (45,977)
Net income............           --        --              --              --            7,773              --              7,773
                        -----------   -------    ------------     -----------      -----------       ---------        -----------
Balance at February
  28, 1998............   47,000,000     4,700         261,300              --         (304,204)             --            (38,204)
Exercise of common
  stock warrants......      705,900        70             (52)             --               --              --                 18
Tax benefit on
  exercise of common
  stock warrants......           --        --         163,831              --               --              --            163,831
Accretion of
  mandatorily
  redeemable preferred
  stock...............           --        --              --              --          (39,356)             --            (39,356)
Net loss..............           --        --              --              --          (91,068)             --            (91,068)
                        -----------   -------    ------------     -----------      -----------       ---------        -----------
Balance at February
  28, 1999............   47,705,900     4,770         425,079              --         (434,628)             --             (4,779)
Net loss..............           --        --              --              --       (8,776,453)             --         (8,776,453)
Other comprehensive
  income:
  Unrealized loss on
    investments in
    marketable
    securities........           --        --              --              --               --        (244,513)                --
  Foreign currency
    translation
    adjustment........           --        --              --              --               --          32,224                 --
                                                                                                     ---------
Other comprehensive
  income..............                                                                                (212,289)          (212,289)
Conversion of
  preferred stock into
  common stock........   67,890,904     6,789      15,363,731              --               --              --         15,370,520
Proceeds from sale of
  common stock in
  initial public
  offering, net of
  offering costs......   13,800,000     1,380      88,465,549              --               --              --         88,466,929
Exercise of common
  stock options and
  warrants............    8,192,404       819       2,763,010              --                               --          2,763,829
Deferred
  compensation........           --        --       8,125,259      (8,125,259)              --              --                 --
Amortization of
  deferred
  compensation........           --        --              --       1,009,503               --              --          1,009,503
Accretion of
  mandatorily
  redeemable preferred
  stock...............           --        --              --              --          (82,473)             --            (82,473)
                        -----------   -------    ------------     -----------      -----------       ---------        -----------
Balance at November
  30, 1999
  (unaudited).........  137,589,208   $13,758    $115,142,628     $(7,115,756)     $(9,293,554)      $(212,289)       $98,534,787
                        ===========   =======    ============     ===========      ===========       =========        ===========

   The accompanying notes are an integral part of these financial statements.

                                 RED HAT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                       YEAR ENDED FEBRUARY 28,                 NOVEMBER 30,
                                                -------------------------------------   --------------------------
                                                   1997         1998         1999          1998          1999
                                                ----------   ----------   -----------   ----------   -------------
                                                                                               (UNAUDITED)
Cash flows from operating activities:
Net income (loss).............................  $   32,611   $    7,773   $   (91,068)  $  199,582   $  (8,776,453)
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities:
  Depreciation and amortization...............      37,134      102,876       177,656      127,140         736,192
  Tax benefit of stock options and warrants
    exercised.................................          --           --       163,831           --              --
  Deferred compensation.......................          --           --            --           --       1,009,503
  Provision for doubtful accounts.............      38,986       38,141       185,092       55,558         212,085
  Provision for inventory obsolescence........          --           --       182,509           --              --
  Deferred revenue............................          --       26,207         7,145      (19,386)      4,090,501
  Changes in operating assets and liabilities:
    Accounts receivable.......................    (251,774)    (479,746)     (681,879)    (652,318)     (3,507,178)
    Inventory.................................     (14,934)     (84,507)     (386,963)      22,045      (1,508,081)
    Prepaid expenses..........................     (12,248)    (370,571)      210,100      124,257        (562,850)
    Other assets..............................       1,613      (15,408)      (75,478)    (421,832)     (1,668,710)
    Accounts payable..........................     282,453      290,253     1,313,369      556,242       2,502,065
    Royalties payable.........................      57,477      189,846      (103,249)     (49,682)         77,269
    Accrued expenses..........................     (66,044)      19,019       329,423      863,301       1,787,947
                                                ----------   ----------   -----------   ----------   -------------

    Net cash provided by (used in) operating
      activities..............................     105,274     (276,117)    1,230,488      804,907      (5,607,710)
                                                ----------   ----------   -----------   ----------   -------------
Cash flows from investing activities:
Purchase of investment securities.............          --     (150,000)   (1,966,600)          --    (154,220,661)
Proceeds from sales and maturity of investment
  securities..................................          --           --       100,000           --      71,750,316
Purchase of equipment.........................    (201,322)    (158,004)     (654,235)    (226,260)     (4,285,391)
Proceeds from sale of equipment...............          --       24,272            --           --              --
                                                ----------   ----------   -----------   ----------   -------------

    Net cash provided by (used in) investing
      activities..............................    (201,322)    (283,732)   (2,520,835)    (226,260)    (86,755,736)
                                                ----------   ----------   -----------   ----------   -------------

Cash flows from financing activities:
Proceeds from borrowing from stockholders.....      50,000           --            --           --              --
Repayments of borrowings from stockholders....          --      (86,243)           --           --              --
Proceeds from notes payable...................      46,048      239,214            --           --              --
Repayments of notes payable...................          --     (279,019)           --       21,186              --
Proceeds from issuance of mandatorily
  redeemable preferred stock, net.............          --    1,983,209    10,084,854    6,889,263       3,180,628
Proceeds from issuance of common stock, net...          --           --            --           --      88,466,929
Proceeds from exercise of common stock options
  and warrants................................          --           --            18           --       2,763,829
Payments on capital lease obligations.........          --       (4,750)      (31,860)          --        (138,234)
                                                ----------   ----------   -----------   ----------   -------------

    Net cash provided by financing
      activities..............................      96,048    1,852,411    10,053,012    6,910,449      94,273,152
                                                ----------   ----------   -----------   ----------   -------------
Effect of exchange rate changes on cash and
  cash equivalents............................          --           --            --           --          32,224
Net increase in cash and cash equivalents.....          --    1,292,562     8,762,665    7,489,096       1,941,930
Cash and cash equivalents beginning of the
  period......................................          --           --     1,292,562    1,292,562      10,055,227
                                                ----------   ----------   -----------   ----------   -------------
Cash and cash equivalents end of period.......  $       --   $1,292,562   $10,055,227   $8,781,658   $  11,997,157
                                                ==========   ==========   ===========   ==========   =============

   The accompanying notes are an integral part of these financial statements.

                                 RED HAT, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

BUSINESS ACTIVITY

    Red Hat, Inc. and subsidiaries ("Red Hat" or the "Company") is a leading developer and global provider of open source software products and services, and has built a comprehensive web site dedicated to the open source software community. Red Hat, Inc. was incorporated in Connecticut in March 1993 as ACC Corp., Inc. In September 1995 ACC Corp., Inc. changed its name to Red Hat Software, Inc. In September 1998, Red Hat Software, Inc. reincorporated in Delaware. In June 1999, Red Hat Software, Inc. changed its name to Red
Hat, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The consolidated financial statements as of November 30, 1999 and for the nine month periods ended November 30, 1998 and 1999 are unaudited and reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of the Company's management, necessary for a fair presentation of financial position, results of operations and cash flows. All financial statement disclosures related to the nine month periods ended November 30, 1998 and 1999 are also unaudited.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers investments purchased with a maturity period of three months or less at the date of purchase to be cash equivalents.

INVESTMENTS

    The Company's investments at February 28, 1997, 1998 and 1999 were in debt securities which were classified as held-to-maturity and were carried at amortized cost in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), as the Company had both the positive intent and ability to hold them to maturity. Investments with a maturity period of greater than one year at date of purchase are recorded as long-term investments.

    During the nine month period ended November 30, 1999, all of the Company's investments matured or were sold and re-invested in new securities. The Company's investments at November 30, 1999 are in debt and equity securities. The Company has classified these investments as available for sale and is carrying these investments at market value in accordance with SFAS No. 115. The Company's investments are considered available for sale as these securities could potentially be sold in response to needs for liquidity, changes in the availability of and the yield on alternative instruments or changes in funding sources or terms. At November 30, 1999, the Company has an unrealized loss of $244,513 related to these investments which is

                                 RED HAT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

recorded as other comprehensive income which is a separate component of stockholders' equity. The Company had an insignificant amount of net realized losses on sales and maturities of investments during the nine months ended November 30, 1999.

INVENTORY

    The costs incurred for duplicating the computer software, documentation, and training materials from the product masters and for packaging the product for distribution are capitalized as inventory using the weighted average method and charged to cost of sales when revenue from the sale of units is recognized. Management periodically evaluates the realizability of inventory based on planned release dates of product updates and records a reserve for obsolescence when necessary. The reserve for inventory obsolescence was $0 and $182,509 at February 28, 1998 and 1999, respectively. The reserve for inventory obsolescence was $0 at November 30, 1999.

CAPITALIZED SOFTWARE COSTS

    Capitalization of software development costs begins upon the establishment of technological feasibility and ceases when the product is available for general release. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management concerning certain external factors including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies. As a result of the Company's practice of releasing source code that it has developed on a weekly basis for unrestricted download on the internet, there is generally no passage of time between achievement of technological feasibility and the availability of the Company's product for general release. Therefore, the Company has no capitalized software development costs at February 28, 1998 and 1999 and November 30, 1999.

PROPERTY AND EQUIPMENT

    Property and equipment is primarily comprised of furniture and computer equipment which are recorded at cost and depreciated over their estimated useful lives using the straight line method. Expenditures for maintenance and repairs are charged to operations as incurred; major expenditures for renewals and betterments are capitalized and depreciated. Property and equipment acquired under capital leases are being depreciated over their estimated useful lives or the respective lease term, if shorter. Depreciation periods used for property and equipment are as follows:

Computer equipment..........................................  3 years
Furniture and fixtures......................................  7 years
Leasehold improvements......................................  4 to 25 years

OTHER ASSETS

    Costs incurred for acquiring trademarks, copyrights and patents are capitalized and amortized over their estimated useful lives, which range from 5 to 15 years, using the straight line method. Other assets also includes investments in other companies accounted for using the cost method of accounting, security deposits which are expected to be refunded to the Company upon termination

                                 RED HAT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

of certain leases, deferred merger and acquisition costs related to the Company's pending acquisition of Cygnus Solutions, Inc. (Cygnus) (see Note 3) and the long term portion of the Company's prepaid directors' and officers' insurance premium. The deferred merger and acquisition costs will be expensed at the closing date of the Company's acquisition of Cygnus. Prepaid insurance will be amortized over the term of the related policy.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates the recoverability of its property and equipment, and other assets in accordance with Statement of Financial Accounting Standards
No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. No impairments were required to be recognized during the years ended February 28, 1997, 1998 and 1999 or the nine months ended November 30, 1999.

REVENUE RECOGNITION

    Revenues from the sale of software products for which no technical support is provided are generally recognized upon shipment of the products, net of estimated returns. A reserve for sales returns is recognized for sales of software products to distributors, who have a right of return, based on the Company's historical experience of sell-through to the end user by the distributor. The Company recognizes revenues from the sale of software products to new distributors of its software products based upon sell-through to the end user until the Company has sufficient historical experience with the distributor to allow the accurate estimation of sales returns.

    Upon the release of Version 6.0 of Official Red Hat Linux in May 1999, the Company began providing certain telephone and e-mail technical support services with Official Red Hat Linux and Red Hat Secure Web Server for a period of
90 days from the date of registration of the software products for no additional fee. In June 1999, the Company also began to provide to purchasers of Official Red Hat Linux and Red Hat Secure Web Server certain subscription services for a period of six months from the date of registration of the software products. In October 1999, the Company released Version 6.1 of Red Hat Linux and included the Secure Web Server product in the "professional version" of Version 6.1 of Official Red Hat Linux. In accordance with the provisions of Statement of Opinion No. 97-2, "Software Revenue Recognition" ("SOP 97-2"), the Company is recognizing all of the revenue from the sale of Versions 6.0 and 6.1 of Official Red Hat Linux over the period that the technical support and subscription services are provided as the Company does not sell these technical support and subscription services separately and therefore does not have vendor specific objective evidence of the fair value of these services. These revenues are recognized ratably over the period that the technical support and subscription services are provided in proportion to the costs incurred to provide such technical support and subscription services as compared to estimated total costs to be incurred. The Company currently does not provide support and maintenance services as part of the fee for any of its software products, other than Official Red Hat Linux.

    Revenue for technical support and maintenance services, other than installation support, is deferred and recognized ratably over the term of the agreement, which is typically twelve months.

                                 RED HAT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Revenue from customer training and education and other services is recognized at the date the services are performed.

    Royalty revenue, which is included in services and other revenue, is comprised primarily of royalties received from the sale of rights to the Company's brand and trademark and royalties received from international distributors of the Company's products. Royalty revenue is recognized when received. Revenue from sale of books, published by the Company, which is included in software and related products revenue is recognized at the date of shipment, net of a reserve for estimated returns.

    Web revenue related to advertising is recognized ratably over the period in which the advertisement is displayed, provided that the Company has no significant remaining obligations, at the lesser of the ratio of impressions to the advertiser's web site delivered over total guaranteed impressions to the advertiser's web site or the straight line basis over the term of the contract. If minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenue until the guaranteed impressions are achieved. The Company did not generate revenue from the sale of advertising on its web site during the fiscal years ended February 28, 1997, 1998 and 1999. The Company began selling advertising space on its web site in May 1999.

ROYALTY COSTS

    Royalties that the Company is required to pay on applications licensed from third parties that are a component of the software products sold by the Company are expensed as cost of sales on a per unit basis as software products are sold. Royalties paid in advance of the sale of the Company's software products are included in prepaid expenses and recorded as expense when the related software products are sold.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation based on the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), which states that no compensation expense is recorded for stock options or other stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value per share of the Company's common stock on the grant date. In the event that stock options are granted with an exercise price below the estimated fair value of the Company's common stock at the grant date, the difference between the fair value of the Company's common stock and the exercise price of the stock option is recorded as deferred compensation. Deferred compensation is amortized to compensation expense over the vesting period of the stock option. The Company recognized $1,009,503 in non-cash compensation expense related to amortization of deferred compensation during the nine months ended November 30, 1999. The Company did not recognize any non-cash compensation expense in the years ended February 28, 1998 and 1999 as no options were granted at prices below fair value until April 1999. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires compensation expense to be disclosed based on the fair value of the options granted at the date of the grant.

                                 RED HAT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SALES AND MARKETING EXPENSES

    Sales and marketing expenses consist primarily of costs, including salaries and sales commissions, of all personnel involved in the sales process and related expenses. Sales and marketing expenses also include costs of advertising and trade shows. All costs of advertising, including cooperative marketing arrangements, the software products, books and related services offered by the Company are expensed as incurred. Advertising expense totaled $69,109, $152,939 and $597,822 for the years ended February 28, 1997, 1998 and 1999, respectively.

RESEARCH AND DEVELOPMENT COSTS

    Research and development expenses include all direct costs, primarily salaries for Company personnel and outside consultants, related to the development of new products and significant enhancements to existing products and are charged to operations as incurred until such time as technological feasibility is achieved.

INCOME TAXES

    The Company accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax bases of the Company's assets and liabilities and for tax carryforwards at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

SIGNIFICANT CUSTOMERS AND CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company primarily places its temporary cash investments with high-credit quality financial institutions which invest primarily in U.S. Government securities, commercial paper of prime quality and certificates of deposit guaranteed by banks which are members of the FDIC. Cash deposits are primarily in financial institutions in the United States, however, cash for monthly operating costs of international operations are deposited with financial institutions outside of the United States. The Company performs ongoing credit evaluations to reduce credit risk and requires no collateral from its customers. Management estimates the allowance for uncollectible accounts based on their historical experience and credit evaluation. Sales to one distributor comprised $416,501 or 16%, $1,340,462 or 26% and $2,135,733 or 20%
of total revenues for the years ended February 28, 1997, 1998 and 1999, respectively. Sales to one other distributor comprised $3,719,162 or 34% of total revenues for the year ended February 28, 1999. Receivables from two distributors comprised 75% and 25%, respectively, of net accounts receivable at February 28, 1999. Accounts receivable from one distributor comprised 42% of net receivables at February 28, 1998.

                                 RED HAT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Prior to October 1999, all of the Company's software revenues were from sales transactions originating in the United States, however, in October 1999, the Company began making direct sales from its international subsidiaries to customers located outside the United States. The Company has historically received certain royalty payments from international sources; however, such amounts have been insignificant to date.

CASH FLOWS

    The Company made cash payments for interest of $23,304, $13,036 and $9,463 for the years ended February 28, 1997, 1998 and 1999, respectively. The Company made no cash payments for income taxes during the years ended February 28, 1997 and 1998 and $163,831 during the year ended February 28, 1999.

    The Company acquired property and equipment through the assumption of capital lease obligations amounting to $22,466, $75,299 and $472,706 for the years ended February 28, 1997, 1998 and 1999 respectively.

NET INCOME (LOSS) PER COMMON SHARE

HISTORICAL

    The Company computes net income (loss) per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," ("SFAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB No. 98"). Under the provisions of SFAS 128 and SAB No. 98, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted net income (loss) available to common stockholders per common share ("Diluted EPS") is computed by dividing net income (loss) by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants and shares issuable upon conversion of outstanding mandatorily redeemable preferred stock. The calculation of the net loss per share available to common stockholders for the fiscal year ended February 28, 1999 does not include 48,598,142 potential shares of common stock equivalents, as their impact would be antidilutive.

PRO FORMA (UNAUDITED)

    Pro forma net income (loss) per common share is calculated assuming conversion of all mandatorily redeemable preferred stock which converted automatically upon the effectiveness of the Company's initial public offering on August 11, 1999 into 67,890,904 shares of common stock (see Note 9) at March 1, 1999 or the date of issuance, if later.

SEGMENT REPORTING

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic

                                 RED HAT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

areas and major customers. The Company adopted SFAS 131 effective for its fiscal year ended February 28, 1998. The Company has determined that it did not have any separately reportable operating segments as of February 28, 1997, 1998 or 1999 or as of November 30, 1999. See below for disclosure regarding the Company's geographic segments.

    The Company established international sales offices in the United Kingdom, Germany, Ireland and Japan during the Company's fiscal quarter ended August 31, 1999. These operations did not begin to generate revenues until the Company's fiscal quarter ended November 30, 1999. None of these international operations are material on an individual basis for the nine month period ended
November 30, 1999, therefore, the following disclosure aggregates all the Company's international operations:

                                                  UNITED STATES   INTERNATIONAL       TOTAL
                                                  -------------   -------------   -------------
Revenues from external customers................  $ 11,594,274     $ 1,001,407    $ 12,595,681
Net loss........................................  $ (7,125,314)    $(1,651,159)   $ (8,776,453)
Total Assets....................................  $105,765,867     $ 4,531,783    $110,297,650

INTERNAL USE SOFTWARE

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA"), issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP No. 98-1"), which provides guidance regarding when software developed or obtained for internal use should be capitalized. The Company adopted SOP No. 98-1 effective March 1, 1999. The adoption of SOP
No. 98-1 did not have a material impact on the Company's financial position or results of operations.

COMPREHENSIVE INCOME (LOSS)

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 is effective for financial statements for fiscal years beginning after December 15, 1997. Its adoption did not impact the Company's financial position, results of operations, or cash flows as the Company had no items of other comprehensive income during the three year period ended February 28, 1999. The Company's items of other comprehensive income during the nine months ended November 30, 1999 are net unrealized losses on investments in marketable securities of $244,513 and a change in the cumulative translation adjustment of $32,224 for fiscal 1999 foreign currency gains and losses.

FOREIGN CURRENCY TRANSLATION

    The majority of the Company's international sales are denominated in currencies other than the U.S. dollar and most of the costs of the Company's international operations are paid in currencies other than the U.S. dollar. Foreign exchange gains and losses, which result from the translation of foreign currency financial statements into U.S. dollars, are included as a separate component of stockholders' equity.

                                 RED HAT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities"
("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133 as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company does not currently nor does it intend in the future to use derivative instruments and therefore does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

    In December 1998, the AICPA issued Statement of Position No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP No. 98-9"). SOP No. 98-9 amends SOP No. 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in SOP 98-9. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by vendor specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of SOP No. 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. SOP
No. 98-9 is effective for transactions entered into in fiscal years beginning after March 15, 1999. Also, the provisions of SOP No. 97-2 that were deferred by SOP No. 98-4 will continue to be deferred until the date SOP No. 98-9 becomes effective. The Company does not expect that the adoption of SOP No. 98-9 will have a significant impact on the Company's results of operations or financial position.

3. ACCOUNTS RECEIVABLE

    Accounts receivable, which are primarily from product sales, are presented net of an allowance for doubtful accounts. The activity in the Company's allowance for doubtful accounts for the years ended February 28, 1997, 1998 and 1999 is presented in the following table:

                       BALANCE AT    CHARGED TO                      BALANCE AT
YEAR ENDED              BEGINNING     INCOME OR                        END OF
FEBRUARY 28,             OF YEAR       EXPENSE     DEDUCTIONS (A)       YEAR
------------           -----------   -----------   ---------------   -----------
1997.................    $   --       $ 38,986        $   (554)       $ 38,432
1998.................    38,432         38,141         (27,829)         48,744
1999.................    48,744        185,092         (73,458)        160,378

The Company's allowance for doubtful accounts totaled $134,162 at November 30, 1999. Bad debt expense for the nine month period ended November 30, 1999 was $212,085

------------------------

(a) Represents amounts written-off as uncollectible accounts receivable.

                                 RED HAT, INC.

4. PROPERTY AND EQUIPMENT

    The Company's property and equipment consisted of the following:

                                           FEBRUARY 28,
                                      ----------------------    NOVEMBER 30,
                                        1998         1999           1999
                                      ---------   ----------   --------------
Computer equipment..................  $ 420,523   $  818,676    $ 5,017,087
Furniture and fixtures..............     69,256      583,175        744,016
Leasehold improvements..............         --      214,868        412,813
                                      ---------   ----------    -----------
                                        489,779    1,616,719      6,173,916
Less: accumulated depreciation......   (152,452)    (346,143)    (1,078,750)
                                      ---------   ----------    -----------
                                      $ 337,327   $1,270,576    $ 5,095,166
                                      =========   ==========    ===========

5. OTHER ASSETS

    Other assets were comprised of the following:

                                              FEBRUARY 28,
                                          --------------------    NOVEMBER 30,
                                            1998       1999           1999
                                          --------   ---------   --------------
Cost basis investment...................  $    --    $     --      $  500,000
Prepaid insurance.......................       --          --         419,972
Security deposits.......................   11,900      78,130          92,442
Trademarks, patents and copyrights,
  net...................................   69,288      73,180         121,745
Deferred merger and acquisition costs...       --          --         230,995
Other...................................       --          --         449,627
                                          -------    --------      ----------
                                          $81,188    $151,310      $1,814,781
                                          =======    ========      ==========

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of cash and cash equivalents, accounts payable and accounts receivable at February 28, 1998 and 1999 approximated their fair value due to the short-term nature of these items.

    The fair value of the Company's short-term and long-term investments at February 28, 1998 and 1999 approximated their carrying values as these investments were primarily in short-term U.S. Government obligations.

    The Company's investments in debt and equity securities are considered as available for sale at November 30, 1999 and are carried at their respective fair values in accordance with SFAS

                                 RED HAT, INC.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

No. 115. Following is a summary of the historical cost, unrealized loss and fair values of the Company's investments at November 30, 1999:

                              COST       UNREALIZED GAIN (LOSS)   FAIR VALUE
                           -----------   ----------------------   -----------
Short-term investments...  $ 7,630,705         $      --          $ 7,630,705
Long-term investments....   76,877,622          (244,503)          76,633,119
                           -----------         ---------          -----------
                           $84,508,327         $(244,503)         $84,263,824
                           ===========         =========          ===========

7. ACCRUED EXPENSES

    Accrued expenses were comprised of the following:

                                              FEBRUARY 28,
                                          --------------------    NOVEMBER 30,
                                            1998       1999           1999
                                          --------   ---------   --------------
Payroll.................................  $    --    $212,608      $  143,499
Vacation................................    3,501      59,165         231,202
Taxes...................................    5,151      14,025         263,356
Trade...................................       --          --       1,414,196
Other...................................   41,682      93,959         115,451
                                          -------    --------      ----------
                                          $50,334    $379,757      $2,167,704
                                          =======    ========      ==========

8. INCOME TAXES

    The components of the Company's provision for income taxes consisted of the following:

                                                                        NINE MONTHS
                                                                           ENDED
                                      YEAR ENDED FEBRUARY 28,           NOVEMBER 30,
                                  -------------------------------   --------------------
                                    1997       1998       1999        1998        1999
                                  --------   --------   ---------   ---------   --------
Current tax provision:
  Federal.......................    $ --      $   --    $149,284    $149,284      $ --
  State.........................      --       4,906      65,402      65,402        --
                                    ----      ------    --------    --------      ----
  Current tax expense...........      --       4,906     214,686     214,686        --
                                    ----      ------    --------    --------      ----
Deferred tax benefit:
  Federal.......................      --          --          --          --        --
  State.........................      --          --          --          --        --
                                    ----      ------    --------    --------      ----
  Deferred tax benefit..........      --          --          --          --        --
                                    ----      ------    --------    --------      ----
Net provision for income
  taxes.........................    $ --      $4,906    $214,686    $214,686      $ --
                                    ====      ======    ========    ========      ====

                                 RED HAT, INC.

8. INCOME TAXES (CONTINUED)

    Significant components of the Company's deferred tax assets and liabilities at February 28, 1999 and 1998 consisted of the following:

                                           FEBRUARY 28,
                                       ---------------------    NOVEMBER 30,
                                         1998        1999           1999
                                       ---------   ---------   --------------
Deferred Tax Assets:
Domestic net operating loss
  carryforwards......................  $  23,697   $      --    $ 2,414,970
Foreign net operating loss
  carryforwards......................         --          --        611,666
Accounts receivable..................     21,818     217,777         54,591
Allowance for inventory
  obsolescence.......................         --      70,785             --
Allowance for returns................         --          --        138,297
Research and development credit......     67,629          --         73,810
Deferred compensation................         --          --        339,046
Other accruals.......................      1,376      22,947         97,099
                                       ---------   ---------    -----------
  Total deferred tax assets..........    114,520     311,509      3,729,479
Valuation allowance for deferred tax
  assets.............................   (109,040)   (307,423)    (3,725,192)
                                       ---------   ---------    -----------
Net deferred tax assets:                   5,480       4,086          4,287
                                       ---------   ---------    -----------
Deferred Tax Liabilities:
Property and equipment...............     (5,480)     (4,086)        (4,287)
                                       ---------   ---------    -----------
  Total deferred tax liabilities.....     (5,480)     (4,086)        (4,287)
                                       ---------   ---------    -----------
  Net deferred taxes.................  $      --   $      --    $        --
                                       =========   =========    ===========

    As of February 28, 1998 and 1999, and November 30, 1999 the Company provided a full valuation allowance against its net deferred tax assets since realization of these benefits cannot be reasonably assured. An increase in the valuation allowance was recorded during fiscal 1999 and the nine months ended
November 30, 1999 to reserve the increase in total deferred tax assets at February 28, 1999 and November 30, 1999 due to uncertainty of realizability.

    As of February 28, 1998, the Company had federal and state net operating loss carryforwards of approximately $70,000. This carryforward was fully utilized during 1999. As of November 30, 1999, the Company had federal and state net operating loss carryforwards of approximately $6,224,000. The use of federal net operating loss carryforwards may be subject to limitation under the rules regarding a change in stock ownership as determined by the Internal Revenue Code. The federal and state net operating loss carryforwards will begin to expire in 2020 and 2015, respectively. Additionally, the Company had net operating loss carryforwards for tax purposes in various jurisdictions outside the United States amounting to approximately $1,485,000. The majority of foreign loss carryforwards will never expire under local country tax rules.

                                 RED HAT, INC.

8. INCOME TAXES (CONTINUED)

    Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows:

                                                                   NINE MONTHS
                                YEAR ENDED FEBRUARY 28,               ENDED
                          -----------------------------------      NOVEMBER 30,
                            1997         1998         1999             1999
                          --------     --------     ---------     --------------
Effective rate..........         0%          39%         174%                0%
                          --------     --------     --------       -----------
United States Federal
  tax at statutory
  rate..................  $ 12,214     $  4,311     $ 42,030       $(2,966,404)
State taxes (net of
  Federal benefit)......     1,897       13,392        7,619          (336,889)
Foreign rate
  differential..........        --           --           --          (106,629)
Change in valuation
  reserves..............   (17,040)      28,993      198,477         3,417,768
Research and development
  credit................        --      (67,629)     (43,959)          (73,810)
Non-deductible items....     2,929       25,839       10,519            65,964
                          --------     --------     --------       -----------
Provision for income
  taxes.................  $     --     $  4,906     $214,686       $        --
                          ========     ========     ========       ===========

9. MANDATORILY REDEEMABLE PREFERRED STOCK

    At February 28, 1999, the Company had authorized 6,801,400, 8,116,550 and 2,054,776 shares of Series A, Series B and Series C mandatorily redeemable preferred stock, respectively. The shares of Series A, Series B and Series C mandatorily redeemable preferred stock had a par value of $0.0001 per share.

    On August 15, 1997, the Company entered into a purchase agreement with an investor (the "Series A Investor"). In connection with this agreement, the Company issued 6,801,400 shares of Series A preferred stock to the Series A Investor for $2,000,000 or $0.2941 per share, less related issuance costs of $16,791. The Series A preferred stock became mandatorily redeemable with the issuance of the Series B mandatorily preferred stock in September 1998.

    On September 29, 1998, the Company entered into a purchase agreement with several investors (the "Series B Investors"). In connection with this agreement, the Company issued 8,116,550 shares of Series B mandatorily redeemable preferred stock to the Series B Investors for $6,955,884, or $0.857 per share, less related issuance costs of $66,621.

    On February 25, 1999, the Company entered into a purchase agreement with several investors (the "Series C Investors"). In connection with this agreement, the Company issued 1,027,388 shares of Series C mandatorily redeemable preferred stock to the Series C Investors for $3,227,026, or $3.141 per share.

    The Company had additional closings of the Series C mandatorily redeemable preferred stock financing subsequent to February 28, 1999. Additional Series C Investors purchased 1,027,388

                                 RED HAT, INC.

9. MANDATORILY REDEEMABLE PREFERRED STOCK (CONTINUED)

shares of Series C mandatorily redeemable preferred stock for $3,227,026, or $3.141 per share in March and April of 1999. Total issuance costs related to sales of Series C mandatorily redeemable preferred stock were $62,870.

CONVERSION

    Each share of Series A, Series B and Series C mandatorily redeemable preferred stock could be converted to common stock at the option of the Holders at a two-to-one conversion rate, after certain adjustments. This conversion rate could be adjusted upon the issuance by the Company of additional common shares (with certain exceptions) for consideration per share less than $0.343 per share, in the case of Series A mandatorily redeemable preferred stock, $0.996 per share, in the case of Series B mandatorily redeemable preferred stock and $3.893 per share, in the case of Series C mandatorily redeemable preferred stock. The conversion rate could also be adjusted for common stock splits, reverse common stock splits, dividends and distributions.

    All outstanding shares of Series A, Series B and Series C mandatorily redeemable preferred stock automatically converted into 67,890,904 shares of common stock, upon the effectiveness of the Company's initial public offering ("IPO") on August 11, 1999.

REDEMPTION

    The Company could be required to redeem the Series A, Series B and Series C mandatorily redeemable preferred stock from the Holders upon receipt of written request from Holders of shares representing at least 66 2/3% of the aggregate number of shares of common stock issuable upon conversion. Redemption could first be made by the Holders on February 25, 2004 and on each of the first and second anniversaries thereof. The redemption price was equal to $0.343 per share in the case of Series A, $0.996 per share, in the case of Series B and $3.893 per share, in the case of Series C, after adjustment for certain events. The carrying value of the Company's mandatorily redeemable preferred stock was accreted to its redemption price over the redemption period using the effective interest rate method. In conjunction with the sale of the Series B mandatorily redeemable preferred stock in September 1998, the Series A mandatorily redeemable preferred stock became mandatorily redeemable.

CARRYING VALUE

    The Series A, Series B and Series C mandatorily redeemable preferred stock were initially recorded at the total net proceeds received by the Company upon issuance. The difference between the total net proceeds at issuance of $12,068,063 and the total redemption price of $14,416,585 was to be charged to accumulated deficit over the period from issuance until redemption first became available. The amount of accretion recognized during each period was determined by using the effective interest rate method. For the year ended February 28, 1999 the accretion was $39,356. The Company had no outstanding mandatorily redeemable preferred stock prior to the fiscal year ended February 28, 1999. The Company sold an additional 1,027,388 shares of Series C preferred stock for net proceeds of $3,164,156 in March and April 1999 with a redemption value of $4,004,758. Accretion on preferred stock was $82,473 for the nine months ended November 30, 1999. Accretion on preferred stock ceased upon the effectiveness of the Company's IPO.

                                 RED HAT, INC.

10. COMMON STOCK

    On September 28, 1998, the Company effected a 100 for 1 stock split for holders of its common stock. Amounts presented for the periods prior to the stock split have been restated to reflect the stock split on a retroactive basis.

    The Company has authorized 225,000,000 shares of common stock with a par value of $0.0001 per share. Holders of these shares have one vote per share. Upon the dissolution, liquidation or winding up of the Company, holders of common stock will be entitled to receive the assets of the Company after satisfaction of the preferential rights of any outstanding mandatorily redeemable preferred stock or any other outstanding stock ranking on liquidation senior to or on parity with the common stock.

    On September 29, 1998, in connection with the above mentioned sale of Series B mandatorily redeemable preferred stock, certain stockholders, primarily comprised of officers of the Company, entered into a common stock purchase agreement with the Series B Investors. In connection with this agreement, those stockholders sold 5,251,000 shares of common stock to the Series B Investors for $1,125,000 or $0.215 per share.

    On February 25, 1999, in connection with the above mentioned sale of Series C mandatorily redeemable preferred stock, certain stockholders, primarily comprised of officers of the Company, entered into a common stock purchase agreement with the Series C Investors. In connection with this agreement, those stockholders sold 984,368 shares of common stock to the Series C Investors for $772,975 or $0.786 per share. Upon additional closings of the Series C mandatorily redeemable preferred stock financing in March and April of 1999, an additional 984,368 shares of common stock were sold by certain stockholders, primarily comprised of officers of the Company, to the additional Series C Investors for $772,975 or $0.786 per share.

    On August 16, 1999, the Company closed its initial public offering of 13,800,000 shares of its common stock at a price of $7.00 per share. The Company received proceeds of $88,466,929 net of $8,133,071 in offering costs.

11. STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

    During September 1998, the Company's Board of Directors approved a stock option plan. As of February 28, 1999, 14,929,600 shares of common stock were reserved for issuance upon exercise of options granted to any employee, officer or director or consultant of the Company at terms and prices to be determined by the Board of Directors. In June 1999, the option pool was increased to 18,869,600 shares. At November 30, 1999, 12,423,976 shares of common stock are reserved for issuance under the Company's stock option plan. The plan provides that the exercise price per share and the purchase price per share for each non-qualified option should be set by the Board on the date of grant. The price for each Incentive Stock Option (ISO) shall not be less than the fair market value of the common stock on the date of grant. The maximum term for an option granted is ten years from the date of grant. The Company believes that all options and warrants, granted through February 28, 1999, have been granted at their fair values on their respective grant dates. Options granted under the plan generally vest 25% upon completion of one full year of service and 6.25% on the first day of each subsequent three-month period. All options are immediately exercisable upon grant into restricted shares of the Company's common stock with the same vesting provisions as the original option. The Company, at its option, may repurchase these restricted shares at the original purchase price under certain circumstances.

                                 RED HAT, INC.

11. STOCK OPTIONS AND WARRANTS (CONTINUED)

    The activity for the stock option plan for the year ended February 28, 1999 and for the period from March 1, 1999 to November 30, 1999 is presented in the following table. Prior to March 1, 1998, the Company had granted no stock options.

                                                                  WEIGHTED
                                                   SHARES         AVERAGE
                                                 UNDERLYING    EXERCISE PRICE
                                                   OPTIONS       PER SHARE
                                                 -----------   --------------
Outstanding at February 28, 1998...............           --       $  --
Granted........................................    8,645,140        0.18
Forfeited......................................      (40,000)       0.09
                                                 -----------       -----
Outstanding at February 28, 1999...............    8,605,140        0.18
Granted (unaudited)............................   10,316,140        3.68
Exercised (unaudited)..........................   (6,232,404)       0.47
Forfeited (unaudited)..........................     (178,900)       0.70
                                                 -----------       -----
Outstanding at November 30, 1999 (unaudited)...   12,509,976       $2.93
                                                 ===========       =====

    The Company recorded deferred compensation of $8,125,259 during the nine months ended November 30, 1999 to reflect the difference between the aggregate fair market value and exercise price during this period of all stock options granted with an exercise price below the fair market value of the Company's common stock at the date of the grant. Amortization of deferred compensation totaled $1,009,503 during the nine months ended November 30, 1999.

    The following summarizes information about the Company's stock options at February 28, 1999:

                                    FEBRUARY 28, 1999
------------------------------------------------------------------------------------------
                                         WEIGHTED     WEIGHTED                   WEIGHTED
                                         AVERAGE       AVERAGE                    AVERAGE
      EXERCISE             NUMBER      CONTRACTUAL    EXERCISE       NUMBER      EXERCISE
       PRICES           OUTSTANDING        LIFE         PRICE     EXERCISABLE      PRICE
---------------------   ------------   ------------   ---------   ------------   ---------
                                  OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                        ---------------------------------------   ------------------------
0.09....$.....           2,400,000         9.58         $0.09      2,400,000       $0.09
        $0.21            6,205,140         9.67         $0.21      6,205,140       $0.21

                                    NOVEMBER 30, 1999
------------------------------------------------------------------------------------------
                                         WEIGHTED     WEIGHTED                   WEIGHTED
                                         AVERAGE       AVERAGE                    AVERAGE
      EXERCISE             NUMBER      CONTRACTUAL    EXERCISE       NUMBER      EXERCISE
       PRICES           OUTSTANDING        LIFE         PRICE     EXERCISABLE      PRICE
---------------------   ------------   ------------   ---------   ------------   ---------
                                  OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                        ---------------------------------------   ------------------------
    $        0.09          729,000         8.77        $ 0.09        729,000      $ 0.09
    $        0.21        3,734,140         8.98        $ 0.21      3,734,140      $ 0.21
    $        0.79        3,282,240         9.36        $ 0.79      3,282,240      $ 0.79
    $        2.50        2,291,796         9.53        $ 2.50      2,271,996      $ 2.50
    $  5.00-$5.50        1,611,000         9.66        $ 5.21      1,611,000      $ 5.21
    $        7.00           40,000         9.70        $ 7.00         40,000      $ 7.00
    $36.75-$42.94           41,800         9.86        $40.73         41,800      $40.73

                                 RED HAT, INC.

11. STOCK OPTIONS AND WARRANTS (CONTINUED)

STOCK WARRANTS

    On October 10, 1995, the Company issued warrants (which are equivalent to nonqualified stock options) to purchase 7,480,800 shares of common stock to three of its employees with an exercise price of $0.0001 per share. The warrants vest 25% annually on each May 1, beginning May 1, 1996 and ending May 1, 1999. The warrants terminate upon death, permanent disability, termination of employment or May 1, 2006. The Company and certain founding shareholders have a right of first refusal to purchase the warrant shares on the same terms as a proposed purchaser and a right to purchase the shares upon the death, disability, or termination of employment of the employee. Upon the death, disability, or termination without cause of the employee, the purchase price shall be 80% of the fair market value of the Company's common stock as determined by the board of directors. If the employee is terminated for cause, the purchase price shall be 80% of the lesser of the book value or the fair market value of the Company's common stock.

    The activity for the stock warrants is presented in the following table:

                                          WEIGHTED                   WEIGHTED                   WEIGHTED
                                          AVERAGE                    AVERAGE                    AVERAGE
                             SHARES       EXERCISE      SHARES       EXERCISE      SHARES       EXERCISE
                           UNDERLYING      PRICE      UNDERLYING      PRICE      UNDERLYING      PRICE
                            WARRANTS     PER SHARE     WARRANTS     PER SHARE     WARRANTS     PER SHARE
                           -----------   ----------   -----------   ----------   -----------   ----------
                                                      YEAR ENDED FEBRUARY 28,
                                     1997                       1998                       1999
                                     ----                       ----                       ----
Outstanding at beginning
  of year................   7,480,800     $0.0001      7,480,800     $ 0.0001     7,480,800     $0.00005
Exercised................          --          --             --           --      (705,900)    $0.00005
Outstanding at end of
  year...................   7,480,800     $0.0001      7,480,800     $ 0.0001     6,774,900     $0.00005
Exercisable at end of
  year...................   1,870,200     $0.0001      3,740,400     $ 0.0001     4,904,700     $0.00005

    During the nine month period ended November 30, 1999, 1,960,000 warrants to purchase shares were exercised. At November 30, 1999, warrants to purchase 4,814,900 shares remained outstanding, all of which were exercisable.

    SFAS 123 requires the Company to disclose pro forma information regarding option grants made and warrants issued to its employees. SFAS 123 specifies certain valuation techniques that produce estimated compensation charges that are included in the pro forma results below. These amounts have not been reflected in the Company's statement of operations, because APB No. 25 specifies that no compensation charge arises when the exercise price of employees' stock options and warrants equal the market value of the underlying stock at the grant date, as in the case of options and warrants granted to the Company's employees. The fair value of options and warrants

                                 RED HAT, INC.

11. STOCK OPTIONS AND WARRANTS (CONTINUED)

was estimated using the following assumptions for the year ended February 28, 1999 and the nine months ended November 30, 1999:

                                                              NINE MONTHS
                                         YEAR ENDED              ENDED
                                     FEBRUARY 28, 1999     NOVEMBER 30, 1999
                                     ------------------   -------------------
                                          EMPLOYEE             EMPLOYEE
                                           STOCK                 STOCK
                                          OPTIONS               OPTIONS
                                     ------------------   -------------------
Expected dividend yield............         0.00%                 0.00%
Risk-free interest rate............         4.98%                 5.01%
Expected volatility................         0.00%               134.41%
Expected life (in years)...........            6                     5

    SFAS 123 pro forma numbers are as follows:

                                           YEAR ENDED
                                          FEBRUARY 28,    NINE MONTHS ENDED
                                              1999        NOVEMBER 30, 1999
                                          ------------   -------------------
Net loss available to common
  stockholders as reported
  under APB No. 25......................    $130,424         $ 8,858,126
Pro forma net loss available to common
  stockholders..........................    $287,288         $11,906,767

    The Company did not grant any stock options or warrants in fiscal 1998 or 1997 and, therefore, no pro forma disclosure for these years is provided.

    The weighted average estimated fair value of employee stock options granted during the year ended February 28, 1999 was $0.14 per share and was $16.96 during the nine months ended November 30, 1999.

                                 RED HAT, INC.

12. COMMITMENTS AND CONTINGENCIES

    As of February 28, 1999, the Company leased office space and certain equipment under various noncancelable operating and capital leases. Future minimum lease payments required under the operating and capital leases at February 28, 1999 are as follows:

                                                       OPERATING     CAPITAL
                                                         LEASES      LEASES
                                                       ----------   ---------
2000.................................................  $  945,612   $139,698
2001.................................................     934,208    136,901
2002.................................................     931,283    120,863
2003.................................................     932,200    112,089
2004.................................................     819,266     99,687
                                                       ----------   --------

      Total minimum lease payments...................  $4,562,569    609,238
                                                       ==========   ========

Less amount representing interest (at rates ranging
  from 8.2% to 9.6%).................................                (80,563)
                                                                    --------

Present value of net minimum lease payments..........                528,675
                                                                    --------
Less current portion.................................               (108,897)
                                                                    --------

Long-term portion....................................               $419,778
                                                                    ========

    Rent expense under operating leases for the years ended February 28, 1997, 1998 and 1999 was $86,313, $171,191 and $308,973 respectively.

    The Company has entered into an agreement with a bank to provide a letter of credit pertaining to its building lease. The Company is required by the bank to maintain a compensating balance of $65,000 which is equal to the amount of the letter of credit. This amount is included in cash and cash equivalents.

    The Company has executed licensing contracts to publish, bundle and distribute software products developed by other companies in return for royalty payments based on a percentage of the revenues generated by the Company from the sale of these products. Prepaid royalty payments are included in current assets and royalty payments due are included in royalties payable.

    In April 1999, the Company also contracted with a web support firm to maintain its backup web site. The initial fee of $98,000 was due upon receipt and installation of the hardware. The Company has agreed to pay a monthly maintenance fee of $17,000 for a period of 36 months.

13. EMPLOYEE BENEFITS

    The Company provides a retirement plan qualified under Section 401(k) of the Internal Revenue Code ("IRC") of 1986, as amended. Participants may elect to contribute a portion of their annual compensation to the plan, after complying with certain limitations set by the IRC. Employees are eligible to participate in the plan who are over 21 years of age and have completed three months of service with Red Hat. If, however, an employee was employed by the Company prior to February 1999, the 401(k) Plan covers such employee regardless of age or length of service. The Company has the option to make contributions to the plan but did not make any contributions to the plan for the years ended February 28, 1997, 1998 and 1999.

                                 RED HAT, INC.

13. EMPLOYEE BENEFITS (CONTINUED)

    In June 1999, the Company established an employee stock purchase plan which provides for the issuance of up to 1,500,000 shares of the Company's common stock. Employees of the Company can elect to defer up to 10% of their total cash compensation to purchase the Company's common stock under the terms of this plan. No options have been granted to date under this plan.

14. STOCK SPLITS

    On August 11, 1999, the Company effected a two-for-one common stock split immediately prior to the effectiveness of the Company's initial public offering. All share and per share information in the accompanying financial statements and notes to the financial statements has been restated to reflect the effects of this stock split.

    In addition, an amendment to the Company's certificate of incorporation became effective on August 11, 1999, to increase the authorized capital stock to 225,000,000 shares of common stock and 5,000,000 shares of preferred stock each with a par value of $.0001 per share.

    On January 7, 2000, the Company effected a two-for-one common stock split. All share and per share information in the accompanying financial statements and notes to the financial statements has been restated to reflect the effect of this stock split.

15. EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF ACCOUNTANTS' REPORT

    On January 7, 2000, Red Hat completed a merger with Cygnus Solutions, Inc. ("Cygnus") by exchanging 10,867,966 shares of its common stock for all of the outstanding common and preferred stock of Cygnus. In addition, approximately 1,514,168 outstanding Cygnus employee stock options were converted at the same exchange factor into options to purchase approximately 2,380,722 shares of Red Hat's common stock.

    The merger constituted a tax-free reorganization and will be accounted for using the pooling of interests method of accounting under Accounting Principles Board Opinion No. 16 ("APB No. 16").

    In addition, on January 4, 2000, the Company completed the acquisition of all the outstanding common stock of Hells Kitchen Systems, Inc. ("HKS") in exchange for the issuance of up to 798,670 shares of the Company's common stock to the shareholders of HKS. The Company issued 478,000 shares of its common stock to the stockholders of HKS at closing. The Company committed to issue up to an additional 239,000 shares of its common stock to certain HKS stockholders over a three year period contingent upon their continued employment with the Company and the Company committed to issue up to an additional 79,666 shares of its common stock to the HKS stockholders upon achievement of certain performance targets by the HKS business. The acquisition of HKS will be accounted for using the purchase method of accounting in accordance with APB No. 16.

                                 RED HAT, INC.

                SUPPLEMENTAL POOLED CONSOLIDATED BALANCE SHEETS

                                                                     FEBRUARY 28,
                                                              ---------------------------    NOVEMBER 30,
                                                                  1998           1999            1999
                                                              ------------   ------------   --------------
                           ASSETS

Current assets:
  Cash and cash equivalents.................................  $ 5,752,120    $19,485,586     $ 21,389,709
  Short-term investments....................................    1,065,526      2,037,992        7,630,705
  Accounts receivable, net..................................    5,660,949      5,895,173        8,993,322
  Inventory.................................................      141,176        345,630        1,853,711
  Prepaid expenses..........................................      971,225        812,665        1,530,827
                                                              -----------    -----------     ------------
    Total current assets....................................   13,590,996     28,577,046       41,398,274
Property and equipment, net.................................    2,969,855      3,921,798        7,640,897
Other assets, net...........................................      302,015        232,379        1,823,789
Investments.................................................       50,000             --       76,633,119
                                                              -----------    -----------     ------------
    Total assets............................................  $16,912,866    $32,731,223     $127,496,079
                                                              ===========    ===========     ============

       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $ 1,584,898    $ 2,584,489        5,500,110
  Royalties payable.........................................      247,323        144,074          221,343
  Accrued expenses..........................................    2,343,460      3,209,080        5,640,631
  Deferred revenue..........................................    7,592,784      6,096,465        9,583,002
  Short term notes payable..................................           --      1,509,936          504,968
  Current portion of capital lease obligations..............       45,110        139,112          490,072
                                                              -----------    -----------     ------------
    Total current liabilities...............................   11,813,575     13,683,156       21,940,126
Capital lease obligations...................................      144,488        482,796          246,002
Long term notes payable.....................................       49,345        916,667          583,333
Commitments and contingencies (Note 12).....................           --             --               --
Mandatorily redeemable preferred stock:
  Series A, 6,801,400, 6,801,400 and 0 shares authorized,
    issued and outstanding at February 28, 1998,
    February 28, 1999 and November 30, 1999,
    respectively............................................    1,983,209      1,992,184               --
  Series B, 0, 8,116,550 and 0 shares authorized, issued and outstanding at February 28, 1998, February 28, 1999 and
    November 30, 1999, respectively.........................           --      6,919,644               --
  Series C, 0, 1,797,929 and 0 shares authorized at
    February 28, 1998, February 28, 1999 and November 30,
    1999, respectively; 0, 1,027,388 and 0 shares issued and
    outstanding at February 28, 1998, February 28, 1999 and
    November 30, 1999, respectively.........................           --      3,195,591               --
  Series B Cygnus, 1,042,000 shares authorized and
    outstanding at February 28, 1998, February 28, 1999 and
    November 30, 1999.......................................    6,252,000      6,252,000        6,252,000
Stockholders' equity (deficit):
  Preferred stock, 5,000,000 shares authorized, none
    outstanding.............................................           --             --               --
  Preferred stock...........................................      411,691      7,728,094       12,746,234
  Common stock, $.0001 par value, 225,000,000 shares
    authorized, 47,000,000, 48,865,107 and 139,094,102
    shares issued and outstanding at February 28, 1998,
    February 28, 1999 and November 30, 1999, respectively...        4,700          4,887           13,909
  Additional paid-in capital................................      261,300      5,265,667      121,224,328
  Shareholder receivables...................................     (170,790)    (2,857,355)      (2,824,908)
  Deferred compensation.....................................           --     (1,188,155)      (8,474,657)
  Accumulated deficit.......................................   (3,836,652)    (9,663,953)     (23,997,999)
  Accumulated other comprehensive income (loss).............           --             --         (212,289)
                                                              -----------    -----------     ------------
    Total stockholders' equity (deficit)....................   (3,329,751)      (710,815)      98,474,618
                                                              -----------    -----------     ------------
    Total liabilities and stockholders' equity (deficit)....  $16,912,866    $32,731,223     $127,496,079
                                                              ===========    ===========     ============

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                                 RED HAT, INC.

           SUPPLEMENTAL POOLED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                   NINE MONTHS
                                                         YEAR ENDED FEBRUARY 28,                ENDED NOVEMBER 30,
                                                 ----------------------------------------   --------------------------
                                                    1997          1998           1999          1998           1999
                                                 -----------   -----------   ------------   -----------   ------------
                                                                                                   (UNAUDITED)
Revenue:
  Software and related products................  $ 2,603,131   $ 5,131,623   $ 11,140,391   $ 7,466,845   $  9,735,698
  Web advertising..............................           --            --             --            --        626,384
  Services and other...........................   12,525,856    17,511,827     21,891,291    16,123,271     19,249,449
                                                 -----------   -----------   ------------   -----------   ------------
    Total revenue..............................   15,128,987    22,643,450     33,031,682    23,590,116     29,611,531
                                                 -----------   -----------   ------------   -----------   ------------
Cost of revenue:
  Software and related products................    1,204,721     2,210,538      4,104,903     2,725,627      4,843,580
  Web advertising                                         --            --             --            --        626,756
  Services and other...........................    4,574,535     6,237,612      8,610,686     6,246,651     10,559,114
                                                 -----------   -----------   ------------   -----------   ------------
    Total cost of revenue......................    5,779,256     8,448,150     12,715,589     8,972,278     16,029,450
                                                 -----------   -----------   ------------   -----------   ------------
Gross profit...................................    9,349,731    14,195,300     20,316,093    14,617,838     13,582,081
                                                 -----------   -----------   ------------   -----------   ------------
Operating expense:
  Sales and marketing..........................    5,246,710     9,016,388     11,051,549     7,517,133     15,353,663
  Research and development.....................      826,144     4,622,409      8,477,818     6,401,006      7,894,877
  General and administrative...................    3,352,092     3,672,167      5,664,561     4,539,578      5,628,311
  Stock based compensation.....................           --            --        227,261       170,346      1,641,507
  Merger and acquisition.......................           --            --             --            --        123,887
  Purchased in process research and
    development................................    1,386,017            --             --            --             --
                                                 -----------   -----------   ------------   -----------   ------------
    Total operating expense....................   10,810,963    17,310,964     25,421,189    18,628,063     30,642,245
                                                 -----------   -----------   ------------   -----------   ------------
Loss from operations...........................   (1,461,232)   (3,115,664)    (5,105,096)   (4,010,225)   (17,060,164)
                                                 -----------   -----------   ------------   -----------   ------------
Other income (expense):
  Interest income..............................      196,771       509,558        376,039       254,426      2,508,166
  Interest expense.............................      (55,940)     (144,392)      (336,672)     (212,440)      (439,908)
                                                 -----------   -----------   ------------   -----------   ------------
    Other income (expense), net................      140,831       365,166         39,367        41,986      2,068,258
                                                 -----------   -----------   ------------   -----------   ------------
Loss before income taxes.......................   (1,320,401)   (2,750,498)    (5,065,729)   (3,968,239)   (14,991,906)
Provision for income taxes.....................      191,094       215,348        722,216       595,334        240,981
                                                 -----------   -----------   ------------   -----------   ------------
Net loss.......................................   (1,511,495)   (2,965,846)    (5,787,945)   (4,563,573)   (15,232,887)
Accretion on mandatorily redeemable preferred
  stock........................................           --            --        (39,356)      (16,000)       (82,473)
                                                 -----------   -----------   ------------   -----------   ------------
Net loss available to common stockholders......  $(1,511,495)  $(2,965,846)  $ (5,827,301)  $(4,579,573)  $(15,315,360)
                                                 ===========   ===========   ============   ===========   ============
Net loss per common share:
  Basic........................................     (0.03216)     (0.06310)      (0.12235)     (0.09649)      (0.17873)
  Diluted......................................     (0.03216)     (0.06310)      (0.12235)     (0.09649)      (0.17873)
Weighted average common shares outstanding:
  Basic........................................   47,000,000    47,000,000     47,628,096    47,437,780     85,691,876
  Diluted......................................   47,000,000    47,000,000     47,628,096    47,437,780     85,691,876
Pro forma net loss per common share
  (unaudited):
  Basic........................................                                  (0.06548)       0.0557        (0.1190)
  Diluted......................................                                  (0.06548)       0.0557        (0.1190)
Pro forma weighted average common shares
  outstanding (unaudited):
  Basic........................................                                88,387,644    81,984,468    127,047,798
  Diluted......................................                                88,387,644    81,984,468    127,047,798

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                                 RED HAT, INC.
 SUPPLEMENTAL POOLED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                           PREFERRED STOCK             COMMON STOCK         ADDITIONAL
                                                      -------------------------   ----------------------      PAID-IN
                                                        SHARES        AMOUNT        SHARES       AMOUNT       CAPITAL
                                                      -----------   -----------   -----------   --------   -------------
Balance at February 29, 1996........................           --            --    52,571,284   $ 5,257    $    420,459
Repurchase and retirement of preferred stock........      (37,124)     (112,500)           --        --              --
Issuance of common stock............................           --            --       311,349        31         263,710
Conversion of common stock to Series A preferred....    5,882,633       423,457    (5,882,633)     (588)       (422,869)
Net loss............................................           --            --            --        --              --
                                                      -----------   -----------   -----------   -------    ------------
Balance at February 28, 1997........................    5,845,509       310,957    47,000,000     4,700         261,300
Exercise of common stock options and warrants.......           --            --            --        --              --
Issuance of Series A preferred stock from options...      288,455       117,555            --        --              --
Repurchase and retirement of preferred stock........      (48,884)      (16,821)           --        --              --
Net loss............................................           --            --            --        --              --
                                                      -----------   -----------   -----------   -------    ------------
Balance at February 28, 1998........................    6,085,080       411,691    47,000,000     4,700         261,300
Exercise of common stock options and warrants.......           --            --     1,865,107       187       3,121,860
Tax benefit on exercise of common stock warrants....           --            --            --        --         163,831
Issuance of Series A preferred stock from options...      205,812       165,586            --        --              --
Issuance of Series C preferred stock, net...........      709,555     6,760,594            --        --              --
Repurchase and retirement of preferred stock........     (141,386)      (44,357)           --        --              --
Deferred compensation...............................           --            --            --        --       1,415,416
Amortization of deferred compensation...............           --            --            --        --              --
Stock options issued for services...................           --       434,580            --        --         303,260
Accretion of mandatorily redeemable preferred
  stock.............................................           --            --            --        --              --
Net (increase) decrease in shareholder notes
  receivable........................................                                       --        --              --
Net loss............................................           --            --            --        --              --
                                                      -----------   -----------   -----------   -------    ------------
Balance at February 28, 1999........................    6,859,061     7,728,094    48,865,107     4,887       5,265,667
Net loss............................................           --            --            --        --              --
Adjustment for inclusion of Cygnus September 1999
  net loss in results of operations twice...........           --            --            --        --              --
Other comprehensive income:
  Unrealized loss on investments in marketable
    securities......................................           --            --            --        --              --
  Foreign currency translation adjustment...........           --            --            --        --              --
Other comprehensive income..........................           --            --            --        --              --
Conversion of preferred stock into common stock.....           --            --    67,890,904     6,789      15,363,730
Sale of common stock in initial public offering.....           --            --    13,800,000     1,380      88,465,549
Exercise of common stock options and warrants.......           --            --     8,354,111       835       3,159,934
Repurchase and retirement of preferred stock........       (7,372)       (1,119)           --        --              --
Issuance of Series A preferred stock from options...      420,225        73,311            --        --              --
Issuance of Series C preferred stock, net...........      524,160     4,973,882            --        --              --
Conversion of convertible preferred to common
  stock.............................................     (183,980)      (27,934)      183,980        18          27,916
Deferred compensation...............................           --            --            --        --       8,928,009
Amortization of deferred compensation...............           --            --            --        --              --
Stock options issued for services...................           --            --            --        --          13,523
Net (increase) decrease in shareholder notes
  receivable........................................           --            --            --        --              --
Accretion of mandatorily redeemable preferred
  stock.............................................           --            --            --        --              --
                                                      -----------   -----------   -----------   -------    ------------
Balance at November 30, 1999 (unaudited)............    7,612,094   $12,746,234   139,094,102   $13,909    $121,224,328
                                                      ===========   ===========   ===========   =======    ============

                                                                                                        ACCUMULATED
                                                                       SHAREHOLDER                         OTHER
                                                         DEFERRED         NOTES        ACCUMULATED     COMPREHENSIVE
                                                       COMPENSATION     RECEIVABLE       DEFICIT       INCOME/(LOSS)
                                                      --------------   ------------   -------------   ---------------
Balance at February 29, 1996........................   $        --     $   (65,530)   $    640,689       $      --
Repurchase and retirement of preferred stock........            --         112,500              --              --
Issuance of common stock............................            --        (225,931)             --              --
Conversion of common stock to Series A preferred....            --              --              --              --
Net loss............................................            --              --      (1,511,495)             --
                                                       -----------     -----------    ------------       ---------
Balance at February 28, 1997........................            --        (178,961)       (870,806)             --
Exercise of common stock options and warrants.......            --         (22,500)             --              --
Issuance of Series A preferred stock from options...            --              --              --              --
Repurchase and retirement of preferred stock........            --          30,671              --              --
Net loss............................................            --              --      (2,965,846)             --
                                                       -----------     -----------    ------------       ---------
Balance at February 28, 1998........................            --        (170,790)     (3,836,652)             --
Exercise of common stock options and warrants.......            --      (2,745,901)             --              --
Tax benefit on exercise of common stock warrants....            --              --              --              --
Issuance of Series A preferred stock from options...            --              --              --              --
Issuance of Series C preferred stock, net...........            --              --              --              --
Repurchase and retirement of preferred stock........            --          72,877              --              --
Deferred compensation...............................    (1,415,416)             --              --              --
Amortization of deferred compensation...............       227,261              --              --              --
Stock options issued for services...................            --              --              --              --
Accretion of mandatorily redeemable preferred
  stock.............................................            --              --         (39,356)             --
Net (increase) decrease in shareholder notes
  receivable........................................            --         (13,541)             --              --
Net loss............................................            --              --      (5,787,945)             --
                                                       -----------     -----------    ------------       ---------
Balance at February 28, 1999........................    (1,188,155)     (2,857,355)     (9,663,953)             --
Net loss............................................            --              --     (15,232,887)             --
Adjustment for inclusion of Cygnus September 1999
  net loss in results of operations twice...........            --              --         981,314              --
Other comprehensive income:
  Unrealized loss on investments in marketable
    securities......................................            --              --              --        (244,513)
  Foreign currency translation adjustment...........            --              --              --          32,224
                                                                                                         ---------
Other comprehensive income..........................            --              --              --        (212,289)
Conversion of preferred stock into common stock.....            --              --              --              --
Sale of common stock in initial public offering.....            --              --              --              --
Exercise of common stock options and warrants.......            --         127,670              --              --
Repurchase and retirement of preferred stock........            --              --              --              --
Issuance of Series A preferred stock from options...            --              --              --              --
Issuance of Series C preferred stock, net...........            --              --              --              --
Conversion of convertible preferred to common
  stock.............................................            --              --              --              --
Deferred compensation...............................    (8,928,009)             --              --              --
Amortization of deferred compensation...............     1,641,507              --              --              --
Stock options issued for services...................            --              --              --              --
Net (increase) decrease in shareholder notes
  receivable........................................            --         (95,223)             --              --
Accretion of mandatorily redeemable preferred
  stock.............................................            --              --         (82,473)             --
                                                       -----------     -----------    ------------       ---------
Balance at November 30, 1999 (unaudited)............   $(8,474,657)    $(2,824,908)   $(23,997,999)      $(212,289)
                                                       ===========     ===========    ============       =========


                                                           TOTAL
                                                       STOCKHOLDERS'
                                                      EQUITY/(DEFICIT)
                                                      ----------------
Balance at February 29, 1996........................    $  1,000,875
Repurchase and retirement of preferred stock........              --
Issuance of common stock............................          37,810
Conversion of common stock to Series A preferred....              --
Net loss............................................      (1,511,495)
                                                        ------------
Balance at February 28, 1997........................        (472,810)
Exercise of common stock options and warrants.......         (22,500)
Issuance of Series A preferred stock from options...         117,555
Repurchase and retirement of preferred stock........          13,850
Net loss............................................      (2,965,846)
                                                        ------------
Balance at February 28, 1998........................      (3,329,751)
Exercise of common stock options and warrants.......         376,146
Tax benefit on exercise of common stock warrants....         163,831
Issuance of Series A preferred stock from options...         165,586
Issuance of Series C preferred stock, net...........       6,760,594
Repurchase and retirement of preferred stock........          28,520
Deferred compensation...............................              --
Amortization of deferred compensation...............         227,261
Stock options issued for services...................         737,840
Accretion of mandatorily redeemable preferred
  stock.............................................         (39,356)
Net (increase) decrease in shareholder notes
  receivable........................................         (13,541)
Net loss............................................      (5,787,945)
                                                        ------------
Balance at February 28, 1999........................        (710,815)
Net loss............................................     (15,232,887)
Adjustment for inclusion of Cygnus September 1999
  net loss in results of operations twice...........         981,314
Other comprehensive income:
  Unrealized loss on investments in marketable
    securities......................................
  Foreign currency translation adjustment...........

Other comprehensive income..........................        (212,289)
Conversion of preferred stock into common stock.....      15,370,519
Sale of common stock in initial public offering.....      88,466,929
Exercise of common stock options and warrants.......       3,288,439
Repurchase and retirement of preferred stock........          (1,119)
Issuance of Series A preferred stock from options...          73,311
Issuance of Series C preferred stock, net...........       4,973,882
Conversion of convertible preferred to common
  stock.............................................              --
Deferred compensation...............................              --
Amortization of deferred compensation...............       1,641,507
Stock options issued for services...................          13,523
Net (increase) decrease in shareholder notes
  receivable........................................         (95,223)
Accretion of mandatorily redeemable preferred
  stock.............................................         (82,473)
                                                        ------------
Balance at November 30, 1999 (unaudited)............    $ 98,474,618
                                                        ============

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                                 RED HAT, INC.

           SUPPLEMENTAL POOLED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                         NINE MONTHS
                                                              YEAR ENDED FEBRUARY 28,                 ENDED NOVEMBER 30,
                                                      ----------------------------------------   ----------------------------
                                                         1997          1998           1999           1998           1999
                                                      -----------   -----------   ------------   ------------   -------------
                                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).................................  $(1,511,495)  $(2,965,846)  $ (5,787,945)  $ (4,563,573)  $ (15,232,887)
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Effect on net loss of inclusion of Cygnus
    September 1999 results of operation twice.......           --            --             --             --         981,314
  Depreciation and amortization.....................      599,166     1,085,106      1,600,919        728,566       1,365,645
  Amortization of deferred compensation.............                                   227,261        170,346       1,641,507
  Tax benefit of stock options and warrants
    exercised.......................................           --            --        163,831             --              --
  Noncash management compensation expense...........           --            --        737,840        737,840          13,523
  Provision for doubtful accounts...................       38,986        38,141        185,092        148,662         362,060
  Provision for inventory obsolescence..............           --            --        182,509             --              --
  (Gain) loss on sale of property and equipment.....           --       116,063         46,058             --              --
  Deferred revenue..................................    1,735,705     2,731,660     (1,496,319)    (2,085,583)      3,486,537
Changes in operating assets and liabilities:
  Accounts receivable...............................     (806,429)   (2,302,497)      (419,316)       633,163      (3,460,209)
  Inventory.........................................      (14,934)      (84,507)      (386,963)        22,045      (1,508,081)
  Prepaid expenses..................................     (362,904)       53,402         18,801       (100,552)       (718,162)
  Other assets......................................     (442,201)      242,021         64,280       (421,832)     (1,668,710)
  Accounts payable..................................      695,832       500,200        999,591        249,865       2,915,621
  Royalties payable.................................      770,001      (785,649)      (103,249)       (49,682)         77,269
  Accrued expenses..................................      (23,044)      526,848        865,620      1,798,982       2,431,551
                                                      -----------   -----------   ------------   ------------   -------------
  Net cash provided by (used in) operating
    activities......................................      678,683      (845,058)    (3,101,990)    (2,731,753)     (9,313,022)

Cash flows from investing activities:
Purchase of investment securities...................   (7,419,959)     (150,000)    (1,966,600)            --    (154,220,661)
Proceeds from sales and maturity of investment
  securities........................................           --     5,769,921      1,065,526        965,526      71,750,316
Purchase of equipment...............................   (1,336,769)   (2,139,445)    (1,986,887)      (785,028)     (4,737,292)
Proceeds from sale of equipment.....................           --        24,272             --             --              --
                                                      -----------   -----------   ------------   ------------   -------------
    Net cash provided by (used in) investing
      activities....................................   (8,756,728)    3,504,748     (2,887,961)       180,498     (87,207,637)
                                                      -----------   -----------   ------------   ------------   -------------
Cash flows from financing activities:
Proceeds from borrowing from stockholders...........       50,000            --             --             --              --
(Increase) decrease in stockholder receivable.......           --        13,850         14,978        (13,541)        (95,223)
Repayments of borrowings from stockholders..........           --       (86,243)            --             --              --
Issuance of restricted stock........................       37,810            --             --         28,520              --
Proceeds from notes payable.........................    1,096,048       239,214      2,416,667      2,416,667
Repurchase of restricted stock......................                                                                   (1,119)
Repayments of notes payable.........................      (25,160)     (279,019)       (39,409)      (933,028)     (1,338,302)
Proceeds from issuance of mandatorily redeemable
  preferred stock, net..............................    6,252,000     1,983,209     10,084,854      6,889,263       3,180,628
Proceeds from issuance of preferred stock...........           --            --      6,760,594             --       4,973,881
Proceeds from issuance of common stock..............                         --             --             --      88,466,929
Proceeds from exercise of stock options and
  warrants..........................................           --        95,055        541,731        193,207       3,361,750
Payments on capital lease obligations...............      (34,708)      (22,569)       (55,998)       (16,370)       (155,986)
                                                      -----------   -----------   ------------   ------------   -------------
    Net cash provided by financing activities.......    7,375,990     1,943,497     19,723,417      8,564,718      98,392,558
                                                      -----------   -----------   ------------   ------------   -------------
Effect of foreign currency exchange rates on cash
  and cash equivalents..............................           --            --             --             --          32,224
Net increase (decrease) in cash and cash
  equivalents.......................................     (702,055)    4,603,187     13,733,466      6,013,463       1,904,123
Cash and cash equivalents at beginning of period....    1,850,988     1,148,933      5,752,120      5,752,120      19,485,586
                                                      -----------   -----------   ------------   ------------   -------------
Cash and cash equivalents at end of period..........  $ 1,148,933   $ 5,752,120   $ 19,485,586     11,765,583      21,389,709
                                                      ===========   ===========   ============   ============   =============

  The accompanying notes are an integral part of these consolidated financial statements.

                                 RED HAT, INC.

         NOTES TO SUPPLEMENTAL POOLED CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

BUSINESS ACTIVITY

    Red Hat, Inc. and its subsidiaries ("Red Hat" or the "Company") is a leading developer and global provider of open source software products and services, and has built a comprehensive web site dedicated to the open source software community. Red Hat, Inc. was incorporated in Connecticut in March 1993 as ACC Corp., Inc. In September 1995 ACC Corp., Inc. changed its name to Red Hat Software, Inc. In September 1998, Red Hat Software, Inc. reincorporated in Delaware. In June 1999, Red Hat Software, Inc. changed its name to Red
Hat, Inc. On January 7, 2000, Red Hat acquired Cygnus Solutions, Inc. in a transaction accounted for using the pooling of interests method of accounting (See Note 3). All prior period financial statements of Red Hat have been restated to reflect this combination as if it had occurred March 1, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The consolidated financial statements as of November 30, 1998 and 1999 and for the nine month period then ended are unaudited and reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of the Company's management, necessary for a fair presentation of financial position, results of operations and cash flows. All financial statement disclosures related to the nine month period ended November 30, 1998 and 1999 are unaudited.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers investments purchased with a maturity period of three months or less at the date of purchase to be cash equivalents.

INVESTMENTS

    The Company's investments at February 28, 1997, 1998 and 1999 were in debt securities which were classified as held-to-maturity and are carried at amortized cost in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115")", as the Company had both the positive intent and ability to hold them to maturity.

    During the nine month period ended November 30, 1999, all of the Company's investments matured or were sold and reinvested in new securities. The Company's investments at November 30, 1999 are in debt and equity securities. The Company has classified these investments as available for sale and is carrying these investments at market value in accordance with SFAS No. 115. The Company's investments are considered as available for sale as these securities could potentially be sold in response to needs for liquidity, changes in the availability of

                                 RED HAT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

and the yield on alternative instruments or changes in funding sources or terms. At November 30, 1999, the Company's investments are carried at fair value in accordance with SFAS No. 115. The Company has an unrealized loss of $244,513 related to these investments at November 30, 1999 which is recorded as other comprehensive income which is a separate component of stockholders' equity at November 30, 1999.

INVENTORY

    The costs incurred for duplicating the computer software, documentation, and training materials from the product masters and for packaging the product for distribution are capitalized as inventory using the weighted average method and charged to cost of sales when revenue from the sale of units is recognized. Management periodically evaluates the realizability of inventory based on planned release dates of product updates and records a reserve for obsolescence when necessary. The reserve for inventory obsolescence was $0 and $182,509 at February 28, 1998 and 1999, respectively. The reserve for inventory obsolescence was $0 at November 30, 1999.

CAPITALIZED SOFTWARE COSTS

    Capitalization of software development costs begins upon the establishment of technological feasibility and ceases when the product is available for general release. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management concerning certain external factors including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies. As a result of the Company's practice of releasing source code that it has developed on a weekly basis for unrestricted download on the internet, there is generally no passage of time between achievement of technological feasibility and the availability of the Company's product for general release. Therefore, the Company has no capitalized software development costs at February 28, 1998, February 28, 1999 and November 30, 1999.

PROPERTY AND EQUIPMENT

    Property and equipment is primarily comprised of furniture and computer equipment which are recorded at cost and depreciated over their estimated useful lives using the straight line method. Expenditures for maintenance and repairs are charged to operations as incurred; major expenditures for renewals and betterments are capitalized and depreciated. Property and equipment acquired under capital leases are being depreciated over their estimated useful lives or the respective lease term, if shorter. Depreciation periods used for property and equipment are as follows:

Computer equipment..........................................  3 years
Furniture and fixtures......................................  7 years
Leasehold improvements......................................  4 to 25 years

                                 RED HAT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

OTHER ASSETS

    Costs incurred for acquiring trademarks, copyrights and patents are capitalized and amortized over their estimated useful lives, which range from 5 to 15 years, using the straight line method. Other assets also includes security deposits which are expected to be refunded to the Company upon termination of certain leases, deferred merger and acquisition costs, goodwill, a cost-basis investment in another company accounted for using the cost method and the long-term portion of the Company's prepaid directors' and officers' insurance premiums. Deferred merger and acquisition costs will be expensed upon the closing of the merger between Red Hat and Cygnus.

    Goodwill is included in other assets at cost less accumulated amortization. Goodwill is amortized over the estimated useful life which is three years.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates the recoverability of its property and equipment, and other assets in accordance with Statement of Financial Accounting Standards
No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. No impairments were required to be recognized during the years ended February 28, 1997, 1998 and 1999 or the nine months ended November 30, 1999.

REVENUE RECOGNITION

    Revenues from the sale of software products for which no technical support is provided are generally recognized upon shipment of the products, net of estimated returns. A reserve for sales returns is recognized for sales of software products to distributors, who have a right of return, based on the Company's historical experience of sell-through to the end user by the distributor. The Company recognizes revenues from the sale of software products to new distributors of its software products based upon sell-through to the end user until the Company has sufficient historical experience with the distributor to allow the accurate estimation of sales returns.

    Upon the release of Version 6.0 of Official Red Hat Linux in May 1999, the Company began providing certain telephone and e-mail technical support services with Official Red Hat Linux and Red Hat Secure Web Server for a period of 90 days from the date of registration of the software products for no additional fee. In June 1999, the Company also began to provide to purchasers of Official Red Hat Linux and Red Hat Secure Web Server subscription services for a period of six months from the date of registration of the software products. In October 1999, the Company released Version 6.1 of Red Hat Linux and included the Secure Web Server product in the "professional" version of Version 6.1 of Official Red Hat Linux. In accordance with the provisions of Statement of Opinion ("SOP")
No. 97-2, "Software Revenue Recognition" ("SOP 97-2") as amended by SOP
No. 98-4 and SOP No. 98-9, the Company is recognizing all of the revenue from the sale of Versions 6.0 and 6.1 Official Red Hat Linux over the period that the technical support and subscription services are provided as the Company does not sell these technical support and subscription services separately and therefore does not have vendor specific objective evidence of the fair value of these services. These revenues are recognized ratably over the period that the

                                 RED HAT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

technical support and subscription services are provided in proportion to the costs incurred to provide such technical support and subscription services as compared to estimated total costs to be incurred. The Company currently does not provide support and maintenance services as part of the fee for any of its software products, other than Official Red Hat Linux.

    Service revenues consist of revenue for technical support and maintenance services, other than installation support and revenue for software compiling, debugging and optimization contracts ("Development Contracts"). Revenue for technical support and maintenance services, other than installation support, is deferred and recognized ratably over the term of the agreement, which is typically twelve months.

    Revenues for custom development services are recognized on the percentage of completion method provided that the fee for such engineering services is fixed or determinable and the collection of the resulting receivable is probable.

    Revenue from customer training and education and other services is recognized at the date the services are performed.

    Royalty revenue, which is included in services and other revenue, is comprised primarily of royalties received from the sale of rights to the Company's brand and trademark and royalties received from international distributors of the Company's products. Royalty revenue is recognized when received. Revenue from sale of books, which is include in software and related products revenue, published by the Company, is recognized at the date of shipment, net of estimated returns.

    Web revenue related to advertising is recognized ratably in the period in which the advertisement is displayed, provided that the Company has no significant remaining obligations, at the lesser of the ratio of connections to the advertiser's website delivered over total guaranteed connections to the advertiser's website or the straight line basis over the term of the contract. If minimum guaranteed connections are not met, the Company defers recognition of the corresponding revenue until the guaranteed connections are achieved. The Company did not generate revenue from the sale of advertising on its web site during the fiscal years ended February 28, 1997, 1998 and 1999. The Company began selling advertising space on its web site in the three months ended
May 31, 1999.

ROYALTY COSTS

    Royalties that the Company is required to pay on applications licensed from third parties that are a component of the software products sold by the Company are expensed as cost of sales on a per unit basis as software products are sold. Royalties paid in advance of the sale of the Company's software products are included in prepaid expenses and recorded as expense when the related software products are sold.

STOCK BASED COMPENSATION

    The Company accounts for stock based compensation based on the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), which states that no compensation expense is recorded for stock options or other stock-based

                                 RED HAT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

awards to employees that are granted with an exercise price equal to or above the estimated fair value per share of the Company's common stock on the grant date. In the event that stock options are granted with an exercise price below the estimated fair market value of the Company's common stock at the grant date, the difference between the fair market value of the Company's common stock and the exercise price of the stock option is recorded as deferred compensation. Deferred compensation is amortized to compensation expense over the vesting period of the stock option. The Company recognized $170,346 and $1,641,507 in non-cash compensation expense related to amortization of deferred compensation during the nine months ended November 30, 1998 and 1999, respectively. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"
("SFAS 123"), which requires compensation expense to be disclosed based on the fair value of the options granted at the date of the grant.

SALES AND MARKETING EXPENSES

    Sales and marketing expenses consist primarily of costs, including salaries and sales commissions, of all personnel involved in the sales process and related expenses. Sales and marketing expenses also include costs of advertising and trade shows. All costs of advertising, including cooperative marketing arrangements, the software products, books and related services offered by the Company are expensed as incurred. Advertising expense totaled $113,964, $434,094 and $1,003,517 for the years ended February 28, 1997, 1998 and 1999, respectively.

RESEARCH AND DEVELOPMENT COSTS

    Research and development expenses include all direct costs, primarily salaries for Company personnel and outside consultants, related to the development of new products and significant enhancements to existing products and are charged to operations as incurred until such time as technological feasibility is achieved and ending when a product is available for general release to customers. To date, such costs have been insignificant.

INCOME TAXES

    The Company accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax bases of the Company's assets and liabilities and for tax carryforwards at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

FOREIGN CURRENCY TRANSLATION

    The majority of the Company's international sales are currently denominated in U.S. dollars. The U.S. dollar has been determined to be the functional currency for the Company's European operations and local currencies have been determined to be the functional currencies for the Company's Asian operations. Foreign exchange gains and losses, which result from the process of remeasuring foreign currency financial statements into U.S. dollars are included in the statements of

                                 RED HAT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

operations. Foreign exchange gains and losses which result from the translation of foreign currency financial statements into U.S. dollars where the local currency is the functional currency is included as a separate component of stockholders' equity.

SIGNIFICANT CUSTOMERS AND CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company primarily places its temporary cash investments with high-credit quality financial institutions which invest primarily in U.S. Government instrumentalities, commercial paper of prime quality and certificates of deposit guaranteed by banks which are members of the FDIC. Cash deposits are primarily in financial institutions in the United States, however, cash from monthly operating costs of international operations are deposited in banks outside the United States. The Company performs ongoing credit evaluations to reduce credit risk and requires no collateral from its customers. Management estimates the allowance for uncollectible accounts based on their historical experience and credit evaluation. Sales to one distributor comprised $416,501 or 16%, $1,340,462 or 26% and $2,135,733 or 19% of software and related product revenue for the years ended February 28, 1997, 1998 and 1999, respectively. Sales to one other distributor comprised $3,719,162 or 33% of total revenues for the year ended February 28, 1999. In addition, the Company generated services and other revenue from a single customer which comprised 12%, 13% and 16% of total revenue for the years ended February 28, 1997, 1998 and 1999, respectively. Receivables from one distributor and one other customer comprised 14% and 10%, respectively, of net accounts receivable at February 28, 1999. Accounts receivable from one customer comprised 14% of net receivables at February 28, 1998.

    All of the Company's software revenues are from sales transactions originating in the United States. The Company has received certain royalty payments from international sources; however, such amounts have been insignificant to date.

CASH FLOWS

    The Company made cash payments for interest of $23,304, $22,941, and $103,121 for the years ended February 28, 1997, 1998, and 1999, respectively. The Company made cash payments for income taxes during the years ended February 28, 1997 and 1998 and February 28, 1999 of $305,235, $3,117 and
$164,461 respectively.

    The Company acquired property and equipment through the assumption of capital lease obligations amounting to $102,935, $122,541 and $488,310 for the years ended February 28, 1997, 1998, and 1999 respectively.

NET INCOME (LOSS) PER COMMON SHARE

HISTORICAL

    The Company computes net income (loss) per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," ("SFAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB No. 98"). Under the provisions of SFAS 128 and SAB No. 98, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income

                                 RED HAT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted net income (loss) available to common stockholders per common share ("Diluted EPS") is computed by dividing net income (loss) by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants and shares issuable upon conversion of outstanding mandatorily redeemable preferred stock.

PRO FORMA (UNAUDITED)

    Pro forma net income (loss) per common share is calculated assuming conversion of all mandatorily redeemable preferred stock which converted automatically upon the effectiveness of the Company's initial public offering on August 11, 1999 into 67,890,904 shares of common stock (see Note 11) at
February 28, 1999.

SEGMENT REPORTING

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company adopted SFAS 131 effective for its fiscal year ended February 28, 1998. Required segment disclosures are presented below:

    The Company has international sales offices in the United Kingdom, Ireland, Germany, Switzerland and Japan. The following disclosure aggregates individually immaterial international operations and separately discloses the significant international operations at and for the year ended February 28, 1999.

                                          YEAR ENDED FEBRUARY 28, 1999
                       -------------------------------------------------------------------
                         UNITED       UNITED                       OTHER
                         STATES       KINGDOM      IRELAND     INTERNATIONAL      TOTAL
                       -----------   ---------   -----------   -------------   -----------
Revenues from
  external
  customers..........  $19,885,561   $334,579    $10,592,689    $2,218,853     $33,031,682
Net Income (Loss)....  $(6,474,777)  $134,523    $  (471,207)   $  984,360     $(5,827,301)
Total Assets.........  $31,769,839   $287,879    $   106,726    $  566,779     $37,731,223

INTERNAL USE SOFTWARE

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" "SOP No. 98-1" which provides guidance regarding when software developed or obtained for internal use should be capitalized. The Company adopted SOP No. 98-1 effective March 1, 1999. The adoption of SOP No. 98-1 did not have a material impact on the Company's financial position or results of operations.

                                 RED HAT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 is effective for financial statements for fiscal years beginning after December 15, 1997. Its adoption did not impact the Company's financial position, results of operations, or cash flows as the Company had no items of other comprehensive income during the three year period ended February 28, 1999. The Company's only item of other comprehensive income during nine months ended November 30, 1999 is an unrealized loss on investments in marketable securities of $244,503.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities"
("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133 as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company does not currently nor does it intend in the future to use derivative instruments and therefore does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA"), issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP No. 98-1"), which provides guidance regarding when software developed or obtained for internal use should be capitalized. SOP No. 98-1 is effective for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-1 in the three months ended May 31, 1999, did not have a material impact on its financial position or results of operations.

3. BUSINESS COMBINATION

    In January 2000, Red Hat completed a merger with Cygnus Solutions, Inc. ("Cygnus") by exchanging 10,867,966 shares of its common stock for all of the outstanding common and preferred stock of Cygnus. In addition, approximately 1,574,168 outstanding Cygnus employee stock options were converted at the same exchange factor into options to purchase approximately 2,380,722 shares of Red Hat's common stock.

    The merger constituted a tax-free reorganization and has been accounted for using the pooling of interests method of accounting under Accounting Principles Board Opinion No. 16. Accordingly, all prior period financial statements have been restated to include the results of operations, financial position and cash flows of Cygnus as though it had always been a part of Red Hat.

    Prior to the merger, Cygnus' fiscal year ended on June 30. In recording the business combination, Cygnus' prior period financial statements have been restated to a year ended March 31, to be within a 90-day period of Red Hat's fiscal year end. In order to fully conform Cygnus'

                                 RED HAT, INC.

3. BUSINESS COMBINATION (CONTINUED)

period end with the fiscal quarter end of Red Hat, in preparing the results of operations for Cygnus for the nine month period ended November 30, 1999, the results of operations of Cygnus for the month of September 1999, have been included twice. Cygnus' net loss for the month of September 1999 was $981,314. A credit to accumulated deficit has been recorded to remove the effect of including the net loss of Cygnus for the month of September 1999, in the results of operations of the Company more than once.

    The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements are as follows:

                                          FISCAL YEAR ENDED FEBRUARY 28,              NINE MONTHS
                                   ---------------------------------------------         ENDED
                                      1997             1998             1999       NOVEMBER 30, 1999
                                   -----------      -----------      -----------   -----------------
                                                                                      (UNAUDITED)
Total revenue
  Red Hat....................      $ 2,603,131      $ 5,155,623      $10,789,919     $ 12,595,681
  Cygnus.....................       12,525,856       17,487,827       22,241,763       17,015,850
                                   -----------      -----------      -----------     ------------
  Combined...................      $15,128,987      $22,643,450      $33,031,682     $ 29,611,531
                                   ===========      ===========      ===========     ============
Net income (loss) available
  to common stockholders
  Red Hat....................      $    32,611      $     7,733      $  (130,424)    $ (8,858,926)
  Cygnus.....................       (1,544,457)      (2,973,619)      (5,696,877)      (6,408,857)
                                   -----------      -----------      -----------     ------------
  Combined...................      $(1,511,846)     $(2,965,846)     $(5,827,301)    $(15,267,783)
                                   ===========      ===========      ===========     ============

    Immaterial adjustments were made to conform Red Hat and Cygnus' accounting policies. Certain reclassifications were made to Cygnus' financial statements to conform to Red Hat's presentation.

    In connection with the merger, the Company will record a charge of approximately $10.0 million to operating expenses for costs incurred related to the merger at the date of the merger is completed. Merger costs totaling $230,995 are deferred and included in prepaids and other assets in the accompanying consolidated balance sheet at November 30, 1999 until the merger is completed. These merger costs consist primarily of $6,000,000 in investment banking fees and costs of attorneys, accountants, and other directly related costs.

                                 RED HAT, INC.

4. ACCOUNTS RECEIVABLE

    Accounts receivable, which are primarily from product sales, are presented net of an allowance for doubtful accounts. The activity in the Company's allowance for doubtful accounts for the years ended February 28, 1997, 1998 and 1999 is presented in the following table:

                                       BALANCE AT   CHARGED TO                    BALANCE AT
                                       BEGINNING    INCOME OR                       END OF
YEAR ENDED FEBRUARY 28,                OF PERIOD     EXPENSE     DEDUCTIONS (A)     PERIOD
-----------------------                ----------   ----------   --------------   ----------
1997.................................   $207,000     $ 39,455      $  (1,304)      $245,151
1998.................................   $245,151     $ 38,141      $(152,904)      $130,388
1999.................................   $130,388     $185,092      $ (61,999)      $253,481

The Company's allowance for doubtful accounts at November 30, 1999 is $377,245. Bad debt expense for the nine months ended November 30, 1999 was $362,060.

------------------------

(a) Represents amounts written-off as uncollectible accounts receivable.

5. PROPERTY AND EQUIPMENT

    The Company's property and equipment consisted of the following:

                                          FEBRUARY 28,          NOVEMBER 30,
                                    -------------------------   ------------
                                       1998          1999           1999
                                    -----------   -----------   ------------
                                                                (UNAUDITED)
Computer equipment................  $ 4,169,343   $ 4,847,833    $9,376,163
Furniture and fixtures............      666,933     1,388,118     1,616,664
Leasehold improvements............           --       214,868       412,813
Software..........................      220,293       540,125       594,401
                                    -----------   -----------    ----------
                                      5,056,569     6,990,944    12,000,041
Less: accumulated depreciation....   (2,086,714)   (3,069,146)   (4,359,144)
                                    -----------   -----------    ----------
                                    $ 2,969,855   $ 3,921,798    $7,640,897
                                    ===========   ===========    ==========

                                 RED HAT, INC.

6. OTHER ASSETS

    Other assets were comprised of the following:

                                            FEBRUARY 28,       NOVEMBER 30,
                                         -------------------   ------------
                                           1998       1999        1999
                                         --------   --------    ----------
                                                               (UNAUDITED)
Security deposits......................  $ 11,900   $ 78,130    $   92,442
Trademarks, patents and copyrights,
  net..................................    69,288     73,180       121,745
Deferred merger and acquisition
  costs................................        --         --       230,995
Goodwill...............................   189,160     81,069       437,863
Prepaid directors' and officers'
  insurance............................        --         --       419,972
Cost basis investment..................        --         --       500,000
Other..................................    31,667         --        20,772
                                         --------   --------    ----------
                                         $302,015   $232,379    $1,823,789
                                         ========   ========    ==========

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of cash and cash equivalents, accounts payable and accounts receivable at February 28, 1998 and 1999 approximated their fair value due to the short-term nature of these items.

    The fair value of the Company's short-term and long-term investments at February 28, 1998 and 1999 approximated their carrying values as these investments were primarily in short-term U.S. Government obligations.

    The fair value of the Company's short-term and long-term investments at November 30, 1999, differed from their historical cost by $244,503. Following is a summary of the historical cost, unrealized gain (loss) and fair values of the Company's investments at December 30, 1999:

                                            UNREALIZED GAIN
                             COST               (LOSS)            FAIR VALUE
                       -----------------   -----------------   -----------------
Short-term...........     $ 7,630,705          $      --          $ 7,630,705
                           76,877,622           (244,503)          76,633,119
                          -----------          ---------          -----------
                          $84,508,327          $(244,503)         $84,263,824
                          ===========          =========          ===========

                                 RED HAT, INC.

8. ACCRUED EXPENSES

    Accrued expenses were comprised of the following:

                                          FEBRUARY 28,         NOVEMBER 30,
                                     -----------------------   ------------
                                        1998         1999          1999
                                     ----------   ----------   ------------
                                                               (UNAUDITED)
Payroll............................  $  977,929   $1,220,403    $  874,033
Vacation...........................     330,501      563,197       870,595
Commissions........................     225,643      160,926        55,422
Trade..............................     151,314      232,304     1,792,909
Taxes..............................     357,753      255,824       976,698
Other..............................     300,320      776,426     1,070,974
                                     ----------   ----------    ----------
                                     $2,343,460   $3,209,080    $5,640,631
                                     ==========   ==========    ==========

9. LINE OF CREDIT

    The Company has a line of credit agreement with a bank which provides the Company the ability to borrow up to $4,000,000. The amount available is adjusted for certain items, including outstanding letters of credit. The line of credit, which is collateralized by the assets of the Company, matures on December 15, 1999 and requires the Company to maintain certain financial covenants. Borrowings under the line of credit bear interest at the bank's prime rate (8.26% at February 28, 1999) plus 0.5%. At February 28, 1999 and November 30, 1999, the Company had no borrowings under the line of credit.

    Additionally, the Agreement provided for equipment advances of $1,500,000 through January 17, 1999. During the year ended February 28, 1999, the Company obtained an advance of $1,500,000 for capital acquisitions, with interest accruing from the date of the advance at bank's prime rate plus 0.5%. The advance is payable in 36 monthly installments of principal, plus accrued interest, beginning February 17, 1999. At February 28, 1999, the outstanding obligation was approximately $1,417,000. Borrowings on the facility are due as follows (IN THOUSANDS):

YEAR ENDING FEBRUARY 28,
2000.................................................         $  500
2001.................................................            500
2002.................................................            417
                                                              ------
                                                              $1,417
                                                              ======

    At November 30, 1999, the outstanding obligation on this facility was $1,083,339.

                                 RED HAT, INC.

10. INCOME TAXES

    The components of the Company's provision for income taxes consisted of the following:

                                                                      NINE MONTHS
                                                                         ENDED
                                  YEAR ENDED FEBRUARY 28,            NOVEMBER 30,
                             ---------------------------------   ---------------------
                               1997        1998        1999        1998        1999
                             ---------   ---------   ---------   ---------   ---------
                                                                      (UNAUDITED)
Current tax provision:
  Federal..................  $ 20,594    $(34,500)   $149,284    $149,284    $     --
  State....................     2,000      (1,950)     69,820      68,715          --
  Foreign..................    28,500     251,798     503,112     377,335     240,981
                             --------    --------    --------    --------    --------
  Current tax expense......    51,094     215,348     722,216     595,334     240,981
                             --------    --------    --------    --------    --------
Deferred tax provision:
  Federal..................   115,500          --          --          --          --
  State....................    24,500          --          --          --          --
                             --------    --------    --------    --------    --------
  Deferred tax benefit.....   140,000          --          --          --          --
                             --------    --------    --------    --------    --------
Net provision for income
  taxes....................  $191,094    $215,348    $722,216    $595,334    $240,981
                             ========    ========    ========    ========    ========

    The provision for income taxes in all periods primarily relates to foreign withholding taxes on foreign revenues earned by a U.S. Company. These withholding taxes paid may be creditable against U.S. federal income taxes in future periods.

                                 RED HAT, INC.

10. INCOME TAXES (CONTINUED)

    Significant components of the Company's deferred tax assets and liabilities at February 28, 1999, February 28, 1998 and November 30, 1999, consisted of the following:

                                              FEBRUARY 28,
                                        -------------------------   NOVEMBER 30,
                                           1998          1999           1999
                                        -----------   -----------   ------------
                                                                    (UNAUDITED)
Deferred Tax Assets:
  Domestic net operating loss
    carryforwards.....................  $   746,988   $ 2,906,601      7,688,907
  Foreign net operating loss
    carryforwards.....................           --            --        611,666
  Accounts receivable.................       70,620       284,957        151,482
  Allowance for inventory
    obsolescence......................           --        70,785             --
  Other accruals and liabilities......      431,574        92,090        538,571
  Property and equipment..............           --       146,048        142,880
  Intangibles.........................      742,398       673,125        660,120
  Research and development credit.....      553,154       809,258      1,120,400
  Foreign tax credit..................      322,730       885,730        886,302
  Compensation-related accruals.......       86,399        98,582        926,334
                                        -----------   -----------   ------------
    Total deferred tax assets.........    2,953,863     5,967,176     12,726,662
  Valuation allowance for deferred tax
    assets............................   (2,709,945)   (5,967,176)   (12,726,662)
                                        -----------   -----------   ------------
Deferred Tax Liabilities:
    Deferred tax assets...............      243,918            --             --
                                        -----------   -----------   ------------
  Property and equipment..............     (243,918)           --             --
                                        -----------   -----------   ------------
    Total deferred tax liabilities....     (243,918)           --             --
                                        -----------   -----------   ------------
    Net deferred taxes................  $        --   $        --   $         --
                                        ===========   ===========   ============

    As of February 28, 1998 and 1999, and November 30, 1999 the Company provided a full valuation allowance against its net deferred tax assets since realization of these benefits can not be reasonably assured. An increase in the valuation allowance was recorded during fiscal 1999 and the nine months ended
November 30, 1999 to reserve the increase in total deferred tax assets at February 28, 1999 and November 30, 1999 due to uncertainty of realizability.

    As of November 30, 1999, the Company had Federal and state net operating loss carryforwards of approximately $19,112,000 and 12,222,000 respectively. These net operating loss carryforwards expire in varying amounts beginning in 2011 and 2001 for Federal and state income tax purposes, respectively. The utilization of the Federal net operating loss carryforwards may be subject to limitation under the rules regarding a change in stock ownership as determined by the Internal Revenue Code. If the Company's utilization of its net operating loss carryforwards is limited and the Company has taxable income which exceeds the permissible yearly net operating loss utilization, the Company would incur a Federal income tax liability even though its net operating loss carryforwards exceed its taxable income.

                                 RED HAT, INC.

10. INCOME TAXES (CONTINUED)

    Additionally, the Company had net operating loss carryforwards for taxes purposes in various jurisdictions outside the United States amounting to approximately $1,485,000. The majority of the foreign loss carryforwards will never expire under local country tax rules. The Company has not provided taxes on undistributed earnings of foreign subsidiaries because the Company assumes that the foreign subsidiaries will reinvest the undistributed earnings indefinitely.

    Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows:

                                                           1997         1998          1999
                                                         ---------   -----------   ----------
Effective rate.........................................      (14.5)%        (7.9)%      (14.3)%
                                                         ---------   -----------   ----------
United States Federal tax at statutory rate............  $(448,936)  $  (935,169)  (1,722,348)
State taxes (net of Federal benefit)...................   (127,920)      (81,845)    (440,355)
Foreign taxes..........................................     28,500       250,798      422,680
Charge in valuation reserves...........................    897,084     1,812,861    3,257,231
Research and development credit........................         --      (553,154)    (256,104)
Foreign tax credit.....................................         --      (322,730)    (563,000)
Refund due to credits..................................   (169,106)           --           --
Nondeductible items....................................     11,472        44,587       24,112
                                                         ---------   -----------   ----------
Provision for income taxes.............................  $ 191,094   $   215,348   $  722,216
                                                         =========   ===========   ==========

11. MANDATORILY REDEEMABLE PREFERRED STOCK

    At November 30, 1999, the Company has authorized 5,000,000 shares of preferred stock with a par value of $0.0001 per share. The Company has no outstanding shares of preferred stock at November 30, 1999.

    At February 28,1999, the Company had authorized 6,801,400, 8,116,550 and 2,054,776 shares of Series A, Series B and Series C mandatorily redeemable preferred stock, respectively. The shares of Series A, Series B and Series C mandatorily redeemable preferred stock have a par value of $0.0001 per share.

    On August 15, 1997, the Company entered into a purchase agreement with an investor (the "Series A Investor"). In connection with this agreement, the Company issued 6,801,400 shares of Series A preferred stock to the Series A Investor for $2,000,000 or $0.2941 per share, less related issuance costs of $16,791. The Series A preferred stock became mandatorily redeemable with the issuance of the Series B mandatorily preferred stock in September 1998.

    On September 29, 1998, the Company entered into a purchase agreement with several investors (the "Series B Investors"). In connection with this agreement, the Company issued 8,116,550 shares of Series B mandatorily redeemable preferred stock to the Series B Investors for $6,955,884, or $0.857 per share, less related issuance costs of $66,621.

    On February 25, 1999, the Company entered into a purchase agreement with several investors (the "Series C Investors"). In connection with this agreement, the Company issued 1,027,388

                                 RED HAT, INC.

11. MANDATORILY REDEEMABLE PREFERRED STOCK (CONTINUED)

shares of Series C mandatorily redeemable preferred stock to the Series C Investors for $3,227,026, or $3.141 per share.

    The Company had additional closings of the Series C mandatorily redeemable preferred stock financing subsequent to February 28, 1999. Additional Series C Investors purchased 1,027,388 shares of Series C mandatorily redeemable preferred stock for $3,227,026, or $3.141 per share in March and April of 1999. Total issuance costs related to sales of Series C mandatorily redeemable preferred stock were $62,870.

CONVERSION

    Each share of Series A, Series B and Series C mandatorily redeemable preferred stock can be converted to common stock at the option of the Holders at a two-to-one conversion rate, after certain adjustments. This conversion rate could be adjusted upon the issuance by the Company of additional common shares (with certain exceptions) for consideration per share less than $0.343 per share, in the case of Series A mandatorily redeemable preferred stock, $0.996 per share, in the case of Series B mandatorily redeemable preferred stock and $3.893 per share, in the case of Series C mandatorily redeemable preferred stock. The conversion rate shall also be adjusted for common stock splits, reverse common stock splits, dividends and distributions.

    All outstanding shares of Series A, Series B and Series C mandatorily redeemable preferred stock automatically converted into 67,890,904 shares of common stock, at the then effective conversion rate, upon the closing of a sale of the common stock of the Company in a qualified public offering.

REDEMPTION

    The Company could be required to redeem the Series A, Series B and Series C mandatorily redeemable preferred stock from the Holders upon receipt of written request from Holders of shares representing at least 66 2/3% of the aggregate number of shares of common stock issuable upon conversion. Redemption may first be made by the Holders on February 25, 2004 and on each of the first and second anniversaries thereof. Redemption is limited to 33% and 50% of the Series A, Series B and Series C shares outstanding on February 25, 2004 and the first anniversary thereof, respectively. There is no limitation on the number of shares on February 25, 2006. The redemption price is equal to $0.343 per share in the case of Series A, $0.996 per share, in the case of Series B and $3.893 per share, in the case of Series C, after adjustment for certain events. The carrying value of the Company's mandatorily redeemable preferred stock is being accreted to its redemption price over the redemption period using the effective interest rate method. In conjunction with the sale of the Series B mandatorily redeemable preferred stock in September 1998, the Series A mandatorily redeemable preferred stock became mandatorily redeemable.

CARRYING VALUE

    The Series A, Series B and Series C mandatorily redeemable preferred stock were initially recorded at the total net proceeds received by the Company upon issuance. The difference between the total net proceeds at issuance of $12,068,063 and the total redemption price of $14,416,585 is charged to accumulated deficit over the period from issuance until redemption first

                                 RED HAT, INC.

11. MANDATORILY REDEEMABLE PREFERRED STOCK (CONTINUED)

becomes available. The amount of accretion recognized during each period is determined by using the effective interest rate method. For the year ended February 28, 1999 the accretion was $39,356. The Company had no outstanding mandatorily redeemable preferred stock prior to the fiscal year ended
February 28, 1999. The Company sold an additional 1,027,388 shares of Series C preferred stock for net proceeds of $3,164,156 in March and April 1999 with a redemption value of $4,004,758. Accretion on preferred stock was $43,080 for the three months ended May 31, 1999.

CYGNUS SERIES B MANDATORILY REDEEMABLE PREFERRED STOCK

    Cygnus had authorized 1,042,000 shares of Series B mandatorily redeemable preferred stock at February 28, 1998, February 28, 1999 and November 30, 1999. On January 27, 1997, Cygnus entered into a purchase agreement with several investors (the "Cygnus Series B Investors"). In connection with this agreement, the Company issued 1,042,000 shares of Series B preferred stock for $6,252,000 or $6.00 per share.

    The holders of the Cygnus Series B preferred stock could require Cygnus to redeem, at any time after January 1, 2004, in two equal annual installments, the holders' outstanding Series B preferred stock at a redemption price of $6 per share or a total of $6,252,000.

    The Cygnus Series B preferred stock was convertible at the option of the holder into the number of shares of common stock of Cygnus as is determined by dividing $6 by the conversion price in effect at the date of conversion. The Cygnus Series B preferred stock converted into 1,638,520 shares of Red Hat stock on January 7, 2000, the closing date of the merger with Red Hat.

12. COMMON AND PREFERRED STOCK

COMMON STOCK

    On September 28, 1998, the Company effected a 100 for 1 stock split for holders of its common stock. Amounts presented for the periods prior to the stock split have been restated to reflect the stock split on a retroactive basis.

    The Company has authorized 125,000,000 shares of common stock with a par value of $0.0001 per share. Holders of these shares have one vote per share. Upon the dissolution, liquidation or winding up of the Company, holders of common stock will be entitled to receive the assets of the Company after satisfaction of the preferential rights of the outstanding Series A, Series B and Series C mandatorily redeemable preferred stock or any other outstanding stock ranking on liquidation senior to or on parity with the common stock.

    On September 29, 1998, in connection with the above mentioned sale of Series B mandatorily redeemable preferred stock, certain stockholders, primarily comprised of officers of the Company, entered into a common stock purchase agreement with the Series B Investors. In connection with this agreement, those stockholders sold 5,251,000 shares of common stock to the Series B Investors for $1,125,000 or $0.215 per share.

    On February 25, 1999, in connection with the above mentioned sale of Series C mandatorily redeemable preferred stock, certain stockholders, primarily comprised of officers of the Company, entered into a common stock purchase agreement with the Series C Investors. In connection with

                                 RED HAT, INC.

12. COMMON AND PREFERRED STOCK (CONTINUED)

this agreement, those stockholders sold 984,368 shares of common stock to the Series C Investors for $772,975 or $0.786 per share. Upon additional closings of the Series C mandatorily redeemable preferred stock financing in March and April of 1999, an additional 984,368 shares of common stock were sold by certain stockholders, primarily comprised of officers of the Company, to the additional Series C Investors for $772,975 or $0.786 per share.

    On August 16, 1999, the Company closed its initial public offering of 13,800,000 shares of its common stock at a price of $7.00 per share. The Company received proceeds from this offering of $88,466,929 net of $8,133,107 in offering costs.

CYGNUS PREFERRED STOCK

    Cygnus had authorized 7,798,180 shares of Series A preferred stock at February 28, 1998, February 28, 1999 and November 30, 1999. On January 15, 1997, Cygnus converted 5,882,633 outstanding shares of common stock to Series A preferred stock. In addition, 914,493 Series A preferred shares were issued from exercise of options by employees to purchase Cygnus Series A preferred stock.

    The Cygnus Series A preferred stock was convertible, at the option of the holder, into the number of common shares of Cygnus common stock determined by dividing $3.11 by the conversion price in effect at the date of conversion. All outstanding Cygnus Series A preferred stock was converted into 6,318,219 shares of Red Hat common stock on January 7, 2000, the closing date of the merger between Red Hat and Cygnus.

    Cygnus had authorized 1,572,476 shares of Series C preferred stock at February 28, 1999 and November 30, 1999. In March and June 1999, Cygnus entered into purchase agreements with several investors, whereby, 1,233,715 shares of Cygnus Series C preferred stock were sold for $9.50 per share, or net proceeds of $11,734,476.

    The Cygnus Series C preferred stock was convertible into Cygnus common stock, at the option of the holder, into the number of common shares determined by dividing $9.50 by the conversion price in effect at the date of conversion. All outstanding Cygnus Series C preferred stock was converted into 1,233,715 shares of Red Hat common stock on January 7, 2000.

13. STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

    During September 1998, the Company's Board of Directors approved a stock option plan. As of February 28, 1999, 14,929,600 shares of common stock were reserved for issuance upon exercise of options granted to any employee, officer or director or consultant of the Company at terms and prices to be determined by the Board of Directors. In June 1999, the option pool was increased to 18,929,600 shares. The plan provides that the exercise price per share and the purchase price per share for each non-qualified option should be set by the Board on the date of grant. The price for each Incentive Stock Option (ISO) shall not be less than the fair market value of the common stock on the date of grant. The maximum term for an option granted is ten years from the date of grant. The Company believes that all options and warrants, granted through February 28, 1999, have been granted at their fair values on their respective grant dates. Options

                                 RED HAT, INC.

13. STOCK OPTIONS AND WARRANTS (CONTINUED)

granted under the plan generally vest 25% upon completion of one full year of service and 6.25% on the first day of each subsequent three-month period. All options are immediately exercisable upon grant into restricted shares of the Company's common stock with the same vesting provisions as the original option. The Company, at its option, may repurchase these restricted shares at the original purchase price under certain circumstances.

CYGNUS STOCK OPTION PLANS

    In March 1997, Cygnus's Board of Directors adopted the 1997 Cygnus Stock Plan. At the time of adoption, all of the remaining shares available under the 1995 Cygnus Stock Plan were rolled into the 1997 Cygnus Stock Plan and 959,210 shares of common stock were reserved for issuance under the 1997 Cygnus Stock Plan. The provisions of the 1997 Cygnus Stock Plan provided for incentive stock options to be issued to employees and nonstatutory stock options and stock purchase rights to be issued to employees and consultants.

    The exercise price of incentive stock options and nonstatutory stock options granted under the 1997 Cygnus Stock Plan was required to be at least 100% and 85%, respectively, of the fair market value of the shares on the date of grant. Options issued under the Cygnus 1997 Stock Plan generally expired ten years from the date of the grant or such shorter term as may be provided in the option agreement. Options granted under the 1997 Cygnus Stock Plan typically vest over a four year period at a rate of 25% after the first year and ratably each month thereafter.

    Stock Purchase Rights provide for issuance of common stock at not less than 85% of the fair market value of the stock. The 1997 Cygnus Stock Plan provides that the Administrator of the 1997 Cygnus Stock Plan shall advise the offeree in writing of the terms, conditions and restrictions related to the offer. Restricted stock purchases generally vest 25% after the first year and 1/48th each month thereafter. Unvested shares are subject to repurchase upon termination of employment.

    In May 1998, Cygnus's Board of Directors adopted the 1998 Cygnus Executive Stock Plan (the 1998 Plan) and 959,025 shares of common stock were reserved for issuance under the 1998 plan. Also in May 1998 Cygnus granted rights to purchase 959,025 shares of common stock to the Chief Executive Officer of Cygnus. The exercise price of the shares was $2.86. The Company has the right to repurchase 738,878 shares of common stock at $2.86, which right shall lapse at a rate of 1/48 of the shares at the end of each calendar month following the Chief Executive Officer's commencement of employment with Cygnus. Subject to other conditions, 220,147 shares are subject to repurchase by Cygnus at a repurchase price of $2.86. In January 1999, Cygnus authorized an additional 613,451 shares for issuance under this plan, for a total of 1,572,476 shares.

                                 RED HAT, INC.

13. STOCK OPTIONS AND WARRANTS (CONTINUED)

    The activity for the stock option plans for the year ended February 28, 1999 and for the period from March 1, 1999 to November 30, 1999 is presented in the following table and includes common stock options of Red Hat and both common and preferred stock options of Cygnus.

                                                                               WEIGHTED
                                                                SHARES         AVERAGE
                                                              UNDERLYING    EXERCISE PRICE
                                                                OPTIONS       PER SHARE
                                                              -----------   --------------
Outstanding at February 28, 1998............................    2,156,560       $0.95
Granted.....................................................   11,442,215        0.84
Exercised...................................................   (1,365,019)       2.41
Forfeited...................................................     (702,267)       2.06
                                                              -----------       -----
Outstanding at February 28, 1999............................   11,531,488        0.60
Granted (unaudited).........................................   10,756,433        3.81
Exercised (unaudited).......................................   (6,900,337)       0.50
Forfeited (unaudited).......................................     (448,257)       1.59
                                                              -----------       -----
Outstanding at November 30, 1999 (unaudited)................   14,939,328       $2.92
                                                              ===========       =====

    Options outstanding at November 30, 1999 include 342,320 options to purchase Cygnus' Series preferred stock. These preferred stock options converted into options to purchase Red Hat's common stock on the closing of the merger between Red Hat and Cygnus (see Note 3).

    The Company recorded deferred compensation of $8,886,509 during the nine months ended November 30, 1999 to reflect the difference between the aggregate fair value and exercise price during this period of all stock options granted with an exercise price below the fair value of the Company's common stock at the date of the grant. Amortization of deferred compensation totaled $737,840 and $1,023,026 during the year ended February 28, 1999 and the nine months ended November 30, 1999, respectively.

    The following summarizes information about the Company's stock options at February 28, 1999:

                               FEBRUARY 28, 1999

                       OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
              -------------------------------------   ----------------------
                              WEIGHTED     WEIGHTED                 WEIGHTED
                              AVERAGE      AVERAGE                  AVERAGE
 EXERCISE       NUMBER      CONTRACTURAL   EXERCISE     NUMBER      EXERCISE
  PRICES      OUTSTANDING       LIFE        PRICE     EXERCISABLE    PRICE
-----------   -----------   ------------   --------   -----------   --------
$      0.09    2,400,000        9.58        $0.09      2,400,000     $0.09
$      0.15      510,487        6.20        $0.15        145,291     $0.15
$      0.22    6,205,140        9.67        $0.22      6,205,140     $0.22
$      0.64      204,502        7.25        $0.64         54,118     $0.64
$0.95-$1.27      460,114        8.09        $1.04        234,117     $1.02
$1.75-$2.07      349,739        8.64        $1.79         90,989     $1.78
$      2.86    1,401,506        9.69        $2.86        139,317     $2.86

                                 RED HAT, INC.

13. STOCK OPTIONS AND WARRANTS (CONTINUED)

STOCK WARRANTS

    On October 10, 1995, the Company issued warrants (which are equivalent to nonqualified stock options) to purchase 7,480,800 shares of common stock to three of its employees with an exercise price of $0.0001 per share. The warrants vest 25% annually on each May 1, beginning May 1, 1996 and ending May 1, 1999. The warrants terminate upon death, permanent disability, termination of employment or May 1, 2006. The Company and certain founding shareholders have a right of first refusal to purchase the warrant shares on the same terms as a proposed purchaser and a right to purchase the shares upon the death, disability, or termination of employment of the employee. Upon the death, disability, or termination without cause of the employee, the purchase price shall be 80% of the fair market value of the Company's common stock as determined by the board of directors. If the employee is terminated for cause, the purchase price shall be 80% of the lesser of the book value or the fair market value of the Company's common stock.

    The activity for the stock warrants is presented in the following table:

                                                   YEAR ENDED FEBRUARY 28,
                           ------------------------------------------------------------------------
                                    1997                     1998                     1999
                           ----------------------   ----------------------   ----------------------
                                        WEIGHTED                 WEIGHTED                 WEIGHTED
                                         AVERAGE                  AVERAGE                  AVERAGE
                             SHARES     EXERCISE      SHARES     EXERCISE      SHARES     EXERCISE
                           UNDERLYING     PRICE     UNDERLYING     PRICE     UNDERLYING     PRICE
                            WARRANTS    PER SHARE    WARRANTS    PER SHARE    WARRANTS    PER SHARE
                           ----------   ---------   ----------   ---------   ----------   ---------
Outstanding at beginning
  of year................  7,480,800     $.00005    7,480,800     $.00005    7,480,800     $.00005
                           ---------     -------    ---------     -------    ---------     -------
Exercised................         --          --           --          --     (705,900)    $.00005
Outstanding at end of
  year...................  7,480,800     $.00005    7,480,800     $.00005    6,774,900     $.00005
Exercisable at end of
  year...................  1,870,200     $.00005    3,740,400     $.00005    4,908,700     $.00005

    During the nine month period ended November 30, 1999, warrants to purchase 1,960,000 shares were exercised. At May 31, 1999, warrants to purchase 4,814,900 shares remained outstanding. Amounts as of November 30, 1999 are unaudited.

    SFAS 123 requires the Company to disclose pro forma information regarding option grants made and warrants issued to its employees. SFAS 123 specifies certain valuation techniques that produce estimated compensation charges that are included in the pro forma results below. These amounts have not been reflected in the Company's statement of operations, because APB No. 25 specifies that no compensation charge arises when the exercise price of employees' stock options and warrants equal the market value of the underlying stock at the grant date, as in the case of options and warrants granted to the Company's employees. The fair value of options and warrants

                                 RED HAT, INC.

13. STOCK OPTIONS AND WARRANTS (CONTINUED)

was estimated using the following assumptions for the year ended February 28, 1999 and the nine months ended November 30, 1999:

                                                             NINE MONTHS
                                         YEAR ENDED             ENDED
                                     FEBRUARY 28, 1999    NOVEMBER 30, 1999
                                     ------------------   ------------------
                                          EMPLOYEE             EMPLOYEE
                                           STOCK                STOCK
                                          OPTIONS              OPTIONS
                                     ------------------   ------------------
                                                   (UNAUDITED)
Expected dividend yield............         0.00%                 0.00%
Risk-free interest rate............         4.98%                 5.01%
Expected volatility................         0.00%               134.41%
Expected life (in years)...........            6                     5

    SFAS 123 pro forma numbers are as follows:

                                                               NINE MONTHS
                                                 YEAR ENDED       ENDED
                                                FEBRUARY 28,   NOVEMBER 30,
                                                    1999           1999
                                                ------------   ------------
                                                               (UNAUDITED)
Net loss available to common stockholders as
  reported
  under APB No. 25............................   $5,827,301    $15,315,360
Pro forma net loss available to common
  stockholders................................   $6,565,864    $19,016,808

    The weighted average estimated fair value of employee stock options granted during the year ended February 28, 1999 was $0.41 per share and was $16.14 during the nine months ended November 30, 1999. The weighted average estimated fair value of the warrants at the time of grant was $0.0001 per share.

14. STOCK SPLIT

    On August 11, 1999, the Company effected a two-for-one stock split immediately prior to the effectiveness of the Company's initial public offering. All share and per share information have been restated to reflect the effects of this stock split.

    On January 7, 2000, the Company effected a two-for-one stock split. All share and per share information has been restated to reflect the effects of this stock split.

                                 RED HAT, INC.

15. COMMITMENTS AND CONTINGENCIES

    As of February 28, 1999, the Company leased office space and certain equipment under various noncancelable operating and capital leases. Future minimum lease payments required under the operating and capital leases at February 28, 1999 are as follows:

                                                       OPERATING    CAPITAL
                                                         LEASES      LEASES
                                                       ----------   --------
2000.................................................  $1,794,633   $176,833
2001.................................................   1,618,642    173,313
2002.................................................   1,394,975    151,072
2003.................................................     982,742    113,729
Thereafter...........................................     899,291     99,687
                                                       ----------   --------
  Total minimum lease payments.......................  $6,690,283    714,634
                                                       ==========
Less amount representing interest (at rates ranging
  from 8.2% to 9.6%).................................                (92,726)
                                                                    --------
Present value of net minimum lease payments..........                621,908
Less current portion.................................               (139,112)
                                                                    --------
  Long-term portion..................................               $482,796
                                                                    ========

    Rent expense under operating leases for the years ended February 28, 1997, 1998 and 1999 was $642,313, $1,018,191 and $1,205,973 respectively.

    The Company has entered into an agreement with a bank to provide a letter of credit pertaining to its building lease. The Company is required by the bank to maintain a compensating balance of $65,000 which is equal to the amount of the letter of credit. This amount is included in cash and cash equivalents.

    The Company has executed licensing contracts to publish, bundle and distribute software products developed by other companies in return for royalty payments based on a percentage of the revenues generated by the Company from the sale of these products. Prepaid royalty payments are included in current assets and royalty payments due are included in royalties payable.

    In April 1999, the Company also contracted with a web support firm to maintain its backup web site. The initial fee of $98,000 was due upon receipt and installation of the hardware. The Company has agreed to pay a monthly maintenance fee of $17,000 for a period of 36 months.

16. EMPLOYEE BENEFIT PLAN

    The Company provides a retirement plan qualified under Section 401(k) of the Internal Revenue Code ("IRC") of 1986, as amended. Participants may elect to contribute a portion of their annual compensation to the plan, after complying with certain limitations set by the IRC. Employees are eligible to participate in the plan who are over 21 years of age and have completed three months of service with Red Hat. If, however, an employee was employed by the Company prior to February 1999, the 401(k) Plan covers such employee regardless of age or length of service. The Company has the option to make contributions to the plan but did not make any contributions to the plan for the years ended February 28, 1997, 1998 and 1999.

                                 RED HAT, INC.

17. ACQUISITIONS (UNAUDITED)

    In January 2000, the Company completed the acquisition of all of the outstanding common stock of Hells Kitchen Systems, Inc. ("HKS") in exchange for the issuance of 769,670 shares of the Company's common stock to the shareholders of HKS. The acquisition of HKS will be accounted for using the purchase method of accounting in accordance with APB No. 16.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Hell's Kitchen Systems, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Hell's Kitchen
Systems, Inc. at December 31, 1998, March 9, 1999 and September 30, 1999, and the results of its operations and its cash flows for the year ended
December 31, 1998, the period from January 1, 1999 to March 9, 1999, and the period from March 10, 1999 to September 30, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Raleigh, North Carolina
December 16, 1999

                          HELL'S KITCHEN SYSTEMS, INC.

                                 BALANCE SHEETS

                                                  DECEMBER 31,     MARCH 9,    SEPTEMBER 30,
                                                     1998            1999         1999
                                                    ---------      ---------     ---------
                     ASSETS
Current assets:
  Cash..........................................    $  27,238      $   9,940     $  62,988
  Prepaid expenses and other current assets.....        7,882             --         8,585
                                                    ---------      ---------     ---------
      Total current assets......................       35,120          9,940        71,573

Property and equipment, net.....................       34,769         34,247        28,150
Goodwill, net...................................           --             --       575,721
                                                    ---------      ---------     ---------
      Total assets..............................    $  69,889      $  44,187     $ 675,444
                                                    =========      =========     =========
 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable..............................    $   3,000      $   6,153     $ 108,322
  Accrued expenses..............................       11,304         41,874        48,131
  Deferred revenue..............................          390          1,690        10,977
  Current portion of capital lease
    obligations.................................          706            676         1,267
                                                    ---------      ---------     ---------
      Total current liabilities.................       15,400         50,393       168,697

Capital lease obligations.......................        3,786          5,419         5,878

Stockholders' equity (deficit):
  Common stock, no par value, 2,000,000 shares
    authorized; no shares issued or outstanding
    at December 31, 1998 and March 9, 1999; and
    1,344,932 shares issued and outstanding at
    September 30, 1999..........................      483,695        491,195       962,233
  Stockholder receivables.......................           --             --        (2,757)
  Accumulated deficit...........................     (432,992)      (502,820)     (458,607)
                                                    ---------      ---------     ---------
      Total stockholders' equity (deficit)......       50,703        (11,625)      500,869
                                                    ---------      ---------     ---------
      Total liabilities and stockholders' equity
        (deficit)...............................    $  69,889      $  44,187     $ 675,444
                                                    =========      =========     =========

   The accompanying notes are an integral part of these financial statements.

                          HELL'S KITCHEN SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                        PERIOD FROM         PERIOD FROM
                                                        JANUARY 1, 1999    MARCH 10, 1999
                                    YEAR ENDED               TO                  TO
                                  DECEMBER 31, 1998     MARCH 9, 1999      SEPTEMBER 30, 1999
                                       ---------            --------            ---------
Revenue:
  Software and related
    products....................       $  33,694            $ 11,714            $  84,578
  Services and other............           2,443               5,858                4,669
                                       ---------            --------            ---------
      Total revenue.............          36,137              17,572               89,247
                                       ---------            --------            ---------
Cost of revenue:
  Software and related
    products....................          23,364               8,872               25,354
  Services and other............          21,238               5,258               15,025
                                       ---------            --------            ---------
      Total cost of revenue.....          44,602              14,130               40,379
                                       ---------            --------            ---------
Gross margin (loss).............          (8,465)              3,442               48,868
                                       ---------            --------            ---------
Operating expense:
  Sales and marketing...........          28,048                  --               23,362
  Research and development......         114,155              29,703               87,826
  General and administrative....         143,992              43,462              395,755
                                       ---------            --------            ---------
      Total operating
        expenses................         286,195              73,165              506,943
                                       ---------            --------            ---------
Loss from operations............        (294,660)            (69,723)            (458,075)
  Interest expense..............              --                (105)                (532)
                                       ---------            --------            ---------
Net loss........................       $(294,660)           $(69,828)           $(458,607)
                                       =========            ========            =========

   The accompanying notes are an integral part of these financial statements.

                          HELL'S KITCHEN SYSTEMS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                             TOTAL
                                      COMMON STOCK                                       STOCKHOLDERS
                                  ---------------------    ACCUMULATED    STOCKHOLDER       EQUITY
                                   SHARES      AMOUNT        DEFICIT      RECEIVABLES      (DEFICIT)
                                  ---------   ---------   -------------   ------------   -------------
Balance at December 31, 1997....         --   $164,782      $(138,332)       $   --        $  26,450
Proceeds from capital
  contributions.................         --    318,913             --            --          318,913
Net loss........................         --         --       (294,660)           --         (294,660)
                                  ---------   --------      ---------        ------        ---------
Balance at December 31, 1998....         --    483,695       (432,992)           --           50,703
Stock issued in lieu of
  compensation..................         --      7,500             --            --            7,500
Net loss........................         --         --        (69,828)           --          (69,828)
                                  ---------   --------      ---------        ------        ---------
Balance at March 9, 1999........         --   $491,195      $(502,820)       $   --        $ (11,625)
                                  =========   ========      =========        ======        =========
------------------------------------------------------------------------------------------------------
Balance at March 10, 1999.......         --   $     --      $      --        $   --        $      --
Stock issued in formation of
  Heureka.......................    407,803     13,207             --            --           13,207
Issuance of common stock to
  acquire Hell's Kitchen
  Systems, Inc. on March 10,
  1999..........................    690,950    690,950             --            --          690,950
Proceeds from issuance of common
  stock.........................    243,345    255,319             --            --          255,319
Issuance of common stock in
  exchange for stockholder
  receivable....................      2,834      2,757             --        (2,757)              --
Net loss........................         --         --       (458,607)           --         (458,607)
                                  ---------   --------      ---------        ------        ---------
Balance at September 30, 1999...  1,344,932   $962,233      $(458,607)       $(2,757)      $ 500,869
                                  =========   ========      =========        ======        =========

                          HELL'S KITCHEN SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                           PERIOD FROM         PERIOD FROM
                                          YEAR ENDED       JANUARY 1, 1999    MARCH 10, 1999
                                          DECEMBER 31,     TO MARCH 9,        TO SEPTEMBER 30,
                                             1998              1999               1999
                                            ---------          --------           ---------
Cash flows from operating activities:
Net loss................................    $(294,660)         $(69,828)          $(458,607)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization.........       14,708             2,333             135,521
  Noncash compensation expense..........           --             7,500              13,207
Changes in operating assets and
  liabilities:
  Prepaid expenses......................       (1,527)            7,882              (8,585)
  Accounts payable......................        3,000             3,153             102,169
  Accrued expenses......................         (591)           30,570               6,257
  Deferred revenue......................          390             1,300               9,287
                                            ---------          --------           ---------
    Net cash used in operating
      activities........................     (278,680)          (17,090)           (200,751)
                                            ---------          --------           ---------
Cash flows used in investing activities:
  Purchase of equipment.................      (19,873)               --                (982)
                                            ---------          --------           ---------
Cash flows from financing activities:
  Capital contributions/proceeds from
    issuance of common stock............      318,913                --             255,319
Payments on capital lease obligations...           --              (208)               (538)
                                            ---------          --------           ---------

    Net cash provided by (used in)
      financing activities..............      318,913              (208)            254,781
                                            ---------          --------           ---------
Net increase (decrease) in cash.........       20,360           (17,298)             53,048
Cash beginning of the period............        6,878            27,238               9,940
                                            ---------          --------           ---------
Cash end of period......................    $  27,238          $  9,940           $  62,988
                                            =========          ========           =========

   The accompanying notes are an integral part of these financial statements.

                          HELL'S KITCHEN SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

BUSINESS ACTIVITY

    Hell's Kitchen Systems, Inc. ("HKS" or the "Company") develops and markets Internet credit card verification software ("CCVS") that enables users to process credit card transactions directly with the credit card clearinghouses. HKS was incorporated on September 20, 1994 in New Jersey.

BASIS OF PRESENTATION

    Prior to March 10, 1999 HKS was a New Jersey corporation. Effective
March 10, 1999 HKS was acquired by Heureka Management Corporation ("Heureka"), which was a Pennsylvania corporation, which was established with the sole purpose of acquiring HKS. Immediately following the acquisition, Heureka changed its name to Hell's Kitchen Systems, Inc.

    The financial statements of HKS for the year ended December 31, 1998 and the period from January 1, 1999 to March 9, 1999 represent the results of operations and financial position of HKS based on the carrying values of its assets and liabilities prior to the acquisition by Heureka. The financial statements of HKS for the period subsequent to the acquisition by Heureka (March 10, 1999 to September 30, 1999) reflect the impact on HKS's financial position and results of operations of the purchase accounting adjustments discussed in Note 9.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Property and equipment is primarily equipment and computer software which are recorded at cost and depreciated over their estimated useful lives using the double declining balance method. Expenditures for maintenance and repairs are charged to operations as incurred; major expenditures for renewals and betterments are capitalized and depreciated. Property and equipment acquired under capital leases are being depreciated over their estimated useful lives or the respective lease term, if shorter. The rest of HKS's property and equipment is depreciated over a period of three years.

IMPAIRMENT OF LONG-LIVED ASSETS

    HKS evaluates the recoverability of its property and equipment and other long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of, ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such assets relate. No impairments were required to be recognized during the year ended December 31, 1998, the period from January 1, 1999 to March 9, 1999 or the period from March 10, 1999 to September 30, 1999.

                          HELL'S KITCHEN SYSTEMS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

    HKS's revenue is derived from software licenses as well as related support and maintenance and consulting services. The Company adopted American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP No. 98-4 effective January 1, 1998. The adoption did not have a material effect on the timing of the Company's revenue recognition or cause changes to its revenue recognition policies.

    Revenue from software licenses is recognized when there is evidence of an arrangement, the product has been shipped, fees are fixed and determinable, and collection of the related receivable is probable. Support and maintenance revenue, which is included in services and other revenue, is deferred and recognized ratably over the service period which is typically twelve months. When software and services are sold under one contract, revenue is allocated to each element based on their respective fair values, with these fair values being determined using the price charged when that element is sold separately. Consulting revenue, which is included in services and other revenue, is recognized as the related consulting services are performed which generally take less than one week to complete.

STOCK-BASED COMPENSATION

    The Company accounts for stock based compensation based on the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") which states that no compensation expense is recorded for stock options or other stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value per share of the Company's common stock on the grant date. In the event that stock options are granted with an exercise price below the estimated fair value of the Company's common stock at the grant date, the difference between the fair value of the Company's common stock and the exercise price of the stock option is recorded as deferred compensation. Deferred compensation is amortized to compensation expense over the vesting period of the stock option. Management of the Company believes that all stock options which have been issued by the Company to date have been issued with an exercise price equal to the fair value of the Company's common stock on the date of the grant. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") which requires compensation expense to be disclosed, based on the fair value of the options granted at the date of the grant.

SALES AND MARKETING EXPENSES

    Sales and marketing expenses consist of costs, including salaries and sales commissions, of all personnel involved in the sales process. Sales and marketing expenses also include costs of advertising, trade shows and certain indirect costs. Advertising expense totaled $23,624 for the year ended December 31, 1998, $0 for the period from January 1, 1999 to March 9, 1999 and $23,362 for the period from March 10, 1999 to September 30, 1999. All advertising costs are expensed as incurred.

SOFTWARE AND WEB SITE DEVELOPMENT COSTS

    Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be

                          HELL'S KITCHEN SYSTEMS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Sold, Leased or Otherwise Marketed." Under this standard, capitalization of software development costs begins upon the establishment of technological feasibility and ceases upon general release of the product, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of such software has substantially coincided; therefore, no software development costs have been capitalized.

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA"), issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP No. 98-1"), which provides guidance regarding when software developed or obtained for internal use should be capitalized. The Company adopted SOP No. 98-1 effective January 1, 1999 and accounts for its web site development costs in accordance with SOP No. 98-1. The adoption of SOP
No. 98-1 did not have a material impact on the Company's financial position or results of operations.

INCOME TAXES

    The Company accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax bases of the Company's assets and liabilities and for tax carryforwards at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

CONCENTRATION OF CREDIT RISK

    The Company performs ongoing credit evaluations to reduce credit risk and requires no collateral from its customers. Management estimates the allowance for uncollectible accounts based on credit evaluations.

    All of the Company's software licensing and services and other revenue are from sales transactions originating in the United States.

CASH FLOW INFORMATION

    The Company acquired property and equipment through the assumption of capital lease obligations amounting to $4,492 for the year ended December 31, 1998, $1,811 for the period from January 1, 1999 to March 9, 1999 and $1,588 for the period from March 10, 1999 to September 30, 1999.

SEGMENT REPORTING

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company adopted SFAS 131 effective for its year ended
December 31, 1998. The Company has determined that it did not have any separately reportable operating segments as of December 31, 1998, March 9, 1999 and September 30, 1999.

                          HELL'S KITCHEN SYSTEMS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME (LOSS)

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 is effective for financial statements for fiscal years beginning after December 15, 1997. Its adoption on January 1, 1998 did not impact the Company's financial position, results of operations, or cash flows as the Company had no items of other comprehensive income during the year ended December 31, 1998, the period from January 1, 1999 to March 9, 1999 or the period from March 10, 1999 to
September 30, 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company does not currently use derivative instruments and therefore does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

    In December 1998, the AICPA issued Statement of Position No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP No. 98-9"). SOP No. 98-9 amends SOP 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in the SOP. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by Vendor Specific Objective Evidence ("VSOE") is deferred and subsequently recognized in accordance with the relevant sections of SOP No. 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. SOP
No. 98-9 is effective for transactions entered into in fiscal years beginning after March 15, 1999. Also, the provisions of SOP 97-2 that were deferred by SOP 98-4 will continue to be deferred until the date SOP No. 98-9 becomes effective. The Company does not expect that the adoption of SOP 98-9 will have a significant impact on the Company's results of operations or financial position.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments, which are comprised primarily of cash in demand deposit accounts and accounts payable, are carried at cost which approximates their fair market value at December 31, 1998, March 9, 1999 and September 30, 1999.

                          HELL'S KITCHEN SYSTEMS, INC.

4. PROPERTY AND EQUIPMENT, NET

    The Company's property and equipment consisted of the following:

                                                   DECEMBER 31,     MARCH 9,    SEPTEMBER 30,
                                                      1998            1999         1999
                                                      -------        -------       -------
Equipment........................................     $75,007        $76,818       $36,817
Computer software................................      12,425         12,425            --
                                                      -------        -------       -------
                                                       87,432         89,243        36,817
Less: accumulated depreciation...................     (52,663)       (54,996)       (8,667)
                                                      -------        -------       -------
                                                      $34,769        $34,247       $28,150
                                                      =======        =======       =======

5. GOODWILL, NET

    The Company's goodwill consisted of the following:

                                                   DECEMBER 31,     MARCH 9,    SEPTEMBER 30,
                                                      1998            1999         1999
                                                     ---------      ---------      --------
Goodwill.........................................    $      --      $    --        $702,575
Less: accumulated amortization...................           --           --        (126,854)
                                                     ---------      ---------      --------
                                                     $      --      $    --        $575,721
                                                     =========      =========      ========

6. ACCRUED EXPENSES

    Accrued expenses were comprised of the following:

                                                   DECEMBER 31,     MARCH 9,    SEPTEMBER 30,
                                                      1998            1999         1999
                                                      -------        -------       -------
Payroll..........................................     $ 3,324        $33,948       $13,589
Taxes............................................       4,772          5,626        10,207
Legal............................................          --             --        21,527
Other............................................       3,208          2,300         2,808
                                                      -------        -------       -------
                                                      $11,304        $41,874       $48,131
                                                      =======        =======       =======

7. INCOME TAXES

    There is no current income tax provision or benefit for the year ended December 31, 1998, the period from January 1, 1999 to March 9, 1999 or the period from March 10, 1999 to September 30, 1999 because the Company has generated net operating losses since inception.

                          HELL'S KITCHEN SYSTEMS, INC.

7. INCOME TAXES (CONTINUED)

    Significant components of the Company's deferred tax assets and liabilities at December 31, 1998, March 9, 1999 and September 30, 1999 consisted of the following:

                                                   DECEMBER 31,     MARCH 9,    SEPTEMBER 30,
                                                      1998            1999         1999
                                                      --------      --------       --------
Net operating loss carryforwards.................     $170,097      $198,361       $335,414
  Total deferred tax assets......................      170,097       198,361        335,414
Valuation allowance for deferred tax assets......     (170,097)     (198,361)      (335,414)
                                                      --------      --------       --------
  Net deferred tax assets........................     $     --      $     --       $     --
                                                      ========      ========       ========

    At December 31, 1998, March 9, 1999 and September 30, 1999, the Company provided a full valuation allowance against its net deferred tax assets since realization of these benefits could not be reasonably assured. The increase in the valuation allowance during 1998, the period from January 1, 1999 to March 9, 1999 and the period from March 10, 1999 to September 30, 1999 resulted from the net operating losses generated.

    As of December 31, 1998, March 9, 1999 and September 30, 1999, the Company had Federal and state net operating loss carryforwards of approximately $420,000, $489,000 and $826,000, respectively. The net operating loss carryforwards expire in various amounts starting in 2009 and 2001 for Federal and state tax purposes, respectively. The utilization of the Federal net operating loss carryforward may be subject to limitation under the rules regarding a change in stock ownership as determined by the Internal Revenue Code. If the Company's utilization of its net operating loss carryforwards is limited, and the Company has taxable income which exceeds the permissible yearly net operating loss carryforward, the Company would incur a Federal income tax liability even though its net operating loss carryforwards exceed its taxable income.

    Taxes computed at the statutory Federal income tax rate of 34% are reconciled to the provision for income taxes as follows:

                                                           PERIOD FROM         PERIOD FROM
                                          YEAR ENDED       JANUARY 1, 1999    MARCH 10, 1999
                                          DECEMBER 31,     TO MARCH 9,        TO SEPTEMBER 30,
                                             1998              1999               1999
                                            ---------          --------           ---------
Effective rate..........................            0%                0%                  0%
United States Federal tax at statutory
  rate..................................    $(100,184)         $(23,674)          $(155,926)
State taxes (net of Federal benefit)....      (19,310)           (4,590)            (22,262)
Change in valuation allowance...........      118,884            28,264             137,053
Non-deductible items....................          610                --              41,135
                                            ---------          --------           ---------
Provision for income taxes..............    $      --          $     --           $      --
                                            =========          ========           =========

8. STOCKHOLDER RECEIVABLES

    Stockholder receivables consist of amounts due from stockholders for the purchase of 2,834 shares of common stock in August and September 1999. The total receivable of $2,757 was repaid in December 1999.

                          HELL'S KITCHEN SYSTEMS, INC.

9. CAPITAL STOCK

    The Company has authorized 2,000,000 shares of common stock with no par value per share. Holders of these shares have one vote per share.

    Prior to the merger of HKS into Heureka Management Corporation ("Heureka") on March 10, 1999 (the "Effective Date"), no shares of HKS were legally issued. The cash and other contributions to HKS were instead accounted for as capital stock with no related share amounts. In conjunction with the merger, individuals that had contributed capital to HKS were granted a total of 690,950 shares with a fair value of $1 per share in the surviving corporation, Heureka. Heureka changed its name to Hell's Kitchen Systems, Inc., a Pennsylvania Corporation, in conjunction with the transaction.

    The transaction was accounted for as a purchase. At the Effective Date, each share of common stock in HKS (690,950 shares) and each share of common stock in Heureka (407,803 shares) converted into one share of the surviving corporation (a total of 1,098,753 shares). The total purchase price paid by Heureka was $746,762, including assumption of liabilities of HKS at the date of the acquisition. In connection with the merger, approximately $43,000 in tangible assets were acquired and $703,000 of goodwill was created, which will be amortized over a period of 3 years.

    During the period from March 10, 1999 to September 30, 1999, the Company sold 243,345 shares common stock to a number of investors at prices ranging from $1.00 to $1.50 per share.

10. STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

    During the period from March 10, 1999 to September 30, 1999 the Company granted stock options for the purchase of a total of 74,500 shares to employees at an exercise price of $1.00 and options for the purchase of a total of 5,500 shares to employees at an exercise price of $1.50. No options were granted prior to March 10, 1999.

    All options granted during the period from March 10, 1999 to September 30, 1999 were granted with an exercise price equal to or greater than the fair value of the underlying common stock on the grant date, as determined by the board of directors. All options granted were immediately vested. The fair value of each option is estimated on the grant date using the minimum value method with the following assumptions during the period ended September 30, 1999: risk free interest of 5.63%, expected life of 2 years, dividend yield of 0%, and a volatility factor 0%. The weighted average fair value of options granted during the period from March 10, 1999 to September 30, 1999 was $0.11.

    The following table summarizes information about the Company's stock options outstanding at September 30, 1999:

                OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
  ------------------------------------------------   ------------------------
                            WEIGHTED
                            AVERAGE
         NUMBER           CONTRACTUAL    EXERCISE       NUMBER      EXERCISE
       OUTSTANDING            LIFE         PRICE     EXERCISABLE      PRICE
  ---------------------   ------------   ---------   ------------   ---------
         74,500                5           $1.00        74,500        $1.00
          5,500                5           $1.50         5,500        $1.50

                          HELL'S KITCHEN SYSTEMS, INC.

10. STOCK OPTIONS AND WARRANTS (CONTINUED)

    The Company applies APB No. 25 and related interpretations in accounting for the options. Had compensation costs for the options been determined based on the fair value at the grant dates for awards consistent with the methods of SFAS
No. 123, the Company's net loss would be $467,193 for the period from March 10, 1999 to September 30, 1999. The Company did not grant any stock options or warrants during the year ended December 31, 1998 or the period from January 1, 1999 to March 9, 1999 and, therefore, no pro forma disclosure for these years is provided.

11. COMMITMENTS AND CONTINGENCIES

    As of September 30, 1999, the Company has leased office space and certain equipment under various noncancelable operating and capital leases. Future minimum payments required under the operating and capital leases at September 30, 1999 are as follows:

                                                              OPERATING    CAPITAL
                                                                LEASES      LEASES
                                                              ----------   --------
Remaining 1999..............................................   $ 6,425      $  591
2000........................................................    28,838       2,362
2001........................................................     2,438       2,362
2002........................................................       813       2,362
2003........................................................        --       2,075
                                                               -------      ------
Total minimum lease payments................................   $38,514       9,752
                                                               =======
Less amount representing interest (at rates ranging from 14%
  to 17.25%)................................................                 2,607
                                                                            ------
Present value of net minimum lease payments.................                 7,145
Less current portion........................................                 1,267
                                                                            ------
Long-term portion...........................................                $5,878
                                                                            ======

    Rent expense under operating leases during the year ended December 31, 1998, the period from January 1, 1999 to March 9, 1999 and the period from March 10, 1999 to September 30, 1999 was $18,000, $5,000 and $13,000, respectively.

    The gross amount of equipment and related accumulated depreciation recorded under capital leases and included in property and equipment was as follows:

                                                   DECEMBER 31,     MARCH 9,    SEPTEMBER 30,
                                                      1998           1999          1999
                                                       ------        ------         ------
Equipment........................................      $4,492        $6,303         $7,891
Less accumulated depreciation....................          --           (75)        (1,857)
                                                       ------        ------         ------
                                                       $4,492        $6,228         $6,034
                                                       ======        ======         ======

12. SUBSEQUENT EVENT (UNAUDITED)

    In January 2000, HKS was acquired by Red Hat, Inc. ("Red Hat"). The Company exchanged all their outstanding stock and stock options for up to 796,670 shares of Red Hat's common stock. This acquisition was accounted for using the purchase method of accounting in accordance with APB No. 16 as a portion of the shares to be issued to the HKS shareholders (318,668 shares) is

                          HELL'S KITCHEN SYSTEMS, INC.

12. SUBSEQUENT EVENT (UNAUDITED) (CONTINUED)

contingent upon continued employment with Red Hat by certain employees of HKS for a period of up to three years after the date of the acquisition and upon the HKS business achieving certain performance targets.

                        DESCRIPTION OF INSIDE BACK COVER

    This inside back cover contains the following:

    A picture of the Red Hat "Shadow Man" logo. This picture is surrounded by an all white background.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                                          Page
                                        --------
Prospectus Summary....................       3

Risk Factors..........................       7

Special Note Regarding Forward-
  Looking Statements..................      20

Use of Proceeds.......................      21

Price Range of our Common Stock.......      21

Dividend Policy.......................      21

Capitalization........................      22

Selected Financial Data...............      23

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................      29

Business..............................      55

Management............................      74

Transactions with Affiliates..........      83

Principal and Selling Stockholders....      84

Description of Capital Stock..........      86

Legal Matters.........................      88

Experts...............................      88

Where You Can Find More Information...      89

Underwriting..........................      90

Index to Financial Statements.........     F-1

                                4,000,000 Shares

                                    Red Hat

                                  Common Stock

                              --------------------

                                     [LOGO]

                              --------------------

                              GOLDMAN, SACHS & CO.
                                   CHASE H&Q
                           THOMAS WEISEL PARTNERS LLC
                               J.P. MORGAN & CO.
                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses payable in connection with the sale of the common stock in this offering are as follows:

SEC registration fee.................                  151,004
NASD filing fee......................                   57,700
Nasdaq National Market listing fee...                   17,500
Printing and engraving expenses......                  125,000
Legal fees and expenses..............                  500,000
Accounting fees and expenses.........                  375,000
Transfer agent and registrar fees and
  expenses...........................                   10,000
Miscellaneous........................                  263,796
                                                     ---------

Total................................                1,500,000

    The registrant will bear all of the expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law, the registrant's charter and by-laws provide for indemnification of the registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the registrant's corporate charter filed as
Exhibit 3.1 hereto and the registrants by-laws filed as Exhibit 3.2 hereto.

    The underwriting agreements executed in connection with this offering and with our initial public offering each provide that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 to our Registration Statement on Form S-1 (File No. 333-80051) and to the form of underwriting agreement filed as
Exhibit 1.1 hereto.

    The registrant currently has in place and maintains a directors' and officers' insurance policy.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    In the three years preceding the filing of this registration statement, the registrant has sold the following securities that were not registered under the Securities Act:

    On August 15, 1997, the registrant sold an aggregate of 6,801,400 shares of its Series A convertible preferred stock to one investor at a price of $.294057 per share.

    On September 29, 1998, the registrant sold an aggregate of 8,116,550 shares of its Series B convertible preferred stock to five investors at a price of $.857 per share.

    During the period between February 25, 1999 and April 1, 1999, the registrant sold an aggregate of 2,054,776 shares of its Series C convertible preferred stock to ten investors at a price of $3.141 per share.

    On October 10, 1995, the registrant issued warrants to certain employees exercisable for an aggregate of 4,814,900 shares of common stock with an exercise price per share of $.0001.

    From September 4, 1998 through August 11, 1999, the registrant granted options to purchase an aggregate of 11,656,176 shares of common stock under the 1998 Stock Option Plan, as amended, exercisable at a weighted average price of $1.542 per share.

    From August 11, 1999 through December 31, 1999, the registrant granted options to purchase an aggregate of 837,800 shares of common stock under the 1999 Stock Option and Incentive Plan, exercisable at a weighted average price of $41.72 per share.

    On January 6, 2000, in connection with the acquisition of Hell's Kitchen Systems, Inc., the registrant issued shares of its common stock to 30 shareholders of HKS. The registrant issued 478,004 shares to such shareholders upon the closing of the acquisition and 318,666 shares may be issued at certain dates over a period of three years based upon continued employment with the registrant and designated performance targets.

    On January 7, 2000, in connection with the acquisition of Cygnus, the registrant issued an aggregate of 10,867,966 shares of common stock. These shares do not include 2,412,737 shares of common stock outstanding under the Cygnus 1995 Stock Plan, the Cygnus 1997 Stock Plan and the Cygnus 1998 Executive Stock Plan, which options have been assumed by Red Hat. The offering and sale of the shares in the transaction were made in reliance upon the exemption provided by Section 3(a)(10) of the Securities Act for transactions not involving a public offering.

    No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering and/or Rule 701 under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS:

       EXHIBIT
         NO.                                   EXHIBIT INDEX
---------------------                          -------------
          1.1           Form of Underwriting Agreement

          2.1           Agreement and Plan of Reorganization by and among the
                        registrant, Cygnus Solutions, Inc., Miami Acquisition Corp.
                        and Michael Tiemann, as Securityholder Agent, dated as of
                        November 5, 1999 (incorporated by reference from Exhibit 2.1 to the registrant's Quarterly Report on Form 10-Q for the
                        fiscal quarter ended November 1999)

          2.2           Agreement and Plan of Merger by and among the registrant,
                        HKS Acquisition Corp., Hell's Kitchen Systems, Inc. and
                        certain shareholders of Hell's Kitchen Systems, Inc., dated as of January 4, 2000

          3.1           Third Amended and Restated Certificate of Incorporation, as
                        amended, of the registrant

          3.2           Amended and Restated By-laws, as amended, of the registrant

          4.1           Specimen certificate representing the common stock
                        (incorporated by reference from Exhibit 4.1 to the registrant's Registration Statement on Form S- 1 (File no.
                        333-80051))

          5.1           Opinion of Testa, Hurwitz & Thibeault, LLP

         10.1           Red Hat, Inc. 1998 Stock Option Plan, as amended
                        (incorporated by reference from Exhibit 10.1 to the registrant's Registration Statement on Form S- 1 (File no.
                        333-80051))

         10.2           Red Hat, Inc. 1999 Stock Option and Incentive Plan
                        (incorporated by reference from Exhibit 10.2 to the registrant's Registration Statement on Form S- 1 (File no.
                        333-80051))

         10.3           Red Hat, Inc. 1999 Employee Stock Purchase Plan
                        (incorporated by reference from Exhibit 10.3 to the registrant's Registration Statement on Form S- 1 (File no.
                        333-80051))

         10.4           Cygnus Solutions 1995 Stock Plan

         10.5           Cygnus Solutions 1997 Stock Plan

         10.6           Cygnus Solutions 1998 Executive Stock Plan

         10.7           Amended and Restated Warrant Agreement by and among the
                        registrant, Robert F. Young, Nancy R. Young, Marc Ewing and
                        Erik Troan, dated as of October 21, 1999

         10.8           Amended and Restated Warrant Agreement, by and among the
                        registrant, Robert F. Young, Nancy R. Young, Marc Ewing and
                        Donald Barnes, dated as of October 21, 1999

         10.9           Amended and Restated Warrant Agreement by and among the
                        registrant, Robert F. Young, Nancy R. Young, Marc Ewing and
                        Lisa Sullivan, dated as of October 21, 1999

        10.10           First Amended and Restated Investor Rights Agreement by and
                        among the registrant and the Investors and Founders listed therein, dated as of February 25, 1999, as amended
                        (incorporated by reference from Exhibit 10.7 to the
                        registrant's Registration Statement on Form S-1 (File no.
                        333-80051))

        10.11           Registration Rights Agreement by and among the registrant
                        and the sellers listed therein, dated as of January 6, 2000

       EXHIBIT
         NO.                                   EXHIBIT INDEX
---------------------                          -------------
        10.12           Asset Purchase Agreement by and among the registrant and
                        Open Source, Inc., dated as of December 14, 1999

        10.13           Escrow Agreement by and among the registrant, Miami
                        Acquisition Corp., Cygnus Solutions, Inc., Michael Tiemann,
                        as Securityholder Agent, and First Union National Bank, as
                        Escrow Agent, dated as of January 7, 2000 (incorporated by reference from Exhibit 10.1 to the registrant's Quarterly
                        Report on Form 10-Q for the fiscal quarter ended
                        November 30, 1999)

        10.14           Office Lease by and between the registrant and CMD
                        Properties, Inc., dated November 13, 1998 (incorporated by reference from Exhibit 10.8 to the registrant's Registration
                        Statement on Form S-1 (File no. 333-80051))

        10.15           Non-Qualified Stock Option Agreement by and between the
                        registrant and Matthew Szulik (incorporated by reference
                        from Exhibit 10.9 to the registrant's Registration Statement on Form S-1 (File no. 333-80051))

        10.16 Incentive Stock Option Agreement by and between the registrant and Matthew Szulik (incorporated by reference from Exhibit 10.10 to the registrant's Registration
                        Statement on Form S-1 (File no. 333-80051))

        10.17 Non-Qualified Stock Option Agreement by and between the registrant and Timothy Buckley (incorporated by reference from Exhibit 10.11 to the registrant's Registration
                        Statement on Form S-1 (File no. 333-80051))

        10.18 Incentive Stock Option Agreement by and between the registrant and Timothy Buckley (incorporated by reference from Exhibit 10.12 to the registrant's Registration
                        Statement on Form S-1 (File no. 333-80051))

        10.19 Non-Qualified Stock Option Agreement by and between the registrant and Tom Butta

        10.20           GNU General Public License (incorporated by reference from
                        Exhibit 10.13 to the registrant's Registration Statement on
                        Form S-1 (File no. 333-80051))

        10.21* Distribution Agreement by and between the registrant and Ingram Micro Inc. dated as of October 15, 1998, as amended
                        (incorporated by reference from Exhibit 10.14 to the registrant's Registration Statement on Form S-1 (File no.
                        333-80051))

        10.22*          Red Hat Product Distribution Agreement by and between the
                        registrant and Frank Kasper Associates, Inc., dated as of
                        April 30, 1999 (incorporated by reference from Exhibit 10.15 to the registrant's Registration Statement on Form S-1 (File
                        no. 333-80051))

        10.23*          Software Distribution Agreement between Tech Data Product
                        Management, Inc. and the registrant, dated as of April 29, 1999 (incorporated by reference from Exhibit 10.16 to the registrant's Registration Statement on Form S-1 (File no.
                        333-80051))

        10.24* Independent Contractor Agreement by and between the registrant and Ingo Molnar, dated as of August 18, 1998
                        (incorporated by reference from Exhibit 10.18 to the registrant's Registration Statement on Form S-1 (File no.
                        333-80051))

         21.1           Subsidiaries of the registrant

         23.1           Consent of Testa, Hurwitz & Thibeault, LLP (included in
                        Exhibit 5.1)

         23.2           Consent of PricewaterhouseCoopers LLP

         24.1           Power of Attorney (see page II-6)

       EXHIBIT
         NO.                                   EXHIBIT INDEX
---------------------                          -------------
         27.1           Financial Data Schedule

------------------------

* Confidential materials omitted and filed separately with the Securities and Exchange Commission

(B) FINANCIAL STATEMENTS SCHEDULES:

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, the required information is disclosed in the notes to the financial statements or the schedules are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The registrant hereby undertakes that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Durham, North Carolina on January 14, 2000.

                                                       RED HAT, INC.

                                                       BY:              /S/ MATTHEW SZULIK
                                                            -----------------------------------------
                                                                          Matthew Szulik
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                        POWER OF ATTORNEY AND SIGNATURES

    The undersigned officers and directors of Red Hat, Inc. hereby constitute and appoint Robert F. Young and Matthew Szulik, and each of them singly, will full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable Red Hat, Inc. to comply with the Securities Act, and any rules, regulation and requirements of the Securities and Exchange Commission, in connection with this registration statement, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                  TITLE                          DATE
               ---------                                  -----                          ----
         /s/ MATTHEW J. SZULIK           Chief Executive Officer, President and
    -------------------------------        Director (principal executive officer)  January 14, 2000
           Matthew J. Szulik

          /s/ MANOJ K. GEORGE            Chief Financial Officer
    -------------------------------        (principal financial and accounting     January 14, 2000
            Manoj K. George                officer)

          /s/ ROBERT F. YOUNG            Director
    -------------------------------                                                January 14, 2000
            Robert F. Young

            /s/ MARC EWING               Director
    -------------------------------                                                January 14, 2000
              Marc Ewing

         /s/ WILLIAM S. KAISER           Director
    -------------------------------                                                January 14, 2000
           William S. Kaiser

           /s/ KEVIN HARVEY              Director
    -------------------------------                                                January 14, 2000
             Kevin Harvey

             /s/ ERIC HAHN               Director
    -------------------------------                                                January 14, 2000
               Eric Hahn

       EXHIBIT
         NO.                                   EXHIBIT INDEX
---------------------                          -------------
          1.1           Form of Underwriting Agreement

          2.1           Agreement and Plan of Reorganization by and among the
                        registrant, Cygnus Solutions, Inc., Miami Acquisition Corp.
                        and Michael Tiemann, as Securityholder Agent, dated as of
                        November 5, 1999 (incorporated by reference from Exhibit 2.1 to the registrant's Quarterly Report on Form 10-Q for the
                        fiscal quarter ended November 1999)

          2.2           Agreement and Plan of Merger by and among the registrant,
                        HKS Acquisition Corp., Hell's Kitchen Systems, Inc. and
                        certain shareholders of Hell's Kitchen Systems, Inc., dated as of January 4, 2000

          3.1           Third Amended and Restated Certificate of Incorporation, as
                        amended, of the registrant

          3.2           Amended and Restated By-laws, as amended, of the registrant

          4.1           Specimen certificate representing the common stock
                        (incorporated by reference from Exhibit 4.1 to the registrant's Registration Statement on Form S-1 (File no.
                        333-80051))

          5.1           Opinion of Testa, Hurwitz & Thibeault, LLP

         10.1           Red Hat, Inc. 1998 Stock Option Plan, as amended
                        (incorporated by reference from Exhibit 10.1 to the registrant's Registration Statement on Form S-1 (File no.
                        333-80051))

         10.2           Red Hat, Inc. 1999 Stock Option and Incentive Plan
                        (incorporated by reference from Exhibit 10.2 to the registrant's Registration Statement on Form S-1 (File no.
                        333-80051))

         10.3           Red Hat, Inc. 1999 Employee Stock Purchase Plan
                        (incorporated by reference from Exhibit 10.3 to the registrant's Registration Statement on Form S-1 (File no.
                        333-80051))

         10.4           Cygnus Solutions 1995 Stock Plan

         10.5           Cygnus Solutions 1997 Stock Plan

         10.6           Cygnus Solutions 1998 Executive Stock Plan

         10.7           Amended and Restated Warrant Agreement by and among the
                        registrant, Robert F. Young, Nancy R. Young, Marc Ewing and
                        Erik Troan, dated as of October 21, 1999

         10.8           Amended and Restated Warrant Agreement, by and among the
                        registrant, Robert F. Young, Nancy R. Young, Marc Ewing and
                        Donald Barnes, dated as of October 21, 1999

         10.9           Amended and Restated Warrant Agreement by and among the
                        registrant, Robert F. Young, Nancy R. Young, Marc Ewing and
                        Lisa Sullivan, dated as of October 21, 1999

        10.10           First Amended and Restated Investor Rights Agreement by and
                        among the registrant and the Investors and Founders listed therein, dated as of February 25, 1999, as amended
                        (incorporated by reference from Exhibit 10.7 to the
                        registrant's Registration Statement on Form S-1 (File no.
                        333-80051))

        10.11           Registration Rights Agreement by and among the registrant
                        and the sellers listed therein, dated as of January 6, 2000

        10.12 Asset Purchase Agreement by and among the registrant and Open Source, Inc., dated as of December 14, 1999

       EXHIBIT
         NO.                                   EXHIBIT INDEX
---------------------                          -------------
        10.13           Escrow Agreement by and among the registrant, Miami
                        Acquisition Corp., Cygnus Solutions, Inc., Michael Tiemann,
                        as Securityholder Agent, and First Union National Bank, as
                        Escrow Agent, dated as of January 7, 2000 (incorporated by reference from Exhibit 10.1 to the registrant's Quarterly
                        Report on Form 10-Q for the fiscal quarter ended
                        November 30, 1999)

        10.14           Office Lease by and between the registrant and CMD
                        Properties, Inc., dated November 13, 1998 (incorporated by reference from Exhibit 10.8 to the registrant's Registration
                        Statement on Form S-1 (File no. 333-80051))

        10.15           Non-Qualified Stock Option Agreement by and between the
                        registrant and Matthew Szulik (incorporated by reference
                        from Exhibit 10.9 to the registrant's Registration Statement on Form S-1 (File no. 333-80051))

        10.16 Incentive Stock Option Agreement by and between the registrant and Matthew Szulik (incorporated by reference from Exhibit 10.10 to the registrant's Registration
                        Statement on Form S-1 (File no. 333-80051))

        10.17 Non-Qualified Stock Option Agreement by and between the registrant and Timothy Buckley (incorporated by reference from Exhibit 10.11 to the registrant's Registration
                        Statement on Form S-1 (File no. 333-80051))

        10.18 Incentive Stock Option Agreement by and between the registrant and Timothy Buckley (incorporated by reference from Exhibit 10.12 to the registrant's Registration
                        Statement on Form S-1 (File no. 333-80051))

        10.19 Non-Qualified Stock Option Agreement by and between the registrant and Tom Butta

        10.20           GNU General Public License (incorporated by reference from
                        Exhibit 10.13 to the registrant's Registration Statement on
                        Form S-1 (File no. 333-80051))

        10.21* Distribution Agreement by and between the registrant and Ingram Micro Inc. dated as of October 15, 1998, as amended
                        (incorporated by reference from Exhibit 10.14 to the registrant's Registration Statement on Form S-1 (File no.
                        333-80051))

        10.22*          Red Hat Product Distribution Agreement by and between the
                        registrant and Frank Kasper Associates, Inc., dated as of
                        April 30, 1999 (incorporated by reference from Exhibit 10.15 to the registrant's Registration Statement on Form S-1 (File
                        no. 333-80051))

        10.23*          Software Distribution Agreement between Tech Data Product
                        Management, Inc. and the registrant, dated as of April 29, 1999 (incorporated by reference from Exhibit 10.16 to the registrant's Registration Statement on Form S-1 (File no.
                        333-80051))

        10.24* Independent Contractor Agreement by and between the registrant and Ingo Molnar, dated as of August 18, 1998
                        (incorporated by reference from Exhibit 10.18 to the registrant's Registration Statement on Form S-1 (File no.
                        333-80051))

         21.1           Subsidiaries of the registrant

         23.1           Consent of Testa, Hurwitz & Thibeault, LLP (included in
                        Exhibit 5.1)

         23.2           Consent of PricewaterhouseCoopers LLP

         24.1           Power of Attorney (see page II-6)

         27.1           Financial Data Schedule

------------------------

* Confidential materials omitted and filed separately with the Securities and Exchange Commission